Exhibit 99.C

Budget Review

2016

National Treasury

Republic of South Africa

24 February 2016

ISBN:	978-0-621-44245-8
RP:	16/2016

The Budget Review is compiled using the latest available information from departmental and other sources. Some of this information is unaudited or subject to revision.

To obtain additional copies of this document, please contact:

Communications Directorate

National Treasury

Private Bag X115

Pretoria

0001

South Africa

Tel: +27 12 315 5944

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The document is also available on the internet at: www.treasury.gov.za.

2016BUDGET HIGHLIGHTS

ECONOMIC OUTLOOK

GDP growth is projected at 0.9 per cent in 2016, and will gradually improve to 1.7 per cent in 2017 and 2.4 per cent in 2018, supported by improved global conditions and rising consumer and business confidence.

Greater availability and reliability of electricity in the outer years should also support stronger growth.

Consumer price inflation averaged 4.6 percent in 2015 and is expected to reach 6.8 per cent in 2016 before declining to 6.3 per cent in 2017.

The current account deficit remains stable over the next few years, projected at 4 per cent in 2016 and 3.9 percent in 2018.

Government will continue to prioritise raising investment through regulatory reforms and partnerships with independent power producers.

Public-sector infrastructure bottlenecks will be addressed through reform and capacity building. Capital expenditure by the public sector is projected at R865.4 billion over the next three years.

BUDGET FRAMEWORK

The budget deficit will fall from 3.2 per cent in 2016/17 to 2.8 percent in 2017/18 and 2.4 per cent the following year.

Debt stock as percentage of GDP will stabilise at 46.2 per cent in 2017/18.

Government will lower the expenditure ceiling by R10 billion in 2017/18 and R15 billion in 2018/19 by reducing public-sector compensation budgets.

An additional R18.1 billion of tax revenue will be raised in 2016/17, with an additional R15 billion in each of the subsequent two years.

Government has responded to new spending needs without compromising expenditure limits. An amount of R31.8 billion has been reprioritised over the MTEF period to support higher education, the New Development Bank and other priorities.

SPENDING PROGRAMMES

Over the next three years, government will spend:

R457.5 billion on social grants.

R93.1 billion on transfers to universities, while the National Student Financial Aid Scheme receives R41.2 billion.

R707.4 billion on basic education, including R45.9 billion for subsidies to schools, R38.3 billion for infrastructure, and R14.9 billion for learner and teacher support materials.

R108.3 billion for public housing.

R102 billion on water resources and bulk infrastructure.

R171.3 billion on transfers of the local government equitable share to support the expansion of access of poor households to free basic services.

R30.3 billion to strengthen and improve the national non-toll road network.

R13.5 billion to Metrorail and Shosholoza Meyl to subsidise passenger trips and long-distance passengers.

R10.2 billion for manufacturing development incentives.

R4.5 billion for NHI pilot districts.

TAX PROPOSALS

An amount of R9.5 billion will be raised through increases in excise duties, the general fuel levy and environmental taxes.

Limited fiscal drag relief of R5.5 billion will be implemented for individuals, focusing on lower- and middle-income earners.

Adjustments to capital gains tax and transfer duty raise R2 billion.

Government proposes to introduce a sugar tax on 1 April 2017 to help reduce excessive sugar intake.

A tyre levy will be implemented, effective 1 October 2016.

2016BUDGET

KEY BUDGET STATISTICS

A full set of 2016 Budget data can be found in the statistical tables at the back of the Budget Review. The data on this page may differ from the statistical annex due to classification, definition and rounding.

BUDGET REVENUE, 2015/16

R billion

Tax revenue 1 069.7

of which:

Personal income tax 392.0

Corporate income tax 189.0

Value-added tax 278.1

Taxes on international trade and transactions 46.5

Non-tax revenue 55.8

less: SACU payments -51.0

Main budget revenue 1 074.5

Provinces, social security funds and public entities 148.5

Consolidated budget revenue 1 223.1

As percentage of GDP

Tax revenue 26.3%

Main budget revenue 27.7%

MACROECONOMIC PERFORMANCE AND PROJECTIONS

Percentage change 2012 2013 2014 2015 2016 2017 2018

Actual Estimate Forecast

Household consumption 3.4 2.9 1.4 1.4 0.7 1.6 2.2

Gross fixed capital formation 3.6 7.6 -0.4 1.1 0.3 1.4 2.7

Exports 0.1 4.6 2.6 9.5 3.0 4.6 5.2

Imports 6.0 1.8 -0.5 5.3 3.7 4.5 4.9

Real GDP growth 2.2 2.2 1.5 1.3 0.9 1.7 2.4

CPI inflation 5.7 5.8 6.1 4.6 6.8 6.3 5.9

Current account balance (% of GDP) -5.0 -5.8 -5.4 -4.1 -4.0 -3.9 -3.9

CONSOLIDATED FISCAL FRAMEWORK

R billion/percentage of GDP 2012/13 2013/14 2014/15 2015/16 2016/17 2017/18 2018/19

Outcome Estimate Medium-term estimates

Revenue 907.6 1 008.1 1 100.0 1 223.1 1 324.3 1 436.7 1 571.6

27.3% 27.9% 28.6% 30.0% 30.2% 30.2% 30.4%

Expenditure 1 043.4 1 144.1 1 237.7 1 380.9 1 463.3 1 572.1 1 695.2

31.4% 31.7% 32.2% 33.9% 33.3% 33.1% 32.8%

Budget balance -135.9 -136.0 -137.8 -157.9 -139.0 -135.3 -123.6

-4.1% -3.8% -3.6% -3.9% -3.2% -2.8% -2.4%

DIVISION OF NATIONALLY RAISED REVENUE

R billion 2012/13 2013/14 2014/15 2015/16 2016/17 2017/18 2018/19

Outcome Estimate Medium-term estimates

Division of available funds

National 420.2 453.4 490.0 546.8 559.8 594.1 637.8

Provinces 380.9 410.6 439.5 471.8 499.8 542.3 582.9

Local government 76.2 82.6 87.7 99.7 104.9 113.3 125.8

Non-interest allocations 877.4 946.6 1 017.2 1 118.2 1 164.6 1 249.8 1 346.5

Percentage shares

National 47.9% 47.9% 48.2% 48.9% 48.1% 47.5% 47.4%

Provinces 43.4% 43.4% 43.2% 42.2% 42.9% 43.4% 43.3%

Local government 8.7% 8.7% 8.6% 8.9% 9.0% 9.1% 9.3%

CONSOLIDATED SPENDING BY FUNCTIONAL AND ECONOMIC CLASSIFICATION, 2016/17

R billion Compensation of employees Goods and services Capital spending and transfers Current transfers and subsidies Interest payments Total

Basic education 168.0 19.4 13.9 17.4 218.8

Post-school education and training 9.1 2.0 3.5 54.2 68.7

Health 108.0 46.5 9.2 4.7 168.4

Social protection 11.6 7.1 1.0 147.8 167.5

Employment, labour affairs and social security funds 5.5 9.6 1.1 56.9 73.1

Industrial development and trade 8.2 5.4 8.6 9.7 31.8

Science, technology, innovation and the environment 6.6 5.2 2.1 6.0 19.9

Economic infrastructure and network regulation 14.8 28.1 35.3 1.9 6.4 87.1

Defence and state security 28.1 12.5 0.8 10.9 52.3

Law courts and prisons 28.3 10.7 2.4 0.3 41.7

Police services 66.1 17.0 3.4 1.0 87.5

Human settlements and municipal infrastructure 15.5 10.2 76.9 79.8 182.6

Agriculture, rural development and land reform 11.4 6.2 5.4 3.3 26.4

Arts, sports, recreation and culture 3.4 2.9 1.3 2.3 10.0

General public services 32.1 22.0 4.2 11.0 0.1 73.7

Debt-service costs 147.7 147.7

Contingency reserve 6.0

Total 516.8 204.7 169.0 407.2 154.3 1 463.3

Note: Payments for financial assets are not shown in the table, but are included in the row totals

BUDGET 2016/17

CONSOLIDATED GOVERNMENT EXPENDITURE

R1.46 TRILLION

ECONOMIC AFFAIRS & AGRICULTURE R238.4bn

Economic infrastructure and network regulation R87.1bn

Employment, labour affairs and social security funds R73.1bn

Industrial development and trade R31.8bn

Agriculture, rural development and land reform R26.4bn

Science, technology, innovation and the environment R19.9bn

DEFENCE & PUBLIC SAFETY R181.5bn

Police services R87.5bn

Defence and state security R52.3bn

Law courts and prisons R41.7bn

GENERAL ADMIN R73.7bn

General public administration and fiscal affairs R41.6bn

Executive and legislative organs R13.4bn

External affairs and foreign aid R11.3bn

Home affairs R7.4bn

DEBT-SERVICE COSTS R147.7bn

SOCIAL SERVICES R816 BILLION

EDUCATION R297.5bn

Basic education R205.8bn

University subsidies R28.0bn

National Student Financial Aid Scheme R14.3bn

Skills development levy institutions R15.9bn

Education administration R14.6bn

Technical and vocational education and training R6.9bn

HEALTH R168.4bn

District health services R75.0bn

Central hospital services R32.4bn

Provincial hospital services R29.4bn

Other health services R23.3bn

Facilities management and maintenance R8.3bn

LOCAL DEVELOPMENT & INFRA-

STRUCTURE R182.6bn

Municipal equitable share and infrastructure grant R67.5bn

Human settlements, water and electrification programmes R52.1bn

Public transport R40.7bn

Other human settlements and municipal infrastructure R22.3bn

SOCIAL PROTECTION R167.5bn

Old-age grant R58.9bn

Child-support grant R52.0bn

Disability grant R20.4bn

Provincial social development R17.7bn

Policy oversight and grant administration R9.3bn

Other grants R9.2bn

v

Foreword

The 2016 Budget has been prepared in a very tough economic environment. The global outlook for economic growth is subdued, weighed down by a prolonged slump in commodity prices and slower growth in China. There is a pronounced slowdown in developing countries, with some in deep recession. South Africa’s low savings rate makes the country vulnerable to external shocks, as do domestic structural weaknesses.

Domestic growth forecasts over the medium term – government’s three-year budgeting window – have been revised down. A tax revenue shortfall of R4 billion is expected for 2015/16 compared with the most recent forecast in October 2015. In an environment of rising inflation, higher debt and debt-service costs, and increasing public-sector wages, slow revenue growth threatens to widen the budget deficit, diminishing government’s capacity to meet the targets of the National Development Plan.

Government is under no illusions about the challenges we face. There is no easy road ahead. Accordingly, the 2016 Budget sets out a more rapid fiscal consolidation to return the public finances to a sustainable path. At the same time, we are supporting the structural reforms and economic transformation needed to achieve and sustain far higher levels of growth in the economy.

Our country’s strengths will stand us in good stead over the next several years. South Africa has deep and liquid capital markets. Macroeconomic policy is prudent and transparent. The institutional environment established under the Constitution – from the courts to the Auditor General – ensures that both public and private institutions are subject to scrutiny and accountability. Our proximity to growing African markets continues to provide opportunities to expand investment and exports.

The Budget proposes to add R48 billion to tax revenue by providing limited relief for fiscal drag and increasing the fuel levy, excise taxes and the effective capital gains tax rate, as well as additional revenue measures to be outlined in future budgets. The expenditure ceiling has been reduced by R25 billion over the medium term by targeting compensation budgets of national and provincial government. To respond to new spending needs in higher education, drought relief and its multilateral development commitments, government has reprioritised R31.8 billion. Spending on core social and economic programmes has been protected, and measures to improve spending efficiency instituted.

These proposals will close the budget deficit more rapidly than announced in the 2015 Medium Term Budget Policy Statement, stabilising debt at 46.2 per cent of GDP in 2017/18. Government is committed to meeting these targets and will take additional steps to do so as required.

Crucially, government recognises that it cannot address South Africa’s economic and development challenges alone. Over the period ahead, we intend to markedly increase active collaboration with business, labour and civil society to bolster the resilience of the economy. Government will partner with the private sector to co-invest in infrastructure and skills development. Investments in additional power-generating capacity and independent power producers will increase electricity supply and improve reliability. Over the next three years, public-sector infrastructure investment will total R865.4 billion.

I would like to thank Cabinet, Parliament’s finance portfolio committee, the Ministers’ Committee on the Budget and former Minister of Finance Nene for their leadership. I am also grateful to Minister Gordhan – whose return to the finance portfolio gave the country a welcome shot in the arm – and to Deputy Minister Jonas. I extend thanks to my colleagues throughout government for their diligence, thoughtfulness and collaboration in tackling tough issues in a challenging budgeting environment. Finally, I acknowledge my hard-working colleagues in the National Treasury, who remain steadfast in their commitment to the constitutional obligations of this department.

Lungisa Fuzile

Director-General: National Treasury

Contents

Chapter 1	A resilient South Africa making hard choices in difficult times	1
	Overview	1
	A protracted global slowdown	2
	Fiscal consolidation and inclusive growth	4
	Overview of the 2016 Budget	8
	Conclusion	12

Chapter 2	Economic overview	13
	Overview	13
	Global economic outlook	14
	The South African economy	15
	Charting a path to higher growth	23
	Summary	28

Chapter 3	Fiscal policy	29
	Overview	29
	Securing fiscal sustainability	30
	Risks to the fiscal outlook	33
	Fiscal framework	33
	Elements of the consolidated budget	34
	Debt outlook	37

Chapter 4	Revenue trends and tax proposals	39
	Overview	39
	Medium-term tax policy considerations	40
	Revenue collection and outlook	43
	Tax proposals	46
	Reducing red tape for small business	53
	Summary	53

Chapter 5	Consolidated spending plans	55
	Overview	55
	Revisions to spending plans	56
	Consolidated government expenditure	59
	Medium-term spending and the NDP	61

Chapter 6	Division of revenue and spending by provinces and municipalities	75
	Overview	75
	Division of revenue	76
	Provincial revenue and spending	77
	Municipal revenue and spending	80
	Summary	84

Chapter 7	Government debt and contingent liabilities	85
	Overview	85
	Medium-term borrowing strategy	88
	Debt and other government obligations	92
	Summary	95

Chapter 8	Financial position of public-sector institutions	97
	Overview	97
	Financial overview	99
	Social security funds	107
	Government Employees Pension Fund	109
	Summary	109

Annexure A	Report of the Minister of Finance to Parliament	113

Annexure B	Public-sector infrastructure update	127

Annexure C	Additional tax policy and administrative adjustments	139

Annexure D	Financial sector regulation and reform	169

Annexure E	Summary of Budget	175

Glossary		179

Statistical tables		197

Two annexures are available on the National Treasury website (www.treasury.gov.za):

W1	Explanatory memorandum to the division of revenue

W2	Structure of the government accounts

x

Tables

1.1	Macroeconomic outlook – summary	8
1.2	Consolidated government fiscal framework	9
1.3	Summary of tax proposals	10
1.4	Consolidated government expenditure by function	10
1.5	Division of revenue	11
1.6	Projected state debt and debt-service costs	12

2.1	Annual percentage change in GDP and consumer price inflation in selected regions/countries	14
2.2	Macroeconomic performance and Projections	17
2.3	Components of the financial account	22
2.4	Sector multipliers	24

3.1	Macroeconomic performance and projections	30
3.2	Consolidated fiscal framework	31
3.3	Consolidation measures	31
3.4	Expenditure ceiling	32
3.5	Consolidated operating and capital accounts	34
3.6	Main budget framework	35
3.7	Revisions to main budget revenue and expenditure estimates	36
3.8	National government debt-service costs	37
3.9	Consolidated budget balance	37
3.10	Public-sector borrowing requirement	38

4.1	Tax burden and tax rate in selected countries	41
4.2	Tax revenue performance	43
4.3	Budget estimates and revenue outcomes	44
4.4	Budget revenue	45
4.5	Impact of tax proposals on 2016/17 revenue	46
4.6	Personal income tax rate and bracket adjustments	47
4.7	Estimates of individual tax payers and taxable income	47
4.8	Transfer duty rate adjustments	50
4.9	Total combined fuel taxes on petrol and diesel	51
4.10	Changes in specific excise duties	53

5.1	Additional spending to be funded in the 2016 MTEF	57
5.2	Baseline reductions by sphere of government	58
5.3	Consolidated government expenditure by economic classification	61
5.4	Consolidated government expenditure by function	62
5.5	Health expenditure	63
5.6	Social protection expenditure	64
5.7	Social grants values	65
5.8	Post-school education and training expenditure	66
5.9	Basic education expenditure	67
5.10	Economic affairs expenditure	69
5.11	Human settlements and municipal infrastructure	70
5.12	Agriculture, rural development and land reform	71
5.13	Defence, public order and safety expenditure	72
5.14	General public services expenditure	73

6.1	Division of nationally raised revenue	76
6.2	Provincial equitable share	78
6.3	Conditional grants to provinces	79
6.4	Transfers to local government	84

7.1	Ownership of domestic government bonds	86
7.2	Performance against strategic portfolio risk benchmark	87
7.3	Financing of national government borrowing requirement	88
7.4	Domestic short-term borrowing	89
7.5	Domestic long-term borrowing	90
7.6	Interest rates, RSA retail savings bonds	91
7.7	Change in cash balances	91
7.8	Total national government debt	92
7.9	Composition of domestic debt by instrument	93
7.10	Government guarantee exposure	94

8.1	Combined financial position of selected categories of public institutions	99
8.2	Combined balance sheets of state-owned companies	100
8.3	Borrowing requirement of selected state-owned companies	101
8.4	Balance sheet position of selected development finance institutions	104
8.5	Borrowing requirement of selected development finance institutions	105
8.6	Combined balance sheet of social security funds	107
8.7	Government Employees Pension Fund actuarial valuation	109

Figures

1.1	Prices of South Africa’s major commodity exports	2
1.2	South African and global economic growth	3
1.3	Yield on South African government 10-year bond	4

2.1	Contributions to economic growth	16
2.2	Investment, business confidence and profits	18
2.3	Emerging market currency performance	20
2.4	Key price movements	20
2.5	Trade and current account balances	21

3.1	National government net debt outlook	38

4.1	Average effective rates of personal income tax	41

5.1	Nominal growth rate in spending by function over MTEF	60

6.1	Budgeted sources of municipal revenue	81

7.1	Fixed-rate government bond yield curve movement	86
7.2	Domestic government bond maturities	90

1

A resilient South Africa making hard choices in difficult times

South Africa faces exceptionally difficult global and domestic economic conditions over the next several years. All the choices before us are disagreeable, some more than others. Drawing on the country’s resilience, it is necessary to make tough decisions.

The 2016 Budget proposals will return the public finances to a sustainable path. The Budget sets out tax increases and spending reductions to narrow the fiscal deficit and stabilise growth of public debt, while protecting core social and economic programmes.

Yet fiscal measures are not enough. To expand the social wage in a sustainable manner, create jobs and reduce poverty, South Africa needs much faster rates of inclusive economic growth. In today’s conditions, doing so requires a sense of common purpose.

The 2016 Budget emphasises both public- and private-sector contributions to development. Over the period ahead, government is stepping up its partnerships with business, labour and civil society to realise the vision of the National Development Plan, and to carry out the reforms needed to transform the economy.

¢ Overview

Since the tabling of the October 2015 Medium Term Budget Policy Statement (MTBPS), the global economic crisis has deepened, exposing the depth of South Africa’s external vulnerabilities and the internal constraints that limit its potential for growth.

Deteriorating global conditions expose South Africa’s internal constraints and external vulnerabilities

Taking cognisance of deteriorating global conditions and a weaker domestic economic outlook, government proposes to revise the medium- term expenditure framework (MTEF). The 2016 Budget proposals will speed up the pace of fiscal consolidation, narrowing the budget deficit more quickly than proposed in October 2015. At the same time, government, working more closely with the private sector, trade unions and civil society, is taking determined steps to restore confidence in the economy, and address structural constraints to economic growth.

The measures proposed in this Budget will require South Africans to share the burden of a necessary adjustment. By acting now to protect the health of the public finances, the country can sustain the progress it has made in social development. By working together to enact economic reforms and co-invest in the future, we can set the stage for faster, inclusive, job-creating growth as conditions improve.

By protecting the public finances, South Africa can sustain its progress in social development

2016 BUDGET REVIEW

¢ A protracted global slowdown

World economic growth at its lowest level since 2009

The world economy appears to be mired in a protracted period of slower growth owing to structural, rather than cyclical factors. Economic growth is at its lowest since 2009. Trade has slowed and financial market turbulence has intensified. A muted economic revival is apparent in developed economies, particularly the United States, but the recovery is precarious. High levels of debt and years of unprecedented monetary easing have narrowed the space for policy action to cushion economic fluctuations. Slowing productivity growth, rising inequality and ageing populations raise considerable longer-term challenges.

The US recovery has prompted a rise in that country’s interest rates and a strengthening of the dollar. The corollary has been strong capital outflows from developing countries and exchange rate depreciation. The uncertain pace of China’s economic reforms, and their impact on global trade and investment, continue to roil global markets. Major developing countries such as Russia and Brazil are in deep recession. A sustained oil-price shock is having serious repercussions for oil exporters such as Angola and Nigeria.

Commodity price weakness likely to continue

World commodity prices, which peaked in 2011, have since declined, largely in response to slowing gross domestic product (GDP) growth in China. Given high levels of excess capacity, it is unlikely that commodity price weakness will soon be reversed.

Durability of improved economic performance in African economies will be tested over period ahead

On the African continent, the combination of falling commodity prices, declining revenues and rising borrowing costs will create fiscal stress and test the durability of improved economic performance achieved in recent years. Some governments may be forced to turn to the International Monetary Fund (IMF) or other multilateral institutions for loans, and to adopt the conditions imposed by such agreements.

CHAPTER 1: A RESILIENT SOUTH AFRICA MAKING HARD CHOICES IN DIFFICULT TIMES

Domestic outlook weakens

South Africa’s GDP growth has now fallen behind the rate of population increase, resulting in declining per capita incomes. In other words, the average South African is becoming poorer. Lower rates of economic growth reduce government revenue, undermining the state’s ability to sustain spending on core social and economic programmes. While global factors play a strong role, domestic growth has continued to diverge from the world average. As Figure 1.2 shows, South Africa’s slowdown is expected to continue in 2016, even as growth picks up elsewhere.

Domestic growth has continued to diverge from the world average

Global conditions have exposed South Africa’s own economic weaknesses, with projected GDP growth revised down to 0.9 per cent for 2016. Low commodity prices, heightened financial market volatility, and diminished consumer and business confidence weigh on the outlook.

Economic growth outlook revised down to 0.9 per cent for 2016

The most severe drought in 20 years has resulted in declining agricultural output and food price inflation, raising the prospect of increased hunger and poverty across Southern Africa. Constrained electricity supply continues to limit growth and deter fixed investment.

Over the past year the rand has depreciated by 30 per cent against the US dollar. Some agile industries have taken advantage of the weaker currency to boost exports, and depreciation has cushioned the blow of lower commodity prices. But the current account deficit has remained stubbornly wide even as growth has slowed, reflecting continued reliance on foreign savings to finance domestic investment. If inflation accelerates, the competitive advantage of currency weakness will be quickly eroded.

Current account deficit remained wide, despite rand weakness

Risks on the rise

In recent months, perceptions of risk associated with lending or investing in South Africa have increased. Deterioration in the credit-rating outlook towards the end of 2015 was followed by changes in the finance portfolio, catching investors off guard and raising concerns about fiscal probity. The

Government bond yields now trending on a higher plateau

2016 BUDGET REVIEW

yield on 10-year government bonds – an indicator of the cost of government borrowing – surged by nearly two percentage points. While declining soon after the mid-December spike, the borrowing rate is trending on a higher plateau, as shown in Figure 1.3. Debt-service costs have increased by R15.3 billion over the next two years.

Business confidence is now at its lowest point since the 2009 recession, reflected in slowing private investment. Consumer confidence is also at historically low levels and demand for durable goods is subdued.

Government acting to restore confidence in fiscal sustainability

South Africa’s GDP growth rate is expected to recover gradually over the medium term as electricity availability improves and confidence returns. But without action to restore confidence in fiscal sustainability, the recovery risks being cut short as deteriorating conditions create a vicious cycle of lower growth, declining incomes, rising inflation, capital outflows, further currency depreciation, rising interest rates, and falling investment and consumption. This is the predicament that Brazil finds itself in today, after years of social and economic progress.

The 2016 Budget proposals are designed to avoid such an outcome. Some of these measures will entail short-term economic discomfort, but the alternatives are far worse. By stabilising the fiscal position and restoring the momentum of growth, South Africa can continue to build on the social progress it has achieved since 1994.

¢ Fiscal consolidation and inclusive growth

Budget sets course of more rapid fiscal consolidation

In response to the deteriorating economic outlook and heightened risk of external shocks, the 2016 Budget sets a course of more rapid fiscal consolidation, narrowing the budget deficit more quickly than projected and stabilising the growth of public debt. These steps will restore the public finances to a sustainable path. South Africans will need to share in the burden of these adjustments. The bulk of tax increases will fall on better-off South Africans. Limits to government compensation budgets will require greater efficiency from public servants. Pro-poor spending and public investments in infrastructure will be maintained.

CHAPTER 1: A RESILIENT SOUTH AFRICA MAKING HARD CHOICES IN DIFFICULT TIMES

At the same time, government recognises the limits of tax and spending adjustments. To meet its ambitious national development targets, South Africa needs a far higher rate of inclusive, job-creating economic growth. Rising confidence and investment by the private sector, which is the engine of economic growth, is needed to turn around the country’s economic fortunes. With this objective in mind, government has stepped up its active engagement with business, labour and civil society. Over the next three years, such collaboration will increase markedly.

Government collaboration with business, labour and civil society will increase markedly over period ahead

Taking decisive fiscal action

This year public debt will rise beyond R2 trillion. Debt-service costs are the fastest-growing item of expenditure and consume 12c of every rand of state revenue. To sustain the social wage and avoid sharp reversals in public spending, government proposes to adjust tax policy to boost revenue, moderate spending and reprioritise budgets. Government is committed to meeting its medium-term fiscal targets and will take additional steps to do so as conditions warrant.

Tax and spending adjustments

A series of proposals will accelerate fiscal consolidation:	Tax proposals accelerate fiscal consolidation

•        Tax policy proposals add R18.1 billion to revenue in 2016/17. Measures to raise an additional R15 billion are planned in each of the two subsequent years. The details of these proposals will be set out in future budgets following consultation and review.

• The expenditure ceiling has been reduced by R10 billion in 2017/18 and R15 billion in 2018/19. The bulk of these reductions will be applied to compensation budgets.

•        Effective 1 April 2016, appointments for non-critical vacant posts will be blocked on government’s payroll system, pending the submission of revised human resource plans. In many cases, these departmental plans will reduce personnel headcounts in administrative and managerial posts, eliminate unnecessary positions and establish a sustainable level of authorised, funded posts. Positions for teachers, nurses, doctors, police officers and other critical posts will be excluded from the lock, which is aimed at administrative and managerial personnel.

•        Building on the President’s State of the Nation Address, national departments’ budgets for non-essential goods and services have been cut by R5 billion over the medium term. Stronger cost-containment instructions will be issued shortly.

These measures are complemented by the modernisation of government tender systems led by the Office of the Chief Procurement Officer. This process is intended to reduce both costs and opportunities for corruption. From 1 April 2016, all companies that wish to do business with government must be registered on the central supplier database. It will be compulsory to procure routine goods and services through the centrally negotiated contracts in place.

Modernising tender process will reduce costs and opportunities for corruption

2016 BUDGET REVIEW

Reprioritisation and protecting the social wage

R31.8 billion reprioritised over next three years to new spending requirements

The 2016 Budget responds to new spending requirements within a reduced expenditure ceiling. An amount of R31.8 billion has been reprioritised over the next three years. This includes allocations of R16.3 billion for short-term funding challenges in higher education. A presidential commission has been appointed to consider options for funding higher education. Funds are also reprioritised for South Africa’s subscription to the New Development Bank.

Government is also allocating funds to drought relief. Over the medium term, R1.1 billion has been reprioritised to interventions such as drilling boreholes, distributing animal feed, moving cattle herds and transporting potable water to hard-hit areas. Resources will be made available to support additional interventions as these are identified. Changes to the provincial and municipal disaster relief grants will also be proposed. Over the longer term, South Africans need to consider how the economy and households can adapt to the challenges of a water-stressed country.

The budget will contribute R880 billion to the social wage in 2016/17. The resources allocated for health, education, social protection, community infrastructure and housing subsidies for poor South Africans account for 60 per cent of spending and, on average, these budgets grow 1 per cent faster than inflation over the next three years.

Social grants are protected from inflation	Within its limited resource envelope, government has allocated new resources to several core programmes over the medium term:

• R11.5 billion to provide for inflation-linked adjustments to social grant values, and growth in the number of beneficiaries

• R984 million to expand coverage of HIV/AIDS treatment and prevention, with R740 million for the treatment of tuberculosis

• R813 million for a new early childhood development conditional grant

• R475 million for the Department of Small Business Development to support small business enterprises and cooperatives.

Faster economic growth needed to support new policy initiatives

Public spending is financed from resources drawn from the economy. Economic growth increases tax revenue, enabling government to fund a growing range of public services. Conversely, high rates of taxation can retard economic growth, especially if they are poorly designed or impose excessive costs on economic activity.

Over the last decade, expenditure on the social wage has doubled in real terms. Government is also committed to implementing the National Development Plan, which envisages a number of interventions in the years ahead, including national health insurance, an expanded system of higher and vocational education, stronger investment in early childhood development and comprehensive social security.

Given fiscal constraints, government will phase in these commitments. But weak economic growth limits the pace at which new policy initiatives can be realised. Ultimately, improvements in the quality of life for all South Africans, and increased commitment of public resources to fund social and economic priorities, depend on sustained improvements in per capita income.

Transformation and growth

Raising long-term growth depends on carrying out the reforms envisioned in National Development Plan

Economic growth is forecast to improve gradually, but government is committed to raising growth rates over the medium and long term. Success will depend on increased collaboration with business, labour and civil society to realise the goals of the National Development Plan. Key areas of intervention include:

•        Maintaining public infrastructure investment. Over the next three years, government and state-owned companies have committed R865.4 billion for investments in housing, roads, rail, public transport, water, electricity and community infrastructure.

CHAPTER 1: A RESILIENT SOUTH AFRICA MAKING HARD CHOICES IN DIFFICULT TIMES

• Partnerships to expand co-investment in economic infrastructure, social facilities, innovation and skills development.

• Increasing electricity supply and improving reliability by mobilising private-sector co-investment in technologies that promise rapid results.

• Promoting a stable and cooperative labour relations environment.

• Encouraging development of energy-efficient, job-creating industries – such as tourism, agriculture and agro-processing – that can benefit from the weaker rand to boost exports.

• Lowering the cost of doing business, removing regulatory constraints – such as easing onerous visa restrictions – and acting swiftly to remove policy uncertainty.

•        Stimulating economic activity. Public institutions with strong balance sheets, including development finance institutions and social security funds, will make greater use of their resources to back economic stimulus and job creation.

•        Encouraging the growth of small business. The National Treasury and the Department of Small Business Development are working with the private sector to explore establishing a small business innovation fund.

•        Transforming the urban landscape. Government has stepped up its support for partnerships between metropolitan municipalities and private investors to develop mixed-use, mixed-income precincts near transport networks and jobs.

Over time, these reforms will place the economy on a higher growth trajectory. Transforming the economy also requires the active participation of state-owned companies, which need to be financially sound, well-managed and properly governed. Faster economic growth over the medium term will also require a shift from monopoly control towards well-regulated, competitive markets in which public companies play a strategic role. Government is implementing the recommendations of the Presidential Review Committee on State-owned Entities, which proposes to rationalise the number of entities, and mobilise equity and technical expertise from the private sector to strengthen financial and managerial capacity.

Reforms to place economy on a higher growth trajectory

Strengths to build on

Since the inception of the global financial crisis in 2008, the South African economy has continued to demonstrate resilience despite unfavourable conditions. Macroeconomic policy is effective and robust, maintaining a prudent approach to managing national resources. Deep and liquid financial markets finance the current account. Most state debt is denominated in rands and the exchange rate is highly flexible.

Economy has continued to demonstrate resilience despite unfavourable conditions

Realising the vision of the Constitution depends on the active participation of all South Africans, a capable state, and accountable democratic institutions. South Africa has an active citizenry: public engagement on

2016 BUDGET REVIEW

social and developmental challenges remains energetic and robust. The country’s institutional framework – the courts, the Auditor-General and the Reserve Bank to name a few – is effective and independent. A free press helps to hold private and public institutions accountable.

Collection and distribution of public resources is transparent

Public resources are raised and distributed in a transparent manner and governed by law. In general, the financial execution of the budget is excellent, with accounting officers continuing to adhere to limits of parliamentary appropriations. Where they arise, corruption and malpractice are exposed. Improved rates of detection and prosecution are needed to strengthen deterrence.

The 2016 Budget contributes to South Africa’s resilience by restoring the public finances to a sustainable path. Government, working in partnership with business, labour and civil society, will build on these strengths over the period ahead to revive the momentum of economic growth.

Energy programmes that deliver results

Government is stepping up initiatives that will alleviate the electricity supply constraint over the medium term.

•

Co-investment with the private sector has already added 2 045MW of renewable energy to the electricity grid, and contracts have been awarded for projects that will add another 6 377MW over the medium term.

•

Government is preparing a major expansion of the independent power producer (IPP) initiative to contribute base-load energy capacity. Later this year, the Minister of Energy will announce preferred bidders for 1 000MW of coal projects. Private investment of about R45 billion is anticipated and a second round of coal projects is expected to add 1 500MW to the grid.

•

A gas-to-power IPP programme is also under preparation, with a view to contributing 3 126MW of electricity generation through investment in liquefied natural gas facilities and power plants in the ports of Richards Bay, Coega and Saldanha Bay. This initiative will draw on investment by state-owned companies and the private sector. It will also create opportunities for upstream investment.

Over the longer term, government has identified the need to expand production of nuclear power within South Africa’s overall energy mix. Nuclear power involves substantial upfront costs, and government will only expand such capacity at a scale and pace that is affordable, after a thorough and transparent tender process.

¢ Overview of the 2016 Budget

Economic outlook

GDP growth projected at 0.9 per cent for 2016	The National Treasury projects GDP growth of 0.9 per cent in 2016, improving gradually to 1.7 per cent in 2017 and 2.4 per cent in 2018.

Table 1.1 Macroeconomic outlook – summary

	2015	2016	2017	2018
Real percentage growth	Estimate	Forecast
Household consumption	1.4	0.7	1.6	2.2
Gross fixed-capital formation	1.1	0.3	1.4	2.7
Exports	9.5	3.0	4.6	5.2
Imports	5.3	3.7	4.5	4.9
Real GDP growth	1.3	0.9	1.7	2.4
Consumer price inflation (CPI)	4.6	6.8	6.3	5.9
Current account balance (% of GDP)	-4.1	-4.0	-3.9	-3.9

Across all tables in the Budget Review, the use of “0” refers to a value of small magnitude that is rounded up or down to zero. If a value is exactly zero, it will be denoted by “–”. If data is not available it is denoted by “N/A”

Source: National Treasury

CHAPTER 1: A RESILIENT SOUTH AFRICA MAKING HARD CHOICES IN DIFFICULT TIMES

Factors weighing on economic growth include low commodity prices, heightened financial market volatility, and diminished consumer and business confidence. Exchange rate depreciation is contributing to a higher inflation outlook during 2016. These factors are expected to ease over the medium term. An upturn in global trade and investment, improved policy certainty, recovering consumer and business confidence, and greater availability and reliability of electricity in the outer years should support stronger growth.

Low commodity prices and market volatility among factors weighing down growth

Fiscal policy

The 2016 Budget proposals respond actively to the changed circumstances since the tabling of the 2015 MTBPS. The budget deficit will narrow from 3.2 per cent in 2016/17 to 2.8 per cent in 2017/18 and 2.4 per cent the following year. In 2016/17, for the first time since the 2009 recession, government will achieve a consolidated primary surplus: revenue will exceed non-interest spending. Relative to projections contained in the 2015 MTBPS, these steps will lead to additional fiscal consolidation of R18.1 billion in 2016/17, R25 billion in 2017/18 and R30 billion in 2018/19.

2016 Budget reduces fiscal deficit to 2.4 per cent over the medium term

The main risks to the fiscal outlook are weaker-than-expected GDP growth, increases in inflation-linked expenditure and the weak balance sheets of several state-owned entities. Government is actively managing these risks.

Table 1.2 Consolidated government fiscal framework

	2015/16	2016/17	2017/18	2018/19
R billion/percentage of GDP	Revised estimate	Medium-term estimates
Revenue	1 223.1	1 324.3	1 436.7	1 571.6
	30.0%	30.2%	30.2%	30.4%
Expenditure	1 380.9	1 463.3	1 572.1	1 695.2
	33.9%	33.3%	33.1%	32.8%
Budget balance	-157.9	-139.0	-135.3	-123.6
	-3.9%	-3.2%	-2.8%	-2.4%

Source: National Treasury

Revenue trends and tax proposals

To ensure that the fiscal framework is sustainable over the MTEF period, the 2016 Budget proposals will increase the tax-to-GDP ratio from 26.3 per cent in 2015/16 to 27.8 per cent in 2018/19.	Revenue proposals increase tax-to-GDP ratio to 27.8 per cent in 2018/19

The tax proposals for 2016 are expected to add R18.1 billion to revenue during 2016/17. The main proposals include:

• Limited fiscal drag relief for individuals, focusing on lower- and middle-income earners, of R5.5 billion

• Increasing the general fuel levy by 30c/litre

• Increasing excise duties on alcoholic beverages and tobacco products

• Increases in transfer duty on property sales above R10 million

• Increases in the effective capital gains tax rates for individuals (from 13.7 percent to 16.4 percent) and for companies (from 18.6 per cent to 22.4 per cent)

• Strengthening environmental taxes, and implementing a tax on sugar-sweetened beverages in 2017.

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Table 1.3 Summary of tax proposals

R million	2016/17 Budget estimate
Budget revenue (before tax proposals)		1 319 349
Personal income tax	-5 650
Adjustment in personal income tax structure	-5 500
Adjustment to medical tax credits	-1 100
Capital gains tax	950
Business income tax	1 000
Capital gains tax	1 000
Taxes on property	100
Transfer duty rate increase	100
Indirect taxes	9 084
Increase in general fuel levy	6 800
Increase in excise duties on tobacco products	767
Increase in alcoholic beverages	1 517
Other	456
Tax revenue (after tax proposals)		1 174 788
Budget revenue (after tax proposals)		1 324 339

Source: National Treasury

Medium-term expenditure plans

Government spending seeks to achieve the objectives contained in the National Development Plan (NDP) as expressed through the medium-term strategic framework over the period 2014 – 2019.

Consolidated government expenditure to grow by 7.1 per cent over next three years

Consolidated government expenditure is expected to grow by 7.1 per cent over the medium term, reaching R1.69 trillion in 2018/19. Average growth in spending on education, health and social protection expenditure continues to outpace inflation by 1.4 percent.

Table 1.4 Consolidated government expenditure by function

R billion	2015/16 Revised estimate	2016/17 Budget estimate	Average growth 2015/16– 2018/19
Basic education	213.7	228.8	7.4%
Health	159.4	168.4	7.6%
Defence, public order and safety	171.5	181.5	5.9%
Post-school education and training	64.2	68.7	7.9%
Economic affairs	187.8	212.0	7.2%
Human settlements and municipal infrastructure	178.2	182.6	6.7%
Agriculture, rural development and land reform	25.2	26.4	4.9%
General public services	97.5	73.7	-5.4%
Social protection	154.4	167.5	8.1%

Allocated expenditure	1 251.8	1 309.6	6.3%
Debt-service costs	129.1	147.7	11.4%
Contingency reserve	—	6.0

Consolidated expenditure[1]	1 380.9	1 463.3	7.1%

1.       Consisting of national, provincial, social security funds and selected public entities Refer to Annexure W2 on the National Treasury website for a detailed list of entities included

Source: National Treasury

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Robust spending growth supports the expansion of public employment programmes, road maintenance, and investment in water and broadband infrastructure. The fastest-growing category of spending is debt-service costs.

Government has lowered the spending ceiling in the two outer years of the MTEF by R10 billion and R15 billion respectively. These reductions have been effected in compensation budgets across national and provincial government in a manner designed to minimise the impact on frontline service delivery personnel.

Spending ceiling lowered by R10 billion in 2017/18 and R15 billion in 2018/19

Division of revenue

Of the nationally raised funds available after providing for debt-service costs and the contingency reserve, 47.7 per cent is allocated to national government, 43.2 per cent to provincial government and 9.1 per cent to local government over the next three years.

Table 1.5 Division of revenue

R billion	2015/16	2016/17	2017/18	2018/19
National allocations	546.8	559.8	594.1	637.8
Provincial allocations	471.8	499.8	542.3	582.9
Equitable share	386.5	410.7	441.8	474.9
Conditional grants	85.3	89.1	100.5	108.1
Local government allocations	99.7	104.9	113.3	125.8

Total allocations	1 118.2	1 164.6	1 249.8	1 346.5

Percentage shares
National	48.9%	48.1%	47.5%	47.4%
Provincial	42.2%	42.9%	43.4%	43.3%
Local government	8.9%	9.0%	9.1%	9.3%

Source: National Treasury

All provincial budgets will continue to grow in nominal terms over the MTEF period and most will grow in real terms. The slightly slower rate of growth in provincial transfers can be largely offset by improving efficiency, and reducing spending on non-core goods and services.

All provincial budgets grow in nominal terms, most in real terms over period ahead

Local government also faces tough fiscal choices in the period ahead as growth in transfers slows and the cost of providing services increases. Municipalities can offset these trends by improving their own revenue collection, increasing efficiency and obtaining greater value for money.

Government debt and contingent liabilities

Government’s medium-term borrowing strategy reflects a prudent approach to managing debt in an environment of greater uncertainty. The strategy maintains a broad range of funding options in the domestic and global markets. It includes measures to manage refinancing risk by adjusting the composition and maturity of the debt portfolio.

Government borrowing strategy remains prudent in face of uncertainty

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Table 1.6 Projected state debt and debt-service costs

R billion/percentage of GDP	2015/16	2016/17	2017/18	2018/19
Net loan debt	1 804.4	2 003.4	2 194.8	2 382.4
	44.3%	45.7%	46.2%	46.2%
Debt-service costs	129.1	147.7	161.9	178.6
	3.2%	3.4%	3.4%	3.5%

Source: National Treasury

Borrowing requirement in 2015/16 is marginally lower than projected

In 2015/16 the net borrowing requirement – the amount needed to finance the budget deficit – will total R172.8 billion, marginally lower than projected in the 2015 Budget. The borrowing requirement for 2016/17 is expected to amount to R156.3 billion, declining to R151.3 billion in 2018/19. Net debt stabilises at 46.2 per cent of GDP in 2017/18

Financial position of public-sector institutions

At a consolidated level, the financial position of public-sector institutions has strengthened. Improving net asset positions reflect capital investments by state-owned companies.

The financial risks posed by several state-owned companies remain significant. Any additional commitment of public resources to support these entities will depend on improved financial management business performance, and reforms to resolve ongoing problems with governance – including, where appropriate, through private-sector participation.

¢ Conclusion

Proposals reduce budget deficit and stabilise debt while protecting social wage and capital investment

Deteriorating global economic conditions and structural weaknesses in the local economy pose significant risks over the period ahead. The 2016 Budget responds to these challenges, advancing tough but necessary proposals to reduce the budget deficit, stabilise public debt, and protect the social wage and infrastructure investment. These proposals will put the country on a path to higher, job-rich growth in the long term.

2

Economic overview

In brief

•	The global economic growth outlook has weakened in recent months, led by a sharp slowdown in developing countries.

•

The outlook for the South African economy has also deteriorated as a result of lower commodity prices, higher borrowing costs and diminished confidence. Currency weakness is putting upward pressure on inflation and the agriculture sector is suffering the effects of a severe drought. GDP growth is expected to improve gradually over the medium term, reaching 2.4 per cent in 2018.

•

Despite these challenges, South Africa has many strengths on which to build. A strong institutional framework promotes accountability and transparency. Prudent fiscal and monetary policies anchor a sustainable approach to the public finances and keep inflation in check. The private sector is innovative and the sophisticated services sector supports growth.

•

Government recognises the need to boost confidence and strengthen investment, including by promoting co-investment in capital projects, and improving policy certainty and the ease of doing business. Over the period ahead, government will strengthen its partnerships with the private sector, labour and civil society, to speed up the economic transformation envisioned in the National Development Plan.

¢ Overview

The outlook for the world economy has deteriorated in recent months. The moderate recovery in advanced economies remains uneven, and developing economies have been experiencing broad downward revisions to growth. Expectations of higher US interest rates and concerns about the resilience of China and other large developing economies have led to greater volatility in global capital flows. Commodity prices remain low. In combination, these conditions are adversely affecting financial markets, reducing risk appetite and tolerance for further build-up of public and corporate debt, particularly in developing countries.

Downward revisions to economic growth in developing countries

South Africa’s GDP growth forecast for 2016 has been revised down to 0.9 per cent from an estimated 1.7 per cent at the time of the Medium Term Budget Policy Statement (MTBPS). The weaker outlook is the result of lower commodity prices, higher borrowing costs, diminished business and consumer confidence, and drought.

2016 BUDGET REVIEW

Although GDP growth is forecast to remain subdued in 2016 and 2017, improved global conditions and rising confidence are expected to result in a moderate improvement in economic growth by 2018.

Reforms under way to encourage private investment

Government is strengthening its collaboration with the private sector, labour and civil society, to speed up implementation of the structural reforms set out in the National Development Plan. Public-sector infrastructure spending over the medium term is expected to total R865.4 billion. Government intends to roll out major partnerships with independent power producers in gas and coal over the next several years, boosting investment and energy supply. Several regulatory reforms will encourage greater private investment and improve the ease of doing business.

Fiscal measures over medium term to narrow budget deficit

These and other measures are needed to enable the economy to grow more rapidly as economic conditions improve. Over the medium term, fiscal measures to narrow the budget deficit and stabilise the growth of public debt, complemented by the inflation-targeting framework, will contribute to renewed confidence and greater investment.

¢ Global economic outlook

Global economic growth projection lowered to 3.4 per cent

In January of this year the International Monetary Fund (IMF) lowered its 2016 projection for global economic growth from 3.6 per cent to 3.4 per cent, following growth of 3.1 per cent in 2015. Global trade forecasts have also been reduced. Risks remain that growth could be even lower. Developed economies, which are generally more insulated from the negative effects of commodity price shocks, continue to expand at a moderate pace, but progress is uneven.

Table 2.1 Annual percentage change in GDP and consumer price inflation in selected regions/countries, IMF forecasts, 2014 – 2017

Region/country	2014	2015	2016	2017	2014	2015	2016	2017
Percentage	GDP projections[1]				CPI projections[2]
World	3.4	3.1	3.4	3.6	3.5	3.3	3.4	3.6
Advanced economies	1.8	1.9	2.1	2.1	1.4	0.3	1.2	1.7
United States	2.4	2.5	2.6	2.6	1.6	0.1	1.1	1.8
Euro area	0.9	1.5	1.7	1.7	0.4	0.2	1.0	1.3
United Kingdom	2.9	2.2	2.2	2.2	1.5	0.1	1.5	2.0
Japan	0.0	0.6	1.0	0.3	2.7	0.7	0.4	1.6
Emerging markets and developing economies	4.6	4.0	4.3	4.7	5.1	5.6	5.1	4.9
Brazil	0.1	-3.8	-3.5	0.0	6.3	8.9	6.3	5.2
Russia	0.6	-3.7	-1.0	1.0	7.8	15.8	8.6	7.3
India	7.3	7.3	7.5	7.5	5.9	5.4	5.5	5.4
China	7.3	6.9	6.3	6.0	2.0	1.5	1.8	2.2
Sub-Saharan Africa	5.0	3.5	4.0	4.7	6.4	6.9	7.3	6.7
South Africa	1.5	1.3	0.7	1.8	6.1	4.8	5.9	5.6
South Africa (National Treasury forecast)	1.5	1.3	0.9	1.7	6.1	4.6	6.8	6.3

1.	IMF World Economic Outlook Update, January 2016
2.	IMF World Economic Outlook, October 2015

CHAPTER 2: ECONOMIC OVERVIEW

Economic forecasts for some of the largest developing economies have been revised down. China’s shift towards greater domestic consumption and less debt-fuelled investment has reduced headline growth in the world’s second-largest economy and, as a consequence, global growth and commodity prices. Brazil and Russia are forecast to remain in recession in 2016 as low commodity prices prompt painful economic adjustments. Oil prices have fallen by 50 per cent since December 2014 and are now at levels last seen in 2004. Gold and platinum have reversed the gains made since 2010; in US dollar terms, they are now 10 per cent and 30 per cent lower respectively than a year ago.

Oil prices now at levels last seen in 2004

The growing importance of developing markets for the global economy has widened their impact: the World Bank estimates that a one percentage point decline in growth in the BRICS countries (Brazil, Russia, India, China and South Africa) can reduce near-term global growth by up to 0.4 percentage points.

GDP growth in sub-Saharan Africa is expected to reach 4 per cent in 2016, up from 3.5 per cent in 2015. Although it remains one of the world’s fastest-growing regions, low commodity prices and higher borrowing costs have reduced growth expectations in recent months and created fiscal strains, notably in oil-exporting countries.

Although Africa remains one of world’s fastest-growing regions, growth has moderated

Slower growth and weaker risk appetite are resulting in currency depreciation and reduced capital inflows for many developing countries. According to the Institute of International Finance, emerging market capital outflows reached about $735 billion in 2015. Uncertainty over monetary policy in advanced economies – including the impact of negative real interest rates – will likely contribute to global volatility over the forecast period.

¢ The South African economy

South Africa’s GDP growth is expected to slow marginally from 1.5 per cent in 2014 to 1.3 per cent in 2015.

Sector performance

During 2015 the services sector remained resilient and the mining sector recovered from protracted strikes in 2014. Their performance, however, did not fully offset difficult conditions in agriculture, manufacturing and other secondary sectors.

The services sector – financial and business services, wholesale and retail trade, hotels and restaurants, transport, communications, and community and government services – grew by 1.7 per cent in the first three quarters of 2015, down from 2.2 per cent in 2014. Financial and business services grew by 2.9 per cent over the period on the strength of banking and securities activity. Financial and business services, combined with wholesale and retail trade, increased employment by 0.7 per cent following a 2 per cent increase in 2014. Growth in transport and communications slowed due to subdued domestic demand.

Financial and business services grew by 2.9 per cent between 2014 and 2015

2016 BUDGET REVIEW

Moderate household consumption growth, weaker disposable income growth and high indebtedness are expected to reduce growth in services in 2016, particularly in financial and business services, and transport and communications. Tourism, boosted by rand weakness and amended visa regulations, is expected to support growth.

Growth in steel and other basic metals fell sharply in 2015

Manufacturing stagnated in 2015, although performance was mixed across industries. Growth was concentrated in subsectors that increased exports, such as dairy, grains and beverages, electrical machinery and motor vehicles. Output in steel and other basic metals, however, which constitute 19.6 per cent of total manufacturing production, fell sharply, reducing total sector growth by 0.6 percentage points. Manufacturing employment declined by 0.7 per cent in the first three quarters of 2015 compared with the same period in 2014. Job losses were largest in basic metals, and wood and paper products; job creation was concentrated in food and beverages.

Weak demand and limited electricity availability are expected to weigh on manufacturing performance until 2017. Steel and basic metals are expected to face difficult trading conditions, including global oversupply, lowering aggregate manufacturing growth. Although aggregate export growth is expected to remain subdued, strong export performance by autos, food and beverages is expected to continue, supported by a weaker exchange rate and growth in developed economies and Africa.

Farmers taking advantage of rand weakness to expand into new markets

Real value added in the agriculture, forestry and fishing sector contracted by 5.7 per cent over the first three quarters of 2015 compared to the same period in 2014, as drought reduced wheat and maize production. Although maize harvests are expected to decline in 2016, several commodities have enjoyed strong export growth as farmers take advantage of rand weakness to expand into new markets. In 2015, export volumes of tree nuts and berry crops grew by 14.6 and 20.9 per cent respectively. Rand weakness also supported double-digit growth in the export values of deciduous and citrus fruits.

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Drought will contribute to a difficult operating environment for agriculture in 2016. While efforts to diversify markets are proving successful, employment prospects remain subdued.

Real value added in mining grew by 4.5 per cent during the first three quarters of 2015 compared to the same period in 2014. Output varied widely across subsectors. The recovery of platinum group metals from lengthy strikes in 2014 helped return the sector to positive growth. However, coal, gold and iron ore production declined in response to low commodity prices and rising local costs.

Platinum sector recovered in 2015

The weaker rand has provided a cushion for mining exporters, but low commodity prices and a high local cost base contributed to a 1.6 per cent decline in mining employment in 2015. Over the medium term, the sector is expected to face a period of consolidation.

1.6 per cent decline in mining employment in 2015

Economic growth outlook

South Africa’s GDP growth is forecast to decelerate from 1.3 per cent in 2015 to 0.9 per cent in 2016, improving gradually to 1.7 per cent in 2017 and 2.4 per cent in 2018. Table 2.2 sets out South Africa’s macroeconomic performance and projections by calendar year. Chapter 3 presents this data by fiscal year.

Table 2.2 Macroeconomic performance and projections, 2012 – 2018

Calendar year	2012	2013	2014	2015	2016	2017	2018
Percentage change	Actual			Estimate	Forecast
Final household consumption	3.4	2.9	1.4	1.4	0.7	1.6	2.2
Final government consumption	3.4	3.3	1.9	0.4	1.2	-0.2	0.2
Gross fixed capital formation	3.6	7.6	-0.4	1.1	0.3	1.4	2.7
Gross domestic expenditure	3.9	1.4	0.6	0.1	1.1	1.7	2.2
Exports	0.1	4.6	2.6	9.5	3.0	4.6	5.2
Imports	6.0	1.8	-0.5	5.3	3.7	4.5	4.9

Real GDP growth	2.2	2.2	1.5	1.3	0.9	1.7	2.4

GDP inflation	5.5	6.0	5.8	4.0	6.7	6.3	6.0
GDP at current prices (R billion)	3 262.5	3 534.3	3 796.5	3 998.9	4 305.9	4 657.5	5 052.8
CPI inflation	5.7	5.8	6.1	4.6	6.8	6.3	5.9
Current account balance (% of GDP)	-5.0	-5.8	-5.4	-4.1	-4.0	-3.9	-3.9

Source: Reserve Bank, National Treasury

The domestic economy faces a period of low commodity prices, heightened financial market volatility, and diminished consumer and business confidence. Although energy availability improved in 2015, the lack of new connections and uncertainty about future supply continues to hamper investment. While agile, competitive firms have taken advantage of currency depreciation to boost exports, the weaker rand has increased the cost of capital equipment and will have broader inflationary effects.

These factors are expected to ease over the medium term. An upturn in global trade and investment, improved policy certainty, recovering consumer and business confidence, and greater electricity availability in the outer years should support stronger growth.

Economic growth to rise over medium term as confidence improves

2016 BUDGET REVIEW

Assumptions used in the economic forecast

In line with government’s commitment to transparent budgeting, the National Treasury published key forecast assumptions in the 2015 MTBPS. These assumptions have been updated in light of sharp commodity price declines and are published below. Global growth assumptions are similar to the IMF forecasts in Table 2.1.

Assumptions underpinning the economic forecast
Calendar year	2014	2015	2016	2017	2018
Commodity prices	Outcomes		Projections
Brent crude (US$ per barrel)	100	54	41	48	48
Gold (US$ per ounce)	1 266	1 161	1 075	1 081	1 081
Platinum (US$ per ounce)	1 385	1 056	859	865	865
Iron ore (US$ per ton)	97	55	38	36	36
Coal (US$ per ton)	72	57	47	46	46

Source: Reserve Bank, IMF, Bloomberg, National Treasury

Investment

Gross fixed capital formation rose by 1.2 per cent in the first three quarters of 2015 compared with 0.3 per cent over the same period in 2014, as private-sector investment increased incrementally.

General government investment grew at an annual rate of 6.1 per cent in the first three quarters of 2015, as municipalities continued to invest in roads and other infrastructure. Annual growth in investment by public corporations moderated to 0.6 per cent over the same period, from 2.0 per cent in the first three quarters of 2014.

Annual growth in private investment was only 0.1 per cent for the first three quarters of 2015 due to weak demand and low levels of business confidence. Although credit to businesses grew at a robust 14 per cent in 2015, this was partly a function of operational and cash-flow requirements. Consumer price sensitivity has reduced businesses’ ability to pass on cost increases. Annual growth in gross operating surplus excluding community and social services slowed to 1.1 per cent in the first three quarters of 2015, from an average of 7.3 per cent between 2010 and 2014.

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Investment growth of 0.3 per cent is expected in 2016. Exchange rate depreciation and higher risk premiums have increased the cost of borrowing and imported capital equipment, reducing public and private investment growth more than anticipated at the time of the 2015 MTBPS.

Investment growth of 0.3 per cent expected in 2016

In the short term, general government will be the main driver of investment. Many businesses are likely to delay capital expansion until conditions improve. A moderate increase in global demand and easing domestic constraints should gradually support a rise in investment growth to 2.7 per cent by 2018. If current collaborative efforts by government and business successfully boost confidence, a stronger investment recovery can be expected.

Employment

Job creation remains one of the most pressing concerns for the economy. Headline employment grew by 3.7 per cent in the first three quarters of 2015. According to Statistics South Africa, 19 000 jobs were created in the formal sector and 273 000 in the informal sector in the first three quarters of 2015. The unemployment rate stood at 25.5 per cent in the third quarter of 2015, with the number of South Africans categorised as long-term unemployed 5.7 per cent higher than in 2014.

Unemployment rate of 25.5 per cent in the third quarter of 2015

Interpreting labour statistics

In 2015, Statistics South Africa revised its employment survey samples.

The Quarterly Labour Force Survey (QLFS), used to determine aggregate levels of employment, now reflects 2011 Census results, improving coverage of mining and metro areas. The historical series has not been revised, so recent changes in employment numbers should be treated with caution. For example, the survey shows sharp increases in the number of informal and agricultural workers in 2015.

The Quarterly Employment Survey, used to determine sector trends, now includes an additional 0.5 million workers. Historic values were revised to 2013.

Growth in private-sector employment was concentrated in faster-growing sectors, such as financial and business services. In those industries creating jobs, the pace of remuneration growth outstripped that of employment growth. Given the large number of jobless South Africans and the increasing skills intensity of production, policy interventions to support sectors that can create jobs for low-skilled workers are critical, as are efforts to raise the quality of public education.

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Consumption

Household consumption expenditure increased by 1.6 per cent in the first three quarters of the year, up from 1.4 per cent in the corresponding period of 2014, supported by lower oil prices.

Household consumption growth expected to moderate to 0.7 per cent in 2016

Over the same period, spending on services, food and clothing grew at a robust pace, but growth in demand for durables has fallen to just 2.2 per cent from 5.3 per cent in 2014, as households cut back on purchases of vehicles, appliances, and computers and related equipment. Higher inflation and weaker employment growth compared to the 2015 MTBPS are expected to reduce household consumption growth to 0.7 per cent in 2016. A gradual improvement alongside employment and income growth is projected in the two outer years of the forecast.

Lower real government spending due to fiscal consolidation and inflation

Real government consumption spending is forecast to grow by 1.2 per cent in 2016, before moderating to less than 1 per cent in 2017 and 2018. Fiscal consolidation and higher inflation have resulted in lower real government spending compared to projections made in the 2015 MTBPS.

The rand

Over the past year the rand has depreciated by 30 per cent against the US dollar. During most of 2015, the rand’s depreciation closely tracked that of other developing-country currencies, but diverged from this trend in September, as concerns mounted about South Africa’s growth outlook and perceived risks to the fiscal framework. As a result, between September and December 2015, the rand fell 9 per cent against the US dollar, compared with the 2.7 per cent decline over the same period by peer currencies.

Trade

Exchange rate depreciation can contribute to the price competitiveness of exports, provided that local inflation does not erode the benefits. Although the rand weakened by an average of 5.6 per cent against the currencies of South Africa’s major trading partners in 2015, after taking inflation into account, the cost of South African goods rose by 2.0 per cent.

CHAPTER 2: ECONOMIC OVERVIEW

Despite this, physical export volumes increased by 10.6 per cent in the first three quarters of the year, as platinum-related exports recovered, and vehicles and transport equipment benefited from stronger US and European demand. Food, beverage and chemical exports to the rest of Africa also grew. More muted export growth of 3 per cent is forecast in 2016, slightly lower than projected in October 2015, owing to reduced demand in Africa and China.

Export growth of 3 per cent projected for 2016

Import volumes grew by 5.6 per cent during the first three quarters of 2015. In 2016, import growth is likely to slow due to sluggish domestic demand and exchange-rate weakness, partly offset by drought-related food imports. Import growth will increase over the forecast period as export growth and local demand rise.

Current account

During the first three quarters of 2015, the current account deficit narrowed to 4 per cent of GDP from 5.4 per cent in 2014, largely due to an improved trade balance stemming from higher export receipts. The narrowing of the trade deficit in 2015 is expected to be maintained over the forecast period, resulting in an improvement in the current account relative to 2015 MTBPS projections. A further reduction in the current account deficit requires higher domestic savings. Over time, fiscal consolidation and structural reforms should contribute to improved savings.

Current account deficit will continue to narrow, but further reduction requires higher savings

The terms of trade deteriorated by 0.1 per cent over the first three quarters of 2015 compared to the same period in 2014, as falling oil prices offset declines in prices for coal, iron ore, gold and platinum. As oil prices rise gradually during 2016, the terms of trade are expected to weaken, before stabilising over the medium term.

The forecast estimates maize imports of about 5 million tons in 2016. Although the National Agricultural Marketing Council’s 2016 local production forecasts have recently improved from 4.7 million tons to

About 5 million tons of maize imports forecast in 2016

2016 BUDGET REVIEW

7.4 million tons, there is considerable uncertainty about the amount of crop that each hectare will yield given late planting arising from the drought. Maize imports could cost between R15 billion and R19 billion based on the 2016 Bureau of Food and Agricultural Policy forecast, equivalent to 0.35 to 0.45 per cent of GDP. This is a substantial increase from R2 billion of maize imports in 2015.

Financial account

Net portfolio inflows remained strong

South Africa received capital inflows equivalent to 3.8 per cent of GDP in the first three quarters of 2015, compared with 5.9 per cent in 2014. Net portfolio inflows remained strong, particularly in equities, but other investment declined sharply. Foreign direct investment fell as parent companies sold their shareholding in domestic subsidiaries.

Table 2.3 Components of the financial account

R billion	2014	2014 Q1 - Q3	2015 Q1 - Q3
Net portfolio investment	49.1	67.2	66.3
Net foreign direct investment	-20.6	-25.8	-21.9
Net other investment	121.8	81.0	25.7
Financial derivatives	16.4	11.6	4.5

Source: Reserve Bank

South African financial markets will continue to support portfolio inflows

High levels of uncertainty are likely to continue to dampen capital flows to emerging markets. South Africa’s deep and liquid financial markets should continue to support portfolio inflows over the forecast period; efforts to support direct investment will be critical in shifting the composition of inflows.

Inflation

To date, knock-on effect of rand weakness has been low

Consumer inflation, which averaged 4.6 per cent in 2015, has resumed an upward trajectory in response to rising food costs and sustained increases in administered prices. To date, the knock-on effect of rand weakness has been muted. Administered price inflation excluding petrol remained elevated at 8.4 per cent in the second half of 2015, from an average of 6.5 per cent in the first half of the year. Due to the deteriorating inflation outlook, the Reserve Bank has progressively raised the repo rate to 6.75 per cent from 5.75 per cent in February 2015.

Higher food prices and exchange rate depreciation have contributed to the higher inflation forecast for 2016, as businesses are expected to pass the costs of a weaker rand on to consumers more than in the recent past.

Rising food prices

In response to the drought, annual food inflation jumped to 7 per cent in January 2016 from 4.3 per cent in June 2015. Futures market prices for white maize, a staple crop, rose by 150 per cent between January 2015 and January 2016; prices for yellow maize, used mainly for animal feed, rose by about 90 per cent; and prices for wheat and soybean were up by about 25 per cent.

Although low petrol prices will have some mitigating effect on transport costs, the forecast captures an almost 10 per cent increase in food prices in 2016 due to higher maize imports and the weaker exchange rate. Inflation for meat and dairy products will also rise as feed costs increase. The culling of cattle in response to the drought is likely to lead to lower meat supplies in 2016, putting further upward pressure on prices.

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Increased levels of pass through (the effect of the weaker exchange rate on domestic inflation), moderate global oil price increases and higher electricity prices are expected to keep average annual inflation above the 6 per cent target band until 2018. The forecast assumes annual average electricity price increases of about 12.7 per cent from 2016 to 2018. Revenue from administered prices must be effectively deployed by state-owned companies and municipalities if the efficiency gains of the user-pays principle are to be passed on to consumers.

Risks to the forecast

Short-term risks to the forecast remain largely on the downside.

Further currency weakness could raise inflation and induce higher interest rates, leading to lower growth. Weaker-than-forecast improvements in electricity availability could further reduce growth, while higher-than-anticipated electricity prices remain a risk.

Currency weakness could lead to higher interest rates and lower growth

Ratings agency downgrades and a continued decline in confidence could result in higher borrowing costs, additional rand depreciation, and sharper reductions in public and private investment, with knock-on effects for employment and consumption. Weaker-than projected global growth or sudden policy changes in major economies could increase financial market turbulence and lower capital flows to developing economies. Persistent oversupply in key commodity sectors could push prices down further, reducing export demand, income and employment.

¢ Charting a path to higher growth

Structural change and the National Development Plan

To sharply reduce unemployment, poverty and inequality, the South African economy needs to grow faster. The National Development Plan points out that moving towards a higher-growth economy requires structural changes, including becoming less reliant on resource-intensive industries, and promoting energy-efficient, labour-absorbing sectors.

Faster growth requires structural changes

The rebalancing of the Chinese economy towards consumption and away from investment – and the resulting decline in commodity demand – has accelerated the pace of this adjustment, with negative consequences for growth and employment over the short term.

The World Bank estimates that if South African firms could reposition themselves to take advantage of increased Chinese demand for household goods and services, an estimated R203 billion (in real 2010 rands) could be added to GDP by 2030. But the emergence of new industries to take advantage of these shifts and replace lost jobs has been hampered by weaker global growth and domestic rigidities, such as electricity and skills shortages, high broadband costs, and low levels of competition in labour and product markets.

Weaker global growth and rigidities hamper emergence of new industries

The National Development Plan identifies the need to support sectors with high potential for job creation and benefits for the rest of the economy, alongside critical reforms to improve basic education and strengthen the capacity of the state. The plan guides government’s current efforts to support the economy, focused on alleviating infrastructure bottlenecks, improving labour relations, strengthening skills, diversifying exports, and facilitating an innovation-friendly business environment.

Government focused on alleviating infrastructure bottlenecks and improving business environment

2016 BUDGET REVIEW

Table 2.4 illustrates the relationship between demand, output and employment. This sector-multiplier view shows that, for example, for every R1 million of extra agricultural output, output in the entire economy expands by R1.7 million, and total employment rises by 4.9 jobs.

Table 2.4 Sector multipliers[1]

	Domestic output multiplier	Employment multiplier effect
Agriculture, forestry and fishing	1.7	4.9
Mining and quarrying	1.4	1.6
Manufacturing	1.4	2.6
Electricity, gas and water	1.6	1.4
Construction	1.9	4.9
Wholesale, retail and motor trade; catering and accommodation	1.6	5.3
Transport, storage and communication	1.6	2.9
Finance, real estate and business services	1.7	3.1
Community, social and personal services	1.5	4.1

1.      Note that this does not include the effects of higher employment on consumption and therefore growth; it assumes there are no supply constraints in the economy Subsector multipliers may vary considerably

Source: National Treasury based on Statistics South Africa 2012 supply and use tables

A strong platform for growth

South Africa has many advantages that support its transition to a more dynamic economy. The 2015/16 Global Competitiveness Report published by the World Economic Forum found that South Africa ranked 32 of 140 countries in both the capacity of businesses to innovate and company spending on research and development.

South Africa’s well-regulated financial sector can attract global investment

The country’s strong institutional framework promotes accountability and transparency, guided by the values of the Constitution. The domestic financial sector is well regulated and capable of attracting global investment flows. South Africa ranked in the top 10 countries of the Global Competitiveness Report for soundness of banks, regulation of securities exchanges, and the ease of financing through local equity markets.

Prudent fiscal and monetary policies help stabilise inflation and keep interest rates relatively low, anchor investors’ risk perceptions, ensure the continued inflow of capital to finance the savings shortfall and reduce fluctuations in production and investment. By minimising the size of boom-and-bust cycles, these policies support higher long-term growth.

Monetary policy committed to keeping inflation in check

Monetary policy remains committed to keeping inflation in check, both to support the competitiveness of South African businesses and to protect individual purchasing power. Left unchecked, inflation would take the greatest toll on poor households.

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Supporting private investment

For local firms to boost output and remain competitive, the economy requires greater investment, and research and development, particularly in fast-growing and emerging sectors.

Since the beginning of 2016, government has stepped up its efforts to partner with the private sector. The Renewable Energy Independent Power Producer Programme has already begun to diversify South Africa’s energy mix. To date, 6 377MW of electricity have been procured through the programme, with 2 045MW connected to the grid.

Government focuses on partnering with private sector

Government has invited private investors to build on the success of this programme in gas and coal. Coal projects alone will lead to investment of R45 billion. Projects to generate 2 500MW of electricity from coal are being prepared, and government is planning a gas-to-power programme that will contribute 3 126MW of electricity. The gas programme is expected to result in R64 billion of investments in port, pipeline, generation and transmission infrastructure in Richards Bay, Coega and Saldanha Bay.

Broader co-investment that leverages private-sector finance and expertise for the benefit of the country will also be encouraged. The Presidential Review on State-owned Entities recommends partnering with the private sector to deliver economic and social infrastructure.

Government is launching Invest SA in 2016 to promote inward investment. It will be complemented by steps to reduce regulatory burdens for local and foreign investors, enhancing South Africa’s position as a hub for investment on the continent.

New public-private partnership to boost investment

Invest SA

Invest South Africa is a public-private partnership to boost domestic and foreign investment. The initiative will include one-stop shops at national and provincial level to help investors with the procedures required to start up and run a business, and provide streamlined access to registration and authorisation processes. The inter-ministerial committee on investment promotion will ensure the policy and regulatory environment improve the investment climate, informed by recommendations of the Presidential Business Working Group.

Several other initiatives also aim to encourage greater private investment:

•        Incentives provided to the automotive industry have supported announced investments of more than R20 billion. Government will review all such incentives to assess their effects on economic growth, productivity, competitiveness and jobs.

• Operation Phakisa focuses on fast-tracking solutions to promote investment in areas such as mining, the oceans economy, health and education.

• Business and government have partnered in the Sector Innovation Funds Programme to strengthen skills, innovation, technology and competitiveness in eight priority industry sectors.

Economic transformation is supported through the Broad-Based Black Economic Empowerment Act (2003) and efforts to encourage the development of black industrialists.

2016 BUDGET REVIEW

Addressing infrastructure bottlenecks

Projected public-sector capital expenditure of R865.4 billion over next three years

Public-sector infrastructure spending remains a cornerstone of government’s commitment to building a more agile, competitive economy. Public-sector capital expenditure of R865.4 billion is projected over the next three years. As infrastructure constraints ease, private-sector investment is expected to increase.

Eskom to spend R155.3 billion over the medium term

Over the past year, electricity availability was bolstered with the completion of the first unit of the Medupi power station and the Sere wind farm. Projected capital investment by Eskom totals R155.3 billion over the medium term. This includes continuing work on the Medupi and Kusile power stations, and strengthening of transmission and distribution grids. Additional units from Ingula power station will be connected in 2017.

In addition to the US$3.5 million feasibility study to expand and transmit Mozambique’s hydro power and diversify South Africa’s electricity supply, the Southern African Development Community’s Project Preparation and Development Facility has allocated US$2.1 million to investigate the feasibility of a new transmission line in Zimbabwe to benefit the regional power pool.

Transnet will spend R77 billion over the next three years. Although total investment spending has fallen, reflecting weaker growth and commodity prices, spending has been reprioritised to accelerate investment in ports.

Large urban municipalities continue to support city development projects. The first phases of bus rapid transit systems are operational in Tshwane, Johannesburg, Cape Town and George, with construction starting in eThekwini. Complementary precinct development and bulk infrastructure programmes include over 90 investment projects worth an estimated R80.5 billion. Construction to the value of R39.3 billion is currently under way.

Improving policy coordination, certainty and implementation

Government improving effectiveness of public sector	Building a capable state requires government to improve the effectiveness of the public sector and strengthen the governance of state-owned entities. Progress in this area includes the following:

•        Socioeconomic impact assessments became compulsory in September 2015. Departments are required to define the issue that a proposed policy or regulatory change is intended to address, and to assess the consequences of any such change. Impact assessments for dozens of bills, policies, plans and regulations have already been reviewed, including for the Integrated Energy Plan, the Insurance Bill and the Communal Property Associations Amendment Bill. The Department of Planning, Monitoring and Evaluation works with departments to ensure that outcomes are integrated with budgetary processes and the National Development Plan.

•        Government has enacted a programme of reforms at state-owned companies (see Chapter 8). These reforms include stabilising entities that are not financially sustainable, and strengthening governance arrangements. Government looks favourably on increased private-sector participation where appropriate.

• During 2016, it is expected that Parliament will pass the Minerals and Petroleum Resources Development Amendment Bill to support greater investment and certainty in the sector.

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Labour relations

Government is finalising a framework with business and labour, under the auspices of the National Economic Development and Labour Council, to reduce economic disruption caused by large, protracted strikes. Social partners have reached agreement on the principle of a national minimum wage; deliberations continue on an appropriate level. Rebuilding trust between business and labour is critical for finding collaborative solutions as the economy undergoes structural change. Government continues to advance the introduction of secret ballots, the introduction of codes of good practice and reinvigorated workplace forums to improve labour relations.

Rebuilding trust between business and labour is critical

The Commission for Conciliation, Mediation and Arbitration continues to take an active role in settling disputes; as a result the number of arbitration proceedings has fallen by more than 75 per cent since 2003.

Improving the ease of doing business

Regulatory barriers increase operating costs and place a particularly heavy burden on small business, reducing competitiveness. Government is acting to assist business through a range of measures:	Visa regime eased to facilitate tourism and business travel

• The visa regime has been eased to facilitate tourism and business travel.

Recent visa amendments

• Biometric security checks are now being implemented at South Africa’s main international airports. Travellers using these hubs will no longer require transit visas.

•        In-person visa applications will not be required if travellers are using accredited agencies. A number of Chinese tour operators have been accredited, and the process of accrediting Indian and Russian tour operators is under way.

•        Long-term, multiple-entry visitor visas are now available for businesspeople and academics from Africa. A 10-year visa waiver is available for business executives from BRICS countries, allowing them to remain in the republic for 30 days at a time.

•        The Department of Small Business Development is working with municipalities to cut red tape and improve infrastructure for township and rural enterprises. It plans to help small businesses open bank accounts, register companies and draft business plans. The department will also help small firms set up cooperatives, and gain access to local and international markets.

•        Nine of South Africa’s largest municipalities are participating in a programme intended to reduce red tape for business in areas such as getting construction permits, obtaining electricity connections and registering property.

Municipalities working to reduce red tape

Turning challenges into opportunities

South Africa remains the largest direct investment destination in Africa, but more can be done to transform current challenges into opportunities. Short-term measures can include:	South Africa remains largest direct investment destination on continent

• Encouraging special economic zones to roll out innovative approaches to policy to boost economic activity.

2016 BUDGET REVIEW

• Speeding up spectrum allocation and broadband roll out.

• Encouraging greater competition through cohesive trade, competition and regulatory policies, including those governing state-owned companies.

• Ensuring migration policy helps ease the skills constraint.

•        Supporting employment-intensive services by taking advantage of global opportunities in information and communication technology, financial and other professional services. South Africa is well positioned to grow its services in an expanding African market.

•        Promoting the expansion of travel and tourism. Tourism directly contributes 3 per cent to GDP and 4.5 per cent to total employment. Recent changes to the visa regime and well-targeted advertising will support sector growth.

•        Regional economic integration efforts to leverage growth in Africa. Despite the commodity-related economic slowdown in many African countries, low intra-continental trade continues to suggest potential avenues to boost economic growth. Negotiations continue to create a free-trade area to bring together some 600 million consumers in the Southern African Development Community, East African Community and Common Market for Eastern and Southern Africa.

Given prevailing economic conditions, these interventions are unlikely to raise growth in 2016, but should begin to raise potential growth over the forecast period.

¢ Summary

Government working to position economy for rapid growth

Economic growth forecasts have been revised down, and risks remain to the downside. Government continues to prioritise raising investment; improving labour relations, certainty and policy coordination; and making it easier to do business so that the South African economy is better placed to grow more rapidly in future. Expanded partnerships with business, labour and civil society to realise the objectives of the National Development Plan will be a key feature over the medium term.

3

Fiscal policy

In brief

•

Given recent deterioration in the economic outlook, government proposes fiscal policy adjustments to reduce the budget deficit and stabilise debt. In line with these changes, projected deficits in each year of the forecast are lower than estimates set out in October 2015. A primary surplus will be achieved in 2016/17. Government is committed to achieving these targets and will take additional steps to do so as conditions warrant.

•

The expenditure ceiling has been reduced by R25 billion over the next three years compared with the 2015 MTBPS. Tax adjustments will yield gross revenue increases of R48.1 billion over the next three years.

•	National debt is projected to stabilise at 46.2 per cent of GDP in 2017/18 and to decline thereafter. Rising debt-service costs reflect the weaker exchange rate and higher interest rates.

•

Risks to the fiscal outlook include below-projection GDP growth, increases in inflation-linked expenditure and the weak balance sheets of several state-owned entities. Government is actively managing these risks.

¢ Overview

In the four months since government presented the 2015 Medium Term Budget Policy Statement (MTBPS), the economic environment has deteriorated significantly, dragging down South Africa’s GDP growth and revenue projections. Bond yields have increased markedly and the rand exchange rate has depreciated by 14 per cent against the US dollar. This deterioration is partly the consequence of a weakening global outlook. Falling commodity prices, increased risk aversion and rising interest rates in developed economies have led to an outflow of capital and a broad pattern of currency depreciation across developing countries.

Fiscal policy adapts to deteriorating economic environment

The economic slowdown also reflects diminished confidence among South African consumers and businesses. Growth expectations have been further reduced by continued energy constraints. More recently, drought has curtailed agricultural output and increased food prices. Investors responded negatively to changes in the finance portfolio announced on 9 December last year, which prompted questions about South Africa’s commitment to prudent fiscal management, raising the premium on government debt. At the same time, new public spending requirements have arisen in higher education and to provide drought relief.

2016 BUDGET REVIEW

Table 3.1 Macroeconomic performance and projections, 2012/13 – 2018/19
	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19
Percentage change	Actual			Estimate	Forecast
GDP at current prices (R billion)	3 328	3 610	3 844	4 073	4 388	4 751	5 161
Real GDP growth	2.1	2.2	1.6	0.9	1.2	1.9	2.5
GDP inflation	5.8	6.1	4.8	5.1	6.4	6.3	6.0
CPI inflation	5.6	5.8	5.6	5.4	6.6	6.2	5.9

Source: National Treasury

In December 2015, ratings agencies, citing poor economic growth prospects and other concerns, either downgraded South Africa’s sovereign credit rating for foreign-currency debt or put the country on a negative outlook, raising the possibility of a downgrade to sub-investment grade status. The impact of such an event, if it were to occur, is difficult to predict. In a more benign scenario, a downgrade would probably lead to a short-term spike in interest rates and further weakening of the rand. In a less favourable scenario, it could trigger a sharp reversal of capital flows and precipitate a recession. In such an event, aggressive austerity measures would likely be required to restore the public finances to a sustainable position.

Since 2012, government has maintained core social and infrastructure programmes. However, sluggish economic growth has weighed heavily on revenue collection – constraining the very resources needed to close the budget deficit. The outlook for economic growth over the next three years is the lowest it has been since the medium-term expenditure framework (MTEF) was introduced in 1997. It appears that structural, rather than cyclical factors, are the primary cause of a protracted period of slower growth in South Africa and the world economy.

Fiscal proposals intended to pre-empt need for stronger action in future	These considerations have prompted government to propose additional revenue and expenditure measures over the medium term, pre-empting the need for stronger action in future.

¢ Securing fiscal sustainability

The 2016 Budget proposals reinforce government’s commitment to a prudent, sustainable fiscal policy trajectory, and respond actively to the changed circumstances since the tabling of the 2015 MTBPS.

Over the next three years, government will lower the expenditure ceiling, bolster tax revenues, actively manage fiscal risks emanating from state-owned companies and sharply restrict the growth of compensation budgets.

Deficit will close more rapidly than announced in 2015 MTBPS

As a result of these measures, the budget deficit will close more rapidly than announced at the time of the 2015 MTBPS. In 2016/17, for the first time since the 2009 recession, government will achieve a consolidated primary surplus: revenue will exceed non-interest spending. The budget deficit will fall from 3.2 per cent in 2016/17 to 2.8 per cent in 2017/18, and 2.4 per cent the following year.

CHAPTER 3: FISCAL POLICY

Table 3.2 Consolidated fiscal framework, 2012/13 – 2018/19

	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19
R billion/percentage of GDP		Outcome		Revised estimate	Medium-term estimates
Revenue	907.6	1 008.1	1 100.0	1 223.1	1 324.3	1 436.7	1 571.6
	27.3%	27.9%	28.6%	30.0%	30.2%	30.2%	30.4%

Non-interest expenditure	950.1	1 034.5	1 116.5	1 245.6	1 308.9	1 403.4	1 509.6
	28.6%	28.7%	29.0%	30.6%	29.8%	29.5%	29.2%
Interest payments	93.3	109.6	121.2	135.3	154.3	168.7	185.6
	2.8%	3.0%	3.2%	3.3%	3.5%	3.6%	3.6%

Expenditure	1 043.4	1 144.1	1 237.7	1 380.9	1 463.3	1 572.1	1 695.2
	31.4%	31.7%	32.2%	33.9%	33.3%	33.1%	32.8%

Budget balance	-135.9	-136.0	-137.8	-157.9	-139.0	-135.3	-123.6
	-4.1%	-3.8%	-3.6%	-3.9%	-3.2%	-2.8%	-2.4%
Primary balance	-42.6	-26.4	-16.6	-22.6	15.4	33.4	62.0
	-1.3%	-0.7%	-0.4%	-0.6%	0.4%	0.7%	1.2%

Source: National Treasury

To achieve its fiscal goals, government proposes to:

• Increase revenue through tax policy measures that raise an additional R18.1 billion in 2016/17, and R15 billion in each of the subsequent two years.

• Lower the expenditure ceiling by R10 billion in 2017/18 and R15 billion in 2018/19 by reducing compensation budgets, complemented by measures to restrict hiring.

• Reprioritise R31.8 billion over the next three years to meet new spending needs, without increasing the total expenditure envelope.

Relative to projections contained in the 2015 MTBPS, these steps will lead to additional fiscal consolidation of R18 billion in 2016/17, R25 billion in 2017/18 and R30 billion in 2018/19. This adds to the R42 billion of consolidation measures (R25 billion in spending reductions and a R17 billion tax increase) announced in the 2015 Budget. The fiscal consolidation will see gross tax revenue increase by 1.5 percentage points of GDP and main budget non-interest expenditure (excluding the Eskom appropriation) fall by 0.5 percentage points of GDP between 2015/16 and 2018/19.

Budget proposes additional fiscal consolidation of R73 billion over medium term

Table 3.3 Consolidation measures, 2015/16 – 2018/19

R billion	2015/16	2016/17	2017/18	2018/19
2015 Budget Review
Expenditure reductions	10	15
Revenue increases	17
2016 Budget Review
Expenditure reductions			10	15
Revenue increases		18	15	15

Source: National Treasury

Government is committed to achieving its medium-term budget deficit targets and will take additional steps to fulfil this commitment as conditions warrant. Future budgets may alter the mix of revenue and expenditure measures proposed without reducing the overall size of the consolidation. For example, government could decide to moderate tax increases in favour of stronger spending reductions, or vice versa.

Additional steps will be taken to meet deficit targets, if necessary

2016 BUDGET REVIEW

Tax policy reforms to boost revenue

Budget proposes R48 billion increase in gross taxes over medium term

The 2016 Budget proposes tax increases of R48 billion over the next three years relative to the 2015 MTBPS estimates. In 2016/17, an additional R7.6 billion in revenue will be raised by limiting relief for the effects of inflation on personal income tax (fiscal drag). Increases in the fuel levy and specific excise duties will amount to R9.5 billion, while adjustments to capital gains tax and transfer duty raise R2 billion. Another R30 billion in revenue has been included in the baselines of the two outer years (R15 billion in 2017/18 and R15 billion in 2018/19), with details of tax policy proposals to be determined following consultation and review, and set out in subsequent budgets.

Lowering the expenditure ceiling

The 2016 Budget proposals reduce growth in baseline expenditure by R25 billion over the MTEF period compared with 2015 MTBPS estimates. These reductions – R10 billion in 2017/18 and R15 billion in 2018/19 – will be applied to the compensation budgets of national and provincial departments.

Table 3.4 Expenditure ceiling,[1] 2012/13 – 2018/19

R million	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19
2013 Budget Review	864 658	942 000	1 015 718	1 092 747
2014 Budget Review		935 071	1 014 222	1 091 253	1 168 284
2015 Budget Review			1 006 905	1 081 214	1 152 833	1 250 086
2015 MTBPS			1 001 789	1 077 527	1 152 833	1 250 086	1 354 422
2016 Budget Review			1 001 874	1 076 705	1 152 833	1 240 086	1 339 422

1.

Non-interest spending financed from the National Revenue Fund, excluding skills development levy, special appropriations in 2015/16 for Eskom and New Development Bank, debt management and Gold and Foreign Exchange Contingency Reserve Account transactions

Source: National Treasury

New appointments subject to clear human resource plans aligned with lower budgets

To effect these measures, appointments to fill administrative and managerial vacancies will be blocked on government’s payroll system starting in April 2016. The National Treasury, working with provincial treasuries and the Department of Public Service and Administration, will consider authorising appointments only after departments have submitted clear human resource plans aligned with reduced compensation budgets and greater efficiency. In many cases, these plans will need to trim employment of non-critical personnel, eliminate supernumerary positions and establish a sustainable level of authorised, funded posts that will be closely monitored in the years ahead.

Reprioritising for new spending needs

Service delivery to the poor has been protected from reductions

Government has responded to new spending needs without compromising expenditure limits. Care has been taken to avoid reducing budgets that would adversely affect service delivery to poor South Africans.

The 2016 Budget proposes to reprioritise spending amounting to R31.8 billion over the MTEF period to support higher education and South Africa’s contributions to the New Development Bank. In addition, R3.5 billion of this amount will be added to the contingency reserve in 2016/17 in response to elevated macroeconomic risks. Additional allocations for small business development and performance monitoring have also been made. These allocations are funded by large reductions in

CHAPTER 3: FISCAL POLICY

budgets for non-essential goods and services in national departments, including travel, complemented by stronger cost-containment initiatives, and reforms to procurement and supply chain management.

Compensation budgets of departments with high vacancy rates have been significantly reduced, as have transfers to several national public entities. A commensurate share of the reprioritisation has been sourced from provincial and local government allocations. Where infrastructure programmes have persistently underspent, prudent cuts have been made.

¢ Risks to the fiscal outlook

The main risks to government’s fiscal consolidation plans are weaker-than-expected economic outcomes, inflation and the financial position of several state-owned entities:	GDP growth, food inflation, energy prices and stability of state-owned companies are main risks to forecast

•        A weaker-than-expected economic growth performance in the outer years of the framework would reduce revenue growth, pushing out the year in which debt is to stabilise. Further increases in interest rates, combined with a weaker exchange rate and rising inflation, would raise the cost of borrowing and increase the stock of debt.

•        Food inflation has increased and Eskom has approached the energy regulator for higher tariff increases. If these result in higher consumer price index inflation over the coming year, there will be upward pressure on inflation-linked expenditure, including compensation, social grants and free basic services.

•        Several state-owned entities are in financial distress. The financial position of South African Airways has deteriorated since October 2015. In the event of default, government will likely be called on to pay a portion of its guarantee to the airline, which currently stands at about R14.4 billion.

If any of these risks were to materialise, government would need to consider contingency measures. In the event of slower growth or higher inflation, government may reprioritise spending, further reduce baseline allocations or defer new programmes. Government is working with state-owned companies facing financial difficulties to stabilise their balance sheets and implement realistic turnaround plans (see Chapter 8).

Contingency measures may be necessary if risks materialise

¢ Fiscal framework

At 3.9 per cent of GDP, the consolidated deficit in 2015/16 is broadly in line with the 2015 MTBPS estimate. Deficit estimates for the outer years of the framework improve on average by about 0.4 per cent of GDP compared with the October 2015 projection, as a result of tax policy proposals and reductions in spending. Excluding the R23 billion Eskom appropriation announced in the 2015 Budget, consolidated non-interest expenditure will grow at an annual average rate of 7.3 per cent over the next three years. Current transfers and subsidies are expected to grow on average by 6.8 per cent over the next three years, mainly reflecting inflation-related increases to social grants. Goods and services budgets grow by 6.9 per cent over the same period.

Consolidated deficit for 2015/16 in line with 2015 MTBPS projections

2016 BUDGET REVIEW

Compensation stable at 35 per cent of total spending

Compensation as a share of total spending is projected to remain at about 35 per cent between 2015/16 and 2018/19. After taking account of reprioritisation, the wage agreement and proposed reductions in national and provincial compensation, the consolidated wage bill is expected to grow at a nominal annual average of 7.4 per cent over the MTEF period.

Table 3.5 Consolidated operating and capital accounts, 2012/13 – 2018/19

	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19
R billion	Outcome			Revised estimate	Medium-term estimates
OPERATING ACCOUNT
Current revenue	892.2	992.9	1 083.3	1 181.2	1 310.5	1 431.1	1 567.2
Current payments	919.6	1 006.5	1 086.0	1 188.3	1 283.0	1 377.5	1 481.5
Compensation	376.3	408.2	437.0	476.8	516.8	551.5	590.9
Goods and services	162.9	174.2	187.5	193.7	204.7	221.9	236.6
Interest payments	93.3	109.6	121.2	135.3	154.3	168.7	185.6
Current transfers and subsidies	287.1	314.6	340.2	382.5	407.2	435.4	468.4

Current balance	-27.5	-13.7	-2.7	-7.1	27.4	53.6	85.7
Percentage of GDP	-0.8%	-0.4%	-0.1%	-0.2%	0.6%	1.1%	1.7%

CAPITAL ACCOUNT
Capital receipts	0.3	0.2	1.3	0.2	0.1	0.1	0.1
Capital payments	66.3	75.8	86.4	97.9	100.4	105.6	110.5
Capital transfers	52.4	57.5	59.7	65.1	68.7	73.9	83.2

Capital financing requirement	-118.4	-133.1	-144.8	-162.8	-168.9	-179.3	-193.5
Percentage of GDP	-3.6%	-3.7%	-3.8%	-4.0%	-3.8%	-3.8%	-3.7%

Financial transactions[1]	10.0	10.8	9.7	12.0	8.5	0.4	-0.8
Contingency reserve	—	—	—	—	6.0	10.0	15.0

Budget balance	-135.9	-136.0	-137.8	-157.9	-139.0	-135.3	-123.6
Percentage of GDP	-4.1%	-3.8%	-3.6%	-3.9%	-3.2%	-2.8%	-2.4%

1.	Transactions in financial assets and liabilities

Source: National Treasury

Capital-financing requirement remains broadly unchanged at 3.8 per cent of GDP over MTEF period

Nominal growth in capital payments declines from 16 per cent in 2015/16 to an annual average of 4.1 per cent over the medium term, as funds allocated to underspending capital grants are reallocated to priority areas. Capital transfers grow by a nominal annual average of 8.5 per cent, reflecting funding for local government infrastructure. The capital-financing requirement as a share of GDP will remain broadly unchanged, at about 3.8 per cent over the three-year spending period. This reflects relatively strong growth in capital spending by the South African National Roads Agency Limited and the Passenger Rail Agency of South Africa, financed in part by drawdowns on their reserves.

From 2016/17 onwards, government will close its current deficit

From 2016/17 onwards, government will close its current deficit – the difference between current revenue and spending on compensation, goods and services, interest, and current transfers and subsidies. The resultant savings are expected to reach 1.7 per cent of GDP in 2018/19, equivalent to 44 per cent of government’s budgeted capital spending.

¢ Elements of the consolidated budget

The consolidated budget includes the main budget as well as spending by provinces, public entities and social security funds financed from their own revenue.

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Main budget framework

The main budget framework summarises spending financed by revenue and borrowing deposited into the National Revenue Fund. The main budget deficit, which is government’s borrowing requirement, will be 4.2 per cent of GDP in 2015/16, declining to 2.9 per cent in the outer year. The main budget primary deficit – the difference between revenue and non-interest spending – is projected to narrow, reaching a surplus in 2017/18.

Main budget primary surplus expected in 2017/18

Table 3.6 Main budget framework, 2012/13 – 2018/19

	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19
R billion/percentage of GDP	Outcome			Revised estimate	Medium-term estimates
Revenue
Gross tax revenue after proposals	813.8	900.0	986.3	1 069.7	1 174.8	1 296.5	1 434.7
Non-tax revenue	16.2	18.9	18.3	41.7	14.5	15.1	14.4
SACU[1]	-42.2	-43.4	-51.7	-51.0	-39.4	-51.1	-63.0
National Revenue Fund receipts[2]	12.3	11.7	12.6	14.2	12.2	3.8	2.5

Main budget revenue	800.1	887.3	965.5	1 074.5	1 162.0	1 264.3	1 388.7
	24.0%	24.6%	25.1%	26.4%	26.5%	26.6%	26.9%

Expenditure
National departments	420.2	453.4	490.0	546.8	559.8	594.1	637.8
Provinces	380.9	410.6	439.5	471.8	499.8	542.3	582.9
Local government	76.2	82.6	87.7	99.7	104.9	113.3	125.8

Non-interest allocations	877.4	946.6	1 017.2	1 118.2	1 164.6	1 249.8	1 346.5
Debt-service costs	88.1	101.2	114.8	129.1	147.7	161.9	178.6
Contingency reserve	—	—	—	—	6.0	10.0	15.0

Main budget expenditure	965.5	1 047.8	1 132.0	1 247.3	1 318.3	1 421.7	1 540.0
	29.0%	29.0%	29.5%	30.6%	30.0%	29.9%	29.8%

Main budget balance	-165.4	-160.5	-166.6	-172.8	-156.3	-157.4	-151.3
	-5.0%	-4.4%	-4.3%	-4.2%	-3.6%	-3.3%	-2.9%
Primary balance	-77.2	-59.3	-51.8	-43.7	-8.6	4.5	27.2
	-2.3%	-1.6%	-1.3%	-1.1%	-0.2%	0.1%	0.5%

1.	Southern African Customs Union. Amount made up of payments and other adjustments
2.	Previously classified as extraordinary receipts

Source: National Treasury

As a result of weaker GDP growth, a tax revenue shortfall of R4 billion is projected for 2015/16 compared with 2015 MTBPS projections. This reflects under-collections in personal income tax (R4 billion), value-added tax (R2.4 billion) and dividend withholding tax (R1.4 billion), partially offset by the strong performance of customs duties (R3.2 billion above projections) and marginally higher corporate income tax.

Tax revenue shortfall of R4 billion projected for 2015/16 compared to 2015 MTBPS

In addition, the recent depreciation of the rand has improved anticipated receipts from financial transactions, which includes revaluation profits on government’s foreign exchange deposits at the Reserve Bank. When used to meet government’s foreign-currency commitments, these revaluations generate additional cash receipts into the National Revenue Fund. This revenue source has been revised up by R6 billion in the current year, and by R7.3 billion over the MTEF period. Upward revisions to gross tax and National Revenue Fund receipts are partially offset by higher payments to Southern African Customs Union members as a result of better-than-expected customs duty receipts.

2016 BUDGET REVIEW

Non-interest spending to decline to 26.4 per cent of GDP in 2018/19

In real terms, non-interest expenditure (excluding the Eskom appropriation) will grow by 2.2 per cent in 2015/16 and by 0.2 per cent in 2016/17. As a share of GDP, non-interest spending declines to 26.4 per cent in 2018/19 from 26.9 per cent in the current fiscal year.

Table 3.8 details the changes to main budget revenue and expenditure estimates since Budget 2015. For 2015/16, the disposal of Vodacom shares and subsequent allocation to Eskom is reflected in revised non-tax revenue receipts and payments for financial assets. In 2016/17, total expenditure has been revised up due to higher debt-service costs and the skills development levy. Payments for capital assets have been revised down in 2016/17 and 2017/18, reflecting the reprioritisation of underspending capital grants towards other priority areas.

Table 3.7 Revisions to main budget revenue and expenditure estimates, 2015/16 – 2017/18

	2015/16		2016/17		2017/18
R billion/percentage of GDP	2015 Budget	2016 Budget	2015 Budget	2016 Budget	2015 Budget	2016 Budget
Revenue
Gross tax revenue	1 081.3	1 069.7	1 179.2	1 174.8	1 289.7	1 296.5
Non-tax revenue	17.0	41.7	17.9	14.5	18.6	15.1
SACU[1]	-51.0	-51.0	-36.5	-39.4	-45.4	-51.1
National Revenue Fund receipts	2.0	14.2	5.4	12.2	2.5	3.8

Main budget revenue	1 049.3	1 074.5	1 166.0	1 162.0	1 265.4	1 264.3
Percentage of GDP	25.0%	26.4%	25.7%	26.5%	25.7%	26.6%

Expenditure
Current payments	324.1	327.4	351.5	359.7	376.0	383.7
of which:
Compensation of employees	137.6	137.1	146.6	148.5	155.1	154.8
Goods and services	60.1	61.1	64.0	63.3	67.5	66.8
Debt-service costs	126.4	129.1	141.0	147.7	153.4	161.9
Transfers and subsidies	873.0	874.0	925.6	933.0	980.1	1 009.5
Payments for capital assets	16.7	16.4	17.4	14.4	19.3	13.0
Payments for financial assets	3.5	29.5	0.3	5.0	0.4	5.0
Provisional allocation not assigned to votes	—	—	—	0.3	—	0.5
Contingency reserve	5.0	—	15.0	6.0	45.0	10.0

Total expenditure	1 222.3	1 247.3	1 309.9	1 318.3	1 420.8	1 421.7
Percentage of GDP	29.2%	30.6%	28.9%	30.0%	28.8%	29.9%

1.	Southern African Customs Union. Amounts made up of payments and other adjustments

Source: National Treasury

Exchange rate depreciation and rising interest rates have increased the medium-term forecast of debt-service costs. In total, debt-service costs are revised up by R18 billion from 2015/16 to 2017/18. As a ratio of GDP, debt-service costs increase from 3.2 per cent in the current year to 3.5 per cent in the outer year.

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Table 3.8 National government debt-service costs, 2014/15 – 2018/19
	2014/15	2015/16	2016/17	2017/18	2018/19
R million	Outcome	Revised	Medium-term estimates
Domestic loans	106 522	118 596	134 175	148 103	164 057
Short-term	14 743	16 242	19 674	23 607	26 425
Long-term	91 779	102 354	114 501	124 496	137 632
Foreign loans	8 276	10 515	13 545	13 824	14 499

Total	114 798	129 111	147 720	161 927	178 556

As percentage of:
GDP	3.0	3.2	3.4	3.4	3.5
Expenditure	10.1	10.4	11.2	11.4	11.6
Revenue	11.9	12.0	12.7	12.8	12.9

Source: National Treasury

Social security funds, public entities and provincial balances

The social security funds, provinces and public entities have a combined cash surplus over the medium term, which partially offsets the main budget deficit. In aggregate, social security funds continue to generate a large cash surplus, increasing from R19 billion in the current fiscal year to R26 billion in 2018/19. Compared with the 2015 Budget, the Unemployment Insurance Fund has revised up its 2015/16 surplus by R12 billion, while the Compensation Fund has revised down its revenue projections by about R5 billion in each year from 2015/16 to 2017/18.

Table 3.9 Consolidated budget balance, 2012/13 – 2018/19
R billion	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19
Main budget	-165.4	-160.5	-166.6	-172.8	-156.3	-157.4	-151.3
Social security funds	17.8	13.5	15.8	19.2	20.6	23.4	25.9
Provinces	6.5	4.3	6.2	-0.4	-1.0	0.3	0.6
Public entities	5.3	6.2	6.3	-3.5	-1.0	-0.3	2.5
RDP Fund[1]	-0.1	0.6	0.5	-0.5	-1.2	-1.3	-1.3

Consolidated budget balance	-135.9	-136.0	-137.8	-157.9	-139.0	-135.3	-123.6

1.	Reconstruction and Development Programme Fund

Source: National Treasury

As a result of the 2015 public-sector wage agreement, projections of provincial surpluses have been reduced sharply compared with the 2015 Budget. Some provinces will draw on accumulated reserves, running a deficit in 2015/16 and 2016/17. Surpluses projected for public entities in October 2015 have been lowered by R3 billion in 2015/16 and R4 billion over the MTEF period, mainly due to higher projected infrastructure spending and lower transfers from government.

¢ Debt outlook

Over the medium term, the proposed consolidation will stabilise and begin to reduce government’s debt-to-GDP ratio. The depreciation of the rand, however, has increased the stock of foreign debt by an estimated R45 billion in 2015/16. This increase, combined with lower nominal GDP, results in net debt stabilising at 46.2 per cent of GDP in 2017/18. At the time of the 2015 MTBPS, net debt was projected to stabilise at 45.7 per cent of GDP in 2019/20.

Consolidation stabilises government’s debt-to-GDP ratio

2016 BUDGET REVIEW

Public-sector borrowing

Public-sector borrowing requirement will be R254.6 billion in 2015/16

The public-sector borrowing requirement will be R254.6 billion or 6.2 per cent of GDP in 2015/16, broadly unchanged from the 2015 Budget estimate. In 2018/19, the borrowing requirement narrows to 3.9 per cent of GDP, reflecting the main budget consolidation and lower borrowing by state-owned companies. Total public-sector debt – gross government debt, non-financial state-owned companies and local government – was 61.9 per cent of GDP in 2014/15. Public-sector debt accumulation will slow, in line with the narrowing of the consolidated deficit and revisions to the borrowing plans of state-owned companies.

Table 3.10 Public-sector borrowing requirement,[1] 2012/13 – 2018/19
	2012/13	2013/14	2014/15	2015/16		2016/17	2017/18	2018/19
R billion/percentage of GDP	Outcome			Budget 2015	Budget 2016	Medium-term estimates
Main budget	165.4	160.5	166.6	173.1	172.8	156.3	157.4	151.3
Social security funds	-17.8	-13.5	-15.8	-11.6	-19.2	-20.6	-23.4	-25.9
Provinces	-6.5	-4.3	-6.2	-0.2	0.4	1.0	-0.3	-0.6
Public entities	-5.3	-6.2	-6.3	0.3	3.5	1.0	0.3	-2.5
RDP Fund[2]	0.1	-0.6	-0.5	0.6	0.5	1.2	1.3	1.3

Consolidated government	135.9	136.0	137.8	162.2	157.9	139.0	135.3	123.6
	4.1%	3.8%	3.6%	3.9%	3.9%	3.2%	2.8%	2.4%

Local authorities	7.3	7.8	9.0	9.5	9.5	9.8	10.0	10.9
	0.2%	0.2%	0.2%	0.2%	0.2%	0.2%	0.2%	0.2%

State-owned companies[3]	58.3	56.7	78.7	83.8	87.2	72.9	83.5	67.1
	1.8%	1.6%	2.0%	2.0%	2.1%	1.7%	1.8%	1.3%

Borrowing requirement	201.5	200.4	225.6	255.4	254.6	221.6	228.8	201.6
	6.1%	5.6%	5.9%	6.1%	6.2%	5.1%	4.8%	3.9%

1.	A negative number indicates a surplus and a positive number a deficit
2.	Reconstruction and Development Programme Fund
3.	SANRAL and Trans-Caledon Tunnel Authority are included as public entities under consolidated government borrowing

Source: National Treasury

4

Revenue trends and tax proposals

In brief

•	South Africa’s tax system remains resilient in a weak economic environment. Nominal tax revenue was R986.3 billion in 2014/15, a 9.6 per cent increase from the prior year.

•	The 2015 Budget estimated that tax revenues would grow by 10.4 per cent in 2015/16. Owing to weaker-than-expected economic conditions, this has been revised to 8.5 per cent.

•

As part of fiscal measures to narrow the budget deficit and stabilise debt growth, government proposes to raise an additional R18.1 billion in revenue in 2016/17. Proposals to raise another R15 billion in both 2017/18 and 2018/19 will be put forward in future budgets.

•	In addition to raising revenues, the 2016 tax proposals are aligned with broader goals of reducing inequality, developing skills, encouraging environmental sustainability and promoting public health.

•	Government will continue to maintain the tax base by strengthening measures to prevent corporate base erosion and profit shifting.

¢    Overview

When he tabled the October 2015 Medium Term Budget Policy Statement (MTBPS) in Parliament, former Minister of Finance Nhlanhla Nene cautioned that, “If we do not achieve growth, revenue will not increase. If revenue does not increase, expenditure cannot be expanded.” Since then, the economic growth outlook has deteriorated. Last year’s budget anticipated GDP growth of 2 per cent in 2015, but growth reached only 1.3 per cent. The economic growth outlook for 2016 has been revised down to 0.9 per cent.

Deteriorating economic growth outlook impedes revenue growth

Tax revenues in 2015/16 are projected to be R11.6 billion below the 2015 Budget forecast: corporate income tax collection is estimated to be R13 billion lower, value-added tax (VAT) R5.7 billion lower and personal income tax R1.9 billion lower. These lower revenue outcomes will be partially offset by an increase of R4.3 billion from customs duties.

Tax revenues projected to be R11.6 billion below 2015 Budget estimate

Despite difficult economic conditions, the tax system remains resilient, with tax revenues continuing to grow faster than nominal GDP. However, tax collection projections are vulnerable to the risk of a weaker-than-expected economic performance.

2016 BUDGET REVIEW

¢ Medium-term tax policy considerations

Tax policy and other revenue measures to raise R48.1 billion in extra revenue over medium term

In line with the fiscal policy objectives set out in Chapter 3, the 2016 Budget proposes action to increase revenue collection by R18.1 billion in 2016/17. A series of interventions will add R15 billion to revenue – over and above baseline forecasts – in each of the subsequent two years. These measures, along with the spending plans and efficiency measures set out in Chapters 5 and 6, are expected to narrow the budget deficit and stabilise public debt.

The proposals for 2016 are outlined in this chapter. The nature of interventions in the two outer years will be subject to further work and development. As government reviews its options in this regard, it will consult widely and draw on the work of the Davis Tax Committee. Key considerations include the need to maintain the progressive nature of South Africa’s fiscal system, and ensure that tax measures do not unduly prejudice economic growth or poor households.

Maintaining the social compact

Social compact central to effective tax system

Government’s ability to provide public services depends on its ability to raise revenue. The payment of taxes is enforced by law, but effective tax systems rely on the voluntary adherence of citizens and a culture of tax morality. Maintaining this social compact is an essential component of fiscal sustainability. Government is obliged to ensure that public funds are used effectively, and citizens have an obligation to pay their taxes.

Public compliance with tax obligations remains high. As the tax burden increases, government will strengthen its efforts to ensure that spending is efficient by eliminating waste and corruption. It will also take steps to improve the impact of each rand spent on policy objectives, demonstrating the effective use of limited resources.

Over the past 22 years, South Africa has built one of the most efficient tax authorities in the developing world. Strengthening the South African Revenue Service (SARS), increasing its effectiveness, and reinforcing its commitment to transparency and integrity are important considerations over the period ahead.

Ensuring a sustainable tax burden

Tax-to-GDP ratio will increase to 27.8 per cent in 2018/19

To ensure that the fiscal framework is sustainable over the medium-term expenditure framework (MTEF) period, the 2016 Budget proposals will increase the tax-to-GDP ratio from 26.3 per cent in 2015/16 to 27.8 per cent in 2018/19.

The ratio of tax collection to GDP is a standard measure of a country’s overall tax burden. In South Africa, the national tax-to-GDP ratio has averaged just below 25 per cent since 1994. Strong economic growth during the early 2000s led to a peak of 27.6 per cent in 2007/08, after which the ratio dropped to 24.4 per cent in 2009/10.

CHAPTER 4: REVENUE TRENDS AND TAX PROPOSALS

South Africa’s tax burden sits roughly between the average for developing and developed economies. While personal and corporate income taxes are relatively high, the VAT rate is lower than in most other jurisdictions, especially those with high levels of social spending.

South Africa’s VAT rate lower than most countries

Table 4.1 Tax burden and tax rates in selected countries
	Tax-to-GDP ratio	Personal income tax[1]	Corporate income tax	Value-added tax[2]
Sweden	42.7	56.9	22.0	25.0
Germany	36.1	47.5	30.2	19.0
Russia	34.8	13.0	20.0	18.0
Brazil[3]	33.4	27.5	34.0	17.0 - 19.0
Spain	33.2	52.0	28.0	21.0
UK	32.6	45.0	20.0	20.0
Canada	30.5	49.5	26.3	5.0
Turkey	28.7	35.8	20.0	18.0
Australia	27.5	46.5	30.0	10.0
South Africa[4]	25.7	41.0	28.0	14.0
Chile	19.8	39.5	22.5	19.0
China	19.4	45.0	25.0	17.0
Kenya	16.2	30.0	30.0	16.0
Ghana	16.1	25.0	25.0	15.0
Rwanda	13.9	30.0	30.0	18.0

1.      Highest marginal rate

2.      Value-added-tax standard rate

3.      In Brazil value-added-tax rates differ by subnational states

4.      The national tax-to-GDP ratio for South Africa is for 2014/15

Source: OECD, Avalara VATlive, IMF and national tax authorities. Data is for 2014, or the most recent year if this is not available

Keeping the tax system progressive

South Africa’s tax system is highly progressive. Those below age 65 whose annual taxable income exceeds R1 million pay 31 per cent of such income in tax, while those earning below R250 000 pay less than 15 per cent. Of the 13.7 million registered taxpayers, fewer than 1 million individuals contribute 64 per cent of personal income tax revenue.

Fewer than 1 million individuals contribute 64 per cent of personal income tax revenue

2016 BUDGET REVIEW

Using household survey data, a recent World Bank report concluded that VAT and fuel levies are mildly progressive in South Africa, with poorer households paying a lower share of such taxes than their share of disposable income. Most VAT revenue is contributed by the top 20 per cent of households. Well-targeted expenditure programmes mean that tax revenue mainly benefits poor South Africans through social protection, healthcare, education and other public services.

There may be room to increase indirect taxes

Last year, government increased marginal rates of personal income tax. In future, the balance between taxes on income (direct taxes) and consumption (indirect taxes) will be an important consideration in ensuring a diversified, efficient, equitable and sustainable tax system. The current tax mix suggests that there may be greater room to increase indirect taxes, such as VAT. Any proposals along these lines would need to be accompanied by measures to improve the pro-poor character of expenditure programmes so that the fiscal system remains progressive.

Protecting the corporate income tax base

Increased focus on multinational tax avoidance and evasion

In recent years, greater attention has been paid to multinational companies that avoid or evade tax by shifting taxable income to low-tax regimes or tax havens. Such practices reduce the corporate income tax base and put domestic companies at a disadvantage. Of particular concern are:

• Unacceptable transfer-pricing practices, where the value or nature of cross-border transactions is manipulated to reduce overall tax liability.

• Treaty shopping, where related companies in different countries establish a third entity in another location to obtain tax-treaty benefits.

• Highly geared financing structures that reduce companies’ tax liabilities with excessive interest-expense deductions.

South Africa working with other countries to combat base erosion and profit shifting

The international character of these abuses means that solutions require global cooperation. South Africa has been proactive in taking policy action in this area, and has joined the efforts of the Group of Twenty (G20) and the Organisation for Economic Cooperation and Development (OECD) to examine base erosion and profit shifting. In November 2015, G20 leaders endorsed a series of recommendations to combat these practices. South Africa is working with 93 other governments to develop a multilateral instrument that will enable preventive measures to be incorporated into the existing network of bilateral treaties.

Government has also taken the following steps in this area:

• Improving the quality of information firms must provide to SARS, enabling it to identify aggressive or abusive tax-planning schemes.

•        Taking action on transfer pricing. Large multinationals will be required to submit reports for each country in which they do business to the tax authority where their head office is located. Tax authorities will share this information starting in 2018. SARS will have access to country-by-country information on all large multinationals operating in South Africa.

•        Enhancing rules on foreign companies controlled by a South African resident, so that a portion of profits earned by a South African-owned subsidiary operating in another country is taxed in South Africa if no meaningful economic activity took place in the other country.

• Introducing rules that limit excessive interest deductions.

CHAPTER 4: REVENUE TRENDS AND TAX PROPOSALS

Addressing imbalances associated with earmarked taxes

The National Treasury remains concerned about the imbalances associated with earmarked taxation in the fiscal system. For example, the accumulated surplus of the Unemployment Insurance Fund will increase from R123 billion to R175 billion. At the same time, the Road Accident Fund’s liability will rise from R145 billion to R233 billion in 2018/19.

South Africa maintains an integrated fiscal framework in which funding is directed where it is needed. To provide more flexibility for spending priorities, the use of earmarked taxes should be limited. Over the past year, there has been greater public interest in the skills development levy and the meaningful use of the revenues collected through this mechanism. Government is examining whether the levy is the best way to support skills development, and whether funds raised can also be used to improve access to on-the-job training and post-school education.

Government examining whether earmarked levy is best way to promote skills development
¢ Revenue collection and outlook

Table 4.2 shows tax revenue performance over the past seven years. Gross tax revenue reached R986.3 billion in 2014/15, growing by 9.6 per cent, or R86.3 billion, compared with the prior year.

Table 4.2 Tax revenue performance, 2009/10 – 2015/16
Annual percentage change	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16 Revised
Personal income tax	5.1	10.6	10.3	10.2	12.3	13.9	11.1
Corporate income tax	-18.4	-1.5	14.1	5.0	11.3	4.3	2.2
Dividends tax	-22.7	11.1	27.9	-10.1	-12.3	22.8	11.3
Skills development levy	6.5	10.9	17.6	11.8	9.6	12.5	12.6
Transfer duties	-5.0	13.7	-28.0	11.6	28.3	9.7	25.7
Value-added tax	-4.1	24.1	4.1	12.6	10.5	9.9	7.7
Customs duties	-14.0	36.1	28.4	14.0	13.3	39.3	8.7
Specific excise duties	5.5	7.9	10.6	11.7	2.3	3.3	5.6
Electricity levy[1]	—	49.5	28.7	24.2	10.5	3.0	8.7
Fuel levy	15.9	19.4	6.3	10.4	8.1	25.3	2.5

Total tax revenue	-4.2	12.6	10.2	9.6	10.6	9.6	8.5
Nominal GDP growth	5.9	10.8	9.0	8.0	8.5	6.5	6.0
Tax buoyancy[2]	-0.7	1.2	1.1	1.2	1.2	1.5	1.4
Mineral and petroleum royalties[3]	—	—	57.9	-10.6	28.4	-15.3	-36.6

1.	Electricity levy introduced in 2009/10
2.	Tax buoyancy is calculated by dividing total tax revenue growth by nominal GDP growth
3.	Mineral and pretoleum royalties were introduced in 2010/11. They are classified as resources rentals, not taxes which is why they are listed seperately

Source: National Treasury and SARS

Nominal gross tax revenues grew at an average of 10.5 per cent per year between 2010/11 and 2014/15. Average nominal economic growth for the same period was 8.6 per cent, meaning that tax revenue growth has outpaced GDP growth. Personal income tax, VAT and dividends tax were the main contributors to this increase. Growth in corporate income tax in

2016 BUDGET REVIEW

the two outer years was notably lower than in 2013/14, a trend that is likely to continue over the medium term given the weak economic outlook. Significant fluctuations in revenues from mineral royalties are the result of a combination of changing commodity prices and the profitability of mining companies.

Table 4.3 summarises tax revenue performance in 2014/15 and 2015/16.

Table 4.3 Budget estimates and revenue outcomes, 2014/15 and 2015/16
		2014/15			2015/16		%
R million	Budget	Outcome	Deviation	Budget	Revised	Deviation	change[1]
Taxes on income and profits	556 700	561 790	5 090	620 890	608 654	-12 237	8.3%
Persons and individuals	350 000	352 950	2 950	393 890	392 000	-1 890	11.1%
Companies	183 000	184 925	1 925	202 032	189 000	-13 032	2.2%
Dividends tax	21 400	21 247	-153	22 484	23 866	1 382	12.3%
Other taxes on income and profits[2]	2 300	2 667	367	2 485	3 787	1 303	42.0%
Taxes on payroll and workforce	13 200	14 032	832	14 690	15 800	1 110	12.6%
Taxes on property	12 603	12 472	-131	13 692	14 762	1 070	18.4%
Domestic taxes on goods and services	355 718	356 554	837	389 427	383 995	-5 433	7.7%
Value-added tax	260 600	261 295	695	283 794	278 060	-5 734	6.4%
Specific excise duties	32 000	32 334	334	34 483	35 100	617	8.6%
Ad valorem excise duties	3 232	2 962	-269	3 491	3 037	-454	2.5%
General fuel levy	48 200	48 467	267	55 666	56 700	1 034	17.0%
Other domestic taxes on goods and services[3]	11 686	11 497	-189	11 993	11 098	-896	-3.5%
Taxes on international trade and transactions	40 779	41 463	684	42 576	46 490	3 914	12.1%
Customs duties	39 900	40 679	779	41 660	46 000	4 340	13.1%
Diamond export levy	87	117	30	91	120	29	2.7%
Miscellaneous customs and excise receipts	792	667	-125	824	369	-455	-44.6%

Total tax revenue	979 000	986 295	7 295	1 081 275	1 069 700	-11 575	8.5%
Non-tax revenue[4]	27 006	30 900	3 894	19 038	55 841	36 803	80.7%
of which:
Mineral royalties	5 636	5 455	-181	6 221	3 460	-2 760	-36.6%
less: SACU[5] payments	-51 738	-51 738	—	-51 022	-51 022	—	-1.4%

Main budget revenue	954 268	965 457	11 188	1 049 291	1 074 519	25 228	11.3%
Provinces, social security funds and selected public entities	136 722	134 498	-2 224	139 564	148 545	8 981	10.4%

Consolidated budget revenue	1 090 990	1 099 954	8 964	1 188 855	1 223 064	34 208	11.2%

1.	Percentage change between outcome in 2014/15 and revised estimate in 2015/16
2.	Includes interest on overdue income tax, and small business tax amnesty levy
3.	Includes turnover tax for small businesses, air departure tax, plastic bags levy, electricity levy, CO2 tax on motor vehicle emissions, incandescent light bulb levy and Universal Service Fund
4.

Revenue received by SARS that could not be allocated to a specific tax instrument. Includes mineral royalties, mining leases,  departmental revenue and sales of capital assets. 2015/16 Revised includes proceeds from the sale of Vodacom shares

5.	Southern African Customs Union. Amounts made up of payments and other adjustments

Source: National Treasury

Revenue in 2014/15 exceeded the 2014 Budget estimate, driven by buoyant personal income tax collections. Weak economic performance led to a decrease in the 2015/16 revenue estimate at the time of the 2015 MTBPS. Since then, economic conditions have deteriorated. The depreciation of the rand and subdued commodity demand have weighed on

CHAPTER 4: REVENUE TRENDS AND TAX PROPOSALS

investor sentiment and individual purchasing power. This has had a negative effect on the three largest tax bases – individual earnings (labour and capital income), taxable business profits, and consumption. The result is a downward revision in nominal gross tax revenues of R11.6 billion compared with the 2015 Budget estimate.

Table 4.4 highlights medium-term tax revenue estimates. Nominal gross tax revenues after tax proposals are expected to grow by 9.8 per cent in 2016/17, reaching R1.175 trillion.

Table 4.4 Budget revenue, 2012/13 – 2018/19

	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19
R million	Outcome			Revised	Medium-term estimates
Taxes on income and profits[1]	457 314	507 759	561 790	608 654	668 387	737 785	817 593
of which:
Personal income tax	275 822	309 834	352 950	392 000	441 040	476 778	519 339
Corporate income tax	159 259	177 324	184 925	189 000	198 293	214 843	233 215
Taxes on payroll and workforce	11 378	12 476	14 032	15 800	17 640	19 687	22 057
Taxes on property	8 645	10 487	12 472	14 762	15 455	16 145	16 904
Domestic taxes on goods and services	296 921	324 548	356 554	383 995	418 771	447 871	481 163
of which:
VAT	215 023	237 667	261 295	278 060	301 260	327 645	357 705
Taxes on international trade and transactions	39 549	44 732	41 463	46 490	54 536	59 988	65 593
Revenue measures in 2017 Budget						15 000	16 426
Revenue measures in 2018 Budget							15 000

Total tax revenue	813 826	900 013	986 295	1 069 700	1 174 788	1 296 477	1 434 737

Non-tax revenue[2]	28 468	30 626	30 900	55 841	26 657	18 896	16 942
of which:
Mineral and petroleum	5 026	6 439	5 455	3 460	4 430	4 800	5 210
less: SACU[3] payments	-42 151	-43 374	-51 738	-51 022	-39 448	-51 068	-62 981

Main budget revenue	800 142	887 265	965 457	1 074 519	1 161 996	1 264 305	1 388 698
Provinces, social security funds and selected public entities	107 424	120 822	134 498	148 545	162 343	172 438	182 899

Consolidated budget revenue	907 566	1 008 087	1 099 954	1 223 064	1 324 339	1 436 743	1 571 597

As percentage of GDP
Tax revenue	24.5%	24.9%	25.7%	26.3%	26.8%	27.3%	27.8%
Main budget revenue	24.0%	24.6%	25.1%	26.4%	26.5%	26.6%	26.9%

GDP (R billion)	3 327.6	3 609.8	3 843.8	4 073.2	4 388.4	4 750.7	5 161.3
Tax/GDP multiplier	1.20	1.25	1.48	1.42	1.27	1.25	1.23

1.	Includes secondary tax on companies/dividends and interest tax, interest on overdue income tax and small business tax amnesty levy
2.	Revenue received by SARS that could not be allocated to a specific tax instrument. Includes mineral royalties, mining leases, departmental revenue and sales of capital assets
3.	Southern African Customs Union. Amounts made up of payments and other adjustments

Source: National Treasury and SARS

The table includes revenue from tax proposals that will be detailed in future budgets. In 2017/18, R15 billion is included, and this amount carries forward into the following year in line with the overall buoyancy of tax relative to nominal GDP growth. A further R15 billion is included in revenue for 2018/19. Options to raise this revenue include providing limited relief for fiscal drag, increasing marginal personal income tax rates, introducing a new personal income tax bracket, raising the VAT rate and/or increases in other taxes. These options will be the subject of further analysis, consultation and debate.

2016 BUDGET REVIEW

¢ Tax proposals

2016 tax proposals raise additional revenue of R18.1 billion in 2016/17

The 2016 tax proposals raise additional gross revenue of R18.1 billion in 2016/17 – relative to the baseline – and narrow the budget deficit. The additional amount comprises R9.5 billion through higher excise duties, the general fuel levy and other environmental taxes. In combination, adjustments to capital gains tax and transfer duty raise R2 billion. An amount of R7.6 billion will be raised as a result of limited fiscal drag relief, less R1.1 billion for an increase in medical scheme tax credits.

Fiscal drag relief entails adjusting personal income tax brackets and rebates for inflation so that an individual’s purchasing power remains the same from one year to the next. Such adjustments are not automatic and require an announcement by the Minister of Finance to be legislated. Full fiscal drag relief for 2016/17 would amount to an estimated R13.1 billion. Government proposes partial fiscal drag relief for 2016/17 amounting to R5.5 billion, leaving R7.6 billion as additional revenue.

Table 4.5 shows the net revenue effects of the tax proposals. Using a baseline where no adjustments are made to the personal income tax table, net additional revenue amounting to an estimated R5 billion from all tax proposals will be generated. This comprises R9.5 billion in additional indirect tax revenue (excise duties, general fuel levy, environmental taxes), and R2 billion from capital gains tax and transfer duty increases, less R5.5 billion from partial fiscal drag relief, and R1.1 billion for medical scheme tax credit increases.

Table 4.5 Impact of tax proposals on 2016/17 revenue
R million	Effect of tax proposals
Total tax revenue (before tax proposals)		1 169 798
Non-tax revenue		26 657
Less: SACU[1] payments		-39 448

National budget revenue		1 157 007
Provinces, social security funds and selected public entities		162 343

Budget revenue (before tax proposals)		1 319 349
Budget 2016/17 proposals		4 990
Taxes on individuals and companies
Personal income tax	-5 650
Adjustment in personal income tax structure	-5 500
Adjustment to medical tax credits	-1 100
Capital gains tax	950
Business income tax	1 000
Capital gains tax	1 000
Taxes on property	100
Transfer duty rate increase	100
Indirect taxes	9 084
Increase in general fuel levy	6 800
Increase in excise duties on tobacco products	767
Increase in excise duties on alcoholic beverages	1 517
Other	456

Total tax revenue (after tax proposals)		1 174 788
Budget revenue (after tax proposals)		1 324 339

1. Southern African Customs Union Source: National Treasury

CHAPTER 4: REVENUE TRENDS AND TAX PROPOSALS

The main tax proposals are described below, with proposals of a more technical nature set out in Annexure C.
Personal income tax

To reduce the impact of inflation on lower- and middle-income earners, government proposes that the primary rebate and the bottom three income brackets be adjusted by 1.8 per cent and 3.4 per cent respectively. Table 4.6 provides an overview of the proposed personal income tax schedule for 2016/17.

Table 4.6 Personal income tax rate and bracket adjustments, 2015/16 – 2016/17
	2015/16		2016/17
Taxable income (R)	Rates of tax	Taxable income (R)	Rates of tax
R0 - R181 900	18% of each R1	R0 - R188 000	18% of each R1

R181 901 - R284 100	R32 742 + 26% of the amount above R181 900	R188 001 - R293 600	R33 840 + 26% of the amount above R188 000

R284 101- R393 200	R59 314 + 31% of the amount above R284 100	R293 601 - R406 400	R61 296 + 31% of the amount above R293 600

R393 201 - R550 100	R93 135 + 36% of the amount above R393 200	R406 401 - R550 100	R96 264 + 36% of the amount above R406 400

R550 101 - R701 300	R149 619 + 39% of the amount above R550 100	R550 101 - R701 300	R147 996 + 39% of the amount above R550 100

R701 301 and above	R208 587 + 41% of the amount above R701 300	R701 301 and above	R206 964 + 41% of the amount above R701 300

Rebates		Rebates
Primary	R13 257	Primary	R13 500
Secondary	R7 407	Secondary	R7 407
Tertiary	R2 466	Tertiary	R2 466
Tax threshold		Tax threshold
Below age 65	R73 650	Below age 65	R75 000
Age 65 and over	R114 800	Age 65 and over	R116 150
Age 75 and over	R128 500	Age 75 and over	R129 850

Source: National Treasury

Table 4.7 shows how much tax is expected to be paid by individuals at different levels of taxable income for 2016/17.

Table 4.7 Estimates of individual taxpayers and taxable income, 2016/17
Taxable bracket	Registered individuals		Taxable income		Income tax payable before relief		Income tax and medical tax credits relief		Income tax payable after relief
	Number	%	R billion	%	R billion	%	R billion	%	R billion	%
R0 - R70 000[1]	6 619 854		178.2		—		—		—

R70 001 - R150 000	2 583 046	36.3	271.9	12.5	12.6	2.8	0.6	9.1	12.0	2.7
R150 001 - R250 000	1 733 463	24.4	338.8	15.6	35.7	8.0	1.2	17.7	34.5	7.8
R250 001 - R350 000	1 071 798	15.1	317.9	14.6	49.5	11.1	1.3	20.0	48.2	10.9
R350 001 - R500 000	800 990	11.3	330.7	15.2	66.1	14.8	1.5	22.5	64.6	14.6
R500 001 - R750 000	497 722	7.0	300.7	13.9	75.9	17.0	1.1	16.3	74.9	17.0
R750 001 - R1 000 000	197 813	2.8	169.8	7.8	50.3	11.2	0.4	6.6	49.9	11.3
R1 000 001 - R1 500 000	136 782	1.9	163.4	7.5	53.6	12.0	0.3	4.6	53.3	12.1
R1 500 001+	94 578	1.3	276.5	12.7	104.0	23.2	0.2	3.2	103.8	23.5

Total	7 116 192	100.0	2 170	100.0	447.6	100.0	6.6	100.0	441.0	100.0

Grand total	13 736 046		2 348		447.6		6.6		441.0

1.	Registered individuals with taxable income below the income-tax threshold

Source: National Treasury

2016 BUDGET REVIEW

Medical tax credits

Monthly medical scheme contribution tax credits to increase from 1 March 2016

Government proposes to increase monthly medical scheme contribution tax credits in line with inflation, maintaining the current level of relief in real terms. These tax credits will be increased from R270 to R286 from 1 March 2016 for the first two beneficiaries, and from R181 to R192 for additional beneficiaries. This will cost the fiscus an estimated R1.1 billion.

Retirement savings

From 1 March 2016, an important change to the tax treatment of contributions to retirement savings and how they are withdrawn at retirement comes into effect. Further technical refinements to the legislation are necessary to provide clarity. Details appear in Annexure C. After further consultation, government proposes to postpone the requirement for provident fund members to annuitise to 1 March 2018.

Voluntary disclosure

Relaxed voluntary disclosure rules for six months from 1 October 2016

South Africa’s voluntary disclosure programme gives non-compliant taxpayers the opportunity to correct their tax affairs. With a new OECD global standard for the automatic exchange of financial information between tax authorities coming into effect from 2017, time is running out for taxpayers who still have undisclosed assets abroad. The National Treasury, SARS and the Reserve Bank have received requests from parties with unauthorised foreign assets who wish to regularise their affairs. Accordingly, government proposes to relax voluntary disclosure rules for a period of six months, from 1 October 2016, to allow non-compliant individuals and firms to disclose assets held and income earned offshore.

Economic growth and skills development

Learnership and employment tax incentives

Review of employment and learnership tax incentives under way

The learnership tax incentive, introduced in 2002, aims to encourage education and work-based training. The employment tax incentive, introduced in 2014, was designed to promote the employment of young workers. Both incentives will expire towards the end of 2016. SARS has made data on the employment tax incentive available and a review is under way. It is envisaged that results from the review of both incentives will be published and presented to Parliament by the third quarter of 2016. If there are delays in completing these reviews, government may consider extending the incentives by one year.

Increasing the incentive for employers to provide bursaries

Government to increase incentive for employer bursaries

To support skills development, government proposes to increase the fringe benefit tax exemption thresholds for bursaries provided to employees or their relatives. The income eligibility threshold for employees to access the relief will be increased from R250 000 to R400 000. The value of qualifying bursaries will be increased from R10 000 to R15 000 for National Qualifications Framework levels 1 to 4, and from R30 000 to R40 000 for levels 5 to 10.

CHAPTER 4: REVENUE TRENDS AND TAX PROPOSALS

Education and training-based public benefit activities

Government is considering expanding the list of public-benefit education and training activities to accommodate industry-based training organisations, which would exempt them from tax.
Research and development

A task team established by the Minister of Science and Technology is investigating the challenges faced by businesses in trying to access the R&D tax incentive. Its work should be completed in April 2016, after which proposals will be considered to enhance this incentive.

Infrastructure investment in mining communities

The Mining Charter requires companies to invest in communities where they operate. It is typically agreed that a company will build housing, hospitals, schools and recreational facilities to benefit workers and communities. Companies can only deduct such capital expenditure if it relates directly to employees. Government proposes that the same relief be provided for community-related expenditure agreed to in a community-endorsed social and labour plan. The Department of Mineral Resources will improve monitoring and oversight of such plans.

Tax relief for mining companies investing in communities
Additional measures to protect the tax base

Hybrid debt instruments

Government will implement measures, effective 24 February 2016, to eliminate mismatches associated with hybrid debt instruments where the issuer is not a South African resident taxpayer. Such situations potentially result in double non-taxation. Interest payments on debt and dividend payments on equity are treated differently for tax purposes. Hybrid financial instruments, which exhibit both debt and equity features, have become commonplace. This can result in one party to a transaction deducting the payment while the counterparty receives exempt income. Existing rules reclassify an interest payment as a dividend payment for tax purposes. However, it is only possible to deny interest deductions for a South African resident that issues a debt instrument. This results in a mismatch in tax treatment between two countries, as the South African rules apply a low or zero tax rate to the reclassified dividend payment.

Proposal to address double non-taxation in hybrid debt instruments
Tax treatment of trusts

An important role of the tax system is to reduce inequality. Some taxpayers use trusts to avoid paying estate duty and donations tax. For example, if the founder of a trust sells his or her assets to the trust, and grants the trust an interest-free loan as payment, donations tax is not triggered and the assets are not included in his or her estate at death. To limit taxpayers’ ability to transfer wealth without being taxed, government proposes to ensure that the assets transferred through a loan to a trust are included in the estate of the founder at death, and to categorise interest- free loans to trusts as donations. Further measures to limit the use of discretionary trusts for income-splitting and other tax benefits will also be considered.

Measures to prevent tax avoidance through trusts

2016 BUDGET REVIEW

Capital gains tax

Effective capital gains tax rate for companies raised to 22.4 per cent

Government proposes to increase the inclusion rate for capital gains for individuals from 33.3 per cent to 40 per cent, and for companies from 66.6 per cent to 80 per cent. This will raise the maximum effective capital gains tax rate for individuals from 13.7 per cent to 16.4 per cent, and for companies from 18.6 per cent to 22.4 per cent. The annual amount above which capital gains become taxable for individuals will increase from R30 000 to R40 000. The effective rate applicable to trusts will increase from 27.3 per cent to 32.8 per cent. These new rates will become effective for years of assessment beginning on or after 1 March 2016.

Transfer duty

Government proposes to increase the transfer duty rate on property sales above R10 million from 11 percent to 13 per cent. This new rate will become effective for property acquired on or after 1 March 2016.

Table 4.8 Transfer duty rate adjustments, 2015/16 – 2016/17
Property value (R)	2015/16 Rates of tax	Property value (R)	2016/17 Rates of tax
R0 - R750 000	0% of property value	R0 - R750 000	0% of property value

R750 001 - R1 250 000	3% of property value above R750 000	R750 001 - R1 250 000	3% of property value above R750 000

R1 250 001 - R1 750 000	R15 000 + 6% of property value above R1 250 000	R1 250 00 - R1 750 000	R15 000 + 6% of property value above R1 250 000

R1 750 001 - R2 250 000	R45 000 + 8% of property value above R1 750 000	R1 750 001 - R2 250 000	R45 000 + 8% of property value above R1 750 000

R2 250 001 and above	R85 000 + 11% of property value above R2 250 000	R 2 250 001 - R10 000 000	R85 000 + 11% of property value above R2 250 000

		R10 000 001 and above	R937 500 + 13% of property value above R10 000 000

Source: National Treasury

Encouraging sustainable practices for a cleaner environment

Government is committed to protecting the environment. In addition to raising revenue, environmental taxes and levies are designed to encourage businesses and individuals to make more environmentally friendly decisions about their purchases and behaviour.

Encouraging the manufacture of clean fuels

To facilitate refinery upgrades to meet new standards, depreciation allowance is adjusted

Compliance with new fuel specifications will require an estimated R40 billion in capital expenditure by South African oil refineries. To facilitate the necessary upgrades, government proposes to provide an accelerated depreciation allowance for a limited time. This would allow qualifying capital expenditure to be deducted over a three-year period, instead of the normal five years.

Renewable energy incentives

Over the past several years, government has provided incentives to encourage investment in renewable energy through targeted accelerated depreciation allowances. However, capital expenditure that indirectly supports renewable electricity production, such as the construction of fences and roads, does not qualify for such deductions. To encourage investment in renewable energy, government will consider enhancing existing provisions to include some necessary indirect infrastructure costs.

CHAPTER 4: REVENUE TRENDS AND TAX PROPOSALS

Fuel taxes

Fuel taxes raise general revenue, fund compensation for road accidents, and help to address pollution and congestion. Government proposes to increase the general fuel levy by 30c/litre, effective 6 April 2016.

Fuel levy to increase by 30c/litre

Table 4.9 Total combined fuel taxes on petrol and diesel, 2014/15 – 2016/17
	2014/15		2015/16		2016/17
Cents/litre	93 octane petrol	Diesel	93 octane petrol	Diesel	93 octane petrol	Diesel
General fuel levy	224.50	209.50	255.00	240.00	285.00	270.00
Road Accident Fund levy	104.00	104.00	154.00	154.00	154.00	154.00
Customs and excise levy	4.00	4.00	4.00	4.00	4.00	4.00
Illuminating paraffin marker	—	0.01	—	0.01	—	0.01

Total	332.50	317.51	413.00	398.01	443.00	428.01
Pump price: Gauteng (as in February)[1]	1 206.00	1 129.17	1 009.00	926.09	1 215.00	943.17

Taxes as percentage of pump price	27.6%	28.1%	40.9%	43.0%	36.5%	45.4%

1.	Diesel (0.05% sulphur) wholesale price (retail price not regulated)

Source: National Treasury

Tyre levy

The tyre levy proposed in the 2015 Budget is intended to reduce waste, while encouraging reuse, recycling and recovery, and discouraging disposal into landfills. This levy will be implemented at a rate of R2.30/kg of tyre, effective 1 October 2016. See Annexure C for more details. The levy will replace the current fee arrangements for tyres, as regulated by the Department of Environmental Affairs.

Tyre levy of R2.30/kg of tyre to reduce waste
Incandescent globe tax

An environmental levy on incandescent light bulbs was introduced in 2009 to encourage the use of more efficient compact fluorescent bulbs and reduce electricity demand. This levy was last increased in 2013. To take account of inflation, it is proposed that the levy be increased from R4 to R6 per globe, effective 1 April 2016.

Plastic bag levy

This levy, in place for 10 years, aims to counter the dispersion of plastic bags that end up as wind-blown litter or in waste facilities. Overall, it has helped to reduce the production and import of plastic bags. This levy was last increased in 2013. Government proposes to increase the levy from 6 cents to 8 cents per bag, effective 1 April 2016, to account for inflation.

Plastic bag levy increase of 2 cents
Motor vehicle emissions tax

The motor vehicle emissions tax aims to encourage consumers to use more fuel-efficient, low-carbon-emitting vehicles, and manufacturers to improve fuel efficiency. To maintain this strategy, government proposes that a combined inflationary adjustment based on the 2013–2015 period be implemented, effective 1 April 2016. For passenger vehicles, this will increase the tax rate from R90 to R100 for every gram of emissions/km above 120 gCO2 /km and, for double cabs, from R125 to R140 for every gram of emissions/km in excess of 175 gCO2 /km.

Motor vehicle emissions tax to encourage fuel-efficient, low-carbon vehicles

2016 BUDGET REVIEW

Update on implementation of carbon tax

The main aim of the carbon tax is to put a price on the environmental and economic damages caused by excessive emissions of greenhouse gases. A secondary aim is to change the behaviour of firms and consumers, encouraging them to use cleaner technology.

Given the economic outlook, the carbon tax has been designed to ensure that its overall impact will be revenue neutral up to 2020. The draft Carbon Tax Bill was published in November 2015, with 90 comments received to date. The draft bill will be revised, taking into account public comments and further consultation.

Promoting public health and social wellbeing

Taxing sugar-sweetened beverages

Tax on sugar-sweetened beverages from 1 April 2017

Obesity stemming from overconsumption of sugar is a global concern. Over the past 30 years the problem has grown in South Africa, which has the worst obesity ranking in sub-Saharan Africa, and led to greater risk of heart disease, diabetes and cancer. The Department of Health has published a policy paper on the growing problem of obesity. Fiscal interventions such as taxes are increasingly recognised as complementary tools to help tackle this epidemic. Countries such as Denmark, Finland, France, Hungary, Ireland, Mexico and Norway have levied taxes on sugar- sweetened beverages. Government proposes to introduce such a tax on 1 April 2017 to help reduce excessive sugar intake.

Excise duties on alcoholic beverages and tobacco products

Alcohol excise duty rates to increase by between 6.7 per cent and 8.5 per cent

In line with health and fiscal policy objectives, tax rates on alcoholic beverages have been consistently increased beyond inflation since 2002. The 2016 Budget continues this trend, with excise duty rate increases of between 6.7 per cent and 8.5 per cent. Mixtures of grain-fermented beverages (such as beverages made from maize) with an alcohol content ranging from 2.5 per cent to 9 per cent by volume are proposed as an additional excise duty category. These beverages will be taxed at the beer rate based on absolute alcohol content. Government proposes that other fermented beverage mixtures and ciders be taxed per absolute alcohol content.

Historical changes in duty structure and regulatory requirements have led to brandy being at a competitive disadvantage relative to other spirits. To level the playing field, government proposes that a 10 per cent lower excise duty, based on litres of absolute alcohol content, be applied to pot- stilled and vintage brandy, and phased in over the next two years.

The excise duty on sparkling wine has risen well above inflation in recent years, mainly due to the influence of high-priced imports. As a result, the difference between the excise duties on sparkling wine and still wine has increased substantially. It is proposed that the current difference between the excise duties on natural and sparkling wine be maintained by pegging the sparkling wine excise rate at 3.2 times that of natural unfortified wine.

Tobacco taxation review in 2016/17

The excise adjustments for cigarettes, cigarette tobacco and pipe tobacco are attributable to inflation-linked price increases for the most popular brands in each category. A review of tobacco product taxation will begin in 2016/17, and will consider both existing and non-traditional tobacco products and their alternatives, such as e-cigarettes.

CHAPTER 4: REVENUE TRENDS AND TAX PROPOSALS

Table 4.10 Changes in specific excise duties, 2016/17

	Current excise	Proposed excise	Percentage change
Product	duty rate	duty rate	Nominal	Real
Malt beer	R73.05 / litre of absolute alcohol (124c / average 340ml can)	R79.26 / litre of absolute alcohol (135c / average 340ml can)	8.5	1.9
Traditional African beer	7.82c / litre	7.82c / litre	—	-6.6
Traditional African beer powder	34.70c / kg	34.70c / kg	—	-6.6
Unfortified wine	R3.07 / litre	R3.31 / litre	8.0	1.3
Fortified wine	R5.46 / litre	R5.82 / litre	6.7	0.0
Sparkling wine	R9.75 / litre	R10.53 / litre	8.0	1.4
Ciders and alcoholic fruit beverages	R73.05 / litre of absolute alcohol	R79.26 / litre of absolute alcohol	8.5	1.9
Spirits	R149.23 / litre of absolute alcohol (R48.13 / 750ml bottle)	R161.47 / litre of absolute alcohol (R52.07 / 750ml bottle)	8.2	1.6
Cigarettes	R12.42 / 20 cigarettes	R13.24 / 20 cigarettes	6.7	0.0
Cigarette tobacco	R13.94 / 50g	R14.88 / 50g	6.8	0.1
Pipe tobacco	R3.89 / 25g	R4.16 / 25g	7.0	0.4
Cigars	R64.96 / 23g	R69.28 / 23g	6.7	0.0

Source: National Treasury

¢ Reducing red tape for small business

To support business development, SARS is working to reduce red tape. It has rolled out small business desks, designed a mobile tool to help small firms register at their own premises, and implemented a single registration process, avoiding the need to reregister for different taxes.

¢ Summary

Resilient tax revenue performance has resulted from a coherent tax policy framework and improvements in tax administration. To maintain the social compact, government is reiterating its commitment to efficient spending that provides taxpayers with value for money.

2016 BUDGET REVIEW

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5

Consolidated spending plans

In brief

•	The expenditure ceiling has been lowered by R25 billion over the next three years by reducing compensation budgets.

•	In addition, R31.8 billion has been reprioritised to fund new spending needs, including higher education, drought relief and contributions to the New Development Bank.

•

The reductions in compensation budgets were designed to minimise the impact on frontline service delivery personnel, with the bulk of reductions applying to managerial and administrative staff. Additional measures to improve the quality of spending are to be implemented over the medium term.

•

Over the next three years, consolidated government expenditure grows in real terms, at an average annual rate of 0.8 per cent, driven mostly by spending on economic infrastructure, employment programmes and education.

•	Social protection, post-school education and health are the fastest-growing items of non-interest expenditure over the medium term.

¢ Overview

The 2016 Budget proposes to revise government’s medium-term spending plans to support the fiscal framework and respond to weaker-than-expected economic growth, which has reduced revenue over the medium term. Changes are also necessary to marshal funds for new spending requirements while adhering to lower fiscal limits. Accordingly, government has lowered the spending ceiling in the two outer years of the medium-term expenditure framework (MTEF) and reprioritised significant resources within and across departments.

Reprioritisation and lower spending ceiling fund new spending priorities and support fiscal stability

The reprioritisation and spending reductions have been designed to minimise negative consequences for low-income households. Social grants have been protected, and core social and economic programmes will be maintained. However, these changes will slow the expansion of budgets over the medium term.

Consolidated government spending will rise to R1.69 trillion by 2018/19. Together with rising inflation, the proposals in the budget reduce the rate of real growth in consolidated expenditure to an annual average of 0.8 per cent over the medium term, down from 4 per cent between 2012/13 and 2015/16. Debt-service costs remain the fastest-growing spending category.

Debt-service costs remain fastest-growing spending category

2016 BUDGET REVIEW

¢ Revisions to spending plans

Spending limits reduced, compensation contained and funds reprioritised

The main features of revised spending plans are a reduction in spending limits targeted at compensation budgets, reprioritisation to respond to new spending needs, cost containment and steps to improve spending quality.

Reducing expenditure by limiting compensation

The expenditure ceiling – which limits allocations to departments – has been reduced by R10 billion in 2017/18 and R15 billion in 2018/19. These reductions have been distributed to compensation budgets across national and provincial government. The changes are designed to minimise the impact on frontline service delivery personnel: the bulk of reductions will apply to managerial and administrative staff. In addition, R7.2 billion has been shifted out of the compensation budgets of national departments over the medium term as part of the reprioritisation exercise discussed below.

Compensation budget growth slows by nearly 1 percentage point compared to 2015 MTBPS

At the time of the 2015 Medium Term Budget Policy Statement (MTBPS), spending on compensation was expected to grow by 8.2 per cent over the three-year period. This reflected the allocation of significant resources to pay for the public-sector wage agreement concluded in May 2015. Revised compensation budgets will grow at 7.4 per cent – although earnings growth will average 8.5 per cent, in line with the agreement. Upward revisions to inflation will be absorbed within these lower compensation budgets.

The 2015 Budget indicated that if increases in costs associated with the wage agreement were to depart significantly from inflation, more stringent controls on public employment would be implemented. To continue operating within budget limits, as required by the Public Finance Management Act (1999), government departments will need to adjust their human resource plans significantly. The National Treasury and the Department of Public Service and Administration will assist in this process. In accordance with measures approved by Cabinet, government will take the following steps:

•        Effective 1 April 2016, appointments to non-critical vacant posts will be blocked on government’s payroll system, pending the submission of revised human resource plans. Teachers, nurses, doctors, police officers and other critical posts will be excluded from the lock.

• Appointments will be sanctioned only after departments have submitted revised human resource plans aligned with compensation budget limits. Adherence to these limits will be strictly monitored.

•        In many cases, departmental plans will reduce personnel headcounts in administrative and managerial posts, eliminate unnecessary positions, and establish a sustainable level of authorised, funded posts.

• The 2016 Appropriation Bill proposes to strictly earmark compensation budgets. Any additions or changes to how the funds are to be spent will require legislative approval.

•        Administrative and regulatory changes will limit the appointment of contract staff, reduce posts not on the approved establishment and align organisational structures with approved budgets. Decisions to award performance bonuses and promote staff will need to be balanced against the need to maintain employment of critical staff.

CHAPTER 5: CONSOLIDATED SPENDING PLANS

In addition, the National Treasury, the Department of Public Service and Administration, and the Department of Planning, Monitoring and Evaluation are assessing the 2015 public-sector wage negotiation process. The results of the assessment will be used to develop and propose reforms to collective bargaining and remuneration that could further enhance fiscal stability.

Government working on proposals to reform wage negotiation process
Reprioritising expenditure to fund new requirements

Since the tabling of the 2015 MTBPS, government has reprioritised R31.8 billion to support new spending requirements. Of this amount, R16.3 billion over the medium term provides extra support to the higher education system by compensating for the freeze in university fees for the 2016 academic year and clearing student debt accrued in the academic years between 2013 and 2015.

R31.8 billion reprioritised to new spending needs since 2015 MTBPS

Over the medium term, R11.8 billion funds South Africa’s contributions to the New Development Bank. An amount of R3 billion has been allocated to bolster the contingency reserve in 2016/17 in response to elevated macroeconomic risks. Small business development is allocated an additional R475 million and R300 million goes towards strengthening government’s capacity to monitor programme performance.

R11.8 billion from reprioritisation for subscription to New Development Bank

Table 5.1 Additional spending to be funded in the 2016 MTEF
R million	2016/17	2017/18	2018/19	MTEF total
Higher education	4 882	5 555	5 832	16 269
New Development Bank	3 750	3 500	4 500	11 750
Provision for contingency reserve	3 000	—	—	3 000
Small business development	150	158	167	475
Planning, monitoring and evaluation	50	100	150	300

Total	11 832	9 313	10 649	31 794

Source: National Treasury

Resources are mostly drawn from compensation budgets, non-essential operational expenditure items and programmes with a history of underspending. Of the funds reprioritised, 58 per cent is from national government, and 21 per cent from provincial and local government allocations respectively, as detailed in Table 5.2. Chapter 6 provides further details on plans by provinces and municipalities to ensure the reductions do not adversely affect the provision of services.

Most reprioritised funds are from national government

2016 BUDGET REVIEW

Table 5.2 Baseline reductions by sphere of government, 2016/17 – 2018/19
R million	2016/17	2017/18	2018/19	MTEF total	% of baseline
National government	6 163	6 355	6 717	19 235	0.8%
Compensation of employees	1 499	2 981	2 729	7 208	1.5%
Goods and services	1 412	1 504	2 090	5 007	2.5%
Transfers to public entities	2 683	1 539	1 548	5 770	1.7%
Other national spending items[1]	568	331	350	1 249	0.2%
Provincial government	3 551	1 659	1 620	6 830	0.4%
Provincial equitable share	1 500	1 000	800	3 300	0.2%
Provincial conditional grants	2 051	659	820	3 530	1.2%
Local government	2 150	2 015	2 650	6 815	2.2%
Local government equitable share	300	500	1 000	1 800	1.1%
Local government conditional grants	1 850	1 515	1 650	5 015	3.7%

Total baseline reductions	11 864	10 029	10 987	32 880	0.8%

1.	Transfers to private enterprises and households, as well as capital items

Source: National Treasury

Responding to drought

South Africa is in the midst of its worst drought in at least two decades, threatening agricultural output and pushing up food prices. Five provinces – North West, KwaZulu-Natal, Free State, Limpopo and Mpumalanga – were declared disaster areas in 2015, allowing for a coordinated national response.

Government has reprioritised R1 billion for drought relief in 2015/16. The funds consist of:

•	R502 million from the Department of Water and Sanitation for drilling boreholes, buying water tankers and related measures.

•

R318 million from the Department of Agriculture, Forestry and Fisheries (through conditional grants for the Comprehensive Agricultural Support Programme and Ilima/Letsema projects) and from provincial governments for activities such as moving cattle herds to state farms and transporting safe drinking water to drought-affected areas.

•	R187 million from the Department of Rural Development and Land Reform to distribute animal feed.

In addition, the 2016 Division of Revenue Bill proposes changes to disaster-relief grants to provinces and municipalities. These grants, which previously provided only for the rehabilitation of infrastructure damaged by disasters, will also provide for operational costs incurred by provinces and municipalities to distribute water.

Improving spending efficiency

In a tight fiscal environment, government is taking additional steps to improve spending efficiency – ensuring departments and public entities do more with less.
Cost containment

Instruction note will be issued on new rules for goods and services procurement

Government will intensify cost-containment efforts introduced in 2013. An instruction note to be issued in the near future will set out new rules for spending on goods and services, and conferences funded by departments and public entities. Enforcement mechanisms will be strengthened.

Procurement reforms

The Office of the Chief Procurement Officer works to reduce the cost of doing business with the state, and eliminate waste and duplication. Since the inception of the eTenders portal in 2015, for example, the site has published 2 500 tenders worth about R35 billion. Transparency has improved, and advertising and administrative costs have come down significantly. A national standard for infrastructure procurement and delivery has been distributed throughout government.

CHAPTER 5: CONSOLIDATED SPENDING PLANS

Reforms to be implemented in 2016 include the following:

•        All companies that wish to do business with government must be registered on the central supplier database from 1 April 2016 for transactions with national and provincial government and their entities, and from 1 July 2016 for municipalities.

•        From 1 April 2016, it will be compulsory to procure routine goods and services through the centrally negotiated contracts in place. The process will be managed through the gCommerce portal, which automates ordering and allows for bulk discounts. The automation process is expected to reduce corruption by reducing the risk of human intervention to override established protocols.

•        A national travel and accommodation policy has been developed for public servants who travel for work. The policy is expected to reduce spending in this category by R1.6 billion over the medium term.

Government is presently holding talks with its top 100 suppliers to reduce prices. These discussions could yield significant savings over the medium term. A Public Procurement Bill is also being finalised and will be released for comment in the first half of 2016. It will consolidate the fragmented legal and regulatory landscape, align preferential procurement with section 217 of the Constitution, and modernise procurement rules.

Transfers to public entities

The number of public entities has grown rapidly in recent years. Each of these entities has its own board. Some entities maintain organisational structures that are disproportionately large relative to their mandate. Transfers to public entities constitute 9.9 per cent of government expenditure in 2015/16 and are expected to increase from R123.4 billion in 2015/16 to R155.3 billion in 2018/19.

These transfers will be assessed in the period ahead to ensure that spending in public entities is aligned to their mandates. The assessment will also review the relevant remuneration rules, and ensure that supply-chain policies and procedures are consistent with procurement rules. Government will also consider whether some national and provincial public entities could be merged, closed or restructured in line with the recommendations of the Presidential Review Committee on State-owned Entities.

National and provincial public entities will also be required to implement revised cost-containment measures.

Expenditure reviews

The National Treasury and the Department of Planning, Monitoring and Evaluation have continued the project started in 2013 to review expenditure and make recommendations that improve spending quality. An additional 10 performance and expenditure reviews were completed in 2015/16, bringing the total to 30. Among them was a review of accommodation leases, which found that savings of as much as 20 per cent of current expenditure on property leases could be realised over the medium term if they were renegotiated to market rates.

An exercise to model remuneration trends is also under way. Preliminary results indicate that increases in the remuneration bill in central, administrative and policy departments are partly driven by increases in employee numbers or salary levels, without a commensurate increase in productivity.

Increases in remuneration bill not always matched by increases in productivity
¢ Consolidated government expenditure

Consolidated government expenditure is expected to grow by 7.1 per cent over the medium term, reaching R1.69 trillion in 2018/19. At this rate, spending growth will outpace inflation by 0.8 per cent.	Spending growth marginally ahead of inflation

2016 BUDGET REVIEW

Debt-service costs are the fastest-growing category of spending, increasing at an annual average of 11.4 per cent over the medium term. The rate of increase in this obligation – which arises from government borrowing in the past – is slowing, as shown in Figure 5.1. However, servicing the debt absorbs 10.4 per cent of consolidated government spending over the medium term and continues to crowd out resources for policy priorities.

Spending on water, roads and broadband infrastructure boosts growth in economic affairs

Spending on economic affairs grows at 7.2 per cent over the medium term. The increase is driven by growing investment in water infrastructure – largely through the water boards –roads infrastructure and allocations for the rollout of broadband infrastructure.

Additional allocation of R11.5 billion over medium term preserves real value of social grants

Spending on social services continues to show strong growth of 8.1 per cent in the period ahead. Government has acted to preserve the real value of social grants, adding R11.5 billion to social protection over the medium term. Growth in allocations for post-school education reflects the reprioritisation of resources towards universities. Growth in health and basic education spending is largely driven by the need to accommodate the 2015 wage settlement with public servants, and to avoid sharp reductions in the number of teachers and medical personnel. Slower growth in defence indicates the need for medium-term adjustments to human resource plans in this department.

Table 5.3 sets out consolidated government expenditure by economic classification over the MTEF period. It takes into account spending by national and provincial governments, as well as social security funds, public entities and transfers to local government.

Compensation’s share of consolidated spending remains at about 35 per cent over MTEF period

While overall growth in spending has been slowing, spending on compensation of employees is projected to grow by 7.4 per cent over the medium term as a result of the 2015 wage settlement. Government’s efforts to curb unsustainable growth in the wage bill will see the proportion of consolidated spending consumed by compensation of employees remain at about 35 per cent over the medium term.

CHAPTER 5: CONSOLIDATED SPENDING PLANS

At 6.9 per cent over the medium term, the growth in expenditure on goods and services has been kept in check by reprioritisation and cost-containment measures, particularly on non-essential items. Growth in this item is mainly driven by increased spending on medicine and contracts for infrastructure maintenance.

Growth in goods and services results from spending on medicine and infrastructure maintenance

Transfers and subsidies (including transfers to municipalities, universities and households) grow at 7.2 per cent over the medium term. Transfers to higher education grow by 8.6 per cent, reflecting a higher allocation to fund short-term challenges at universities; transfers to municipalities grow at 7.4 per cent to support implementation of projects on basic services and public transport; and transfers to households grow at 7.4 per cent to increase social grants and inflationary increases. The details of transfers and subsidies to municipalities are contained in Chapter 6.

Table 5.3 Consolidated government expenditure by economic classification,1 2015/16 – 2018/19

	2015/16	2016/17	2017/18	2018/19		Average
R million	Revised estimate	Medium-term estimates			Percentage of total MTEF	annual MTEF growth
Economic classification
Current payments	805 809	875 839	942 052	1 013 125	60.2%	7.9%
Compensation of employees	476 772	516 801	551 463	590 866	35.3%	7.4%
Goods and services	193 737	204 692	221 901	236 610	14.1%	6.9%
Interest and rent on land	135 300	154 346	168 688	185 648	10.8%	11.1%
of which:
Debt-service costs	129 111	147 720	161 927	178 556	10.4%	11.4%
Transfers and subsidies	447 566	475 849	509 282	551 571	32.7%	7.2%
Municipalities	108 662	113 131	121 937	134 635	7.9%	7.4%
Departmental agencies and accounts	26 522	25 546	27 224	32 137	1.8%	6.6%
Higher education institutions	27 500	29 350	33 164	35 177	2.1%	8.6%
Foreign governments and international organisations	2 054	2 129	2 255	2 426	0.1%	5.7%
Public corporations and private	33 407	33 882	36 996	41 539	2.4%	7.5%
enterprises
Non-profit institutions	28 391	29 534	30 424	31 562	1.9%	3.6%
Households	221 030	242 277	257 281	274 094	16.5%	7.4%
Payments for capital assets	97 880	100 372	105 563	110 479	6.7%	4.1%
Buildings and other capital assets	76 059	79 456	82 406	86 276	5.3%	4.3%
Machinery and equipment	21 820	20 917	23 157	24 203	1.5%	3.5%
Payments for financial assets[2]	29 673	5 230	5 165	5 052	0.3%	-44.6%

Total	1 380 926	1 457 291	1 562 062	1 680 227	100.0%	6.8%
Contingency reserve	—	6 000	10 000	15 000

Consolidated expenditure	1 380 926	1 463 291	1 572 062	1 695 227		7.1%

1.	Consisting of the main budget and spending by provinces, public entities and social security funds financed from own revenue
2.	Includes R23 billion equity investment in Eskom

Source: National Treasury

¢	Medium-term spending and the NDP

Government spending seeks to achieve the objectives of the National Development Plan (NDP). The medium-term strategic framework gives expression to NDP priorities over the period 2014 – 2019.	Government spending plans work towards objectives of NDP

2016 BUDGET REVIEW

Government’s budget is organised into function groups that encompass departments and entities that pursue similar outcomes across national, provincial and local government. Details on medium-term allocations for each group are set out in Table 5.4. The sections that follow set out their medium-term expenditure allocations and selected performance targets. More detailed information on departmental spending plans can be found in the statistical tables at the back of this publication and in the Estimates of National Expenditure. Spending plans for provinces and municipalities are discussed in Chapter 6.

Table 5.4 Consolidated government expenditure by function,1 2015/16 – 2018/19

	2015/16	2016/17	2017/18	2018/19	Percentage
R million	Revised estimate	Medium-term estimates			of total MTEF allocation by function	Average annual MTEF growth
Basic education	213 676	228 803	245 414	264 969	17.6%	7.4%
Health	159 377	168 393	183 629	198 556	13.1%	7.6%
Defence, public order and safety	171 522	181 519	192 444	203 644	13.7%	5.9%
Defence and state security	49 900	52 344	54 063	56 373	3.9%	4.1%
Police services	82 648	87 508	94 095	100 225	6.7%	6.6%
Law courts and prisons	38 974	41 667	44 285	47 047	3.2%	6.5%
Post-school education and training	64 158	68 715	74 715	80 493	5.3%	7.9%
Economic affairs	187 796	211 962	217 965	231 091	15.7%	7.2%
Industrial development and trade	29 550	31 844	31 938	35 314	2.4%	6.1%
Employment, labour affairs and social security funds	65 915	73 127	75 270	77 358	5.4%	5.5%
Economic infrastructure and network regulation	73 613	87 105	90 493	97 460	6.5%	9.8%
Science, technology, innovation and the environment	18 718	19 886	20 263	20 959	1.5%	3.8%
Human settlements and municipal infrastructure	178 233	182 631	199 821	216 215	14.2%	6.7%
Agriculture, rural development and land reform	25 249	26 417	27 744	29 147	2.0%	4.9%
General public services[2]	97 450	73 652	77 770	82 611	5.6%	-5.4%
Executive and legislative organs	12 485	13 378	13 988	14 768	1.0%	5.8%
General public administration and fiscal affairs	67 802	41 597	44 701	46 491	3.2%	-11.8%
Home affairs	7 247	7 391	7 052	8 935	0.6%	7.2%
External affairs and foreign aid	9 916	11 286	12 029	12 417	0.8%	7.8%
Social protection	154 353	167 479	180 634	194 945	12.9%	8.1%

Allocated by function	1 251 815	1 309 571	1 400 135	1 501 671	100.0%	6.3%
Debt-service costs	129 111	147 720	161 927	178 556		11.4%
Contingency reserve	—	6 000	10 000	15 000

Consolidated expenditure	1 380 926	1 463 291	1 572 062	1 695 227		7.1%

1.	Consisting of the main budget and spending by provinces, public entities and social security funds financed from own revenue
2.	Includes R23 billion equity investment in Eskom

Source: National Treasury

Health

The NDP envisions a South Africa where life expectancy is at least 70 years, under-20s are largely HIV-free and the burden of disease is reduced. The health budget will be R168.4 billion in 2016/17, of which R31.9 billion will be for primary healthcare services, R88.2 billion for hospitals, and R15.9 billion for HIV/AIDS treatment and prevention. Several priority areas receive additional medium-term allocations:

•        R984 million to expand coverage of HIV/AIDS treatment and prevention initiatives, including supply of antiretrovirals. The goal is to ensure that by 2020, 90 per cent of all people living with HIV know their status, are receiving treatment and have undetectable viral loads.

CHAPTER 5: CONSOLIDATED SPENDING PLANS

• R740 million for the treatment of tuberculosis, including enhanced screening and earlier detection and diagnosis.
• R300 million to develop a national electronic medicine stock management system.

Table 5.5 Health expenditure, 2015/16 – 2018/19

	2015/16	2016/17	2017/18	2018/19	Percentage
R million	Revised estimate	Medium-term estimates			of total MTEF allocation by function	Average annual MTEF growth
Health expenditure	159 377	168 393	183 629	198 556	100.0%	7.6%
of which:
Central hospital services	28 986	32 430	34 955	37 469	19.0%	8.9%
Provincial hospital services	30 032	29 442	32 020	34 055	17.3%	4.3%
District health services	70 206	74 967	81 820	88 375	44.5%	8.0%
of which:
Comprehensive HIV and AIDS and tuberculosis grant	13 671	15 115	17 620	20 032	9.6%	13.6%
Emergency medical services	6 261	6 653	7 460	7 897	4.0%	8.0%
Facilities management and maintenance	8 268	8 329	8 829	9 293	4.8%	4.0%
Health science and training	4 533	4 858	5 206	5 499	2.8%	6.7%
National Health Laboratory Service	5 466	5 672	6 193	6 542	3.3%	6.2%
National Department of Health [1]	2 421	3 094	3 694	4 429	2.0%	22.3%

Total	159 377	168 393	183 629	198 556	100.0%	7.6%

of which:
Compensation of employees	100 095	107 990	116 379	123 996	63.3%	7.4%
Goods and services	44 545	46 463	51 725	58 045	28.4%	9.2%
Transfers and subsidies	5 640	4 687	4 950	5 252	2.7%	-2.3%
Buildings and other fixed structures	6 019	5 994	7 230	7 838	3.8%	9.2%
Machinery and equipment	2 942	3 140	3 225	3 418	1.8%	5.1%

1.	Excludes grants and transfers reflected as expenditure in appropriate sub-functional areas

Source: National Treasury

National health insurance, which is being implemented at 390 sites, is allocated R4.5 billion over the medium term. The information system used at these sites to manage patient records will be improved, with an additional R276 million for this purpose allocated over the medium term to the information systems component of the national health insurance indirect grant.

National health insurance is being implemented at 390 sites and receives R4.5 billion over MTEF

The health facility revitalisation grant – which has been underspending in recent years – has been reduced by R365 million over the medium term to support reprioritisation. The reduction, which represents 2.1 per cent of the grant, is not expected to adversely affect service delivery.

2016 BUDGET REVIEW

Social protection

The primary aims of the social protection function are to provide a social safety net to all South Africans, particularly the young, elderly or disabled, and reform and standardise practices in the social welfare sector. These are in line with the NDP’s call to work towards broader social protection. Spending to support this priority is set to grow from R154.4 billion in 2015/16 to R195 billion by 2018/19, accounting for 12.9 per cent of total government spending over the MTEF period.

Additional R813 million allocated for early childhood development strategy

A new early child development conditional grant has been created and an additional R813 million allocated over the MTEF period to implement the Cabinet-approved early childhood development (ECD) strategy. The funds provide subsidies for more poor children to attend ECD centres and support related capital maintenance programmes. About 104 000 children are to be subsidised through this grant over the medium term and 4 000 ECD centres will benefit from the maintenance programme.

An additional R166 million has been allocated to substance-abuse in- patient centres in the North West, Northern Cape, Free State and Eastern Cape. These funds allow for each province to have at least one such public facility fully operational by 2017/18.

Table 5.6 Social protection expenditure, 2015/16 – 2018/19

	2015/16	2016/17	2017/18	2018/19	Percentage
R million	Revised estimate	Medium-term estimates			of total MTEF allocation by function	Average annual MTEF growth
Social protection expenditure	154 353	167 479	180 634	194 945	100.0%	8.1%
of which:
Social grants	128 868	140 499	152 207	164 754	84.2%	8.5%
of which:
Child support	47 459	51 951	56 287	60 981	31.2%	8.7%
Old age	53 274	58 927	64 656	70 833	35.8%	10.0%
Disability	19 298	20 418	21 447	22 522	11.9%	5.3%
Foster care	5 480	5 522	5 781	6 029	3.2%	3.2%
Care dependency	2 431	2 677	2 939	3 219	1.6%	9.8%
South African Social Security Agency	6 643	6 909	7 416	7 876	4.1%	5.8%
Provincial social development	16 632	17 718	18 567	20 124	10.4%	6.6%

Total	154 353	167 479	180 634	194 945	100.0%	8.1%

Social grants as percentage of GDP	3.2%	3.2%	3.2%	3.2%
Social grant beneficiary numbers by grant type (Thousands)
Child support	12 052	12 349	12 609	12 844		2.1%
Old age[1]	3 182	3 300	3 419	3 542		3.6%
Disability	1 096	1 086	1 078	1 072		-0.7%
Foster care	456	461	466	471		1.1%
Care dependency	142	148	153	158		3.6%

1.	Includes war veterans

Source: National Treasury

Social grant increases for 2016/17

R11.5 billion added to allocations for social grants for inflation and beneficiary growth

Allocations of R11.5 billion over the MTEF period have been added to the budget for social assistance. The additional funds provide for inflation-linked adjustments to grant values, and the growth in the number of

CHAPTER 5: CONSOLIDATED SPENDING PLANS

beneficiaries, primarily those receiving old-age pension and child-support grants. Beneficiary numbers in these categories are growing as the aged population increases each year and child mortality rates decline. The old-age grant is set to increase by R80 per month in April 2016 and a further R10 in October 2016. The child-support grant increases by R20 per month in April 2016.

Table 5.7 Social grants values,1 2015/16 – 2016/17

Rand	2015/16	2016/17	Percentage increase
State old age	1 415	1 505	6.4%
State old age, over 75s	1 435	1 525	6.3%
War veterans	1 435	1 525	6.3%
Disability	1 415	1 505	6.4%
Foster care	860	890	3.5%
Care dependency	1 415	1 505	6.4%
Child support	330	350	6.1%

1.	Average monthly grant value

Source: National Treasury

Post-school education and training

The Department of Higher Education and Training coordinates government’s efforts to build a skilled and capable workforce to support an inclusive growth path. Key to realising this outcome is providing access to high-quality education and training, in line with the NDP.

Expenditure in this function is set to increase from R64.2 billion in 2015/16 to R80.5 billion in 2018/19. Of this spending, 41.6 per cent is for university subsidies and infrastructure, which increase at an annual rate of 9.1 per cent over the medium term. Funding for the National Student Financial Aid Scheme increases from R9.2 billion in 2015/16 to R14.2 billion in 2016/17.

Bulk of post-school education and training funding goes to university subsidies

Expanding equitable access to higher education and training institutions

In October 2015, the President established a task team to investigate the short-term student funding challenges at universities. Based on its recommendations, R16.3 billion was added to medium-term allocations for the post-school education and training function group. Of this, R5.7 billion goes towards the funding shortfall at universities caused by keeping fees for the 2016 academic year at 2015 levels, and the carry-through costs over the MTEF period. An amount of R2.5 billion in 2016/17 is transferred to the National Student Financial Aid Scheme to clear the debt of 71 753 students for the 2013 to 2015 academic years, along with a further R8 billion over the medium term to support underfunded current students to complete their studies.

A Presidential Commission of Inquiry into Higher Education and Training was established in January 2016. The commission is to report within 10 months of its formation on the feasibility of making higher education and training fee free in South Africa.

In addition, an interdepartmental task team chaired by the National Treasury is working on the longer-term project of investigating financing options for the White Paper for Post-School Education and Training. The task team includes representatives of the Department of Higher Education and Training, the Department of Planning, Monitoring and Evaluation, and the Financial and Fiscal Commission.

The number of students enrolled in higher education institutions is projected to increase from 1 million in 2015/16 to 1.1 million in 2018/19, and the number of postgraduates and doctoral graduates from 48 300 and 2 060 to 56 600 and 2 500, respectively, over the same period.

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Table 5.8 Post-school education and training expenditure, 2015/16 – 2018/19

	2015/16	2016/17	2017/18	2018/19	Percentage
R million	Revised estimate	Medium-term estimates			of total MTEF allocation by function	Average annual MTEF growth
Post-school education and training expenditure	64 158	68 715	74 715	80 493	100.0%	7.9%
of which:
University subsidies	22 985	24 568	28 069	29 827	36.8%	9.1%
University infrastructure	3 301	3 397	3 538	3 708	4.8%	4.0%
National Student Financial Aid Scheme [1]	9 247	14 292	13 187	13 722	18.4%	14.1%
Technical and vocational education and training	6 843	6 917	7 414	7 866	9.9%	4.8%
of which:
Compensation of employees	5 455	5 521	5 914	6 282	7.9%	4.8%
Community education and training	1 564	2 070	2 237	2 380	3.0%	15.0%
of which:
Compensation of employees	1 444	1 906	2 070	2 201	2.8%	15.1%
Skills development levy institutions [2]	18 758	15 894	18 575	20 587	24.6%	3.2%

Total	64 158	68 715	74 715	80 493	100.0%	7.9%

1.	Includes cash disbursements from the National Student Financial Aid Scheme capital account
2.	Includes direct charges from the National Revenue Fund for the 21 sector education and training authorities and spending of the National Skills Fund

Source: National Treasury

The newly established University of Mpumalanga and the Sol Plaatje University in the Northern Cape have been allocated R3.9 billion for operational costs and capital expenditure over the medium term. These additional funds will allow for the universities to expand enrolments to 2 010 students in 2016, up from the 1 234 admitted in 2015.

Basic education

Basic education allocated 17.6 per cent of government spending

This function group supports the NDP goal of improving the quality of and access to basic education. Expenditure in the function group will increase to R265 billion over the medium term, accounting for 17.6 per cent of total government spending. Spending growth is driven largely by the 2015 public-sector wage agreement, particularly in provinces, where 73.1 per cent of education spending is on compensation of employees.

Provinces have been allocated R11.7 billion over the medium term for the provision of learner and teacher support materials. Over this period, 180 million workbooks will be provided to learners at a cost of R3.2 billion, along with targeted support programmes to help teachers improve the quality of learning.

CHAPTER 5: CONSOLIDATED SPENDING PLANS

Table 5.9 Basic education expenditure, 2015/16 – 2018/19

	2015/16	2016/17	2017/18	2018/19	Percentage
R million	Revised estimate	Medium-term estimates			of total MTEF allocation by function	Average annual MTEF growth
Arts, sports, recreation and culture	9 390	9 962	10 664	11 153	4.3%	5.9%

Basic education	204 286	218 840	234 749	253 815	95.7%	7.4%
Compensation of employees	155 469	167 977	180 889	197 082	73.9%	8.2%
of which:
Provincial compensation of employees	154 911	167 150	178 998	194 539	73.1%	7.9%
Goods and services	19 508	19 410	20 791	22 471	8.5%	4.8%
of which:
Workbooks	954	1 008	1 059	1 120	0.4%	5.5%
National school nutrition programme	5 685	6 006	6 306	6 672	2.6%	5.5%
Learner and teacher support materials	3 442	3 671	3 897	4 128	1.6%	6.3%
Transfers and subsidies	16 480	17 444	17 973	18 537	7.3%	4.0%
of which:
Subsidies to schools [1]	13 500	14 398	15 284	16 193	6.2%	6.3%
Payments for capital assets	12 737	13 925	15 008	15 666	6.0%	7.1%
of which:
Education infrastructure grant	9 354	9 614	12 780	13 512	4.9%	13.0%
School infrastructure backlogs grant	2 047	2 375	—	—	0.3%	0.0%

Total	213 676	228 803	245 414	264 969	100.0%	7.4%

1.	Includes some provision for learner teacher support material

Source: National Treasury

To ensure school buildings and facilities meet the gazetted minimum norms and standards, allocations to the direct education infrastructure grant grow at 13 per cent over the medium term, reaching R13.5 billion in 2018/19. In addition, the indirect school infrastructure backlogs grant will be incorporated into the education infrastructure grant by 2017/18. By 2017/18, the grant is expected to have replaced 510 inappropriate and unsafe schools, supplied 1 120 schools with water, and provided 740 schools with sanitation and 916 schools with electricity.

To support the outcome of a diverse, socially cohesive society with a common national identity, R31.8 billion is allocated over the MTEF period for the arts and culture and sport and recreation sectors. The arts and culture sector’s work will focus on implementing the Mzansi Golden Economy strategy projects to support job creation and to improve heritage and museum infrastructure. Sport and recreation will focus on implementing the National Sport and Recreation Plan – including providing infrastructure, and opportunities for communities and learners to participate in sport.

Economic affairs

Activities funded through the economic affairs function support the NDP objectives of growing the economy and employment, and shifting to a low-carbon economy. Over the medium term, spending on these activities, focusing on infrastructure development, job creation and industrial development, is expected to increase to R231.1 billion at an average annual rate of 7.2 per cent.

Economic spending grows at 7.2 per cent over medium term

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Industrial development

R10.2 billion allocated to manufacturing incentives

Government has a range of targeted incentives to support industrialisation. A total of R10.2 billion over the medium term has been allocated to manufacturing development incentives and R3.4 billion to the special economic zones programme, largely for bulk infrastructure. The infrastructure programmes in industrial parks receive additional funding of R260 million in 2016/17 and 2017/18 through reprioritisation.

Economic infrastructure

Spending on water resources and bulk infrastructure grows at 16.1 per cent

Spending on water resources and bulk infrastructure is expected to increase to R36.4 billion over the medium term, at an average annual rate of 16.1 per cent. The major projects driving this growth include managing acid-mine drainage, raising the Clanwilliam Dam wall and constructing pipelines for the Olifants River water development project. Water boards will also increase spending in the period ahead by R6 billion, mainly for bulk water infrastructure in the Bushbuckridge area (Rand Water), the Pilanesberg water project (Magalies Water) and the Kwazulu-Natal bulk water-supply masterplan (Umgeni Water).

SANRAL receives R27.4 billion to strengthen and improve non-toll road network

The South African National Roads Agency has been allocated R27.4 billion over the medium term to strengthen and improve the national non-toll road network. At present, over 75 per cent of this network is beyond its 25-year design life and is in need of refurbishment. The upgrade of the R573 Moloto Road has been allocated R3.7 billion over the MTEF period, and work to address immediate safety concerns such as potholes has begun. Upgrades over the MTEF period include improving lane configuration and introducing centre barriers to reduce the risk of head-on collisions.

Over the medium term, an additional R480 million is allocated to subsidise set-top boxes for 766 242 poor households. A total of R1.6 billion will be spent over the medium term to extend broadband access to 3 158 government institutions and 4 408 schools over the medium term.

Funds were reprioritised to appoint a transactional advisor to assist the Department of Energy with the call for proposals for the nuclear build programme. An amount of R200 million has been set aside to support preparatory work for nuclear procurement.

CHAPTER 5: CONSOLIDATED SPENDING PLANS

Table 5.10 Economic affairs expenditure, 2015/16 – 2018/19

	2015/16	2016/17	2017/18	2018/19	Percentage
R million	Revised estimate	Medium-term estimates			of total MTEF allocation by function	Average annual MTEF growth
Economic infrastructure and network regulation	73 613	87 105	90 493	97 460	41.6%	9.8%
of which:
Water resource and bulk infrastructure	23 275	29 438	31 012	36 403	14.7%	16.1%
Road infrastructure	43 704	45 799	47 984	50 765	21.9%	5.1%
Employment, labour affairs and social security funds	65 915	73 127	75 270	77 358	34.2%	5.5%
of which:
Employment programmes [1]	10 183	11 822	12 871	13 574	5.8%	10.1%
Social security funds	47 839	52 651	53 535	54 979	24.4%	4.7%
Industrial development and trade	29 550	31 844	31 938	35 314	15.0%	6.1%
of which:
Economic development and incentive programmes	13 200	14 103	13 299	14 716	6.4%	3.7%
Science, technology, innovation and the environment	18 718	19 886	20 263	20 959	9.2%	3.8%
of which:
Environmental programmes	6 445	7 097	7 506	7 753	3.4%	6.4%
Research and development, including research institutions	16 116	16 635	16 758	17 146	7.6%	2.1%

Total	187 796	211 962	217 965	231 091	100.0%	7.2%

of which:
Compensation of employees	32 043	35 091	37 398	39 869	17.0%	7.6%
Goods and services	38 972	48 233	52 778	54 313	23.5%	11.7%
Transfers and subsidies	71 497	77 947	77 757	84 714	36.4%	5.8%
Buildings and other fixed structures	34 888	40 060	40 336	42 508	18.6%	6.8%
Machinery and equipment	3 289	2 569	2 471	2 320	1.1%	-11.0%

1.	Includes the Expanded Public Works Programme and the Jobs Fund

Source: National Treasury

Support to small business

Over the medium term, R475 million has been reprioritised to the Department of Small Business Development. This amount bolsters the department’s MTEF baseline commitments, which include:	R475 million reprioritised to support small businesses and cooperatives

• R772 million to support 1 650 small, medium and micro enterprises

• R237 million for the start-up costs and working capital needs of 1 220 cooperatives

• R298 million to support development of informal and small businesses

• R150.6 million for the Enterprise Incubator Programme, which encourages partnerships with the private sector to create successful firms.

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Human settlements and municipal infrastructure

Bulk of human settlements and municipal infrastructure allocation transferred to provinces and municipalities

The NDP recognises that the fragmentation in South Africa’s cities and towns imposes high costs on households and the economy. Transforming human settlements and providing necessary transport infrastructure reduces the burden of commuting for low-income households. To support transformation of human settlements, over 70 per cent of spending in this function group is allocated to transfers of conditional grants to provinces and municipalities, mainly for basic services and transport, and to support economic development in cities and towns.

R4 billion reprioritised to local government equitable share for basic services for the poor

Spending in this function group is expected to grow to R216.2 billion over the next three years, at an average annual rate of 6.7 per cent. Funds have been reprioritised across departments to priority budget areas such as the local government equitable share, which receives an additional R4 billion to expand the access of poor households to free basic services.

The Department of Human Settlements is reviewing the laws and policies that govern its activities, with the aim of proposing revisions to improve service delivery. In the interim, R3.8 billion has been reprioritised from the human settlements development grant to provinces and the urban settlements development grant to municipalities over the medium term. Despite the decrease, funding allocated to these grants over the period is expected to provide 364 451 fully subsidised housing units and 55 878 finance-linked individual subsidies, and upgrade 612 118 households in informal settlements.

Table 5.11 Human settlements and municipal infrastructure, 2015/16 – 2018/19

	2015/16	2016/17	2017/18	2018/19	Percentage
R million	Revised estimate	Medium-term estimates			of total MTEF allocation by function	Average annual MTEF growth
Human settlements and municipal infrastructure	178 233	182 631	199 821	216 215	100.0%	6.7%
of which:
Human settlements	34 055	33 113	36 544	38 685	18.1%	4.3%
Public transport, including commuter rail	31 870	34 558	40 208	42 563	19.6%	10.1%
Municipal equitable share	50 507	52 569	57 012	61 732	28.6%	6.9%
Municipal infrastructure grant	14 956	14 914	15 991	16 894	8.0%	4.1%
Regional and local water and sanitation services	9 126	9 657	9 865	10 465	5.0%	4.7%
Electrification programmes	5 811	5 700	6 216	6 466	3.1%	3.6%

Total	178 233	182 631	199 821	216 215	100.0%	6.7%

of which:
Compensation of employees	13 988	15 518	16 658	17 726	8.3%	8.2%
Goods and services	10 058	10 197	12 533	13 080	6.0%	9.2%
Transfers and subsidies	132 256	136 748	148 920	162 473	74.9%	7.1%
Buildings and other fixed structures	12 221	9 676	10 312	10 873	5.2%	-3.8%
Machinery and equipment	9 011	10 020	10 867	11 510	5.4%	8.5%

Source: National Treasury

CHAPTER 5: CONSOLIDATED SPENDING PLANS

Public transport is the second-largest spending area in this function group. Operations are subsidised to ensure that transport is affordable. Operational subsidies of R13.5 billion are allocated over the MTEF period for Metrorail and Shosholoza Meyl to subsidise over 500 million passenger trips per year and 700 000 long-distance passengers. The public transport operations grant receives an additional R700 million to ensure the subsidy for provincially contracted bus services keeps pace with cost escalations in bus contracts. Provinces augment this additional funding with a contribution of their own from the provincial equitable share.

R13.5 billion to subsidise passenger rail over medium term

The Department of Water and Sanitation will provide funding and institutional support to municipalities and implementing agents to complete 234 wastewater services projects over the MTEF period. The funding is provided through the new water services infrastructure grant, which receives R2.8 billion in 2016/17, R3.7 billion in 2017/18 and R4 billion in 2018/19.

Agriculture, rural development and land reform

The NDP recognises the importance of building an inclusive rural economy to contribute to growing the economy and employment. Spending in this function aims to stimulate rural development and support agriculture in line with NDP objectives. Spending on the agriculture, rural development and land reform function will increase to R29.1 billion in 2018/19, at an average annual rate of 4.9 per cent, accounting for 2 per cent of total government spending over the MTEF period.

Agriculture, rural development and land reform spending grows at 4.9 per cent

Table 5.12 Agriculture, rural development and land reform, 2015/16 – 2018/19

	2015/16	2016/17	2017/18	2018/19	Percentage
R million	Revised estimate	Medium-term estimates			of total MTEF allocation by function	Average annual MTEF growth
Agriculture, rural development and land reform	25 249	26 417	27 744	29 147	100.0%	4.9%
of which:
Land reform	1 177	1 241	1 397	1 472	4.9%	7.7%
Agricultural land holding account	1 342	1 502	1 488	1 580	5.5%	5.6%
Restitution	2 603	3 168	3 346	3 545	12.1%	10.9%
Farmer support and development	3 420	3 634	3 875	4 065	13.9%	5.9%

Total	25 249	26 417	27 744	29 147	100.0%	4.9%

of which:
Compensation of employees	10 408	11 448	12 176	12 951	43.9%	7.6%
Goods and services	6 244	6 195	6 488	6 742	23.3%	2.6%
Transfers and subsidies	6 325	6 774	7 449	7 741	26.4%	7.0%
Buildings and other fixed structures	946	621	608	588	2.2%	-14.7%
Machinery and equipment	614	465	491	515	1.8%	-5.7%
Source: National Treasury

The Department of Agriculture, Forestry and Fisheries has set aside about R205 million in 2015/16 for government’s drought-relief interventions. It has also reprioritised R2.8 billion over the medium term to Fetsa Tlala, a food security initiative. The funds will bring about 120 000 hectares of land into productive use, benefitting 145 000 subsistence and smallholder producers in each of the next three years.

2016 BUDGET REVIEW

Agri-parks to be developed in 44 rural districts

The Department of Rural Development and Land Reform has set aside R2 billion over the medium term to develop agri-parks in 44 rural districts. The agri-parks are expected to contribute to government’s rural job creation targets. The department will also spend R4.6 billion to acquire about 1.1 million hectares of land and create 1 107 farms. About 31 per cent of the department’s budget, or R10 billion, is allocated for settling land restitution claims, which increase over the next three years.

Defence, public order and safety

Spending on defence, public order and safety slows to 5.9 per cent

The NDP calls for safer communities through an effective criminal justice system and police services responsive to community needs. Spending on this function over the medium term is focused on improving the effectiveness of the criminal justice system, reducing corruption in the public and private sectors, and ensuring that the borders are defended, secure and well managed. Spending on defence, public order and safety will grow from R171.5 billion in 2015/16 to R203.6 billion in 2018/19, accounting for 13.7 per cent of functional spending over the medium term. This function will grow at an average annual rate of 5.9 per cent.

Police services account for 49 per cent of the total medium-term allocation to this function group. In line with the NDP’s vision of professionalising the police service, a white paper on this topic has been developed for Cabinet approval. The department has established an independent panel of experts to review and amend all prescripts relevant to public order policing in line with international best practice. An additional amount of R597.8 million over the medium term has been allocated to the South African Police Service to strengthen public order policing. This will also support the implementation of the recommendations of the Farlam Commission of Inquiry.

An amount of R3.3 billion has been reprioritised within the function group, mainly for additional capacity in the Protection and Security Services programme of the South African Police Service, maintenance of defence capabilities, case management in the Department of Correctional Services and increasing the number of prosecutors.

Table 5.13 Defence, public order and safety expenditure, 2015/16 – 2018/19

	2015/16	2016/17	2017/18	2018/19	Percentage
R million	Revised estimate	Medium-term estimates			of total MTEF allocation by function	Average annual MTEF growth
Defence and state security	49 900	52 344	54 063	56 373	28.2%	4.1%
Police services	82 648	87 508	94 095	100 225	48.8%	6.6%
Law courts and prisons	38 974	41 667	44 285	47 047	23.0%	6.5%

Total	171 522	181 519	192 444	203 644	100.0%	5.9%

of which:
Compensation of employees	112 961	122 525	128 518	136 012	67.0%	6.4%
Goods and services	39 550	40 225	42 639	44 897	22.1%	4.3%
Transfers and subsidies	12 575	12 650	13 788	14 746	7.1%	5.5%
Buildings and other fixed structures	2 870	3 043	3 121	3 243	1.6%	4.2%
Machinery and equipment	3 410	3 023	4 338	4 707	2.1%	11.3%

Source: National Treasury

CHAPTER 5: CONSOLIDATED SPENDING PLANS

The defence, public order and safety function group is labour intensive, with compensation of employees as the function’s largest budget item. An amount of R16.9 billion has been reduced within the baseline of the function over the medium term to support fiscal stability. Of this amount, R14.2 billion is from compensation of employees, R2.3 billion from goods and services and R380 million from payments for capital assets. Over the medium term, this function group will restructure its personnel in line with government’s plan to return compensation spending to sustainable levels.

General public services

Spending in general public services supports the NDP’s call for building a capable state and positioning South Africa in the world. Allocations are expected to decrease from R97.5 billion in 2015/16 to R82.6 billion in 2018/19, at an average annual rate of 5.4 per cent. The decrease is largely due to a once-off special appropriation of R25 billion in 2015/16 for recapitalisation of Eskom and initial capitalisation of the New Development Bank. Reprioritisations fund a further medium-term allocation of R11.8 billion for remaining capital transfers to the bank.

South Africa’s initial subscription to the New Development Bank

The New Development Bank is a multilateral lending institution operated by the BRICS states (Brazil, Russia, India, China and South Africa). It was launched in 2015 to promote greater financial and development cooperation among developing nations. Each of the five founding members makes a capital contribution of US$2 billion, which forms their initial subscription. South Africa’s contributions have been scheduled over seven years. The first instalment of US$150 million was paid in December, with funds raised through the special appropriation bill from the sale of government’s stake in Vodacom. The second instalment of US$250 million will be paid in 2016/17, followed by a third tranche of US$300 million in the following year.

Additional medium-term baseline reductions of R7.2 billion include R2 billion from transfers to public entities, R1.1 billion reduction from the Jobs Fund and R2.2 billion from compensation of employees.

Table 5.14 General public services expenditure, 2015/16 – 2018/19

	2015/16	2016/17	2017/18	2018/19	Percentage
R million	Revised estimate	Medium-term estimates			of total MTEF allocation by function	Average annual MTEF growth
Executive and legislative organs	12 485	13 378	13 988	14 768	18.0%	5.8%
External affairs and foreign aid	9 916	11 286	12 029	12 417	15.3%	7.8%
General public administration and fiscal affairs	67 802	41 597	44 701	46 491	56.7%	-11.8%
Home affairs	7 247	7 391	7 052	8 935	10.0%	7.2%

Total	97 450	73 652	77 770	82 611	100.0%	-5.4%

of which:
Compensation of employees	29 873	32 141	33 661	35 460	43.3%	5.9%
Goods and services	23 176	21 983	22 286	23 953	29.2%	1.1%
Transfers and subsidies	10 799	11 712	13 051	14 614	16.8%	10.6%
Buildings and other fixed structures	1 821	2 208	2 387	2 509	3.0%	11.3%
Machinery and equipment	1 525	797	873	787	1.0%	-19.8%

Source: National Treasury

The Department of Planning, Monitoring and Evaluation receives an additional allocation of R300 million over the medium term. The funds are mainly to add 118 posts to strengthen the capacity to fulfil current and new mandates for planning and monitoring.

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6

Division of revenue and spending by provinces and municipalities

In brief

•	Allocations to provinces and municipalities grow at average annual rates of 7.3 per cent and 8.1 per cent respectively over the next three years.

•	Provinces and municipalities are enhancing operational efficiency and looking at ways to raise additional own revenue as wages and basic service provision costs escalate.

•

Growth in wage costs has been partially offset by a reduction in the number of provincial employees. Over the period ahead, filling of vacant posts will be subject to approval, and non-essential spending will be curtailed.

•	Provinces will receive additional allocations to expand HIV/AIDS prevention and treatment, improve infrastructure spending and support early childhood development.

•	Conditional grant rules have been changed to encourage local government to maintain existing infrastructure and improve planning.

•	An amount of R409.3 million has been allocated in 2016/17 and 2017/18 for areas affected by the redrawing of municipal boundaries, which will reduce the total number of municipalities from 278 to 257.

¢    Overview

Over the next three years, the cost to provinces and municipalities of providing public services is expected to grow faster than transfers from national government. Slower growth in transfers is the result of a reprioritisation to fund new spending needs and return budget growth to a sustainable path. At the same time, wages and the cost of bulk services such as water and electricity are expected to grow faster than inflation. In response, provincial and municipal governments are strengthening efforts to work more efficiently, reduce non-core spending and increase funding from own revenue.

Cost of public services growing faster than national government transfers

The division of revenue between national, provincial and local government takes into account the powers and functions assigned to each level of government, as well as their ability to raise revenue. Provincial governments are responsible for implementing nationally determined policies in education, health, social development, agriculture, roads and human settlements. Local governments are responsible for providing basic

2016 BUDGET REVIEW

services such as water and sanitation, electricity reticulation, refuse removal, municipal transport and roads, and community services. They also provide free or subsidised basic services to poor households. Municipalities fund a significant portion of the costs of providing these services from user charges and property rates within their own tax base.

¢ Division of revenue

R17.8 billion added in 2018/19, to be allocated to specific programmes in 2017 Budget

Table 6.1 summarises the division of revenue over the medium-term expenditure framework (MTEF). Of the funds available after providing for debt-service costs and the contingency reserve, 47.7 per cent is allocated to national government, 43.2 per cent to provincial government and 9.1 per cent to local government over the next three years. The division of revenue in Table 6.1 includes an amount of R17.8 billion provisionally allocated in 2018/19, but which will only be assigned to specific programmes during the 2017 Budget, subject to the approval of a spending proposal. Of this amount, R5.8 billion has indicatively been allocated to the provincial equitable share and R4.5 billion to local government conditional grants.

Table 6.1 Division of nationally raised revenue, 2012/13 – 2018/19

	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	Average
R billion	Outcome			Revised estimate	Medium-term estimates			annual MTEF growth
Division of available funds
National departments	420.2	453.4	490.0	546.8	559.8	594.1	637.8	5.3%
of which:
Indirect transfers to provinces	2.3	2.7	5.8	3.2	3.6	1.7	1.8	-17.6%
Indirect transfers to local government	5.0	5.9	8.9	10.5	7.8	7.4	7.7	-10.0%
Provinces	380.9	410.6	439.5	471.8	499.8	542.3	582.9	7.3%
Equitable share[1]	310.7	336.5	359.9	386.5	410.7	441.8	474.9	7.1%
Conditional grants	70.2	74.1	79.6	85.3	89.1	100.5	108.1	8.2%
Local government	76.2	82.6	87.7	99.7	104.9	113.3	125.8	8.1%
Equitable share	37.1	39.0	41.6	50.5	52.6	57.0	61.7	6.9%
Conditional grants[1]	30.0	34.0	35.9	38.5	41.1	44.5	51.6	10.3%
General fuel levy sharing with metros	9.0	9.6	10.2	10.7	11.2	11.8	12.5	5.4%

Non-interest allocations	877.4	946.6	1 017.2	1 118.2	1 164.6	1 249.8	1 346.5	6.4%
Percentage increase	7.9%	7.9%	7.5%	9.9%	4.2%	7.3%	7.7%

Debt-service costs	88.1	101.2	114.8	129.1	147.7	161.9	178.6	11.4%
Contingency reserve	—	—	—	—	6.0	10.0	15.0

Main budget expenditure	965.5	1 047.8	1 132.0	1 247.3	1 318.3	1 421.7	1 540.0	7.3%
Percentage increase	8.5%	8.5%	8.0%	10.2%	5.7%	7.8%	8.3%

Percentage shares
National departments	47.9%	47.9%	48.2%	48.9%	48.1%	47.5%	47.4%
Provinces	43.4%	43.4%	43.2%	42.2%	42.9%	43.4%	43.3%
Local government	8.7%	8.7%	8.6%	8.9%	9.0%	9.1%	9.3%

1.	Includes unallocated amounts

Source: National Treasury

Transfers to provinces and local government are made through the equitable share and conditional grants. The equitable shares are determined by formulas that take into account demographic and developmental factors. Conditional grants are designed to achieve certain goals, and provinces and municipalities must meet specific criteria to receive grants and fulfil conditions when spending them.

CHAPTER 6: DIVISION OF REVENUE AND SPENDING BY PROVINCES AND MUNICIPALITIES

Underspending has decreased across national, provincial and local government. In 2014/15, national government expenditure amounted to R628.8 billion (excluding direct charges) out of a total adjusted appropriation of R639.2 billion. This represents underspending of 1.6 per cent. Provincial government underspent its adjusted budget of R460.7 billion for 2014/15 by R6.2 billion (1.3 per cent), compared with R6.3 billion (1.5 per cent) in the previous year. Municipalities spent R22.8 billion (91.9 per cent) of their infrastructure grants in 2014/15, up from 90.6 per cent in 2013/14.

Underspending has decreased across government

The proportion of conditional grant funding spent also continues to improve. In 2014/15, expenditure on the health facility revitalisation grant increased to 94.3 per cent from 85.3 per cent in 2012/13. Spending on the provincial roads maintenance grant rose to 98.4 per cent from 90.6 per cent over the same period. Provincial operating grants tend to perform more consistently and are spent better than infrastructure grants. Spending on both the national school nutrition programme grant and the comprehensive HIV and Aids grant, for example, exceeded 99 per cent in 2014/15. Local government infrastructure grants also improved their performance, with spending on the municipal infrastructure grant increasing from 85.2 per cent in 2012/13 to 92.2 per cent in 2014/15. Funds allocated to the integrated national electrification programme grant in 2014/15 were fully spent.

Sharp increases in grant spending on health infrastructure and road maintenance

The Explanatory Memorandum to the Division of Revenue sets out the national, provincial and municipal allocations, details the equitable share formula, and explains how the division takes into account the recommendations of the Financial and Fiscal Commission. The memorandum is available as Annexure W1 of the Budget Review on the National Treasury website (www.treasury.gov.za).

¢	Provincial revenue and spending

The 2016 Budget projects medium-term allocations of R1.327 trillion to the provincial equitable share. This is R14.9 billion lower than the 2015 Medium Term Budget Policy Statement (MTBPS) estimate, with R3.3 billion reprioritised to fund emerging priorities and R11.6 billion trimmed to support fiscal consolidation. However, allocations are still higher (R5.4 billion higher in 2016/17 and R12.9 billion in 2017/18) than the indicative amounts projected in the 2015 Budget. This is because substantial amounts were added to the provincial equitable share in the 2015 MTBPS to help provinces with increased compensation costs flowing from the public-sector wage settlement.

R14.9 billion shifted from provincial equitable share to fund new priorities and support fiscal consolidation

How the provincial equitable share works

The provincial equitable share allocation for each province is determined by a formula that takes into account population growth, economic activity, poverty, and demand for services such as education and healthcare. Allocations to fast-growing provinces grow more quickly than allocations to provinces with more stable population numbers. Smaller provinces are also compensated for the fixed costs of maintaining provincial institutions. The equitable share formula is set out in Annexure W1.

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Most provincial equitable share allocations grow in real terms over medium term

All provincial budgets will continue to grow in nominal terms over the MTEF period and most will grow in real terms. The slightly slower rate of growth in provincial transfers can be largely offset by improving efficiency, and reducing spending on non-core goods and services.

Table 6.2 Provincial equitable share, 2015/16 – 2018/19

	2015/16	2016/17	2017/18	2018/19	Average
R million		Medium-term estimates			annual MTEF growth
Eastern Cape	54 867	58 060	61 969	65 845	6.3%
Free State	21 996	22 995	24 591	26 135	5.9%
Gauteng	74 100	79 600	86 412	92 200	7.6%
KwaZulu-Natal	83 132	87 898	94 051	99 450	6.2%
Limpopo	45 866	48 709	52 087	55 176	6.4%
Mpumalanga	31 337	33 450	36 208	38 506	7.1%
Northern Cape	10 226	10 863	11 733	12 422	6.7%
North West	26 397	28 062	30 361	32 311	7.0%
Western Cape	38 580	41 062	44 418	47 008	6.8%

Total	386 500	410 699	441 831	469 051	6.7%

Source: National Treasury

Grant additions strengthen HIV/AIDS treatment, national healthcare pilots and road maintenance

Equitable share allocations are complemented by conditional grants that fund infrastructure and programmes such as the provision of free meals to learners. Changes to conditional grants in the period ahead include:

• Expanding the scope of the comprehensive HIV and Aids grant to cover the treatment of tuberculosis.

• Expanding the scope of the national health insurance indirect grant to fund clinic upgrades in national health insurance pilot districts.

• Introducing incentives in the provincial roads maintenance grant to reward provinces that implement best practices in planning and completing road maintenance.

• Merging the indirect school infrastructure backlogs grant into the direct education infrastructure grant from 2017/18.

• Introducing a new conditional grant in 2017/18 to expand and improve early childhood development services.

Provincial conditional grants grow at average annual rate of 8.2 per cent over medium term

Table 6.3 summarises proposed conditional grants to provinces. Over the medium term, a total of R297.7 billion has been allocated to these grants, which national departments administer and transfer to their provincial counterparts. The allocation is R3.3 billion less than indicated in the 2015 MTBPS due to reprioritisation. However, conditional grants to provinces still grow at an average annual rate of 8.2 per cent over the medium term.

Provinces need to identify ways to boost income through own revenues

Provinces raise about 3 per cent of their budgets from own revenue – mainly from vehicle and gambling licences, and service fees. Between 2010/11 and 2014/15, own revenue grew by an annual average of 13.4 per cent as provinces sought ways to boost income. Provincial governments will continue to explore ways to maximise their own revenues given the constrained fiscal environment.

CHAPTER 6: DIVISION OF REVENUE AND SPENDING BY PROVINCES AND MUNICIPALITIES

Some provinces that have accumulated reserve funds through good fiscal management in recent years intend to draw down on these reserves to offset reduced transfers from the fiscus.

Table 6.3 Conditional grants to provinces, 2015/16 – 2018/19

R million	2015/16	2016/17	2017/18	2018/19	MTEF total
Direct conditional grants
Comprehensive agricultural support programme	1 640	1 642	1 739	1 834	5 214
Ilima/Letsema projects	467	491	522	552	1 566
Community library services	1 274	1 357	1 441	1 522	4 320
Education infrastructure	9 354	9 614	12 780	13 512	35 906
Maths, science and technology	317	362	385	407	1 155
National school nutrition programme	5 685	6 006	6 306	6 672	18 984
Comprehensive HIV and AIDS and tuberculosis	13 671	15 291	17 660	20 032	52 983
Health facility revitalisation	5 417	5 273	5 770	6 036	17 079
Health professions training and development	2 375	2 477	2 632	2 784	7 893
National tertiary services	10 381	10 847	11 526	12 195	34 568
Human settlements development	18 303	18 284	21 060	22 282	61 626
Mass participation and sport development	533	556	586	618	1 760
Provincial roads maintenance	9 807	10 203	10 754	11 536	32 492
Public transport operations	4 939	5 400	5 723	5 990	17 113
Other direct grants	1 104	1 344	1 629	2 088	5 061

Total direct conditional grants	85 268	89 146	100 513	108 061	297 720

Indirect transfers	3 150	3 636	1 663	1 765	7 064
School infrastructure backlogs	2 047	2 375	—	—	2 375
National health insurance indirect	1 103	1 261	1 663	1 765	4 689

Source: National Treasury

Managing spending pressures

Rising compensation costs continue to stretch provincial finances. Over the medium term, the percentage of provincial budgets allocated to salaries is expected to increase from 59.7 per cent to 61 per cent, mainly for the salaries of teachers and healthcare workers. Compensation as a share of provincial budgets ranges from a low of 53 per cent in the Western Cape to a high of 72 per cent in Limpopo. Over the medium term, compensation budgets are expected to grow at 1 per cent above inflation as a result of the wage settlement reached in 2015.

Share of provincial budgets allocated to salaries increases to 61 per cent over medium term

To manage compensation pressures, provinces have been reducing the number of staff employed, mostly in non-critical positions. The total number of staff in provinces decreased from a high of 920 826 in 2012 to just under 900 000 at the end of 2015. Further reductions will be required, particularly in the outer years of the MTEF period.

Several provinces have centralised the authorisation needed to appoint new staff so that they can exercise greater control over the filling of vacancies. The most effective staff reductions will be those that improve the efficiency of provincial departments, align organisational structures more closely with service delivery objectives, and reduce administrative staff that exceed requirements. Such reductions are unlikely to affect service delivery. Some provinces have begun offering early retirement packages.

Provinces are controlling filling of vacancies to improve organisational structure

Rising compensation budgets reduce the proportion of provincial budgets spent on other categories. Spending on capital assets as a share of aggregate provincial expenditure is expected to decline from 7.1 per cent

Share of provincial budgets spent on categories other than wages is declining

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in 2015/16 to 6.8 per cent in 2018/19. Over the same period, the share spent on transfers decreases from 14 per cent to 13 per cent. The share spent on goods and services has decreased marginally from 19.3 per cent of the total budget in 2012/13 to 19.1 per cent in 2015/16, and is expected to fall below 19 per cent over the MTEF period.

As part of cost-saving measures, provinces plan to reduce spending on items such as catering, communications, venues, facilities and consultants. Details of the changes in each province will be announced when their budgets are tabled in the provincial legislatures. Plans could include closing down underperforming programmes and reviewing supply chain management processes. Provinces are working to minimise reductions to capital budgets to avoid any adverse effects on service delivery.

Improving infrastructure spending

Government is taking steps to get better value for money from spending on infrastructure.

New procurement standards issued in November 2015 give officials greater flexibility to negotiate lower prices. Provinces have been provided with prototype designs and benchmark costs for different sizes and types of schools, reducing the scope for architects and engineers to overdesign such facilities. Through greater use of management contracts, where one contractor is hired to oversee all aspects of a project, government is reducing exposure to the risk of overruns or delays. To minimise corruption, the infrastructure delivery management system includes control points at which approvals must be granted and checked.

Government has successfully used these measures to control the costs of constructing new university campuses in Kimberley and Nelspruit. In both cases, the Department of Higher Education and Training set cost norms per square metre for the types of facilities being built. Where designs exceeded these norms, contractors had to amend their plans. As a result, the new buildings were completed within budget, with most facilities ready for operation at the start of the 2016 academic year.

Work under way to rationalise provincial entities with duplicate functions

Provinces have agreed to review spending on public entities, particularly those that provide development finance. Many of these agencies duplicate functions and services provided at national level. To reduce administration costs, provincial treasuries are also working to consolidate entities performing similar functions; those not performing core functions will be closed. More work is needed to wean provincial entities off their reliance on transfers, and improve the governance and cost effectiveness of their operations. Where necessary, provincial legislation should be enacted to merge or close overlapping or non-core entities.

¢ Municipal revenue and spending

Municipalities need to improve revenue collection and efficiency

Local government also faces tough fiscal choices in the period ahead as growth in transfers slows and the costs of providing services increase. Municipalities can offset these trends by improving their own revenue collection, increasing efficiency and obtaining greater value for the money they spend.

Most municipal revenue is derived from user charges, rates and taxes. Poor and rural municipalities, which have much lower tax bases than big cities, rely more heavily on national transfers (see Figure 6.1). Metropolitan municipalities derive only 19 per cent of their revenue from transfers, while district municipalities, which provide services to rural areas, derive 80 per cent of their funding from transfers. Recent increases in the costs of bulk electricity and water have reduced the surpluses municipalities generate from these services.

CHAPTER 6: DIVISION OF REVENUE AND SPENDING BY PROVINCES AND MUNICIPALITIES

The local government equitable share formula ensures that poor and rural municipalities receive higher per capita transfers to fund free basic services to all poor households. The formula also provides for institutional costs and community services in municipalities with weak revenue bases.

Poor and rural municipalities receive higher per capita transfers to fund free basic services

Transfers to local government

Government’s reprioritisation of expenditure has changed local government equitable share allocations. The 2016 Budget reduces the baseline allocation by R300 million, or 0.6 per cent, in 2016/17. In 2017/18 and 2018/19, R1.5 billion and R3 billion are added respectively to offset the rising costs of basic services. These amounts revise downwards the 2015 MTBPS medium-term projection of an additional R6 billion.

Local government equitable share reduced by 0.6 per cent in 2016/17

During 2016/17, municipalities will receive a subsidy of R335 per household per month to provide free basic services to 9.2 million poor households – a figure based on the 2011 Census and adjusted for annual population growth. This figure is significantly higher than the 5.3 million households that municipalities report as having received such services (see Statistics South Africa’s 2013 Non-Financial Census of Municipalities). This shortfall must be addressed. Municipalities need to ensure that funds for free basic services are spent as intended.

Municipalities are not spending free basic services subsidy entirely as intended

As a result of the 8 per cent annual tariff increase approved by the National Energy Regulator of South Africa for the period up to 2017/18, the cost of providing free basic electricity is rising. Equitable share allocations compensate municipalities for this, but not for any additional increases in the bulk price of electricity approved after the Budget is tabled.

Direct transfers to local government for infrastructure have been reduced by 3.5 per cent over the MTEF period as part of the reprioritisation process. The effects of this reduction can be offset by cutting underexpenditure, which averaged 9 per cent in 2014/15.

Reductions can be offset by reducing underexpenditure, which averaged 9 per cent in 2014/15

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New municipal boundaries

The number of municipalities will be reduced from 278 to 257 and their boundaries redrawn in 2016. This will be the most significant boundary change since 2000, with the goal of making affected municipalities more sustainable. A total of R409.3 million has been allocated to the municipal demarcation transition grant in 2016/17 and 2017/18 to fund the costs of these changes in affected municipalities. The map below highlights in red the new municipalities that will be created through the merger of existing municipalities.

The mergers are expected to reduce administration costs and free resources for service delivery. Boundary changes will come into effect on the date of the 2016 local government elections.

Improving infrastructure investment in municipalities

Growth in municipal capital spending likely to slow in period ahead

Municipal capital spending has grown at an average annual rate of 9 per cent between 2010/11 and 2014/15, reaching a total value of R53.2 billion. This growth is the result of government’s sustained investment through infrastructure grants and cities’ increasing own revenues, particularly in metropolitan municipalities. Growth in municipal capital spending is likely to slow in the period ahead.

Following an intergovernmental review of the local government infrastructure grant system, significant changes are being made to the way these grants are structured. The changes include:

• Allowing municipalities to use conditional grant funds to repair and refurbish existing infrastructure. This will improve services and secure future revenue streams.

•        Reducing the number of water and sanitation grants from four to two: the regional bulk infrastructure grant to fund large bulk-water and sanitation projects, and the water services infrastructure grant to fund construction and refurbishment of reticulation schemes and on-site services in rural municipalities. Over the medium term, just over R11 billion has been shifted from indirect to direct allocations to allow municipalities with capacity to implement the projects themselves.

•        Amending the municipal infrastructure grant to require secondary cities to plan how infrastructure investments will contribute to long-term urban development that breaks down apartheid spatial patterns.

•        A new formula to allocate the R6 billion per year set aside to upgrade public transport in 13 cities. The previous system incentivised cities to plan overly expensive systems in the hope of receiving more funding. The new formula provides greater certainty about the long-term support government will provide, and allows cities to plan affordable and sustainable infrastructure upgrades.

CHAPTER 6: DIVISION OF REVENUE AND SPENDING BY PROVINCES AND MUNICIPALITIES

Other initiatives include acquiring infrastructure-related goods and services through transversal contracts. Improving municipal efficiency

Several new initiatives have been introduced to strengthen municipal capacity. The municipal systems improvement grant has been reconfigured as an indirect grant from 2016/17 to help poorly performing municipalities with revenue collection, performance management and record keeping. Regional management support will also be provided to groups of municipalities facing common institutional weaknesses.

Municipalities can improve billing and revenue, reduce water and electricity losses, and enhance maintenance

Municipalities can take the following steps to enhance efficiency:

•        Improve billing and revenue collection. Many municipalities fail to collect all the money owed to them. Valuation rolls on which property rates are based need to be accurate and up to date, tariffs should cover the full costs of services provided and money owed needs to be collected. Government has put in place measures to ensure payment of monies owed by national and provincial departments.

•        Reduce water and electricity losses. Ageing infrastructure and poor maintenance have led to leakages in municipal reticulation systems, compounded by illegal connections. The eight metropolitan cities forfeit an estimated R6.5 billion annually through technical losses in water and electricity. Reducing metropolitan municipalities’ losses by just 4.6 per cent would save enough to make up for the R300 million reduction in the local government equitable share in 2016/17.

•        Invest in repairs and maintenance. Prioritising maintenance reduces the long-term costs of refurbishing infrastructure and ensures a higher level of functionality, which means better services and more revenue from the higher volumes of services that can be delivered. Municipalities should spend between 6 per cent and 8 per cent of their operating budgets on repairs and maintenance; most spend less than 3 per cent.

•        Ensure alignment of budgets, staffing and service delivery functions. Municipalities with large numbers of staff and significant budgets allocated to non-core functions should review and reduce these.

The National Treasury is piloting a standard chart of accounts in selected areas for introduction in all municipalities in 2017/18. This will improve the transparency and comparability of local government finances, and strengthen monitoring and oversight. To promote greater transparency and accountability, the National Treasury will also work with information technology developers to make municipal budget data available to a wide audience through digital media.

Municipal standard chart of accounts, in pilot phase, will promote transparency and accountability

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Table 6.4 Transfers to local government, 2012/13 – 2018/19

	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19
R million	Outcome			Revised estimate	Medium-term estimates
Equitable share and related	37 139	38 964	41 592	50 507	52 569	57 012	61 732
General fuel levy sharing with metros	9 040	9 613	10 190	10 659	11 224	11 785	12 469
Direct conditional grants	30 021	34 018	35 874	38 485	41 132	44 543	47 111
Municipal infrastructure	13 879	14 224	14 745	14 956	14 914	15 991	16 894
Water services infrastructure	562	1 129	1 051	2 255	2 845	3 730	3 959
Urban settlements development	7 392	9 077	10 285	10 554	10 839	11 472	12 052
Integrated national electrification programme	1 151	1 635	1 105	1 980	1 946	2 087	2 204
Public transport network infrastructure	4 884	5 550	5 871	5 953	5 593	6 360	6 793
Neighbourhood development partnership	578	586	590	607	624	663	702
Local government financial management	403	425	449	452	465	502	531
Regional bulk infrastructure	—	—	—	—	1 850	1 865	2 060
Municipal demarcation transition	—	—	—	39	297	112	53
Other direct grants	1 171	1 392	1 778	1 688	1 758	1 760	1 862

Total direct transfers	76 200	82 595	87 656	99 650	104 925	113 340	121 311

Indirect transfers	5 050	5 945	8 895	10 525	7 773	7 401	7 679
Integrated national electrification programme	1 879	2 141	2 948	3 613	3 526	3 876	3 995
Neighbourhood development partnership	80	55	58	26	22	28	29
Regional bulk infrastructure	2 523	3 261	4 005	4 858	3 479	2 806	2 931
Water services infrastructure	337	247	732	802	312	587	608
Municipal systems improvement	230	240	252	251	84	103	115
Bucket eradication	—	—	899	975	350	—	—

Source: National Treasury

Shaping urban development to support growth

Government continues to work with metropolitan municipalities to increase their contribution to inclusive economic growth, with expanded participation from the private sector. In August 2015, government hosted an Urban Investment Partnership Conference at which metropolitan municipalities’ capital programmes were introduced to investors. They are now working to develop long-term borrowing strategies that can attract further private investment. All metros have developed plans that align public investment in strategic transit-oriented “integration zones” in cities. The neighbourhood development partnership grant provides catalytic funding and technical assistance to 65 projects to upgrade urban hubs located in townships. Examples include:

•

The Tembisa Civic Hub in Ekurhuleni, which serves more than 700 000 people. The grant is funding R96 million in upgrades to provide safe and convenient pedestrian access. Government plans to invest about R6.5 billion in this area, with the potential to draw in R8 billion of private investment in the form of housing units, community facilities, and retail, office and commercial space.

•

The emerging hub around Mabopane Station is the gateway to Tshwane’s northern townships. More than 150 000 passengers use the station each day. The grant is funding R200 million in infrastructure upgrades to catalyse investment in housing units, retail offices and industrial space. Total public investment required, excluding housing, is about R2.2 billion, with a further R2.9 billion expected from the private sector.

¢ Summary

Given the weak economic outlook and constrained resources, the actions of provinces and municipalities to improve efficiency and increase their own revenue streams will support fiscal sustainability, while protecting spending on basic services and social and economic infrastructure.

7

Government debt and contingent liabilities

In brief

•

Government’s net borrowing requirement – the amount needed to finance the budget deficit – is expected to decrease from R172.8 billion in 2015/16 to R151.3 billion in 2018/19. Net debt stabilises at 46.2 per cent of GDP in 2017/18.

•	Government’s foreign debt remains low, at 10 per cent of gross loan debt.

•	In 2018/19, gross bond issuance in the domestic market will be the lowest since 2011/12, reflecting the outcome of fiscal consolidation.

•

South Africa’s deep and liquid domestic capital markets, and its access to international borrowing, continue to provide resources for government’s financing needs. Domestic capital markets will remain the main source of borrowing.

•	Global investors hold 32 per cent of rand-denominated government bonds. Their holdings are sensitive to any shifts in US monetary policy and South Africa’s sovereign credit ratings.

•	Over the medium term, government’s borrowing strategy focuses on reducing the risks presented by the sharp increase in loan repayments beginning in 2016/17.

•	The National Treasury has updated the framework for reporting government’s contingent liabilities in line with international practice.

¢	Overview

Government’s medium-term borrowing strategy reflects a prudent approach to managing debt in an environment of greater uncertainty. Over the past year, global market volatility has been fuelled by concerns about the world economic outlook, the Greek debt crisis, the pace and scope of US interest rate increases, and the course of China’s economic reforms. Capital outflows from emerging markets totalled an estimated US$735 billion in 2015. In South Africa, a lower economic growth outlook and exchange rate depreciation, alongside concerns about policy certainty and sovereign credit ratings, contributed to an unfavourable funding environment.

Borrowing strategy reflects prudent approach to managing debt in uncertain environment

In combination, these developments have increased the cost that government pays to borrow money. Between April 2015 and January of

2016 BUDGET REVIEW

this year, fixed-rate government bond yields rose by an average of 136 basis points, partly reflecting a higher risk premium on state debt. Yields, which spiked in December 2015, have stabilised at a higher level, meaning that government borrowing costs will be elevated in 2016.

Domestic debt markets

While government maintained the required level of borrowing over the past year, volatility took its toll on debt markets.

Demand for Treasury bills and inflation-linked bonds in 2015/16 was lower relative to previous year

In 2015/16, demand for Treasury bills was lower relative to 2014/15, with auction shortfalls of R16 billion by the end of 2015. Weaker demand was also evident in inflation-linked bond auctions, which were R1.4 billion lower than targeted over the same period. Fixed-rate government bond auctions, however, were well supported by both domestic and international investors, and will be used to make up the shortfall from inflation-linked bond auctions. The shortfalls arising from weak demand for Treasury bills will be recovered from the remaining auctions and borrowing from the Corporation for Public Deposits.

International investor participation in South African rand-denominated bonds remained resilient, though less so compared with the previous year.

Table 7.1 Ownership of domestic government bonds, 2010 – 2015

Percentage of total	2010	2011	2012	2013	2014	2015
Non-residents	21.8	29.1	35.9	36.4	36.0	32.4
Residents	78.2	70.9	64.1	63.6	64.0	67.6
Pension funds	36.5	33.0	29.8	29.1	31.7	30.7
Monetary institutions	17.7	16.3	17.0	14.6	14.7	17.6
Insurers	14.1	11.6	9.4	8.6	8.2	8.3
Other financial institutions	8.1	8.0	5.8	8.2	8.7	10.3
Other	1.8	2.0	2.1	3.1	0.7	0.7

Source: Share Transactions Totally Electronic (STRATE)

Non-residents increased their total holdings of local currency bonds to R450.1 billion in 2015, a net purchase of R1.2 billion relative to the net of R47 billion in 2014. The decline in net purchases is largely due to

CHAPTER 7: GOVERNMENT DEBT AND CONTINGENT LIABILITIES

increasing risk aversion towards developing economies. At the end of 2015, global investors held about 32 per cent of government’s rand-denominated bonds, down from 36 per cent a year earlier. Domestic buyers continued to purchase government bonds, illustrating the depth and liquidity of South Africa’s capital markets.

Managing risks

The main risks to government’s borrowing programme are as follows:	A deterioration in sovereign credit ratings would increase bond yields
•

Rising interest rates and bond yields. The Reserve Bank, noting the deteriorating inflation outlook, has raised interest rates by 100 basis points since July 2015. If inflationary pressures continue during 2016, investors will demand higher yields to compensate for inflation risk. In addition, any deterioration in South Africa’s sovereign credit ratings would increase bond yields. Standard & Poor’s and Fitch Ratings currently rate South Africa at one notch above sub-investment grade for foreign-currency denominated debt, with a negative and stable outlook respectively. Moody’s is two notches higher, with a negative outlook.

•

Volatile capital flows. Interest rate hikes by the US Federal Reserve could reduce capital flows to developing countries, resulting in further depreciation of the rand-dollar exchange rate, as well as reduced demand and the re-pricing of government debt at a higher level.

•

Economic growth and the fiscal position. Continued deterioration of the economic outlook or the fiscal position, or accelerated funding difficulties at state-owned companies, could increase both the level and cost of borrowing.

Government actively manages these risks. The borrowing programme is underpinned by strategic benchmarks for refinancing, interest, inflation and currency risks. As shown in Table 7.2, the debt portfolio remains well within prudent ranges and limits.

Debt portfolio well within prudent ranges and limits

Table 7.2 Performance against strategic portfolio risk benchmarks

	Range or limits
Benchmark description[1]	Benchmark	March 2015	January 2016
Short-term debt maturing in 12 months (Treasury bills) as a share of total domestic debt[2]	15%	12.6%	12.0%
Long-term debt maturing in 5 years as a share of fixed-rate and inflation-linked bonds	25%	21.0%	14.8%
Inflation-linked bonds as a share of total domestic debt	20-25%	22.4%	23.0%
Foreign debt as a share of total government debt	15%	9.3%	10.7%
Weighted term-to-maturity of fixed-rate bonds plus Treasury bills (in years)	10-14	11.6	12.6
Weighted term-to-maturity of inflation-linked bonds (in years)	14-17	15.0	14.9
Weighted term-to-maturity of total government debt (in years)	—	12.3	12.7

1.	Government uses the best-practice benchmarks of the World Bank
2.	Excludes borrowing from the Corporation for Public Deposits

Source:	National Treasury

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¢ Medium-term borrowing strategy

Borrowing strategy maintains broad range of funding options

Government’s medium-term borrowing strategy takes a risk-sensitive approach to financing debt over the next three years. In addition to benchmarking, the strategy maintains a broad range of funding options in the domestic and global markets. It includes measures to manage refinancing risk – the risk that the state will not be able to raise money to repay debt, or will have to do so at a higher cost – by adjusting the composition and maturity of the debt portfolio.

Small share of borrowing financed through short-term debt

A small proportion of government borrowing is financed through short-term debt with maturities of less than a year – bought mainly by banks to meet their prescribed liquid asset requirements. Government also maintains a bond-switch programme that exchanges short- for longer-term debt to ease pressure on targeted areas of the loan-redemption profile. Through the foreign-borrowing programme, government partially finances the state’s foreign-currency commitments and maintains benchmarks in major currencies.

Financing the borrowing requirement

Over medium term, borrowing requirement will decline to R151.3 billion

In 2015/16, government’s net borrowing requirement – the amount needed to finance the budget deficit – will total R172.8 billion, marginally lower than projected in the 2015 Budget. The borrowing requirement for 2016/17 is expected to amount to R156.3 billion, declining to R151.3 billion in 2018/19. In addition, government will borrow R191.7 billion over the medium term to finance debt due (loan redemptions).

Table 7.3 Financing of national government borrowing requirement,[1] 2014/15 – 2018/19

	2014/15	2015/16		2016/17	2017/18	2018/19
R million	Outcome	Budget	Revised	Medium-term estimates
Main budget balance[2]	-166 580	-173 054	-172 799	-156 342	-157 396	-151 337

Financing
Domestic short-term loans (net)	9 569	13 000	13 000	25 000	33 000	23 000
Treasury bills	10 011	13 000	7 557	25 000	33 000	23 000
Corporation for Public Deposits	-442	—	5 443	—	—	—
Domestic long-term loans (net)	157 014	144 809	144 457	116 200	106 681	107 850
Market loans (gross)	192 414	172 500	174 979	174 000	165 500	160 500
Loans issued for switches[3]	-1 160	—	-2 479	—	—	—
Redemptions	-34 240	-27 691	-28 043	-57 800	-58 819	-52 650
Foreign loans (net)	8 361	7 797	12 372	7 811	17 914	19 566
Market loans (gross)	22 952	11 530	16 220	23 205	22 635	21 900
Redemptions (including revaluation of loans)	-14 591	-3 733	-3 848	-15 394	-4 721	-2 334
Change in cash and other balances[4]	-8 364	7 448	2 970	7 331	-199	921
Cash balances	-5 838	3 662	-7 655	3 230	-4 342	-3 006
Other balances[5]	-2 526	3 786	10 625	4 101	4 143	3 927

Total	166 580	173 054	172 799	156 342	157 396	151 337

1.	A longer time series is presented in Table 1 of the statistical tables at the back of the Budget Review
2.	A negative number reflects a deficit
3.	Net of loans issued and redeemed in switch transactions
4.	A negative value indicates an increase in cash balances. A positive value indicates that cash is used to finance part of the borrowing requirement
5.	Net movement in national departments’ bank balances due to differences between funds requested and actual cash flows

Source: National Treasury

CHAPTER 7: GOVERNMENT DEBT AND CONTINGENT LIABILITIES

Domestic short-term debt is made up of Treasury bills and borrowing from the public sector through the Corporation for Public Deposits. Domestic long-term loans consist of fixed-rate, inflation-linked and RSA retail savings bonds with maturities up to 35 years, and are mainly held by pension funds and other long-term investors to cover their future commitments.

Domestic short-term borrowing

Net short-term loans will increase from R13 billion in 2015/16 to an annual average of R27 billion over the medium term. This increase is in line with government’s strategy to use surplus cash to temporarily pay down short-term borrowing in 2014/15 and 2015/16, and to increase borrowing when needed to finance loan redemptions. Short-term financing will focus on Treasury bills, bringing the outstanding stock to R234.8 billion by the end of 2016/17.

Increase in supply of Treasury bills over medium term

Provinces and state-owned companies are required to invest their surplus cash in the Corporation for Public Deposits. Borrowing from the corporation is actively monitored and aligned with government’s cash requirements to ensure the effective use and investment of the surplus.

Table 7.4 Domestic short-term borrowing, 2015/16 – 2016/17

	2015/16			2016/17		2015/16	2016/17
	Opening		Closing		Closing	Weekly auction
R million	balance	Net change	balance	Net change	balance	estimates
Corporation for	21 370	5 443	26 813	—	26 813
Public Deposits
Treasury bills	202 217	7 557	209 774	25 000	234 774	7 370	7 811
91-day	33 205	-321	32 884	331	33 215	2 555	2 555
182-day	46 090	-135	45 955	5 031	50 986	1 845	1 961
273-day	56 330	3 180	59 510	7 180	66 690	1 560	1 710
364-day	66 592	4 833	71 425	12 458	83 883	1 410	1 585

Total	223 587	13 000	236 587	25 000	261 587

Source: National Treasury

Domestic long-term borrowing

New issuances in domestic capital markets will decrease marginally to R174 billion in 2016/17 from R175 billion in 2015/16, before declining to R160.5 billion in 2018/19 in line with an improved budget balance. This will be the lowest bond issuance in the domestic market since 2011/12. Issuance will be concentrated in longer maturities and fixed-rate bonds, with only about 20 per cent of issuance in inflation-linked bonds.

Domestic bond issuance in 2018/19 lowest since 2011/12

Current weekly nominal fixed-rate bond auction levels will be maintained in 2016/17. Inflation-linked bond auction levels will vary depending on the level of take-up of non-competitive fixed-rate bond auctions. Non-competitive auctions, which follow competitive auctions, give successful bidders an option to take up an additional 50 per cent of their allocation within 48 hours. It is expected that R33 billion in 2015/16, or about 18.9 per cent of total issuance in bonds, will be raised through non-competitive auctions.

Since 2013/14, government has introduced five new fixed-rate bonds and two new inflation-linked bonds. To continue broadening funding options, a new 13-year maturity inflation-linked bond will be introduced in 2016/17.

New 13-year maturity inflation-linked bond introduced in 2016/17

2016 BUDGET REVIEW

No new fixed-rated bonds will be introduced in 2016/17. Issuance will be concentrated in recently introduced bonds to allow the amounts outstanding on these bonds to increase and improve liquidity.

Table 7.5 Domestic long-term borrowing, 2015/16

As of 31 January 2016 R million	Cash value	Average yield %	Outstanding value
Fixed-rate[1]	119 667	8.9
R186 (10.5%; 2025/26/27)	32	8.2	165 705
R2030 (8%; 2030)	17 730	8.6	85 102
R213 (7%; 2031)	3 956	8.8	90 091
R2032 (8.25%; 2032)	17 076	8.9	62 549
R2035 (8.88%; 2035)	16 624	9.2	17 246
R2037 (8.5%; 2037)	14 540	9.0	74 539
R2040 (9%; 2040)	7 317	9.1	7 420
R2044 (8.75%; 2043/44/45)	20 359	9.2	50 604
R2048 (8.75%; 2047/48/49)	20 075	9.1	100 041
Retail	1 958		8 163
Inflation-linked[2]	26 059	1.9
I2025 (2%; 2025)	2 458	1.6	33 882
I2033 (1.88%; 2033)	5 214	1.9	5 289
I2038 (2.25%; 2038)	3 783	1.8	37 069
I2046 (2.5%; 2046)	6 204	1.9	24 387
I2050 (2.5%; 2049/50/51)	8 297	2.0	38 061
Retail	103		430

Total	145 726

1. Includes non-competitive auction allocations of R25.6 billion 2. Outstanding value is revalued using the relevant reference consumer price index Source:National Treasury

Bond-switch programme has lowered redemptions by R103 billion over four years

Domestic bond redemptions will increase sharply from R28 billion in 2015/16 to R57.8 billion in 2016/17, averaging R63 billion in each of the subsequent four years. As Figure 7.2 shows, the bond-switch programme has successfully lowered total redemptions over the 2017/18 – 2020/21 period by R103 billion.

CHAPTER 7: GOVERNMENT DEBT AND CONTINGENT LIABILITIES

During 2015/16, investments in RSA retail savings bonds amounted to R2.1 billion, of which R1 billion were reinvestments of maturing bonds and capitalised interest. As at 31 January 2016, a total of R8.6 billion was invested in these bonds. In 2016/17, government will introduce new retail bond products to allow for a top-up bond with regular deposits and tax-free savings.

Table 7.6 Interest rates, RSA retail savings bonds, February 2016

Percentage	Bond maturity
Fixed-rate	2-year	3-year	5-year
	9.25	9.50	10.00

Inflation-linked	3-year	5-year	10-year
	1.50	1.75	2.00

Source: National Treasury

International borrowing

During the remainder of 2015/16, government plans to raise the equivalent of US$1 billion in global capital markets. If market conditions are not conducive, issuances will be postponed to 2016/17. In the meantime, foreign-currency commitments are financed from government’s foreign-exchange deposits held at the Reserve Bank. Over the medium term, government intends to borrow the equivalent of about US$4.5 billion to cover its total foreign-currency commitments of US$6.4 billion in global markets. The rest will be financed through foreign-exchange purchases.

Over medium term, government to borrow equivalent of US$4.5 billion in global capital markets

Cash balances

Government’s total cash holdings, which consist of deposits held at commercial banks and the Reserve Bank, will total R197.4 billion by the end of 2015/16, decreasing marginally to R194.2 billion in 2016/17.

Cash balances decrease marginally to R194.2 billion in 2016/17

Table 7.7 Change in cash balances, 2014/15 – 2018/19

	2014/15	2015/16		2016/17	2017/18	2018/19
R million	Outcome	Budget	Revised	Medium-term estimates
Rand currency
Opening balance	120 807	112 157	120 304	115 657	112 157	112 157
Closing balance	120 304	112 157	115 657	112 157	112 157	112 157
of which:
Tax and loan accounts	53 147	45 000	48 500	45 000	45 000	45 000
Change in rand cash balance[1]	503	—	4 647	3 500	—	—
(opening less closing balance)

Foreign currency[2]
Opening balance	63 087	69 890	69 428	81 730	82 000	86 342
Closing balance	69 428	66 228	81 730	82 000	86 342	89 348
US$ equivalent	8 231	7 779	8 362	7 633	7 666	7 700
Change in foreign currency cash balance[1]	-6 341	3 662	-12 302	-270	-4 342	-3 006
(opening less closing balance)

Total change in cash balances[1]	-5 838	3 662	-7 655	3 230	-4 342	-3 006

Total closing cash balance	189 732	178 385	197 387	194 157	198 499	201 505

1.	A negative value indicates an increase in cash balances. A positive value indicates that cash is used to finance part of the borrowing requirement
2.	Rand values at which foreign currency was purchased or borrowed

Source: National Treasury

2016 BUDGET REVIEW

In the current year, of the total, R138.9 billion are deposits made with the Reserve Bank to increase the level of official foreign-exchange reserves and are only available for use by government as bridging finance.

¢ Debt and other government obligations

Government monitors debt, cash balances and credit risk emanating from contingent liabilities – commitments that may give rise to financial obligations depending on the outcome of future events. These include explicit liabilities – guarantees or other formal obligations binding government to future financial commitments – and implicit liabilities, which emanate from the state’s obligation to support entities deemed to be of national interest.

PPPs and power-purchase agreements now included in contingent liabilities

The National Treasury, working with the World Bank and International Monetary Fund (IMF), has updated the framework for reporting on contingent liabilities in line with international standards. The 2016 Budget Review includes two categories of obligations that were previously excluded: public-private partnerships (PPPs) and power-purchasing agreements.

Contingent liabilities vary considerably by callability, risk and default probabilities. They also differ in nature and purpose.

National government debt

Net debt as share of GDP to stabilise at 46.2 per cent over medium term

Higher interest rates, rising inflation and the significant depreciation in the exchange rate, partially offset by higher cash balances, have resulted in higher net debt of R1.804 trillion in 2015/16 relative to the R1.781 trillion projected in the 2015 Budget. As the budget deficit improves over the medium term, net debt as a share of GDP is expected to stabilise at 46.2 per cent in 2017/18, compared to 43.7 per cent as projected in the 2015 Budget.

Government’s foreign debt as a percentage of gross loan debt remains low, averaging 10 per cent over the medium term.

Table 7.8 Total national government debt,1 2012/13 – 2018/19

End of period	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19
R billion	Outcome			Estimate	Medium-term estimates
Domestic debt	1 241.1	1 441.1	1 632.1	1 822.9	2 003.7	2 179.9	2 352.0
Foreign debt[2]	124.6	143.7	166.8	232.8	229.9	242.7	254.9

Gross loan debt	1 365.7	1 584.8	1 798.9	2 055.7	2 233.6	2 422.6	2 606.9
Less: National Revenue Fund bank balances	-184.1	-205.3	-214.7	-251.3	-230.2	-227.8	-224.6

Net loan debt[3]	1 181.6	1 379.5	1 584.2	1 804.4	2 003.4	2 194.8	2 382.3

As percentage of GDP:
Gross loan debt	41.0	43.9	46.8	50.5	50.9	51.0	50.5
Net loan debt	35.5	38.2	41.2	44.3	45.7	46.2	46.2
Foreign debt	3.7	4.0	4.3	5.7	5.2	5.1	4.9
As percentage of gross loan debt:
Foreign debt	9.1	9.1	9.3	11.3	10.3	10.0	9.8

1.	A longer time series is given in Table 10 of the statistical tables at the back of the Budget Review
2.	Estimates include revaluation based on National Treasury’s projections of exchange rates
3.	Net loan debt is calculated taking into account the bank balances of the National Revenue Fund (balances of government’s accounts with the Reserve Bank and commercial banks)

Source: National Treasury

CHAPTER 7: GOVERNMENT DEBT AND CONTINGENT LIABILITIES

Table 7.9 shows the composition of domestic debt by various instruments. Over the medium term, in line with government’s funding strategy, short-term debt will stabilise at 13.5 per cent as a share of total domestic debt.

Table 7.9 Composition of domestic debt by instrument, 2012/13 – 2018/19

End of period	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19
R billion	Outcome			Estimate	Medium-term estimates
Short-term loans	190.9	214.1	223.6	236.5	261.5	294.6	317.5
Shorter than 91-days[1]	19.0	21.8	21.4	26.8	26.8	26.8	26.8
91-day	45.3	42.9	33.2	32.8	33.2	33.2	33.2
182-day	38.2	42.4	46.1	45.9	50.9	55.9	59.4
273-day	43.9	49.3	56.3	59.5	66.7	78.2	86.3
364-day	44.5	57.7	66.6	71.5	83.9	100.5	111.8
Long-term loans	1 050.2	1 227.0	1 408.5	1 586.4	1 742.2	1 885.3	2 034.5
Fixed-rate	793.3	917.7	1 039.8	1 158.3	1 281.8	1 365.3	1 451.0
Inflation-linked[2]	244.5	298.7	358.7	418.9	450.8	509.3	571.7
Retail	11.3	9.5	9.0	9.0	9.4	10.5	11.6
Zero coupon	1.0	1.0	0.9	0.1	0.1	0.1	0.1
Other[3]	0.1	0.1	0.1	0.1	0.1	0.1	0.1

Total	1 241.1	1 441.1	1 632.1	1 822.9	2 003.7	2 179.9	2 352.0

As percentage of total domestic debt:
Short-term loans	15.4	14.9	13.7	13.0	13.1	13.5	13.5
Long-term loans	84.6	85.1	86.3	87.0	86.9	86.5	86.5

1.	Mainly borrowing from the Corporation for Public Deposits
2.	Includes revaluation as a result of changes in inflation rates
3.	Former regional authorities debt

Source: National Treasury

Government guarantees and exposure

Guarantees to state-owned companies

Government issues guarantees to various state-owned companies. These guarantees will amount to R467 billion as at 31 March 2016. Of the total guarantee portfolio, 75 per cent are issued to Eskom and 8 per cent to the South African National Roads Agency Limited (SANRAL). In 2015/16, one new guarantee for R2.5 billion was issued to the South African Post Office (SAPO).

Only the portion of the guarantees that these companies have borrowed against – known as the exposure amount – is a contingent liability to government. Creditors can call on government to service or pay off the guaranteed debt on which an entity has defaulted.

Exposure amounts are projected to increase from R225.8 billion in 2014/15 to R258 billion as at 31 March 2016. Most of the increase is accounted for by Eskom (R18.6 billion), South African Airways (SAA) (R6 billion), the Land Bank (R3.2 billion), SANRAL (R2.6 billion) and SAPO (R1 billion). Eskom constitutes 65 per cent of the total exposure amount. Chapter 8 discusses government’s prudent approach to issuing any further guarantees.

Increased exposure from Eskom, SAA, the Land Bank, SANRAL and SAPO

2016 BUDGET REVIEW

Table 7.10 Government guarantee exposure,1 2013/14 – 2015/16

	2013/14		2014/15		2015/16
R billion	Guarantee	Exposure[2]	Guarantee	Exposure[2]	Guarantee	Exposure[2]
State-owned companies	469.3	209.5	462.4	225.8	467.0	258.0
of which:
Eskom	350.0	125.1	350.0	149.9	350.0	168.5
SANRAL	38.9	23.9	38.9	32.4	38.9	35.0
Trans-Caledon Tunnel Authority	25.7	20.5	25.6	20.8	25.8	20.6
South African Airways	7.9	5.0	14.4	8.4	14.4	14.4
Land and Agricultural Bank of South Africa	3.5	1.1	6.6	2.1	6.6	5.3
Development Bank of Southern Africa	29.6	25.7	12.9	4.1	14.0	4.5
Transnet	3.5	3.8	3.5	3.8	3.5	3.8
Denel	1.9	1.9	1.9	1.9	1.9	1.9
South African Express	0.5	0.5	1.1	0.5	1.1	1.1
South African Post Office	—	—	1.9	0.3	4.4	1.3
Industrial Development Corporation	2.1	0.5	1.6	0.3	2.1	0.3
Independent power producers	—	—	—	—	200.2	200.2
Public-private partnerships[3]	10.1	10.1	10.1	10.1	8.9	8.9
South African Reserve Bank	—	—	7.0	—	7.0	—

1.	A full list of guarantees is given in Table 11 of the statistical tables at the back of the Budget Review
2.	Total amount of borrowing and accrued interest for the period made against the guarantee
3.	This amount only includes the national and provincial public-private partnership agreements

Source:	National Treasury

Reserve Bank guarantees

No exposure on Reserve Bank guarantee

As part of the bailout of African Bank in 2014/15, the Reserve Bank provided support on the back of a government guarantee constituting an explicit contingent liability of R7 billion. The Reserve Bank has not realised any exposure against this guarantee.

Guarantees to independent power producers

Probability of default on power-purchase agreements is low

Power-purchase agreements between Eskom and independent power producers providing renewable energy are now categorised as contingent liabilities. This change adds about R200 billion to contingent liabilities in 2015/16. The agreements oblige Eskom to buy power from these producers over a 20-year period at a price agreed to by the National Energy Regulator of South Africa.

Government provides support in the form of guarantees to Eskom. In the event that Eskom is unable to purchase power as stipulated, government must buy the power on Eskom’s behalf. The probability of default is low, since the regulator generally approves tariff increases that accommodate these agreements. However, significant deterioration in Eskom’s financial position may increase government’s risk exposure.

Guarantees to public-private partnerships

In PPPs, contingent liabilities only arise where contract termination would require the state to reimburse the private partner. In 2015/16, the inclusion of PPPs is expected to add about R9 billion to contingent liabilities, of which national PPPs account for 37 per cent and provincial PPPs 63 per cent. Given that none of the contingent liabilities in this category have been realised since the first PPP contract was entered into, they are considered very low risk.

CHAPTER 7: GOVERNMENT DEBT AND CONTINGENT LIABILITIES

Other contingent liabilities

Government’s other contingent liabilities include the actuarial deficits of social security funds – the difference between the claims owed by these entities and their total assets. Government commitments to the Export Credit Insurance Corporation of South Africa – the net underwriting exposure of the company and its total assets – also fall into this category, as do claims against government departments, and post-retirement medical assistance to government employees.

Other contingent liabilities are expected to amount to R286.1 billion in 2015/16, R33.5 billion higher than in 2014/15, due to an increase in claims by exporters and increased exposure of the Road Accident Fund. Over the medium term, these contingent liabilities are projected to increase to R323.1 billion.

Higher exporter claims and Road Accident Fund exposure increased contingent liabilities

Provisions for multilateral institutions

South Africa subscribes to shares issued by several multilateral institutions, including the African Development Bank, the World Bank, the IMF, the New Development Bank and the Multilateral Investment Guarantee Agency.

In the unlikely event that recapitalisation of one of the institutions is required, South Africa will be called on to make a payment proportionate to its shareholding. Government makes provision for this. During 2015/16, South Africa’s quota in the IMF will increase by R26.5 billion, and its participation in the New Development Bank will add R9.7 billion to government provisions.

Net provisions are projected to decrease by R4 billion in 2015/16 due to an increase in investments held in these multilateral institutions. Over the medium term, net provisions will remain at about R49 billion.

Net valuation profits and losses

Government’s largest contingent asset is the Gold and Foreign Exchange Contingency Reserve Account. It mainly reflects the net valuation profits earned and losses incurred on gold and foreign exchange reserves.

Unrealised valuation gains to amount to R341 billion by end-March 2016

The balance on this account is split into transactions with a cash-flow and non-cash-flow valuation impact. Due to the depreciation of the rand, unrealised valuation gains are expected to amount to R341 billion by end- March 2016, an increase of R138 billion compared with 2014/15, with only R145 million in realised losses to be settled by government.

¢ Summary

Over the past year, global market volatility has led to large capital outflows and currency depreciation in developing economies, putting pressure on public borrowing and debt markets.

While South Africa’s borrowing costs have increased as a result of these developments and a weaker economic outlook, government’s debt metrics

2016 BUDGET REVIEW

remain well within benchmarks. Government’s prudent fiscal policy and debt-management strategies, in combination with deep and liquid domestic capital markets, will continue to support investment, ensure that government can finance its borrowing requirement and improve the debt trajectory.

8

Financial position of public-sector institutions

In brief

•

The net asset position of state-owned companies stood at R305.1 billion in 2014/15. Average return on equity declined to -2.9 per cent. These companies project total capital spending of R311.7 billion over the medium term, with borrowing reaching R257 billion.

•	Development finance institutions expect to lend R177.8 billion by 2017/18.

•	While the overall position of social security funds remains strong, their combined net asset value will decline to R1.7 billion as a result of the rising deficit in the Road Accident Fund.

•	Government is enacting a series of reforms to improve operations, financial management and governance of public-sector institutions. Greater private-sector participation will be considered.

¢     Overview

The National Development Plan (NDP) recognises the important role of public-sector institutions in economic growth and development. State-owned companies, development finance institutions, social security funds and the Government Employees Pension Fund provide essential services, finance infrastructure investment, and contribute to job creation and the social safety net.

Public-sector institutions play an important role in realising vision of National Development Plan

State-owned companies build and maintain electricity, water, transport and telecommunications infrastructure. Development finance institutions fund infrastructure expansion, industrial development, commercial and emerging agriculture, and improve access to housing and small business loans. Social security funds and the Government Employees Pension Fund compensate people who are out of work or injured, support a savings culture and promote investments that have a social impact.

During 2014/15, Eskom electrified 159 853 households and supplied 216 274GWh of electricity. Transnet transported 222.6 million tons of freight by rail. Development Bank of Southern Africa (DBSA) involvement in municipal funding resulted in 90 000, 56 000 and 138 000 households benefiting from energy, water and sanitation

Entities provide electricity, rail transport, water and sanitation – and create jobs

2016 BUDGET REVIEW

projects respectively. DBSA assistance also contributed to the completion of 15 schools and supported 754 small and medium-sized enterprises. Industrial Development Corporation (IDC) projects created an estimated 8 223 jobs. Joint initiatives by the IDC and Unemployment Insurance Fund (UIF) helped to preserve 44 460 at-risk jobs.

Most entities are expected to be self-sustaining and operate independently of the budget

To deliver on their developmental priorities, public-sector institutions need to be in a sound financial position. Generating a reasonable rate of return allows them to operate independently of the national budget. Deterioration in the financial health of these entities is often an early-warning sign of broader strategic challenges, and can have major consequences for the public finances. Accordingly, government monitors their operations and financial positions, managing risk and taking action when required.

Over the past several years, poor global and domestic economic conditions have contributed to declining profitability of some institutions, while others have still performed well. However, internal weaknesses such as inefficient operations, poor governance and weak balance sheets have made some entities more vulnerable to a deteriorating economic outlook.

Further state support will be contingent on reforms that resolve ongoing governance and operational problems

Several public institutions continue to pose significant short-term risks to the fiscus. In some cases, this is due to large government exposures; in others, to the entity’s poor financial position. Although no requests for fiscal support are currently being considered, the assessment of any such requests will be informed by the principles set out in the 2015 Budget Review, namely:

	•	Any intervention to support state-owned companies must be consistent with sustainable public finances.

	•	Capitalisation cannot have an impact on the budget deficit.

	•	Entities receiving support are required to demonstrate sound business plans, improve governance and address operational efficiencies.

Future commitments of state resources to support public-sector institutions will also depend on reforms that resolve ongoing problems with governance, and may also involve introducing private-sector participation.

Reforming public-sector institutions

Private-sector co-investment to strengthen financial and managerial capacity at public entities

A series of reforms under way is intended to strengthen the ability of public-sector institutions to support NDP outcomes. These reforms are based on the recommendations of the Presidential Review Committee on State-owned Entities. The committee’s recommendations include a single governing law for public entities; rationalising the number of entities; and mobilising co-investment and technical expertise from the private sector to strengthen their financial and managerial capacity.

The outcome of these reforms will be a clear policy setting out the criteria for state ownership, and a streamlined portfolio of public entities that builds on synergies between the public and private sectors. An inter-ministerial committee chaired by the deputy president is overseeing implementation of four broad areas of reform:

	•	Stabilisation to improve near-term financial and operational performance. A framework to quantify the cost of developmental activities has also been developed.

CHAPTER 8: FINANCIAL POSITION OF PUBLIC-SECTOR INSTITUTIONS

•

Coordination and collaboration to maximise contributions to the economy and eliminate duplication. Joint infrastructure projects are already taking place in the energy, transport, mining and water sectors.

•

Rationalisation and consolidation to reduce state participation in sectors where several entities operate with overlapping mandates. This is already under way in the information and communication technology sector with the rationalisation of Broadband Infraco. The state intends to dispose of holdings in non-strategic assets, as needed, to direct resources to areas critical for development

•

Governance framework will see the enactment of overarching legislation, informed by a review of the current shareholder management model. Board appointment processes will be standardised, and remuneration frameworks reviewed to ensure that compensation growth is contained and linked to efficient performance.

Government is developing a framework to encourage greater co-investment and participation by the private sector in partnership with public entities, building on the success of the independent power producer initiative. The framework will support increased levels of competition within well-regulated sectors. Historically, the South African economy has been characterised by high levels of economic concentration, with many state-owned companies enjoying a monopoly or dominance of the sectors in which they operate. Allowing competition would improve efficiency and increase investment levels, entrepreneurship and employment.

New framework will support increased levels of competition within well-regulated sectors

¢ Financial overview

Table 8.1 shows the combined financial position of public institutions.

Table 8.1 Combined financial position of selected categories of public institutions, 2012/13 – 2014/15

R billion	2012/13	2013/14	2014/15
State-owned companies
Total assets	800.3	910.7	1 042.2
Total liabilities	543.7	633.6	737.1
Net asset value	256.6	277.1	305.1
Development finance institutions[1]
Total assets	222.0	251.8	245.5
Total liabilities	93.6	108.6	114.5
Net asset value	128.4	143.3	131.0
Social security funds
Total assets	134.8	147.5	177.2
Total liabilities	96.6	112.8	134.9
Net asset value	38.2	34.7	42.3
Other public entities[2]
Total assets	669.4	813.5	870.4
Total liabilities	171.3	179.9	199.7
Net asset value	498.1	633.6	670.7

1.      Institutions listed in schedule 2, 3A and 3B of the PFMA

2.      State-owned institutions without a commercial mandate and listed in either schedule 1 or 3 of the PFMA such as the National Library of South Africa

Source: National Treasury

2016 BUDGET REVIEW

At a consolidated level, the financial position of public entities strengthened in 2014/15 – the most recent period for which audited results are available. Most categories of institutions continue to improve their net asset position – largely as a result of capital investments by state-owned companies since 2010/11. The decline in the net asset position of development finance institutions resulted from losses on the Industrial Development Corporation’s equity portfolio, which was exposed to the commodities sector.

State-owned companies

State-owned companies have spent R496.8 billion on infrastructure over past five years

State-owned companies have spent an aggregate R496.8 billion on infrastructure since 2010/11. Most of these investments have been in the energy, transport and logistics sectors.

Over the next three years, investment in these sectors will continue to dominate capital formation by the public sector. Over the medium-term expenditure framework (MTEF) period, state-owned companies project capital expenditure of R311.7 billion, with Eskom, Transnet and the South African National Roads Agency Limited (SANRAL) accounting for 94 per cent of this amount. Details on infrastructure spending appear in Annexure B.

Table 8.2 Combined balance sheets of state-owned companies,[1] 2010/11 – 2014/15

R billion/per cent growth	2010/11	2011/12	2012/13	2013/14	2014/15
Total assets	639.7	710.1	800.3	910.7	1 042.2
	23.5%	11.0%	12.7%	13.8%	14.4%

Total liabilities	423.0	470.7	543.7	633.6	737.1
	23.8%	11.3%	15.5%	16.5%	16.3%

Net asset value	216.7	239.4	256.6	277.1	305.1
	23.0%	10.5%	7.2%	8.0%	10.1%

Return on equity (average)	6.7%	7.5%	4.8%	3.3%	-2.9%

1. Major state-owned companies listed in Schedule 2 of the PFMA, excluding development finance institutions
Source: National Treasury

Capital investment grew the asset base of state-owned companies from R639.7 billion in 2010/11 to R1.04 trillion at the end of 2014/15. Over the same period, combined net asset value rose from R216.7 billion to R305.1 billion, of which Eskom and Transnet account for 78 per cent.

Combined return on equity of state-owned companies declined over past five years

State-owned companies need to generate sufficient returns to contribute strategically to development without draining national resources. However, the combined return on equity has been declining over the past five years, reaching -2.9 per cent in 2014/15. Most of the decline is the result of large losses in the Central Energy Fund (CEF) and South African Airways (SAA) during 2014/15.

Six largest state-owned companies project total borrowing of R257 billion over medium term

As shown in Table 8.3, the six largest state-owned companies budgeted to borrow R84 billion in 2014/15. Actual borrowing amounted to R91 billion as companies implemented their programmes more quickly than planned. Eskom was the largest borrower, accounting for 71 per cent of the total. The six companies project total borrowing of R257 billion between 2016/17 and 2018/19, with Eskom accounting for 54 per cent of the total The depreciation of the rand against major currencies is expected to limit

CHAPTER 8: FINANCIAL POSITION OF PUBLIC-SECTOR INSTITUTIONS

borrowing in foreign capital markets and increase reliance on the domestic market, leading to a reduction in foreign debt as a percentage of total debt from 39 per cent in 2015/16 to 24 per cent in 2018/19.

Table 8.3 Borrowing requirement of selected state-owned companies,[1] 2014/15 – 2018/19

	2014/15		2015/16	2016/17	2017/18	2018/19
R billion	Budget	Outcome	Revised	Medium-term estimates
Domestic loans (gross)	45.1	64.3	65.5	51.4	64.3	62.5
Short-term	24.3	24.4	13.8	12.1	16.0	18.2
Long-term	20.8	39.9	51.7	39.3	48.3	44.3
Foreign loans (gross)	38.9	27.2	42.6	27.8	32.1	19.3
Long-term	38.9	27.2	42.6	27.8	32.1	19.3

Total	84.0	91.5	108.1	79.2	96.4	81.8

Percentage of total:
Domestic loans	53.7%	70.3%	60.6%	64.9%	66.7%	76.4%
Foreign loans	46.3%	29.7%	39.4%	35.1%	33.3%	23.6%

1.	Airports Company of South Africa, Eskom, SANRAL, SAA, Transnet and Trans-Caledon Tunnel Authority

Source: National Treasury

Eskom

Eskom is the state electricity utility. Over the past 12 months, it has been working to stabilise and augment electricity supply. Eskom is using open-cycle gas turbines to boost supply and avoid the likelihood of load-shedding, but these facilities are expensive to operate. In August 2015, the first unit of the Medupi power station was fully commissioned. Eskom expects that the remaining units at Medupi, as well as the Kusile and Ingula power stations, will be brought into operation over the next six years, adding 10.1GW to the national power grid.

Eskom has been working to stabilise and augment electricity supply

Eskom reported a profit of R3.6 billion in 2014/15, down 48 per cent on the prior year, largely due to lower sales, higher open-cycle gas turbine expenditure and increased finance costs. In the half-year results of 30 September 2015, it reported a profit of R10.3 billion, with operational cash of R23.1 billion. The utility has spent R24.4 billion of a budgeted R32.1 billion on infrastructure, while securing R46 billion in funding.

As of February 2016, R15 billion of government’s R23 billion appropriation to Eskom had been transferred to the company. The Minister of Finance has delayed the transfer of R5 billion until Eskom complies with several conditions attached to the equity allocation. These conditions relate to implementing cost reductions, improving maintenance and executing the capital expenditure programme. Government has also converted its R60 billion subordinated loan to equity to strengthen the utility’s balance sheet.

Minister of Finance has delayed payment of Eskom support until conditions of equity allocation are met

Eskom has submitted an application for tariff increases to the National Energy Regulator of South Africa through the regulatory clearing account process. Further efficiency improvements are necessary at Eskom to ensure moderation in future tariff increases.

Efficiency improvements needed at Eskom to ensure moderation in future tariff increases

Central Energy Fund

The CEF is a group of companies responsible for developing energy solutions for South Africa. Its largest subsidiary, PetroSA, manages government’s strategic fuel supply and is involved in the manufacture of

2016 BUDGET REVIEW

liquid fuel, oil and other products from coal. In 2014/15, the CEF recorded a loss of R14.3 billion, following a loss of R1.5 billion a year earlier. The losses stem largely from impairments on PetroSA’s gas-to-liquids plant in Mossel Bay, which is short of feedstock, and on its oil-drilling investment through PetroSA Ghana, which has not met projections.

Although the losses have negatively affected its financial position, the CEF had significant reserves, and remains solvent and liquid. Government will reposition the CEF to ensure that the company continues to contribute to energy security while remaining financially sustainable.

Transnet

Transnet profitability remains resilient, despite weaker economic conditions

Transnet operates freight rail, ports and pipelines. It reported a profit of R5.3 billion in 2014/15. Revenue growth has remained resilient, increasing by 8 per cent to R61.2 billion in 2014/15. Capital investment amounted to R33.6 billion in 2014/15, including R6.9 billion for locomotive acquisitions, R3 billion for wagons, R7.6 billion for rail infrastructure maintenance and R2.5 billion for the new multi-product pipeline.

Transnet continues to focus on reversing historical underinvestment in infrastructure, and ensuring that South Africa’s rail and port infrastructure are of a globally competitive standard. Given the weaker economic environment, the group has deferred some spending, and the capital investment programme will be undertaken over 10 years instead of seven, as previously planned. Transnet will continue raising finance on domestic and international markets. The Minister of Finance has approved an increase in Transnet’s foreign-currency borrowing limit from R55 billion to R81 billion.

South African Airways

SAA is technically insolvent and has been achieving going-concern status on basis of state guarantees

SAA, the state-owned airline, will report a net loss in 2014/15 as a result of high operating costs, increased competition on all routes, asset impairments and higher finance costs. The carrier is technically insolvent and has been achieving a going-concern status on the basis of guarantees issued by government.

SAA’s total guarantees amount to R14.4 billion. Of this amount, R13.4 billion has been used to raise debt finance and a further R1 billion is to be raised before the end of the financial year. Government remains committed to stabilising SAA. As part of a broader turnaround strategy, steps have been taken to reduce aircraft leasing costs, cease operations on some unprofitable routes and achieve procurement savings.

It will be some years before SAA can become a sustainable carrier

It will be some years, however, before SAA can become a sustainable, standalone carrier. In the period ahead, government will seek opportunities to enter into strategic partnerships that allow SAA to draw on private-sector capital and technical expertise to improve its performance and expand its network.

South African Post Office

The South African Post Office (SAPO), like many of its international counterparts, has been under pressure to restructure and diversify as a result of the global shift to electronic communications.

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SAPO recorded a net loss of R1.5 billion in 2014/15 after a net loss of R422 million a year earlier. This was higher than expected, primarily due to declining revenue as a result of lower mail volumes, a loss of key customers due to strike action and the poor performance of its courier business. Although SAPO has made some inroads in curbing costs as part of its turnaround plan, it has struggled to boost revenues. The appointment of a Board and chief executive officer has helped to stabilise SAPO.

State guarantees to SAPO total R4.4 billion, and government has helped the entity raise R1.3 billion against the issued guarantees to fund its operations and turnaround. In addition, R650 million has been allocated to recapitalise SAPO in 2016/17. This allocation was funded by reprioritising other expenditure and does not affect the budget balance.

SAPO, which has struggled to boost revenue, recorded a net loss of R1.5 billion in 2014/15
Passenger Rail Agency of South Africa

The Passenger Rail Agency of South Africa (PRASA) is South Africa’s commuter rail company. Its total income grew from R6.8 billion in 2010/11 to R9.5 billion in 2014/15, mostly as a result of state subsidies and grants to fund operations and capital investment. Despite growth in income and grants, PRASA reported a loss of R1.2 billion in 2014/15.

PRASA’s R49.9 billion investment plans focus on renewing rolling stock, upgrading signalling infrastructure, and modernising stations and depots. These investments will improve the safety and quality of rail transport for millions of commuters. PRASA’s total capital expenditure amounted to R11 billion in 2014/15, 3.3 per cent above the budgeted R10.1 billion and a 43.7 per cent increase from the previous year (R7.7 billion).

Government provided PRASA with a R3.9 billion operational subsidy in 2014/15. Through its Autopax subsidiary, PRASA also has a government guarantee of R1.2 billion, of which only R48 million is outstanding. This loan is expected to be settled in full by 31 May 2016.

PRASA reported a loss of R1.2 billion in 2014/15 despite growth in state income and grants

In 2014/15 the Auditor-General and the Public Protector identified a number of governance concerns, including conflict of interest in the rail infrastructure modernisation programme, and irregular expenditure amounting to R500 million. The Board has undertaken to implement the recommendations of the Public Protector’s report.

PRASA Board has agreed to implement Public Protector recommendations
South African National Roads Agency Limited

SANRAL is responsible for the national road network, which consists of 21 403km of roads connecting major cities, towns and rural areas. Toll roads, financed through public-private partnerships or capital market borrowings, make up 15 per cent of the network; the remaining 85 per cent is financed through allocations from government.

During 2014/15, SANRAL recorded total revenues of R11.7 billion – R5.4 billion from government transfers and R6.3 billion from toll operations. This was an 82 per cent increase from the prior year. The Gauteng Freeway Improvement Project contributed R3.8 billion to revenues.

SANRAL’s performance is expected to stabilise over the period ahead following resolution of policy uncertainty concerning e-tolls. The agency has resumed its successful bond programme. Under the programme of

SANRAL’s performance expected to stabilise following resolution of policy uncertainty on e-tolls

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adjusted tariffs announced by the Deputy President, the fiscus will supplement e-toll revenue in Gauteng to ensure that SANRAL can service its debt commitments as they fall due. Over the medium term, R1.4 billion is allocated to SANRAL for this purpose.

Trans-Caledon Tunnel Authority
Authority responsible for financing Lesotho Highlands Water Project remains financially sound and operationally capable

The Trans-Caledon Tunnel Authority (TCTA) raises debt to finance water infrastructure projects, including the Lesotho Highlands Water Project, which provides water mainly to Gauteng province. TCTA’s operations remain financially sound. The company receives no allocations from government but has a R25 billion guarantee facility in place.

TCTA’s outstanding debt increased by 10 per cent to R28 billion in 2014/15 due to drawdowns for two projects under construction: the Mokolo Crocodile Water Augmentation Project Phase 1 and the Mooi- Mgeni Transfer Scheme. The value of work under construction in 2014/15 amounted to R1.7 billion compared with R2 billion in 2013/14. Construction of Phase 2 of the Lesotho Highlands Water Project is expected to start over the next three years, with design and procurement already under way. TCTA will be responsible for raising and managing the financing for the project, which will be guaranteed by government.

Development finance institutions
Over next two years, asset base of largest development finance institutions set to reach R324.7 billion

South Africa’s development finance institutions have rapidly expanded lending to support the NDP. The financial position of the three largest agencies – the IDC, the Land Bank and the DBSA is summarised in Table 8.4. These entities reported a combined asset value of R233.8 billion and a combined loan book value of R117.2 billion for 2014/15. Over the next two years, they project 31 per cent growth in their loan portfolios. The total asset base is projected to increase to R324.7 billion by 2017/18.

Table 8.4 Balance sheet position of selected development finance institutions,[1] 2014/15 – 2017/18
	2014/15	2015/16	2016/17	2017/18
R billion	Outcome	Estimate	Forecast
Total assets	233.8	255.6	287.2	324.6
of which:
Loan book	117.2	136.4	156.3	177.8
Equity investments	62.4	102.9	113.0	126.1
Other	54.2	16.3	17.9	20.7
Total liabilities	112.6	127.6	151.2	178.7
Net asset value	121.2	128.0	135.9	145.9

1. The Land Bank, DBSA and IDC Source: National Treasury

In 2014/15, the combined borrowing of the three major development finance institutions reached R52 billion against a budgeted estimate of R70 billion, as weak economic conditions and falling commodity prices reduced appetite for loans. Borrowing is expected to increase to R76.2 billion in 2015/16. Medium-term borrowing is estimated at R275 billion, mostly from domestic sources. The IDC, however, plans to raise 81 per cent of its borrowing from foreign sources in 2016/17 – a proportion that decreases to 44 per cent in 2018/19.

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Borrowing in the development finance portfolio is dominated by the Land Bank, which raises mainly short-term debt. It plans to borrow R45 billion in 2015/16, the DBSA R18.2 billion and the IDC R12 billion.

As development finance institutions expand their lending, they need to ensure that risks associated with new exposures are managed in a prudent, financially sustainable manner. They also need to find innovative ways to finance development, including crowding more private investment into projects. The weak economic outlook may place pressure on non-performing loan ratios, which will need to be carefully managed.

Expanded lending requires prudent management of risk and innovative approaches

Table 8.5 Borrowing requirement of selected development finance institutions,1 2014/15 – 2018/19

	2014/15		2015/16	2016/17	2017/18	2018/19
R billion	Budget	Outcome	Revised	Medium-term estimates
Domestic loans (gross)	63.0	45.2	65.1	64.5	80.7	86.6
Short-term	52.3	37.1	50.5	51.8	62.3	63.1
Long-term	10.7	8.1	14.6	12.7	18.4	23.5
Foreign loans (gross)	7.4	6.8	11.1	18.9	11.2	12.9
Long-term	7.4	6.8	11.1	18.9	11.2	12.9

Total	70.4	52.0	76.2	83.4	91.9	99.5

Percentage of total:
Domestic loans	89.5%	86.9%	85.4%	77.3%	87.8%	87.0%
Foreign loans	10.5%	13.1%	14.6%	22.7%	12.2%	13.0%

1.	The Land Bank, DBSA and IDC

Source: National Treasury

Several smaller development finance institutions also play an important role in giving effect to government policy. These include the National Empowerment Fund, the National Housing Finance Corporation (NHFC) and the National Urban Reconstruction and Housing Agency. These entities had a combined asset value of R11.2 billion and combined loan book of R3.9 billion in 2014/15.

A review of provincial development finance institutions, approved by Cabinet, began in 2015 and should conclude in 2017/18. It is expected to align provincial agencies’ mandates to national development objectives. Agencies may be consolidated or closed by provincial governments where there is duplication or non-core activities are identified.

Review of provincial agencies expected to align mandates and consolidate operations
Development Bank of Southern Africa

The DBSA supports infrastructure financing and delivery, and programme implementation. In 2014/15 it reported a profit of R1.2 billion, 54 per cent higher than the R787 million recorded in the prior year. Total assets grew by 11.2 per cent over the same period, reaching R70.9 billion in 2014/15. Loan disbursements reached R13 billion, of which just over 40 per cent financed economic infrastructure in South Africa.

To help the bank strengthen its strategic focus, including better leveraging private-sector funding of development projects, government approved a R7.9 billion equity allocation in 2013. The amount was transferred to the DBSA over three years. Over the medium term, government expects the bank to provide planning and implementation support to smaller cities and under-resourced municipalities. New initiatives will involve attracting more private-sector investment to complement DBSA funding for infrastructure development. The bank aims to increase developmental lending by about R48 billion over the next three years.

DBSA to provide planning and implementation support to smaller cities and under-resourced municipalities

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Land Bank
Land Bank has rapidly expanded its loan book, but needs a better balance of assets and liabilities

The Land Bank provides development finance support to commercial and emerging farmers. Its medium-term plans include increasing its support to emerging farmers, expanding its loan portfolio to include agro-processing and exploring private partnerships to fund emerging farmers.

During 2014/15, the bank reported a strong performance despite a weak operating environment and limited investor risk appetite. Its asset base increased by 10 per cent (R3.7 billion) from the prior year to R40.5 billion, driven by a R3.4 billion increase in the loan book to R36.7 billion. Over the medium term, the loan book is projected to grow to R43.9 billion and the net asset value to R6.9 billion.

An internal review is expected to be completed in 2016. The review will help the bank cut operational costs and execute a more robust funding strategy to better manage the mismatch between its assets and liabilities.

Industrial Development Corporation
The IDC’s mandate is to promote industrial development and job creation in South Africa, as well as development in the Southern African region.
IDC’s financial position weakened as lower commodity prices affected its equity portfolio

A significant portion of the IDC’s asset base is held in listed equities in the mining sector. As commodity markets weakened, the IDC’s financial position came under pressure. In 2014/15, its asset base decreased by R16.3 billion to R122 billion as the fair value of its listed investments fell to R57.3 billion from R78 billion in the prior year. This ultimately led to a R600 million decline in the IDC’s dividend income and its profitability.

Over the next five years, the corporation plans to extend loans to the value of R100 billion to support economic development, targeting renewable energy, manufacturing, industrial infrastructure and beneficiation of locally produced minerals and agricultural products. Of the total, R23 billion will be targeted to support black industrialists.

National Housing Finance Corporation

The NHFC’s mandate is to broaden access to affordable housing finance for low- to middle-income households. It targets households with monthly incomes between R1 500 and R15 000 that cannot access funding from commercial banks.

NHFC reported a profit of R13.5 million for 2014/15

The NHFC reported a profit of R13.5 million for 2014/15 due to an increase in rental income. Total assets increased from R3.1 billion to R3.3 billion in 2014/15. During the same period, total disbursements of R729 million helped to draw in R821 million in private-sector investment for affordable housing.

Department of Human Settlements working to merge three related agencies in housing space

In 2014/15, government approved a R230 million equity allocation to the NHFC to support social housing development. The Department of Human Settlements is currently working to merge the NHFC, the National Urban Reconstruction and Housing Agency and the Rural Housing Loan Fund.

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The consolidation is expected to result in a more efficient housing finance delivery mechanism.

¢ Social security funds

Contributory social security funds form part of South Africa’s social security net. These funds compensate beneficiaries for road accidents, workplace injuries and unemployment. In 2014/15, the funds had combined assets of R177.2 billion and liabilities of R134.8 billion.

In 2014/15, social security funds had assets of R177.2 billion and liabilities of R134.8 billion

While the overall financial position of the social security funds has been relatively strong, it is expected to weaken over the medium term to a net accumulated deficit of R1.7 billion. The deterioration is largely the result of growth in the accumulated deficit of the Road Accident Fund (RAF).

Table 8.6 Combined balance sheet of social security funds, 2014/15 – 2018/19

	2014/15	2015/16	2016/17	2017/18	2018/19
R billion	Outcome	Estimate	Forecasts
Total assets	177.2	188.0	206.5	226.8	250.0
Unemployment Insurance Fund	113.6	127.6	143.1	161.0	181.3
Road Accident Fund	7.4	10.5	11.3	11.4	11.5
Compensation Fund[1]	56.2	49.9	52.1	54.4	57.2

Total liabilities	134.8	160.8	183.9	213.9	251.6
Unemployment Insurance Fund	4.1	4.5	4.8	5.1	5.4
Road Accident Fund	117.6	145.0	167.2	196.2	233.3
Compensation Fund	13.1	11.3	11.9	12.6	12.9

Net asset value	42.3	27.2	22.6	13.0	-1.7
Unemployment Insurance Fund	109.4	123.1	138.3	155.9	175.8
Road Accident Fund	-110.2	-134.5	-155.9	-184.8	-221.8
Compensation Fund	43.1	38.6	40.2	41.9	44.3

1.	Includes the Compensation Commissioner for Occupational Diseases in Mines and Works

Source: National Treasury

Unemployment Insurance Fund

The UIF, funded by employee and employer contributions, has accumulated a significant reserve – the result of an imbalance between contributions and benefit payments.

In 2014/15, total revenue was R28 billion, a 34 per cent improvement from 2013/14. Expenses amounted to R8.9 billion in 2014/15, of which R7.2 billion was paid to 707 000 beneficiaries who make up 8.1 per cent of the fund’s total contributors. As a result of the better-than-expected financial performance in 2014/15, the fund’s accumulated surplus grew to R90.3 billion and its net asset position improved to R109.4 billion.

UIF remains financially strong, with accumulated surplus of R90.3 billion

Over the medium term, the UIF expects to pay R35.6 billion in benefits. The draft Unemployment Insurance Bill proposes to improve maternity, illness and death benefits for eligible contributors. The fund will also use its investment portfolio to support job creation, allocating about R1.6 billion to support training of 15 000 people in artisan and related skills. The UIF has allocated R229.1 million over the medium term to Productivity South Africa to maintain an estimated 35 000 jobs at risk.

UIF using some of its resources to support training and maintain jobs

2016 BUDGET REVIEW

Road Accident Fund
RAF remains inequitable and unaffordable

The RAF was designed to provide compensation for the economic losses of persons injured in road accidents and limit the financial liability of those at fault. Over time, it has become inequitable and unaffordable. The fund has been insolvent for over 30 years and a large amount of money is absorbed by legal costs. The RAF’s long-term liabilities of R117.6 billion are projected to grow to R233.1 billion over the next three years, despite the 50c/litre increase in the RAF fuel levy in the 2015 Budget.

RAF’s financial position will continue to deteriorate over medium term

Growing liabilities reflect increased road accidents, court settlements and improved claims payments. The number of finalised claims grew from 170 043 in 2012/13 to 183 933 in 2014/15. Over the same period, the average value of settled claims increased from R65 844 to R114 969. The RAF’s financial position is expected to deteriorate over the medium term. Benefit payments are expected to grow at an average annual rate of 7.4 per cent, but revenue growth will remain largely flat, at 1.2 per cent per year. While the fund runs a large accrual deficit, this has no effect on the consolidated budget balance. On a cash basis, the accounting method by which transactions in government are recorded, the fund runs a surplus.

Bill for new Road Accident Benefit Scheme to be introduced in 2016/17

In 2015, government concluded consultations at the National Economic Development and Labour Council to replace the RAF with the Road Accident Benefit Scheme (RABS). The RABS will be more equitable and affordable, providing limited income, medical, rehabilitation and funeral benefits. Funded through the fuel levy, RABS is based on social security principles, moving away from the current liability insurance system. The change introduces benefits to all accident victims, regardless of the nature of the accident or the assumed fault of the driver. As a result, less time and money will be spent on accident investigation and legal services. The Department of Transport is expected to table a RABS bill in 2016/17.

Compensation Fund
Compensation Fund has grown its investments and reduced expenditure, and claims backlog is clearing

The Compensation Fund pays benefits to workers who experience loss of income as a result of injury, death or disease in the course of employment. Its financial position remains strong. The 2014 actuarial valuation showed an accumulated surplus of R23 billion and a technical liability of R18 billion. The value of investments grew by 20 per cent to R49.8 billion in 2014/15, while in-year revenues totalled R14.5 billion. Expenditure fell from R15.9 billion in 2013/14 to R7.9 billion in 2014/15.

Claims are projected to grow substantially over the medium term due to enhancements to the fund’s integrated claims management system and associated staff training. New claims registered are expected to increase from 225 511 in 2014/15 to 392 229 in 2018/19, of which 95 per cent will be finalised within one year. Work is in progress to clear the backlog of claims and improve turnaround times.

In 2014/15, the Minister of Labour established a task team to resolve audit findings raised by the Auditor General of South Africa.

CHAPTER 8: FINANCIAL POSITION OF PUBLIC-SECTOR INSTITUTIONS

¢	Government Employees Pension Fund

The Government Employees Pension Fund (GEPF) provides retirement security to about 1.3 million current public employees and 400 000 pensioners. Total contributions to the fund increased from R50 billion to R56 billion in 2014/15, mainly as a result of public-sector salary increases. The employer’s contribution to the fund was R36 billion. Pensions were increased at the full rate of consumer price inflation in 2014/15, as has been the practice over the past decade.

Actuarial valuation shows GEPF continues to remain financially sustainable

The fund performs an actuarial assessment of its liabilities every two years. The 2014 valuation showed the fund held R1.425 trillion in assets, sufficient to cover 121.5 per cent of its liabilities on a best-estimate basis. On a stricter solvency-based liability measure, assets cover 83.1 per cent of liabilities, an improvement on the 2012 valuation of 74.1 per cent.

Table 8.7 Government Employees Pension Fund actuarial valuation, 2008 – 2014

R billion	2008	2010	2012	2014
Assets at market value	707.0	801.0	1 038.9	1 425.7
Best estimate liabilities	613.6	736.7	1 011.6	1 173.5
Solvency liabilities	828.5	1 081.6	1 475.8	1 714.9
Funding position
on best estimate liabilities	115.2%	108.7%	102.7%	121.5%
on solvency liabilities	85.3%	74.1%	70.4%	83.1%

Source: Government Employees Pension Fund

The 2015 public-sector wage agreement is likely to have had a negative impact on the financial position of the GEPF. Each percentage point increase in public-sector salaries will increase GEPF liabilities by about R9 billion, without having any effect on the value of its assets. The increase in long-term interest rates since the 2014 valuation, however, is likely to have reduced the value of the fund’s liabilities, potentially improving its position.

Public-sector wage agreement likely to increase GEPF liabilities

The Public Investment Corporation (PIC) invests the funds of the GEPF and the social security funds. As at March 31 2015, the PIC had R1.8 trillion in assets under management. Of these funds, 89 per cent belonged to public employees and 9 per cent was managed on behalf of the social security funds. These investments must generate sufficient returns to pay pensions and social security obligations. About 88 per cent of the funds are invested in local equities and fixed-income securities. Assets invested on behalf of the GEPF delivered returns between 10 and 14 per cent during 2014/15. During that year, the PIC approved R11.3 billion worth of developmental investments that funded 349 small businesses, creating 55 000 jobs and adding 489MW of green energy to the national electricity grid.

PIC’s investments generate returns to pay pensions and social security obligations

¢	Summary

Public entities make a broad range of contributions to national development. To deliver on their developmental priorities, these institutions need to be financially sound and self-sustaining. While many of these institutions remain in good financial health, several are not and pose risks to the fiscus. Government is conducting a broad programme of reforms to stabilise these entities in the short term and strengthen the institutional framework for overseeing state-owned companies.

Reforms aim to stabilise entities, resolve governance concerns and restore financial sustainability

2016 BUDGET REVIEW

Any support for public-sector institutions must be consistent with sustainable public finances

Rationalisation and private-sector participation will be considered as part of developing a streamlined portfolio of sustainable, well-governed entities. Over the period ahead, any support for public-sector institutions must be consistent with sustainable public finances.

ANNEXURES

Two annexures are available on the National Treasury website (www.treasury.gov.za):

•	Annexure W1: Explanatory Memorandum to the Division of Revenue

•	Annexure W2: Structure of the Government Accounts

2016 BUDGET REVIEW

A

Report of the Minister of Finance to Parliament

¢	Introduction

Section 7(4) of the Money Bills Amendment Procedure and Related Matters Act (2009) prescribes that the Minister of Finance submit an explanatory report to Parliament when tabling the annual budget. The report is to detail how the Division of Revenue Bill and the national budget give effect to (or why they have not taken into account) the recommendations contained in:

•	Budgetary review and recommendation reports (BRRRs) submitted by committees of the National Assembly in terms of section 5 of the act.

•	Reports on the fiscal framework proposed in the Medium Term Budget Policy Statement (MTBPS) submitted by the finance committees in terms of section 6 of the act.

•

Reports on the proposed division of revenue and the conditional grant allocation to provinces and local government set out in the MTBPS submitted by the appropriations committees in terms of section 6 of the act.

¢	Budgetary review and recommendation reports

Section 5 of the act sets out the procedure to be followed by the National Assembly committees for assessing the performance of each national department before the budget is introduced. Through this procedure, committees are required to prepare BRRRs that assess the department’s service-delivery performance, given available resources, and the effectiveness and efficiency of the department’s use and allocation of those resources. The reports may also include recommendations on the future use of resources.

The relevant portfolio committees tabled the BRRRs in October and November 2015. Given the large number of reports, a separate document will be tabled in Parliament with detailed responses to the portfolio committees’ recommendations. In many instances, the different committees made similar recommendations. Below is a summary of the common issues raised.

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General issues

•	Additional funding is needed to improve the capacity of institutions to meet the goals of the National Development Plan.

•	There should be intergovernmental engagements to deal with inter-state debt.

•	Departments should review their annual performance plans to ensure that they are aligned with the budget, given budget reductions in some institutions.

•	Budgets should be ring-fenced for specific initiatives.

•	There needs to be greater compliance with the Public Finance Management Act (1999) (PFMA) and National Treasury regulations.

•	Institutions should review their supply chain management processes and regulations.

•	Departments should strengthen their oversight of public entities.

•	Consideration should be given to producing the BRRRs earlier.

•	Departments should be adequately capacitated to improve the spending of infrastructure-related grants.

•	Funding arrangements for certain conditional grants and programmes need to be reviewed.

•	Financial management must be improved to ensure unqualified audits.

•	Issues raised in previous BRRRs should be addressed.

Some committees also recommended that additional budget allocations be made available for particular programmes, sub-programmes or other budget items. However, the scope to provide additional funding is limited, given the constrained fiscal outlook. Departments, public entities and constitutional institutions were required to reprioritise funds within their existing baselines to fund emerging priorities. Should the fiscal outlook improve, recommendations for additional funding may be considered in future budget processes.

The rest of this report details the Minister of Finance’s response to matters contained in the other committee reports. Where different reports make the same recommendations, responses have not been repeated.

¢	Recommendations of the Standing Committee on Appropriations on the 2015 MTBPS

The impact of public-sector wage agreements on fiscal sustainability

The National Treasury, in partnership with the Department of Public Service and Administration (DPSA) and the Department of Planning, Monitoring and Evaluation (DPME) should develop systems and mechanisms targeted at reforming public-sector wage agreement mechanisms so that they align with the principles of fiscal sustainability and countercyclicality. In addition, wage agreements should not deplete contingency reserves as these serve as a critical buffer against natural disasters such as droughts and global economic shocks.

The National Treasury is working with the DPSA and the DPME to prepare an evaluation of the 2015 wage negotiations. Weaknesses in public-service wage-setting institutions are being identified and proposals for reforms considered. Issues identified thus far include:

•	Excessive focus on short-term cost-of-living adjustments.

•	Insufficient focus on longer-term reforms to public-sector employment practices and remuneration structures that could improve performance, service delivery and fiscal sustainability.

•	Weaknesses in the sectoral collective bargaining chambers, and insufficient attention to sectoral issues in the central chamber.

•	Gaps in the employers’ mandate formulation and approval processes, such as the absence of direct participation of provincial governments.

ANNEXURE A: REPORT OF THE MINISTER OF FINANCE TO PARLIAMENT

The report will draw on lessons and experiences gained from other countries on public-sector collective bargaining institutions and remuneration reforms. Reform proposals will help government prepare for the next round of negotiations.

The National Treasury agrees that wage agreements should not deplete contingency reserves. Nevertheless, fiscal choices must also take account of the need to sustain core programmes with limited resources.

Measuring productivity in the public sector

The National Treasury, in partnership with the DPSA and the DPME, should develop and implement a framework for measuring productivity aimed at benchmarking improvements in the public sector in the medium to long term.

The DPSA is leading the development of a framework to measure productivity in the public service. A draft framework was finalised in 2015 and is being piloted and tested in key sectors. The framework will be refined and finalised in 2017/18. The National Treasury will provide input to help finalise the framework. It is also working on a strategy for remuneration reform that should ensure there is a strong link between wage settlements and performance at both an individual and institutional level.

Outreach programmes on the medium-term expenditure framework (MTEF) trade-offs and the importance of faster economic growth

The National Treasury, in partnership with the DPME, should embark on budget outreach programmes that seek to educate all stakeholders and the general public on the formulation of budgeting outcomes and the trade-offs involved in the development of the final medium-term budget framework.

Each year, the National Treasury publishes a People’s Guide to the Budget. The guide aims to make the main messages contained in the national Budget Speech, and in accompanying legislation and documentation, accessible to the general public. This includes the formulation of budgeting outcomes and the trade-offs made, given limited resources, against National Development Plan priorities as expressed through the medium-term strategic framework (MTSF).

Following the tabling of the budget in Parliament, National Treasury officials engage in an extensive programme of outreach, including running workshops at 10 universities across the country, and holding a national workshop with civil society organisations. In partnership with other government departments, the National Treasury aims to strengthen its outreach activities on budget choices.

The National Treasury and all relevant stakeholders should embark on education outreach programmes and social dialogue strategies highlighting the importance of faster economic growth as a necessary condition to raise the resources needed to support social and economic transformation. This should include efforts aimed at reconstructing social consensus behind a path of accelerated economic growth.

The National Treasury has consistently communicated the importance of faster economic growth as a necessary condition for transforming society. This message has been contained in speeches, statements and publications. It has also communicated this message in engagements in domestic and global forums. Budget discussions are regularly held in the National Economic Development and Labour Council to strengthen social consensus on national budget priorities and choices.

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Partnerships in planning and budgeting frameworks

The National Treasury, in partnership with the DPME, should consider the inclusion of partnerships in planning and budgeting frameworks so as to ensure enhanced emphasis of partnerships in the implementation of government programmes.

The National Treasury agrees that continuing to promote partnerships in the form of broad public engagement on the budget process is of the utmost importance. The National Treasury conducts a wide range of such engagements, and encourages South Africans from all walks of life to express their views on the allocation of public funds. The Constitution mandates the National Treasury to manage the public finances, and the PFMA makes the National Treasury responsible for managing the budget preparation process. These processes are subject to a lengthy period of consultation and modification throughout government, including the Ministers’ Committee on the Budget, before they are tabled in Cabinet. Ultimate responsibility for the national budget rests with Parliament which, acting as the elected representatives of the South African nation, debates and votes on the budget in a range of forums that are accessible to the public. The Money Bills Amendment Procedure and Related Matters Act also gives Parliament the opportunity to amend the budget.

Creating a knowledge databank on budgeting best practice

The National Treasury should ensure that a knowledge databank is created that contains best practice in budget reprioritisation, strategies for realising value for money, spending efficiencies and spending effectiveness. The knowledge bank should be accessible by all state agencies including oversight bodies such as legislatures and municipal councils.

The National Treasury provides publicly accessible guidance to government departments on reprioritising expenditure, realising value for money, and achieving spending efficiencies and effectiveness. This guidance is provided in various forms, including cost-containment and yearly budget preparation guidelines, and procurement strategy and policy reviews. In addition, dedicated budget analysts provide specialised, sector-specific guidance.

Strengthening the capital budgeting framework

The National Treasury, in partnership with the Department of Public Works, the Presidential Infrastructure Coordinating Commission (PICC) and all relevant stakeholders in the built environment, should further strengthen its capital budgeting frameworks.

The National Treasury is developing proposals for reforms to the capital budgeting framework. The aim will be to strengthen government’s approach to evaluating large infrastructure projects, and consider means to improve alignment between spending on approved projects and medium-term budget allocations. The strengthening of capital project planning and the appraisal system will also enable government to adjust expenditure plans where financially viable projects with clear social or economic benefits are identified. The framework will aim to clarify institutional roles and responsibilities across government.

Mechanisms to prevent poor performance by human settlement departments

Departments of human settlements and the National Treasury, in partnership with the Financial and Fiscal Commission and other stakeholders, should develop mechanisms for appropriate disincentives so as to discourage poor performance, especially in ensuring that the attainment of targets in the annual performance plans is aligned to budget planning and spending performance.

The National Treasury is working with the national and provincial departments of human settlements to align the basic accounting system (BAS) across provinces directly with the sub-programmes in the National Housing Code. This will make it easier to benchmark and compare provinces, and analyse lower-level accounting detail. Provinces previously had their own lower-level budget structures on BAS, making it impossible to evaluate different spending and service-delivery performance.

ANNEXURE A: REPORT OF THE MINISTER OF FINANCE TO PARLIAMENT

During 2015/16, programmes and sub-programmes on the housing subsidy system – maintained by departments of human settlements – have been aligned with BAS. This will improve the link between reporting on financial and non-financial performance. In 2016/17, the housing subsidy system will be aligned with the infrastructure reporting model, which reports on project status in real time. These measures will improve government’s ability to monitor the attainment of targets and align these with budget planning and spending performance.

Monitoring public employment programmes and their effect on job creation

The National Treasury, in partnership with relevant stakeholders, should look at ways in which public employment programmes can be sufficiently customised so that they respond to the varying economic conditions across the country. There should be enhanced monitoring mechanisms of public employment programmes and their overall effects on job creation, wages and productivity.

The National Treasury agrees with these proposals.

There are already several ways in which the Expanded Public Works Programme and the Community Work Programme adapt to local economic conditions – both directly as employment programmes and as part of broader infrastructure development, environmental and social programmes. For example, the programmes target youth, women and other disadvantaged groups, and support environmental programmes and municipal infrastructure investment that is based on needs and development.

In addition, the Jobs Fund invests in projects that are customised to local circumstances. The fund’s project management unit at the National Treasury evaluates projects in detail and occasionally publishes its findings.

The National Treasury also forms part of the programme management team providing oversight to the environment and culture sectors of the Expanded Public Works Programme. The environment and culture sector programme management team endorses the methodology to be applied to determine the budget, incentive amounts and data to be used as the basis of performance and incentive calculations. The Department of Public Works manages the reporting on job-creation outputs.

Incorporating values of trust and social consensus in the budget process

The National Treasury and the DPME should develop systems and mechanisms aimed at incorporating values of trust and building social consensus in the budget process, and its contribution to growth and development.

The National Treasury agrees that these are important values that should be fostered through the budget process. It looks forward to further debate and proposals concerning how these values can be realised through specific systems and mechanisms.

Improving effectiveness of spending through expenditure reviews

The National Treasury and the DPME should provide regular feedback to the committee on significant issues pertaining to the budget framework such as the introduction of the national health insurance (NHI), expenditure reviews and evaluations, review of business support incentives, and reviews on conditional grant performance and other critical budgetary and spending issues.

The Budget Review and the MTBPS regularly address many of these issues. The quarterly reporting framework guiding regular feedback to the Standing Committee on Appropriations will be enhanced from 2016/17 to include the expenditure and detailed performance information requested. The National Treasury is always willing to assist Parliament and its committees with additional feedback as and when requested.

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Alignment of spending with the purpose of the municipal demarcation transition grant

The National Treasury is to put in place measures to ensure that funds earmarked for the municipal demarcation transition grant are used only for the specific purpose of defraying costs related to the demarcation.

The municipal demarcation transition grant was established to defray the costs in newly amalgamated municipalities of the significant boundary changes planned for 2016. With a three-year lifespan starting in 2015/16, the grant conditions stipulate that it subsidises only the additional administrative costs related to the mergers, such as incorporating administrative systems and transferring staff.

To ensure funds are spent appropriately, the Department of Cooperative Governance and Traditional Affairs and the provincial departments responsible for cooperative governance are overseeing the implementation of boundary re-determinations in their respective provinces. A change management committee has also been established for each re-demarcation, and includes representatives from the affected municipalities, the district municipality and the province. Through the municipal finance improvement programme, advisors are available to help municipalities with asset management during the transition. Support is being provided to municipalities in the Eastern Cape, Limpopo and the Northern Cape.

Strengthening public-private partnerships in social infrastructure financing

The National Treasury, in partnership with the Financial and Fiscal Commission and relevant stakeholders in the financial sector, should develop concrete mechanisms for speedily expanding the role of private finance as a complement to public funds in the provision of social infrastructure such as in health sectors.

In collaboration with the Department of Cooperative Governance and Traditional Affairs, the National Treasury is working to strengthen partnerships between government, municipalities and the financial sector. The aim is to find practical solutions to finance infrastructure investments that accelerate inclusive growth. A working group has been established to ensure regular engagements take place between metropolitan municipalities, commercial banks, institutional investors, the National Treasury, the Development Bank of Southern Africa, development finance institutions and the South African Local Government Association. The working group’s tasks include finding innovative infrastructure-financing instruments and mechanisms, and updating the municipal borrowing policy framework to expand responsible and prudent borrowing for strategic infrastructure in metropolitan municipalities. The National Treasury is also working closely with sector departments, the Financial and Fiscal Commission, and the private sector to finalise the draft policy on development charges, which municipalities can use to finance infrastructure development.

Funding for post-school education and training

The Minister of Finance and the Minister of Higher Education and Training (DHET) should ensure that the National Treasury and the DHET consider various options for the funding of higher education and training.

The National Treasury and the DHET are working together closely to consider options for funding higher education and training. An interdepartmental task team led by the National Treasury is investigating options to finance the White Paper for Post-School Education and Training. Other task team members include the DHET, the Financial and Fiscal Commission, and the DPME. Options considered to date include reprioritising funds from existing government programmes, instituting efficiency measures in post-school education and training institutions, reforming the National Student Financial Aid Scheme (NSFAS), and mobilising new sources of funding through the tax system. The task team will submit a report to the Medium-Term Expenditure Committee and Cabinet at the beginning of 2016/17.

ANNEXURE A: REPORT OF THE MINISTER OF FINANCE TO PARLIAMENT

The National Treasury is also providing support to the DHET’s initiative to help historically disadvantaged higher education institutions reprioritise funds and contain costs. It will work with the DHET to support the review of the NSFAS’s operational capacity to ensure it is ready to manage the additional resources to be mobilised.

¢	Recommendations of the Standing Committee on Appropriations on the Adjustments Appropriation Bill

Mechanisms to deal with inter-state debt

The National Treasury should develop relevant provisions in the annual appropriations act that compels national departments and public entities to pay for services rendered by municipalities and other state agencies so as to eradicate inter-state debt.

The question of inter-state debt is complex and attempts to resolve the issue centrally should be approached with circumspection. A critical issue will be to maintain the system’s integrity and ensure that accounting officers retain the primary responsibility for managing the obligations of public institutions in line with the requirements of the PFMA.

The PFMA and Treasury Regulations have provisions to deal with inter-state debt. Section 38(1)(f) of the PFMA requires that accounting officers pay all required amounts in the prescribed period. Treasury Regulation 8.2.3 stipulates that, unless determined otherwise in a contract or other agreement, all amounts owing to creditors are to be settled within 30 days from receipt of invoice (or from the date of settlement or court judgment, in the case of civil claims). This requirement also applies to payments owed to municipalities by departments and entities. Accounting officers and accounting authorities and delegated officials of institutions subject to the PFMA must comply with its provisions and contractual obligations. Similarly, section 37(1)(c) of the Municipal Finance Management Act (2003) (MFMA) requires that municipalities must promptly meet all financial commitments to other municipalities or national and provincial organs of state.

To the extent that these obligations are not adhered to, measures to improve public accountability may be required. To clear historical debts and ensure compliance with the PFMA and the MFMA, a task team has been established in the Department of Public Works to review all outstanding debt owed to municipalities by national and provincial departments. Engagements are also taking place in each province with municipalities to resolve disputes on a case-by-case basis. Provincial treasuries have committed to ensuring that measures are put in place to resolve disputes and settle municipal debts promptly.

Eliminating long-standing vacant posts

The National Treasury together with the DPSA should submit a progress report on the work undertaken in freezing or eliminating long-standing vacant posts, and removing redundant public service posts.

The National Treasury and the DPSA are working together on this matter, which has become more pressing in the context of tighter fiscal constraints. A progress report will be prepared during 2016.

Support to historically disadvantaged higher education institutions

The National Treasury together with the DHET and relevant stakeholders, including the leveraging of expertise from the Auditor-General of South Africa and other stakeholders, should support higher education institutions most affected by the reprioritisation exercise, especially historically disadvantaged institutions.

When determining government’s contribution to funding the shortfall in the budgets of higher education institutions, created by the agreement to scrap the fee increases proposed for 2016, the National Treasury

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and the DHET considered the capacity each institution had to reprioritise budgets and effect cost-containment measures. The National Treasury will continue to work with the DHET to support higher education institutions most affected by the reprioritisation exercise.

¢	Recommendations of the Standing Committee on Appropriations on the New Development Bank Special Appropriations Bill

Reporting framework for the New Development Bank

The National Treasury should submit quarterly reports on the New Development Bank’s financial and non-financial performance to Parliament.

The National Treasury will submit this information once the bank becomes operational and begins reporting on its financial and non-financial performance.

Funding allocations to the New Development Bank and fiscal sustainability

The funding allocations to the New Development Bank should strictly adhere to the fiscal principles of long-term debt sustainability, countercyclicality and inter-generational equity.

The National Treasury will ensure that all allocations to the New Development Bank are aligned with government’s commitment to reducing the budget deficit and stabilising debt.

Development of projects to be funded from the New Development Bank

The National Treasury in partnership with relevant stakeholders should develop a pipeline of domestic and continent-wide projects that will be ready to benefit from funding by the New Development Bank.

The BRICS inter-ministerial committee, chaired by the Minister of International Relations and Cooperation, has established a process of compiling a priority list of projects that need funding to address domestic and continental priorities in the water, energy and transport sector. The Department of Economic Development, as the custodians of the PICC, was tasked with the process of consultatively compiling the list of infrastructure projects to be undertaken by government and its state-owned entities. The projects have now been submitted to the New Development Bank board of directors for consideration.

Public awareness campaign for the New Development Bank programmes

The National Treasury, in partnership with relevant stakeholders, should develop and implement a public awareness campaign across all sectors on the work of the New Development Bank and how it will assist domestic enterprises.

The National Treasury will take the recommendation into consideration once the bank has become fully operational.

¢	Recommendations of the Standing Committee on Appropriations on the 2015 Division of Revenue Amendment Bill

Revising the conditional framework for the health facility revitalisation grant

The Minister of Finance should ensure that the National Treasury effects the following corrections to the conditional framework of the national health grant: health facility revitalisation component: the addition of conditions that allow a portion of the grant to be used to expand the new information system to primary healthcare (PHC) facilities outside the NHI pilot districts, the conditions of the grant reflect that no more than R50 million of

ANNEXURE A: REPORT OF THE MINISTER OF FINANCE TO PARLIAMENT

the grant may be used for the patient information system rollout, the outcome statements and outputs of the grant are also corrected to include the rollout of integrated patient-based primary healthcare information systems to other PHC facilities.

A new component has been added to the information component of the indirect national health insurance grant in the 2015 Division of Revenue Amendment Bill. All allocations under this component will be used to roll out the new patient-based primary care information system beyond pilot districts. Cabinet has approved additional allocations of R76 million in 2017/18 and R190 million in 2018/19 as part of the national health insurance grant’s new information component, for which a new grant framework will be prepared.

¢	Recommendations of the Select Committee on Appropriations on the 2015 Division of Revenue Amendment Bill

Strengthening monitoring and oversight to provinces

The National Treasury should strengthen its monitoring mechanisms over provinces and municipalities to ensure compliance with any of its directives and also to avoid any repeat of outstanding debt accumulation.

The National Treasury has been strengthening the mechanism to benchmark provincial and municipal budgets. All draft provincial budgets are benchmarked and analysed for quality, extent of funding for government priorities and compliance with the legislative framework. Two rounds of benchmarking for provincial budgets have been introduced, and the National Treasury reviews and comments on the tabled budgets of all non-delegated municipalities prior to their adoption by municipal councils. The tabled budgets of these municipalities are assessed for quality, extent of funding, and compliance with the prescripts of the MFMA and the municipal budget and reporting regulations.

The National Treasury is supporting provincial treasuries to improve their capacity to fulfil their oversight responsibilities for the budgets of delegated municipalities in accordance with the PFMA and the MFMA. Eight provincial treasuries have agreed to implement province-specific municipal support strategies.

The National Treasury also uses several technical intergovernmental forums to monitor and address fiscal risks in provinces and municipalities, and visits every province annually to monitor budget execution and fiscal issues. Municipal financial issues are also discussed at quarterly MFMA meetings with provincial treasuries and annual visits are conducted to all non-delegated municipalities.

Strengthening compliance with the conditional grant framework

The National Treasury should ascertain if the conditional grant funds that were transferred to the provinces but not spent in 2014/15 have indeed not been used for any other purpose to ensure that service delivery is not compromised.

Conditional grants are subject to legislated financial and non-financial reporting to the relevant national sector departments and to the National Treasury on a quarterly basis. In addition, the Auditor-General of South Africa audits expenditure on conditional grants and reports findings to the Standing Committee on Public Accounts. Unspent grant funds are subject to legal requirements and approval before they can be rolled over into the following year.

The National Treasury also regularly monitors expenditure on conditional grant allocations and responds appropriately when provinces and municipalities underperform, including by channelling funds to areas where they are urgently required.

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Funding for shortfall in compensation of employees in provinces

The National Treasury should provide further details on how provinces were able to reprioritise funds within their own budgets to fund the shortfalls in personnel budgets. Furthermore, the National Treasury should indicate how incidences of ghost employees might be contributing to the current compensation of employees’ costs and also indicate if all provinces have conducted and completed a personnel head count.

Provinces accommodated the shortfalls in compensation budgets primarily by not filling non-critical posts made vacant through employee attrition. Headcount numbers in provincial departments have dropped since the start of 2015/16, from 907 748 to 897 970. Some of these numbers include front-line service delivery staff that will need to be replaced. Nevertheless, in the short term, the staff reductions have created some temporary fiscal space.

Three provinces (the Eastern Cape, KwaZulu-Natal and Limpopo) have previously undertaken staff verification projects to root out ghost employees. However, if not supported by measures to verify each subsequent new employee added to the payroll system, these checks do not solve the ghost employee problem entirely. The DPSA launched a project in 2011/12 to clean up the payroll system and address this issue.

Funding for zero per cent fee increase for higher education institutions

The National Treasury and the DHET should, as soon as possible, provide Parliament with details of how and where the required funds will be sourced and what the implications of this process will be on the operational needs of the DHET.

Over the medium term, R5.7 billion has been allocated to the DHET for university subsidies to fund the zero per cent fee increase and R10.7 billion to the NSFAS for short-term debt relief for 71 753 students. These students were underfunded between the 2013 and 2015 academic years, or are currently unfunded in 2016. The funds were sourced from a Cabinet-approved reprioritisation of budget baselines across national, provincial and local government. The reprioritisation is not expected to have adverse effects on the operational needs of the DHET because the funds were transferred directly to universities and the NSFAS.

¢

Recommendations of the Select Committee on Appropriations on the proposed Division of Revenue and the conditional grant allocations to provincial and local spheres of government as contained in the 2015 MTBPS

Holistic approach in funding higher education and training

In addressing the need for additional funding for higher education, government should take a holistic approach that will also address all relevant issues within the sector such as shortfalls in subsidies to universities, NSFAS, further education and training colleges and operational costs for the DHET.

The National Treasury and the DHET are working together closely to consider options for funding higher education and training. An interdepartmental task team is investigating options to finance the White Paper for Post-School Education and Training. Options under consideration include reprioritising funds from existing government programmes, instituting efficiency measures in post-school education and training institutions, implementing reforms to the NSFAS, and mobilising new sources of funding through the tax system.

ANNEXURE A: REPORT OF THE MINISTER OF FINANCE TO PARLIAMENT

Review of the equitable share formula

The National Treasury should, on a regular basis, review its application of the equitable share formula in order to address challenges such as shortfalls in provinces to cover employee compensation costs and the pressing needs for municipalities to sustain the provision of free basic services with the current rising electricity costs, water shortages and population growth.

The National Treasury undertakes annual technical updates to the data used in the calculation of the equitable shares. The updates take into account changes in the cost of services, and the number of people in each province and municipality to whom services are to be delivered.

In addition, the structure and components of the equitable share formulas are periodically reviewed. The National Treasury, the Department of Cooperative Governance and Traditional Affairs, and the South African Local Government Association – with support from the Financial and Fiscal Commission and Statistics South Africa – last reviewed the formula for the local government equitable share in 2012. The formula is in the fourth year of a five-year phase-in period and work towards the next refinement is set to begin in 2016. All updates and changes to the formula are described in detail in the Explanatory Memorandum to the Division of Revenue (http://www.treasury.gov.za). Between 2016 and 2017, the National Treasury, in collaboration with the Financial and Fiscal Commission and provincial treasuries, will review the provincial equitable share formula to determine whether the formula’s components remain responsive to the country’s realities.

¢	Recommendations of the Standing Committee on Finance on the 2015 Revised Fiscal Framework

Incorporating proposals to stimulate economic growth in the MTBPS

The Committee recommends that, in future, the MTBPS should set out in more concrete detail proposals on stimulating economic growth.

The MTBPS highlights the major drivers of government’s spending and regulatory reforms, including measures to stimulate growth. For example, pages 15 to 18 of the 2015 MTBPS set out the major projects under way to stimulate economic growth, with additional information on relevant allocations detailed in pages 31 to 39. Further details of individual programmes are available in the annual Estimates of National Expenditure. The National Treasury also engages with departments on projects that could stimulate economic growth, employment and infrastructure development. The outcomes of these engagements are reflected in the MTBPS.

Progress on the funding for higher education and training

The Committee recommends that the MTEF should reflect progress on the funding for higher education. In this regard, the Committee suggests that government looks into the possibility of the budget of the DHET being reprioritised to find some of the funding for “no-fee increases”. Consideration needs to also be given to allocating unused funds from the National Skills Fund and the sector education and training authorities (SETAS), while ensuring that skills training needs are not unduly undermined. The Committee also recommends that government, through engagement with all the relevant stakeholders, consider providing free tertiary education to the needy reasonably soon.

The DHET will investigate how funds from the SETAs and National Skills Fund can be used to support universities and the NSFAS. The National Treasury will support the department in this exercise.

In January 2016, the President appointed a commission of inquiry into higher education funding and other issues. The commission will consider the feasibility of providing fee-free higher education in South Africa. The commission will submit a final report to the President within 10 months of its appointment.

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Employability of graduates

The Committee recommends that the National Treasury, within the norms and protocols of interdepartmental exchanges, engages with the DHET and the DPME on the need for universities to produce graduates who are more likely to be employed and meet the developmental needs of the country.

The National Treasury will work with the DHET and the DPME to implement recommendations in the White Paper for Post-School Education and Training to strengthen the relationship between universities and employers. Encouraging employers to expand workplace training opportunities, especially in areas where qualifications or professional registration depends on practical workplace experience, will be a particular area of focus.

The DHET, in consultation with the National Treasury, the Department of Labour and the DPSA, is also considering the feasibility of introducing a community service scheme for graduates. Such a programme will provide unemployed graduates with skills and experience that could help them find work.

Linking the expenditure ceiling to long-term economic growth projections

The National Treasury should brief the Committee in the first quarter of 2016 on the “fiscal rule of thumb” guideline that links the expenditure ceiling to long-term economic growth projections over the MTEF period and improvements on the capital project appraisals model.

The proposed fiscal guideline and revised capital project appraisals model are both works in progress. The National Treasury welcomes the opportunity to present the proposals to the committee in early 2016.

Cost-containment measures

The Committee recommends that the National Treasury provide a comprehensive report in writing on progress on its cost-containment goals within 21 days of the adoption of this report by Parliament.

The comprehensive report on the progress made with the cost-containment measures will be submitted to the Standing Committee on Finance by the end of February 2016.

Drought-relief initiatives

The National Treasury needs to engage more effectively with the Department of Agriculture, Forestry and Fisheries, COGTA, the Department of Water and Sanitation and the Department of Rural Development and Land Reform to see what more can be done about the drought affecting key parts of the country.

An interdepartmental task team led by the Department of Cooperative Governance and Traditional Affairs – through the National Disaster Management Centre – has been established to oversee government’s response to the drought. The National Treasury forms part of this task team. The drought-response measures already in place include drilling and rehabilitating boreholes, initiating water conservation and demand management projects, augmenting water sources where shortages exist, providing livestock feed and alternative grazing, and monitoring food prices to develop interventions to maintain food security.

The Department of Rural Development and Land Reform has set aside R187 million for drought alleviation and will provide grazing land for animals in drought-stricken areas. The Department of Agriculture, Forestry and Fisheries has set aside about R450 million for 2016/17 to support the country’s drought-relief efforts. This is in addition to funds offered by provincial departments of agriculture to farmers affected by the drought.

ANNEXURE A: REPORT OF THE MINISTER OF FINANCE TO PARLIAMENT

The comprehensive agricultural support programme grant is also being used to help mitigate the effects of the drought and ensure production continues – a condition of the grant. To date, R159 million has been set aside from this grant to begin implementing drought-mitigation action plans. An additional R54 million from the municipal disaster grant and the provincial disaster grant is also to be used for this purpose. Section 20(5) of the Division of Revenue Act (2015) also provides for the reallocation of a portion of existing infrastructure grants that are unlikely to be spent to fund the reconstruction and rehabilitation of infrastructure damaged by a disaster.

Funding for early childhood development

The Committee recommends that National Treasury engages with Ilifa Labantwana and the Department of Social Development, and seeks within budgetary and other constraints to progressively address their concern that the MTBPS is too limited in its focus and allocation of early childhood development (ECD) resources to ensure a meaningful realisation of ECD priorities. The committees would like the National Treasury to report back to them on this when the 2016/17 national budget is brought to the committees for consideration.

The National Treasury is engaging closely with Ilifa Labantwana on ECD issues. An additional R812 million for ECD is allocated in the 2016 Budget and a new conditional grant, which gives the national department far greater scope to impose conditions and policies, has been created for ECD. The additional funds are both to increase the number of subsidised children and to assist with infrastructure maintenance, a key factor contributing to difficulties in the registration of ECD centres. The National Treasury is also working with the Department of Social Development and others to develop an ECD financing policy.

Impact of budget pressures on personnel numbers for health professionals

The Committee supports some of the key concerns raised by Rural Health Advocacy Project (RHAP). RHAP is concerned about staffing moratoriums implemented at the provincial level, budgetary pressures which have emerged, and a number of growing accruals. The Committee recommends that the National Treasury should meet with RHAP and the national Department of Health and report back to the Committee when the 2016 Budget is brought to the committees for consideration.

The National Treasury has met with RHAP, and participated and presented at their full-day workshop.

During the budget benchmark exercises, provinces were advised to focus budget cuts, reprioritisations and hiring freezes on administrative posts rather than front-line health professionals. Based on the National Treasury’s monitoring, there does not appear to have been a significant reduction in health professional numbers. For example, there were 134 453 nurses employed in the public sector in September 2013 and 136 439 in September 2015. The number of doctors peaked in June 2014 at 20 042 and has since declined to 19 352 in September 2015, which is still significantly more than the 15 527 doctors in 2009. These numbers exclude the several hundred additional doctors employed through the national health insurance grant.

Financial viability of South African Airways

While recognising the complexities, the Committee recommends that the National Treasury ensure that South African Airways (SAA) is financially viable reasonably soon.

In 2013, SAA developed a long-term turnaround strategy. Some initiatives in the strategy stalled, contributing to the deterioration in the airline’s financial performance. Between November 2014 and March 2015, SAA implemented a 90 day-action plan to stabilise the airline and fast-track the implementation of its turnaround strategy. The plan is expected to yield R1.1 billion in savings in 2015/16 through network changes, fleet refinancing and procurement savings.

Together with government, SAA also refined its turnaround strategy. The airline projected that it would generate a positive operating profit in 2016/17, and its performance for the first six months of 2015/16

2016 BUDGET REVIEW

was in line with the budget. However, the further decline of the rand and the slow-down in growth globally are expected to have a negative effect on the airline – offset to some extent by the lower oil price.

It will take time for SAA to become financially viable without government support. To ensure SAA continues to operate, government has issued guarantees totalling R14.4 billion against which the airline has raised funding. No funding has been allocated to SAA since 2009/10, when R1.5 billion was set aside for the airline.

Finalisation of personnel headcount project in provinces

The National Treasury should work with provincial treasuries to finalise the personnel headcount projects in the provincial departments and report to the finance committees.

Provincial departments, supported by the National Treasury and their counterparts in national government, are reassessing personnel models, including headcount numbers. The National Treasury played a major role in finalising the provincial government of Limpopo’s headcount, and it is also part of the process in KwaZulu-Natal.

Improving the efficiency and effectiveness of spending in provinces

The National Treasury should work with the national and provincial departments to determine the causes of underspending, and contribute more to ensure more efficient and effective spending, and the tabling of more credible budgets aligned to key government priorities. The National Treasury needs to monitor the fiscal performance of provincial treasuries more effectively as there are cases of accruals of over R1 billion, while cash in the bank is minimal.

The National Treasury is working with national departments and provincial treasuries to ensure that budgets are credible and aligned to government priorities. Common reasons for underspending include delays in work schedules due to, for example, adverse weather conditions, or the late submission of invoices. The National Treasury examines departmental monthly and quarterly actual and projected spending data on an ongoing basis through its in-year monitoring system, provincial visits and benchmarking exercises. The matter of accruals versus cash in the bank, including inter-state debt, is discussed at the appropriate intergovernmental forums, including the Budget Council and the Forum of the South African Directors-General.

Revision of the Southern African Customs Union revenue-sharing formula

In the 2015 fiscal framework report, the committees recommended that the National Treasury considers reviewing the revenue-sharing formula with regards to the Southern African Customs Union (SACU). The Committee requests an update from the National Treasury in this regard.

Discussions within SACU about the implementation of its six-point plan, including the review of the revenue-sharing formula, reached a deadlock in July 2013 because the decision-making process requires agreement by consensus. Since assuming the chairpersonship in July 2015, South Africa has sought to provide stronger leadership on the review. Following on from the Minister of Finance’s participation in ministerial-level bilateral engagements during the second half of 2015 to revive discussions, National Treasury officials have begun bilateral engagements with their counterparts in SACU member states to explore the technical components of the review of the revenue-sharing formula.

The formula’s review is only one aspect of the six-point plan. Other aspects include reforming the revenue-sharing arrangement so that it underpins regional industrialisation, the equitable distribution of the common revenue pool and sustainable regional integration. To this end, SACU’s council of ministers has convened a ministerial retreat for June 2016 to discuss the implementation of the six-point plan in its entirety. The outcome of the retreat will determine how the review of the revenue-sharing formula is to proceed.

B

Public-sector infrastructure update

¢	Introduction

This annexure provides an update on the status of government’s major infrastructure projects. It reports on planned public-sector infrastructure spending, and presents a table of major projects under way or in preparation.

In line with the medium-term strategic framework (MTSF) and the National Development Plan, the 2016 Budget prioritises spending on social and economic infrastructure such as schools, health facilities, roads and transport, energy, and water and sanitation. It also continues to fund programmes to improve the quality of infrastructure spending and the capacity of government to plan and implement capital projects.

¢	Trends in public infrastructure spending

Between 1998/99 and 2014/15, the public sector spent more than R2.2 trillion on infrastructure. The amount spent each year increased from R48.8 billion in 1998/99 to R259.7 billion in 2014/15, an average annual increase of 7.5 per cent after discounting inflation. State-owned companies such as Eskom, Transnet, the Central Energy Fund, the South African National Roads Agency Limited (SANRAL) and the Passenger Rail Agency of South Africa have been the biggest contributors to public-sector infrastructure spending. Provincial departments and municipalities have also increased infrastructure spending significantly to construct schools, hospitals, clinics and community-related infrastructure.

Definitions of infrastructure spending

The annexure presents estimates of infrastructure spending across the public sector, which includes national, provincial and local government, as well as state-owned companies and other public entities. Public funds allocated to public-private partnerships are also included.

The data in this annexure may differ from infrastructure or capital spending estimates presented elsewhere in the 2016 Budget Review. Here, “infrastructure” is defined broadly, including expenditure on new and replacement assets, maintenance and repairs, upgrades and additions, and rehabilitation, renovation and refurbishment of assets. Capital and interest payments are also included in the definition. By contrast, “capital spending” typically excludes maintenance and finance charges.

The annexure also includes expenditure on public housing as part of infrastructure spending. In accounting terms, housing subsidies are usually defined as transfers rather than capital spending.

2016 BUDGET REVIEW

Public-sector infrastructure expenditure as a share of GDP has increased from an average of 5 per cent between 1998/99 and 2004/05, to an average of 6.6 per cent between 2005/06 and 2014/15. Both general government agencies and public corporations have increased their spending substantially. However, spending on social infrastructure, which includes schools and hospitals, has not kept pace with GDP growth in recent years.

¢	Public-sector infrastructure spending highlights

Table B.1 summarises public-sector infrastructure plans for the next three years. The data in the table combines infrastructure financed at national, provincial and local government level with the expenditure estimates received from state-owned companies and other public entities. Public-sector infrastructure spending over the medium-term expenditure framework (MTEF) period is estimated to total R865.4 billion. This year’s infrastructure estimates include public housing and bulk infrastructure constructed through the human settlements development grant, which amounts to R61.6 billion. Although these assets are transferred to homeowners and not retained on the public-sector balance sheet, this spending is an important public contribution to the built environment.

State-owned companies continue to account for the bulk of capital investment, spending a projected R337 billion over the next three years. Provinces are expected to spend R206.3 billion on public infrastructure over the same period, while municipalities are forecast to spend R175.6 billion.

Economic infrastructure accounts for 75 per cent of total public-sector infrastructure spending, mainly by state-owned companies. These funds are used to expand power-generation capacity, upgrade and expand the transport network, and improve sanitation and water services. Social services infrastructure accounts for 22 per cent of total public-sector infrastructure spending, while education and health accounts for 6 per cent and 3 per cent respectively.

ANNEXURE B: PUBLIC-SECTOR INFRASTRUCTURE UPDATE

Table B.1 Public-sector infrastructure expenditure and estimates, 2012/13 – 2018/19

	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	MTEF
R billion	Outcomes			Estimates				Total
Energy	75.2	69.6	67.8	69.7	50.8	49.9	79.9	180.7
Water and sanitation	22.5	25.8	29.5	35.2	43.1	43.1	45.9	132.1
Transport and logistics	69.5	76.4	90.9	99.5	96.2	105.3	90.0	291.6
Other economic services	9.4	13.5	13.0	16.6	17.2	14.4	14.5	46.2
Health	9.7	10.0	7.8	9.2	8.8	9.4	9.8	28.1
Education	11.3	13.7	15.4	17.4	17.7	17.8	18.4	53.9
Human settlements[1]	15.6	17.0	17.1	18.3	18.3	21.1	22.3	61.6
Other social services	13.7	12.9	13.1	16.6	16.0	16.2	17.0	49.2
Administration services[2]	6.3	5.0	5.2	8.0	6.6	7.6	7.8	22.0

Total	233.3	243.9	259.9	290.4	274.8	284.9	305.8	865.4

National departments	11.4	11.9	13.5	17.3	19.6	16.4	18.3	54.3
Provincial departments	50.3	55.2	56.4	62.7	63.6	69.8	72.9	206.3
Local government	41.7	47.1	53.2	56.6	58.2	57.5	59.9	175.6
Public entities[3]	16.1	15.4	19.2	28.7	26.2	29.4	30.4	86.0
Public-private partnerships	2.6	3.0	1.8	1.7	1.9	2.0	2.1	6.1
State-owned companies[3]	111.3	111.2	115.8	123.4	105.2	109.7	122.2	337.0

Total	233.3	243.9	259.9	290.4	274.8	284.9	305.8	865.4

1.	Human settlements includes public housing to households and bulk infrastructure amounting to R61.6 billion over the MTEF period
2.

Administration services include infrastructure spending by the Department of International Relations, the Department of Home Affairs, the Department of Public Works, Statistics South Africa and their entities

3.	Public entities are financed by capital transfers from the fiscus and state-owned companies are financed from a a combination of own revenue, borrowings and private funding

Source: National Treasury

Energy

Energy expenditure is expected to total R180.7 billion over the next three years, accounting for about 21 per cent of total public-sector infrastructure spending. Eskom accounts for the bulk of this expenditure. The first unit of Medupi was commissioned in August 2015. The remaining units of Medupi, Kusile and Ingula power stations will be brought on line over the next six years.

Table B.2 Eskom expenditure and estimates

R billion	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19
Medupi power station	12.1	10.2	8.4	9.1	7.7	6.6	12.7
Kusile	14.8	12.3	13.8	13.9	7.8	5.4	3.8
Ingula pumped-storage scheme	3.2	4.3	3.8	2.3	2.2	0.1	—
Matla refurbishment project	0.3	0.4	0.3	0.5	0.5	0.3	—
Komati	0.9	0.2	—	—	—	—	—
Duvha power station	—	—	0.3	0.4	0.3	0.3	0.4
765kV projects	0.8	0.6	0.9	1.0	0.4	0.2	—
Northern grid projects[1]	0.7	0.6	1.0	1.3	3.5	1.7	0.4
Cape grid projects[1]	1.5	0.8	0.6	0.8	1.9	1.2	0.4
Central grid projects[1]	0.7	0.7	0.5	0.3	1.6	2.0	0.3
Majuba rail	0.1	0.5	0.8	1.3	1.3	0.4	—
Other[2]	24.9	27.3	23.9	29.4	14.1	23.8	54.1

Total	59.9	57.8	54.4	60.3	41.3	42.2	71.9

1.	Grid projects involve installation of transmission lines, new transformers and upgrading of substations
2.	Other represents a collection of projects to enhance the system at generation, transmission and distribution level including maintenance projects

Source: Eskom

2016 BUDGET REVIEW

In addition to the specified projects in Table B.2, other projects totalling R54 billion will be undertaken to strengthen the system, including:

•	Distribution and transmission projects

•	Outage and technical projects

•	Coal mine investments

•	Independent power producer grid-connection projects

•	Koeberg nuclear power plant fuel projects

•	Asset purchases

•	Power station maintenance.

Together with municipalities and the Department of Energy, Eskom will spend R17.6 billion on the Integrated National Electrification Programme between 2016/17 and 2018/19 to provide 840 000 households with access to on-grid electricity. The department, through designated service providers, will extend non-grid solar electrification programmes countrywide, with a target of 70 000 connections over the medium term. The department’s budget for this work will increase from R166.4 million in 2016/17 to R201.6 million in 2018/19.

The Department of Energy has introduced several programmes to improve energy efficiency and reduce consumption over the medium term. The Clean Energy Programme will spend R1.2 billion on 131 146 solar water heating units. A total of R603.9 million has been allocated over the medium term to help municipalities save about 500 gigawatt-hours of energy per year by subsidising the installation of energy-efficient public lighting and retrofitting energy-efficient technology in municipal buildings.

Under the Renewable Energy Independent Power Producer Procurement Programme, which was launched in August 2011, the Minister of Energy has set a renewable energy capacity target (under Determination 1, 2 and 3) that makes provision for the supply of 13 225MW. By December 2015, a total of 102 projects had been contracted to provide a total of 6 377MW. Of this, 42 projects have been successfully completed and are operational, generating 2 045MW of electricity. The cumulative investment thus far is estimated at R194 billion, of which R53.4 billion (27.5 per cent of the total investment) is foreign direct investment.

The programme has procured 29 per cent of the 2020 target for renewable energy capacity set out in the Integrated Resource Plan and the National Development Plan.

Water and sanitation

Over the medium term, the Department of Water and Sanitation will continue to develop and rehabilitate water infrastructure, including dams, canals, water treatment works, reservoirs and pipelines to connect households. A total of R15 billion has been allocated to the regional bulk infrastructure grant to upgrade and refurbish ageing water infrastructure. In addition, R12 billion has been allocated to the water services infrastructure grant to improve water supply in poor communities and R5.5 billion to the Water Trading Entity for capital projects, including work to address acid mine drainage. Water boards, the Trans-Caledon Tunnel Authority and municipalities also raise their own funding for water infrastructure projects.

Over the medium term, the department and its implementing agencies will initiate phase 2C of the Olifants River water resources development project and the Steelpoort pumping station. Phases 2B and 2D of the Olifants River project are due to start over the medium term and are scheduled for completion in 2020.

Other projects to be completed during the MTEF period include the transfer of water from Xonxa Dam to Lukhanji Municipality in the Eastern Cape at a total project cost of R444 million. The project will alleviate the municipality’s water shortfall and benefit the area’s 52 050 households. The Wolmaransstad wastewater treatment works project in the North West province will also be completed over the medium term at a total cost of R154 million. To improve households’ access to water and sanitation, the Department of Water and Sanitation will provide funding and institutional support to municipalities and implementing agents in order to complete 234 small water and wastewater services projects.

ANNEXURE B: PUBLIC-SECTOR INFRASTRUCTURE UPDATE

The Trans-Caledon Tunnel Authority and the Lesotho Highlands Development Agency are implementing phase 2 of the Lesotho Highlands water project. Design and procurement for the construction of the Polihali Dam is under way. The dam will help meet growing demand and further augment the Vaal River system by 2.9 billion cubic metres per year. The Trans-Caledon Tunnel Authority will operate and maintain the existing delivery tunnel in South Africa, while the Lesotho Highlands Development Agency will implement the project in Lesotho.

Transport and logistics

Government and state-owned companies plan to spend R291.6 billion on transport and logistics over the medium term. This accounts for 34 per cent of total public-sector expenditure during this period. These investments will improve the national transport infrastructure network, enhance the mobility of people and services, reduce transport costs and facilitate regional trade. Revenues from services provided by state-owned companies will help fund infrastructure investment, complemented by national and provincial allocations for road construction and maintenance for the non-toll network.

Transnet’s capital expenditure is expected to total R77 billion over the next three years. It plans to defer some capital projects due to reduced demand arising from slower economic growth and lower prices for commodity exports. Table B.3 shows Transnet’s major projects over the MTEF period.

Table B.3 Transnet expenditure and estimates

R million	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19
Acquisition of 232 diesel locomotives - part of 1 064 locomotives	1 296	527	9 204	8 966	18 101	16 892	3 120
Capitalisation of infrastructure maintenance	6 273	8 120	10 602	6 966	10 254	11 621	12 229
Manganese rail phase 1 and 2	—	—	—	476	1 049	1 647	2 043
New multi-product pipeline phase 1	2 587	3 146	2 523	402	19	—	—
Acquisition of a new trailer suction hopper dredger	—	—	1 263	—	—	—	—
Procurement of wagons for Transnet’s general freight business	2 601	3 340	—	—	—	—	—
Acquisition of 32 locomotives for export iron ore line and upgrade of power stations	—	477	—	—	—	—	—
Expansion of the coal line to increase capacity to 81 million tons	923	—	—	—	—	—	—
Transnet port terminal container handling equipment for Durban container terminal	798	—	—	—	—	—	—
Other	15 188	16 906	10 354	13 955	—	—	—

Total	29 666	32 516	33 946	30 765	29 423	30 160	17 392

Source: Transnet

Construction of a new multi-product pipeline to replace the existing line from Durban to Johannesburg is under way. Transnet expects the pipeline to be operational in 2016/17.

Over the MTEF period and beyond, major investments in roads, rail and ports include the following:

•

SANRAL has been allocated R44.2 billion to maintain and improve the national non-toll and coal- haulage road network. It has also been allocated R3.7 billion to upgrade Moloto Road and R1.4 billion for the Gauteng Freeway Improvement Project.

•	The provincial roads maintenance grant has been allocated R32.5 billion to rehabilitate road infrastructure.

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•

The Passenger Rail Agency of South Africa has been allocated R46.6 billion in capital transfers for new train sets for Metrorail, and to upgrade and refurbish infrastructure for both Metrorail and Shosholoza Meyl, the long-distance passenger rail service. Under this 10-year initiative, the agency is expected to receive the first 44 train sets over the medium term. A total of 578 Metrorail and Shosholoza Meyl coaches will be refurbished in each of the next three years. Part of the funding is earmarked to upgrade signalling systems and refurbish coaches.

•	The Airports Company of South Africa will spend R7.6 billion on infrastructure improvements at major international airports over the next three years.

Human settlements

Over the medium term, R61.6 billion is allocated to provincial human settlements departments for low-income subsidy housing programmes, and R34.4 billion to metropolitan municipalities for bulk infrastructure, land and basic services, with particular emphasis on upgrading informal settlements. Government has also allocated R2.2 billion for social housing through the capital restructuring grant.

Health

Many health facilities require major refurbishments or replacement. Over the MTEF period, R28.1 billion will be invested in health infrastructure. A total of R15.8 billion from the direct health facility revitalisation grant will be transferred to provincial departments to fund new facilities and refurbishments. The health facility revitalisation component of the national health insurance indirect grant is allocated R2.7 billion over the medium term. This is to be used exclusively for infrastructure improvements in the 11 national health insurance pilot districts. The department is working closely with implementing agents to refurbish all 872 primary healthcare facilities in these districts and construct 216 new primary healthcare facilities.

Education

Provincial education departments will use R35.9 billion allocated through the education infrastructure grant over the medium term to ensure that schools are built and maintained according to the minimum norms and standards for school infrastructure.

The national Department of Basic Education will replace ageing, unsafe and other inappropriate infrastructure, and provide water, sanitation and electricity to schools across South Africa. Over the medium term, the department aims to replace 510 schools, and provide water to 1 120 schools, sanitation to 741 schools and electricity to 916 schools across South Africa through the school infrastructure backlogs grant. The grant is allocated R2.4 billion for this purpose in 2016/17.

An amount of R2.9 billion has been allocated over the medium term to the Department of Higher Education and Training to continue construction at two new universities – the University of Mpumalanga and Sol Plaatje University in the Northern Cape. New facilities include lecture rooms, laboratories and student accommodation. Existing universities will receive an allocation of R7.7 billion over the medium term for the construction of student accommodation, lecture halls and laboratories.

¢	Strategic infrastructure projects

The Presidential Infrastructure Coordinating Commission coordinates the planning and implementation of strategic infrastructure projects (SIPs). The commission has approved 18 SIPs to support economic development and address service delivery across the country. Each SIP contains several infrastructure components and programmes. All nine provinces are covered, with more projects being implemented in poorer provinces.

Table B.4 provides a list of SIPs and their allocations from the national fiscus. In most cases, these amounts are augmented by investments financed by state-owned companies, which are not included in the table.

ANNEXURE B: PUBLIC-SECTOR INFRASTRUCTURE UPDATE

Table B.4 Allocations from the fiscus to strategic infrastructure projects

R million	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19
SIP Category	Audited outcome		Preliminary outcome	Forecast
SIP 1: Unlocking the northern mineral belt with Waterberg as catalyst	1 051.9	1 042.8	1 053.7	604.1	371.4	397.8	478.9
SIP 2: Durban-Free State-Gauteng logistics and industrial corridor	13.0	11.6	4.9	109.5	50.7	8.7	—
Sip 3: South eastern node and corridor development	6 602.6	7 043.5	8 215.5	8 633.5	9 377.9	11 411.2	12 742.6
SIP 4: Unlocking the economic opportunities in the North West province	265.3	265.3	305.5	632.6	596.9	536.7	329.5
SIP 5: Saldanha-Northern Cape development corridor	228.7	44.5	177.2	269.4	136.0	55.3	35.5
SIP 6: Integrated municipal infrastructure project	16 959.3	17 117.0	18 042.4	20 043.0	19 915.1	20 459.5	21 109.5
SIP 7: Integrated urban space and public transport programme	36 520.1	38 873.0	49 751.5	49 398.3	49 749.1	55 199.1	58 562.3
SIP 10: Electricity transmission and distribution for all	1 937.7	2 251.3	3 018.0	3 779.8	3 692.8	4 066.0	4 196.7
SIP 11: Agri-logistics and rural infrastructure	6 845.1	7 544.8	9 401.5	9 861.2	10 267.5	10 847.9	11 797.1
SIP 12: Revitalisation of public hospitals and other health facilities	6 190.6	5 473.5	5 794.3	6 278.5	6 065.8	6 718.9	7 024.8
SIP 13: National school build programme	6 860.7	8 319.6	10 070.6	11 695.7	12 218.3	13 165.6	13 919.0
SIP 14: Higher education infrastructure	1 799.9	2 150.0	2 700.0	3 301.2	3 396.7	3 537.6	3 708.0
SIP 15: Expanding e-access to communication technology	—	808.2	—	226.7	450.3	563.6	890.5
SIP 16: SKA and Meerkat	218.7	328.1	645.2	687.4	652.8	711.9	729.0
SIP 18. Water and sanitation master plan	905.4	1 062.9	855.9	1 629.9	2 053.2	2 076.8	2 722.5

Total	86 399.1	92 336.0	110 036.4	117 150.9	118 994.4	129 756.6	138 245.9

Source: National Treasury

¢	Public-private partnership projects

South Africa has completed 26 public-private partnership projects (PPP) in health, energy, transport, information and communications technology, tourism, and waste management. PPP projects under way include:

•	Building the Statistics South Africa head office

•	Building Tshwane House to accommodate all City of Tshwane employees

•	Procuring 48 new passenger cars as part of the Gautrain’s new rolling stock

•	Providing renal dialysis facilities in the Northern Cape.

In recent years, the number of new PPP projects has declined, mainly as a result of delays and cancellation of various health and security projects. It has also been increasingly difficult to raise long-term debt finance for PPP projects at affordable rates. A working group consisting of the National Treasury, the Johannesburg Stock Exchange, the World Bank, the Independent Power Producer Unit at the Department of Energy, the Development Bank of Southern Africa and representatives of the South African investment community has been formed to develop and implement alternative infrastructure funding mechanisms. This is intended to lower projects costs by diversifying funding sources and increasing private-sector participation.

2016 BUDGET REVIEW

Improving performance

Provincial and municipal governments’ capital spending has increased rapidly over the past decade, but has lagged behind budget allocations, which have grown even faster. As infrastructure spending increases, concerns about the quality of projects, appraisal, procurement systems, maintenance and effective asset management gain importance.

The National Treasury, the Department of Public Works and the Presidential Infrastructure Coordinating Commission are implementing reforms to improve spending efficiency through better planning, procurement and implementation of infrastructure projects.

These initiatives include the following:

•

Improving planning and delivery of quality projects: Government is considering introducing a new capital budgeting framework. It will set out a systematic and consistent methodology for evaluating large projects and provide for new approaches to budget planning and appropriations. It will seek to ensure that funds are made available for well-designed projects that generate high returns for national development and effectively align resource allocation with project implementation.

•

Improving asset management: In planning and budgeting, priority is being given to maintenance and rehabilitation projects to reduce maintenance backlogs and curtail the demand for new assets. Improved asset management practices will enhance the functioning of assets and reduce overall service-delivery costs. Under the current reforms to conditional grants, departments will allocate at least 20 per cent of the budget to maintenance. Infrastructure grants to local government have been reviewed and will be adjusted to encourage improved asset management over the lifecycle of municipal infrastructure assets.

•

Standardising procurement requirements: The National Treasury recently published a Standard for Infrastructure Procurement and Delivery Management, which is linked to the Public Finance Management Act (1999) and the Municipal Finance Management Act (2003) through an instruction note and a guideline for establishing a model supply chain policy. This standard responds to the call in the National Development Plan for a procurement system that delivers value for money, while minimising the scope for corruption. The standard differentiates between the different types of procurement and their skills requirements, and puts in place a control framework for the planning, design and execution of infrastructure projects. It also provides a range of contracting strategies and approaches.

¢	Status of major infrastructure projects

Major infrastructure projects under way

Table B.5 summarises major economic and social infrastructure projects where funds have been committed and work is under way. The projects’ total estimated cost and status are provided. Most of the projects are publicly funded, while a small proportion, like the Renewable Energy Independent Power Producer Procurement Programme, is funded by the private sector. Where the implementing agent is a public enterprise, these projects are financed from its own balance sheet, backed by government guarantees when necessary. Sources of information include the corporate plans of public enterprises and National Treasury estimates of national expenditure.

ANNEXURE B: PUBLIC-SECTOR INFRASTRUCTURE UPDATE

Table B.5 Major infrastructure projects under way

Project name	Implementing agent	Project cost (R billion)	Project description	Current status
Energy
Renew able energy	Independent power producers	194	Implement photovoltaic, concentrated solar power and wind projects	The first five bidding windows have been undertaken with 6 377MW procured to date and 2 045MW in commercial operation by December 2015. The last determination was made in August 2015 to procure another 7 300MW (6 300MW renew able energy and 1 000MW for cogeneration) by 2022
Medupi power station	Eskom	145	Construct 4 800MW coal plant in the Waterberg region	First unit commercial operation achieved in August 2015. Next unit expected online in March 2018
Kusile power station	Eskom	161.4	Construct 4 764MW coal plant in Mpumalanga	First unit of 800MW expected in July 2018, with remaining units to come onstream thereafter until 2022
Ingula pumped-storage scheme	Eskom	29.6	Construct 1 332MW pumped-storage scheme	First unit commercial operation planned for January 2017
Education
University of Mpumalanga	Department of Higher Education and Training	7.5	Construct university with various campuses across the province and at least one centre in each of the three municipal districts by 2025	Construction of the second phase of the new building at Mbombela campus is under way to enable increase in enrolments in 2017 academic year
Sol Plaatje University (Northern Cape)	Department of Higher Education and Training	5.4	Construct university with campuses in Kimberley, Upington and Kuruman by 2025	Upgrading of existing buildings is complete. Construction is under way on 4 new buildings on the central campus
Technical vocational education and training college campuses	Department of Higher Education and Training	25.4	Construct 12 new technical vocational education and training colleges, refurbish old ones by 2017	Construction nearing completion at three sites: Thabazimbi, Nkandla A and Bambanani. Procurement process for another 3 sites is under way
Tertiary institution infrastructure	Department of Higher Education and Training	35.2	Construct new buildings and procure equipment, refurbish and upgrade facilities	Work in progress
School infrastructure backlogs in-kind allocation	Department of Basic Education	11.7	Replace 510 inappropriate and unsafe school structures, and provide water to 1 120 schools, sanitation to 741 and electricity to 916	Work in progress
Education infrastructure allocation	Department of Basic Education	95.8	Construct, maintain, upgrade and rehabilitate new and existing infrastructure in schools	Work in progress
Health
Health facility revitalisation grant	Provincial departments	17.1	Accelerate construction, maintenance, upgrading and rehabilitation of new and existing infrastructure in health	Work in progress
Dr. Pixley ka Seme Hospital	Provincial departments	2.7	Replace hospital	Under construction
Kw aZulu-Natal: Ngw elezane Hospital and Lower Umfolozi War Memorial Hospital Complex	Provincial departments	0.9	Construct hospital complex	Work in progress

Eastern Cape: Cecilia Makiw ane Hospital	Provincial departments	1.3	Construct main hospital (phase 4)	Under construction
North West: Bophelong Hospital	Provincial departments	1	Construct new hospital	Under construction
Kw aZulu-Natal: King George V	Provincial departments	1.2	Upgrade and add to existing hospital	Under construction
Free State: Boitumelo Hospital	Provincial departments	0.6	Revitalise existing hospital	Under construction
Gauteng: Chris Hani Baragw anath	Provincial departments	0.8	Construct pharmacy, outpatient and x-ray departments	Under construction
Mpumalanga: Rob Ferreira Hospital	Provincial departments	0.9	Upgrade existing hospital	Under construction
Eastern Cape: St Elizabeth’s Hospital	Provincial departments	0.7	Upgrade existing facility	Under construction
National health insurance indirect grant (health facility revitalisation component)	National Department of Health	2.7	Accelerate construction, maintenance, upgrading and rehabilitation of new and existing infrastructure in health	Work in progress
Telecommunications
Square Kilometre Array	National Research Foundation	16	Host the most powerful radio telescope in the world	Construction of MeerKat (the 64-dish prototype phase) taking place (21 dishes expected to be completed by end 2015/16), with some elements operational by 2020. Full operation

2016 BUDGET REVIEW

Table B.5 Major infrastructure projects under way (continued)

Project name	Implementing agent	Project cost (R billion)	Project description	Current status
Water
Mokolo River and West Crocodile River water augmentation project (phase 1)	Trans-Caledon Tunnel Authority	2.1	Construct pump station and 43 km pipeline to augment domestic and industrial water supply to new power stations, associated mining activities and growing population	Under construction
OR Tambo, Mthatha and King Sabata Dalindyebo district municipality bulk water supply and sanitation	Municipal project	2.7	Augment existing bulk water scheme	Under construction
Olifants River water resources development project: De Hoop Dam (phase 2A)	Trans-Caledon Tunnel Authority	3.1	Supply water to new mining developments, augment domestic water supplies to urban and rural users in the middle Olifants River catchment area and to various communities on Nebo Plateau and Sekhukhune	Under construction
Olifants River water resources development project (phase 2C)	Trans-Caledon Tunnel Authority	3.4	Construct bulk distribution works from Flag Boshielo to Mokopane, De Hoop to Steelpoort, Steelpoort to Mooihoek, Mooihoek to Olifantspoort and Nebo Plateau to Roossenekal	Under construction. Projected completion in July 2016
Vaal Gamagara scheme	Department of Water and Sanitation	2	Upgrade existing bulk water scheme	Under construction
Mogalakwena bulk water supply	Department of Water and Sanitation	1.6	Upgrade boreholes and construct new bulk water scheme	Under construction
Greytown regional bulk scheme	Department of Water and Sanitation	1	Construct new bulk water scheme and upgrade existing bulk water scheme	Under construction
Umgeni Water Board: Lower Thukela bulk water supply scheme	Umgeni Water Board	1	Construct new bulk water scheme	Under construction
Rehabilitation of 28 water conveyances (bulk transfer scheme)	Department of Water and Sanitation	5	Rehabilitate of canals and pipelines	Under construction
Transport
Rolling stock for passenger rail	Passenger Rail Agency of South Africa	53	Implement rolling stock fleet renewal programme over 10 years, starting 2012, and delivery starting in 2014/15	First test train delivered in December 2015; testing under way
Locomotives for freight rail	Transnet	58.8	Acquire 1 064 locomotives for general freight rail, 95 electric locomotives and 60 Class 43 diesel locomotives	69 of the 95 electric locomotives were delivered and accepted as at February 2015. In addition 60 class diesel locomotives were delivered and are undergoing acceptance testing
Manganese rail and terminal	Transnet	19.9	Increase manganese exports from 7.0 million tonnes per annum (mtpa) to 14.0mtpa by 2020 thereafter to 16.0mtpa	Under construction
Sishen-Saldanha corridor expansion programme	Department of Transport	9.4	Expand Sishen-Saldanha iron ore line capacity from 60mtpa to 71mtpa and thereafter to 90mtpa	Under construction
Coal export line expansion	Department of Transport	9.1	Upgrade coal line from Mpumalanga to 81.0mtpa thereafter to 97.0mtpa	Under construction
Human settlements
Cornubia integrated human settlement	Housing Development Agency/municipalities	25.8	Construct 50 000 mixed-income, mixed-density houses by 2026	Under construction

Source: National Treasury

Major projects in preparation

Table B.6 lists major projects in the planning phase. These projects form part of the pipeline of infrastructure projects over the medium term. The table excludes projects at the concept and pre-feasibility stages because it is not yet possible to reliably estimate their costs. While some projects are still undergoing feasibility studies, others are in the design and tender stage. As the scope of the project is clearly defined during this preparatory phase, the estimated project costs are likely to change.

ANNEXURE B: PUBLIC-SECTOR INFRASTRUCTURE UPDATE

Table B.6 Major infrastructure projects in planning

Project name	Implementing agent	Project cost (R billion)	Project description	Current status
Energy
Solar park	Central Energy Fund	200	Establish 1GW solar park near Upington region and further 4GW elsewhere in Northern Cape	Feasibility
Eskom solar concentrated solar power	Eskom	12	Construct 100MW of concentrated solar power technology with storage	Tender
Closed cycle gas turbine	Independent power producers	17	Construct 2 652MW of installed capacity of gas turbines	Tender
Photovoltaic	Independent power producers	154	Add another 7 000MW over and above 1 450MW in the current 3 725MW renewable energy independent power producers	Tender
Concentrated solar power	Independent power producers	60	Add another 1 000MW over and above 200MW in the current 3 725MW renewable energy independent power producers	Tender
Wind	Independent power producers	111	Add another 6 550MW over and above 1 850MW in the renewable energy independent power producers, and 800MW committed elsewhere	Tender
Health
Limpopo: Siloam Hospital	Provincial department	1.2	Replace hospital (main hospital and staff accommodation)	Design
Limpopo: Tshilidzini Hospital	Provincial department	1.4	Replace hospital	Feasibility
Western Cape: Valkenberg Hospital	Provincial department	1.2	Rehabilitate hospital	Feasibility
Eastern Cape: Zithulele Hospital	Provincial department	1	Replace hospital	Feasibility
Gauteng: Soshanguve Hospital	Provincial department	1.4	Build new hospital	Feasibility
Telecommunications
South Africa Connect: phase 1 of digital development pillar	Department of Telecommunications	6.7	Connect schools, clinics and government institutions to broadband	Feasibility
Sentech: digitisation of terrestrial television network	Public corporations and private enterprises	1.5	Use spectrum efficiently, broadcast digital dividend, multiple channel possibilities and new content generation	Design
Transport
Waterberg rail	Transnet	5.1	Develop Waterberg as coal hub, increasing coal tonnage to 23 million tonnes per annum (mtpa) over seven years	Feasibility
Coal line expansion	Transnet	8.9	Upgrade Mpumalanga-Richards Bay coal line to 97 million tonnes over 10 years	Concept
Swaziland rail link	Transnet	19	Construct new rail link, reconstuct and upgrade existing rail links from Lothair through Swaziland to Sidvokodvo, upgrade adjacent network	Concept
Durban port expansion	Transnet	8.2	Deepen berths at Durban container terminal, expand Durban container terminal pier 1 phase 2, infill Z shape	Design
Iron-ore line (Sishen to Saldanha Bay)	Transnet	16.3	Expand Sishen-Saldanha iron ore railway line to 82.5mtpa	Feasibility
Manganese rail and terminal	Transnet	18.7	Upgrade rail, port and terminal capacity for manganese export	Feasibility
Liquid fuels
Mthombo	Department of Energy	200	Construct 3 000 kilo barrel per day (kbbld) oil refinery at Coega with supporting infrastructure of R100 billion	Feasibility
Biofuels	Industrial Development Corporation	2	Construct 90 million litres per annum (l/a) plant at Cradock using sugar, beet and sorghum	Design

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Table B.6 Major infrastructure projects in planning (continued)

Project name	Implementing agent	Project cost (R billion)	Project description	Current status
Water
Olifants River water resources development project (phases 2B and 2G)	Departmental agencies	13.1	Construct Flag Boshielo to Mokopane pipeline and second pipeline between Flag Boshielo and Mokopane	Feasibility
Sedibeng bulk regional sewerage scheme remainder	Departmental agencies	2.4	Construct new wastewater treatment works	Design
De Hoop: Greater Sekhukhune district municipality regional bulk water and wastewater	Municipal project	4	Construct new bulk water infrastructure linking the communities with De Hoop Dam	Feasibility
Magalies water to Waterberg	Departmental agencies	800	Construct new bulk water scheme	Feasibility
Lusikisiki regional water supply scheme: Zalu Dam on Xura River	Departmental agencies	5	Develop bulk water and wastewater infrastructure for municipal reticulation infrastructure	Feasibility

Source: National Treasury

C

Additional tax policy and administrative adjustments

This annexure should be read with Chapter 4 of the Budget Review. It elaborates on some of the proposals contained in that chapter, clarifies certain matters and presents additional technical proposals.

¢	Tax expenditures statement: February 2016

Tax expenditures are estimates of tax revenues foregone through legislative provisions enacted to achieve specific economic or social goals without government incurring direct expenditures. The legislative provisions that give rise to tax expenditures allow for, under specific circumstances, certain categories of income to be excluded from the gross income of a taxpayer, exempted from tax, or taxed at special rates or at a later date – or for credits or certain costs to be deducted against them before they are taxed. The provisions can also allow taxpayers to claim rebates against tax payable, or for certain expenditures to be exempted from indirect taxes (taxes added to the price of goods or services sold) or taxed at lower rates or zero.

South Africa’s tax expenditures are targeted interventions to encourage investment, job creation and training, entrepreneurship and saving. They also support a tax system that remains overall progressive, contributing to the reduction of inequality and the elimination of poverty. Table C.1 sets out total estimated tax expenditure in terms of the Income Tax Act (1962), the Value-Added Tax Act (1991) and the Customs and Excise Act (1964) between 2010/11 and 2013/14, the latest year for which estimates are available. Total tax expenditure in 2013/14 was R134.6 billion – representing 15 per cent of total gross tax revenue or 14.2 per cent of consolidated non-interest expenditure in that year.

An example of a tax expenditure is the value-added tax (VAT) on certain basic food items, including eggs, maize meal and milk powder, which is levied on the selling price of such items at a rate of zero per cent rather than the standard 14 per cent. There are 19 such items subject to this provision, selected based on the National Treasury’s research of household consumption data. These items are bought more frequently or predominately by poorer households. The foregone VAT revenue, the difference between 14 per cent of the selling price and zero, is estimated as tax expenditure. In 2013/14, VAT tax expenditure for these basic food items was R20.1 billion, providing tax relief to the poor and supporting their food security.

Selected trends in tax expenditure

There was a notable decrease in allowances claimed for research and development in 2012/13. The tax regime for this incentive changed with effect from 1 October 2012, requiring that taxpayers apply to the Minister of Science and Technology for pre-approval. The change caused unforeseen administrative delays and backlogs, which are being addressed. The task team described in Chapter 4 will present recommendations for improving the administration of this tax incentive.

The low levels of tax expenditure for strategic industrial projects in the outer three years are primarily due to the delay between approval and the start of the project. Tax expenditure in 2010/11 and 2011/12 is

2016 BUDGET REVIEW

still linked to the predecessor of the section 12I manufacturing incentive that expired in 2005. Since the inception of section 12I, 73 projects have been approved. However, only about 10 per cent of the allowances approved had been claimed by 2013/14, resulting in the low tax expenditure numbers in the outer three years. Once the companies begin to implement more of the projects and SARS assessment levels rise, the tax expenditure for this incentive should increase.

The employment tax incentive scheme started in January 2014. The tax expenditure figures recorded in 2013/14 were too small to have a meaningful effect on Table C.1, which is why the incentive is not listed.

ANNEXURE C: ADDITIONAL TAX POLICY AND ADMINISTRATIVE ADJUSTMENTS

Table C.1 Tax expenditure estimates (R million)

Personal income tax	2010/11	2011/12	2012/13	2013/14
Pension and retirement annuity contributions[1]	21 064	23 745	27 037	28 543
Pension contributions – employees	7 922	8 928	10 107	10 650
Pension contributions – employers	8 910	10 041	11 367	11 978
Retirement annuity	4 232	4 776	5 563	5 915
Medical	15 290	17 493	20 314	20 291
Medical contributions & deductions – employees	15 290	17 493	4 314	4 881
Medical credits[2]	—	—	16 000	15 410
Interest exemptions	1 259	1 150	1 184	1 168
Secondary rebate (65 years and older)	1 762	1 702	1 850	2 580
Tertiary rebate (75 years and older)	—	142	152	201
Donations	139	179	216	287
Capital gains tax (annual exclusion)	112	146	303	370

Total personal income tax	39 627	44 557	51 056	53 441

Corporate income tax
Small business corporation tax savings	1 480	1 551	1 868	2 232
Reduced headline rate	1 460	1 531	1 843	2 206
Section 12E depreciation allowance	20	20	25	26
Research and development	1 216	1 131	360	745
Learnership allowances	1 368	1 219	758	966
Strategic industrial projects[3]	294	27	51	—
Film incentive	185	574	—	354
Urban development zones	298	975	210	314

Total corporate income tax	4 840	5 477	3 247	4 611

Value-added tax
Zero-rated supplies
19 basic food items[4]	15 497	17 106	18 628	20 107
Petrol[5]	10 845	13 797	15 343	16 276
Diesel[5]	1 107	1 532	1 759	2 101
Paraffin[5]	367	585	611	702
Municipal property rates	6 032	7 568	9 598	10 209
Reduced inclusion rate for commercial accommodation	142	153	175	190
Subtotal zero-rated supplies	33 989	40 742	46 115	49 585

Exempt supplies (public transport and education)	905	999	1 088	1 175

Customs duties and excise
Motor vehicles (MIDP/APDP, including IRCCs)[6]	12 673	16 306	15 823	18 415
Textile and clothing (duty credits – DCCs)[6]	2 230	860	652	468
Furniture and fixtures	153	150	163	156
Other customs[7]	787	847	678	665
Diesel refund[8]	2 184	2 668	4 137	6 129
Total customs and excise	18 027	20 831	21 453	25 833

Total tax expenditure	97 389	112 606	122 959	134 644

Tax expenditure as % of total gross tax revenue	14.4%	15.2%	15.1%	15.0%
Total gross tax revenue	674 183	742 650	813 826	900 013

Tax expenditure as % of GDP	3.3%	3.4%	3.5%	3.6%

1.	Some of this tax expenditure is recouped when amounts are withdrawn as either a lump sum or an annuity
2.	Medical credits were introduced in 2012/13 to replace income tax deductions for medical scheme contributions
3.	Tax expenditure for all years is attributable to allowances under sections 12G and 12I
4.	VAT relief in respect of basic food items based on National Treasury research of 2010/11 income and expenditure survey data
5.	Based on fuel volumes and average retail selling prices
6.	Motor Industry Development Programme (MIDP), replaced in 2013 by the Automative Production Development Programme (APDP); import rebate credit certificate (IRCC), duty credit certificates (DCC)
7.	Goods manufactured exclusively for exports, television monitors and agricultural goods exempted
8.	Diesel refund previously offset against domestic VAT have been added

Source: National Treasury

2016 BUDGET REVIEW

Assumptions and corrections

As some of the amounts presented as tax expenditure are estimates, they may be subject to change should updated data or more accurate assumptions become available. The amounts presented in this statement may differ for this reason from statements previously published.

Adjustments were also made to the tax expenditure tables and figures in this statement to correct the following errors in Budget Review 2015 as follows:

•

The figures for national average price and quantity of fuel sold (Table C.2) and exempt supplies of public transport and education (Table C.1) were misaligned by one year – for example, 2011/12 should have been for 2010/11, and so on.

•	Instead of reporting the tax expenditure for strategic industrial projects, the actual allowances claimed were mistakenly reported, overstating the tax expenditure.

VAT relief on fuel sales

Petrol, diesel and illuminating paraffin are zero rated for VAT. The difference to the standard rate is recorded as tax expenditure when these items are sold to final consumers. The key assumption used to calculate this item of tax expenditure remains the same: 20 per cent of petrol sales and 90 per cent of diesel sales were for business purposes (by VAT vendors) and would have qualified as an input VAT claim.

Table C.2 National average price and quantity of fuel sold (million litres)

	2010/11		2011/12		2012/13		2013/14
Fuel type	Price (Rand/l)	Quantity	Price (Rand/l)	Quantity	Price (Rand/l)	Quantity	Price (Rand/l)	Quantity
Petrol	8.4	11 541	10.3	11 972	11.8	11 659	13.1	11 085
Diesel	7.7	10 333	9.7	11 291	10.9	11 496	12.3	12 203
Paraffin	5.4	482	7.3	576	8.2	535	9.3	540

Source: National Treasury

¢	Personal income tax

The primary rebate has been increased to R13 500 per year for all individuals. The secondary rebate, which applies to individuals aged 65 years and over, remains at R7 407 per year. The third rebate, which applies to individuals aged 75 years and over, remains at R2 466 per year. The threshold below which individuals are not subject to personal income tax is increased to R75 000 of taxable income per year for those below the age of 65, R116 150 per year for those aged 65 to 74, and R129 850 for individuals aged 75 and over. The rates for the 2015/16 tax year and the proposed rates for 2016/17 are set out in Table C.3.

ANNEXURE C: ADDITIONAL TAX POLICY AND ADMINISTRATIVE ADJUSTMENTS

Table C.3 Personal income tax rate and bracket adjustments, 2015/16 – 2016/17

2015/16		2016/17
Taxable income (R)	Rates of tax	Taxable income (R)	Rates of tax
R0 - R181 900	18% of each R1	R0 - R188 000	18% of each R1

R181 901 - R284 100	R32 742 + 26% of the amount above R181 900	R188 001 - R293 600	R33 840 + 26% of the amount above R188 000

R284 101 - R393 200	R59 314 + 31% of the amount above R284 100	R293 601 - R406 400	R61 296 + 31% of the amount above R293 600

R393 201 - R550 100	R93 135 + 36% of the amount above R393 200	R406 401 - R550 100	R96 264 + 36% of the amount above R406 400

R550 101 - R701 300	R149 619 + 39% of the amount above R550 100	R550 101 - R701 300	R147 996 + 39% of the amount above R550 100

R701 301 and above	R208 587 + 41% of the amount above R701 300	R701 301 and above	R206 964 + 41% of the amount above R701 300

Rebates		Rebates
Primary	R13 257	Primary	R13 500
Secondary	R7 407	Secondary	R7 407
Tertiary	R2 466	Tertiary	R2 466
Tax threshold		Tax threshold
Below age 65	R73 650	Below age 65	R75 000
Age 65 and over	R114 800	Age 65 and over	R116 150
Age 75 and over	R128 500	Age 75 and over	R129 850

Source: National Treasury

The proposed tax schedule in Table C.3 partially compensates individuals for the effect of inflation. The effects of these proposals are set out in tables C.4, C.5 and C.6.

Table C.4 Annual income tax payable and average tax rates, 2016/17 (taxpayers below 65)

		Proposed 2016/17 rates (R)			Average tax rates
Taxable income (R)	2015/16 rates (R)		Tax change (R)	% change	Old rates	New rates
85 000	2 043	1 800	-243	-11.9%	2.4%	2.1%
90 000	2 943	2 700	-243	-8.3%	3.3%	3.0%
100 000	4 743	4 500	-243	-5.1%	4.7%	4.5%
120 000	8 343	8 100	-243	-2.9%	7.0%	6.8%
150 000	13 743	13 500	-243	-1.8%	9.2%	9.0%
200 000	24 191	23 460	-731	-3.0%	12.1%	11.7%
250 000	37 191	36 460	-731	-2.0%	14.9%	14.6%
300 000	50 986	49 780	-1 206	-2.4%	17.0%	16.6%
400 000	82 326	80 780	-1 546	-1.9%	20.6%	20.2%
500 000	118 326	116 460	-1 866	-1.6%	23.7%	23.3%
750 000	215 297	213 431	-1 866	-0.9%	28.7%	28.5%
1 000 000	317 797	315 931	-1 866	-0.6%	31.8%	31.6%

Source: National Treasury

2016 BUDGET REVIEW

Table C.5 Annual income tax payable and average tax rates, 2016/17 (taxpayers aged 65 to 74)

		Proposed 2016/17 rates (R)			Average tax rates
Taxable income (R)	2015/16 rates (R)		Tax change (R)	% change	Old rates	New rates
120 000	936	693	-243	-26.0%	0.8%	0.6%
150 000	6 336	6 093	-243	-3.8%	4.2%	4.1%
200 000	16 784	16 053	-731	-4.4%	8.4%	8.0%
250 000	29 784	29 053	-731	-2.5%	11.9%	11.6%
300 000	43 579	42 373	-1 206	-2.8%	14.5%	14.1%
400 000	74 919	73 373	-1 546	-2.1%	18.7%	18.3%
500 000	110 919	109 053	-1 866	-1.7%	22.2%	21.8%
750 000	207 890	206 024	-1 866	-0.9%	27.7%	27.5%
1 000 000	310 390	308 524	-1 866	-0.6%	31.0%	30.9%

Source: National Treasury

Table C.6 Annual income tax payable and average tax rates, 2016/17 (taxpayers aged 75 and over)

		Proposed 2016/17 rates (R)			Average tax rates
Taxable income (R)	2015/16 rates (R)		Tax change (R)	% change	Old rates	New rates
150 000	3 870	3 627	-243	-6.3%	2.6%	2.4%
200 000	14 318	13 587	-731	-5.1%	7.2%	6.8%
250 000	27 318	26 587	-731	-2.7%	10.9%	10.6%
300 000	41 113	39 907	-1 206	-2.9%	13.7%	13.3%
400 000	72 453	70 907	-1 546	-2.1%	18.1%	17.7%
500 000	108 453	106 587	-1 866	-1.7%	21.7%	21.3%
750 000	205 424	203 558	-1 866	-0.9%	27.4%	27.1%
1 000 000	307 924	306 058	-1 866	-0.6%	30.8%	30.6%

Source: National Treasury

¢	Customs and excise duty

Government proposes that the customs and excise duties in the Customs and Excise Act (Part 1 and Section A of Part 2 of Schedule 1) be amended with effect from 24 February 2016 to the extent shown in Tables C.7 and C.8.

ANNEXURE C: ADDITIONAL TAX POLICY AND ADMINISTRATIVE ADJUSTMENTS

Table C.7 Specific excise duties, 2015/16 – 2016/17

Tariff item	Tariff subheading	Article description	2015/16 Rate of excise duty	2016/17 Rate of excise duty
104.00		PREPARED FOODSTUFFS; BEVERAGES, SPIRITS AND VINEGAR; TOBACCO
104.01	19.01	Malt extract; food preparations of flour, groats, meal, starch or malt extract, not containing cocoa or containing less than 40 per cent by mass of cocoa calculated on a totally defatted basis, not elsewhere specified or included; food preparations of goods of headings 04.01 to 04.04, not containing cocoa or containing less than 5 per cent by mass of cocoa calculated on a totally defatted basis not elsewhere specified or included:

104.01.10	1901.90.20	Traditional African beer powder as defined in Additional Note 1 to Chapter 19	34.7c/kg	34.7c/kg
104.10	22.03	Beer made from malt:
104.10.10	2203.00.05	Traditional African beer as defined in Additional Note 1 to Chapter 22	7.82c/li	7.82c/li
104.10.20	2203.00.90	Other	R73.05/li aa	R79.26/li aa
104.15	22.04	Wine of fresh grapes, including fortified wines; grape must (excluding that of heading 20.09):
104.15.01	2204.10	Sparkling wine	R9.75/li	R10.53/li
104.15	2204.21	In containers holding 2 li or less:
104.15	2204.21.4	Unfortified wine:
104.15.03	2204.21.41	With an alcoholic strength of at least 4.5 per cent by volume but not exceeding 16.5 per cent by vol.	R3.07/li	R3.31/li
104.15.04	2204.21.42	Other	R149.23/li aa	R161.47/li aa
104.15	2204.21.5	Fortified wine:
104.15.05	2204.21.51	With an alcoholic strength of at least 15 per cent by volume but not exceeding 22 per cent by vol.	R5.46/li	R5.82/li
104.15.06	2204.21.52	Other	R149.23/li aa	R161.47/li aa
104.15	2204.29	Other:
104.15	2204.29.4	Unfortified wine:
104.15.07	2204.29.41	With an alcoholic strength of at least 4.5 per cent by volume but not exceeding 16.5 per cent by vol.	R3.07/li	R3.31/li
104.15.08	2204.29.42	Other	R149.23/li aa	R161.47/li aa
104.15	2204.29.5	Fortified wine:
104.15.09	2204.29.51	With an alcoholic strength of at least 15 per cent by volume but not exceeding 22 per cent by vol.	R5.46/li	R5.82/li
104.15.10	2204.29.52	Other	R149.23/li aa	R161.47/li aa
104.16	22.05	Vermouth and other wine of fresh grapes flavoured with plants or aromatic substances:
104.16	2205.10	In containers holding 2 li or less:
104.16.01	2205.10.10	Sparkling	R9.75/li	R10.53/li
104.16	2205.10.2	Unfortified:
104.16.03	2205.10.21	With an alcoholic strength of at least 4.5 per cent by volume but not exceeding 15 per cent by vol.	R3.07/li	R3.31/li
104.16.04	2205.10.22	Other	R149.23/li aa	R161.47/li aa
104.16	2205.10.3	Fortified:
104.16.05	2205.10.31	With an alcoholic strength of at least 15 per cent by volume but not exceeding 22 per cent by vol.	R5.46/li	R5.82/li
104.16.06	2205.10.32	Other	R149.23/li aa	R161.47/li aa

2016 BUDGET REVIEW

Table C.7 Specific excise duties, 2015/16 – 2016/17 (continued)

Tariff item	Tariff subheading	Article description	2015/16 Rate of excise duty	2016/17 Rate of excise duty
104.16	2205.90	Other:
104.16	2205.90.2	Unfortified:
104.16.09	2205.90.21	With an alcoholic strength of at least 4.5 per cent by volume but not exceeding 15 per cent by vol.	R3.07/li	R3.31/li
104.16.10	2205.90.22	Other	R149.23/li aa	R161.47/li aa
104.16	2205.90.3	Fortified:
104.16.11	2205.90.31	With an alcoholic strength of at least 15 per cent by volume but not exceeding 22 per cent by vol.	R5.46/li	R5.82/li
104.16.12	2205.90.32	Other	R149.23/li aa	R161.47/li aa
104.17	22.06	Other fermented beverages (for example, cider, perry and mead), mixtures of fermented beverages and mixtures of fermented beverages and non-alcoholic beverages, not elsewhere specified or included:
104.17.03	2206.00.05	Sparkling fermented fruit or mead beverages mixtures of sparkling fermented beverages derived from the fermentation of fruit or honey, mixtures of sparkling fermented fruit or mead beverages and non-alcoholic beverages	R9.75/li	R10.53/li
104.17.05	2206.00.15	Traditional African beer as defined in Additional Note 1 to Chapter 22	7.82c/li	7.82c/li
104.17.07	2206.00.17	Other fermented beverages, unfortified, with an alcoholic strength less than 2.5 per cent by volume	R73.05/li aa	R79.26/li aa
104.17.09	2206.00.19	Other fermented beverages of non-malted cereal grains, unfortified, with an alcoholic strength by volume of 2.5 per cent or more by vol. but not exceeding 9 per cent by vol.	R73.05/li aa	R79.26/li aa
104.17.11	2206.00.21	Other mixtures of fermented beverages of non-malted cereal grains and non-alcoholic beverages, unfortified, with an alcoholic strength of at least 2.5 per cent by volume but not exceeding 9 per cent by vol.	R73.05/li aa	R79.26/li aa
104.17.15	2206.00.81	Other fermented apple or pear beverages, unfortified, with an alcoholic strength of at least 2.5 per cent by volume but not exceeding 15 per cent by vol.	R3.65/li (R73.05/li aa)	R79.26/li aa
104.17.16	2206.00.82	Other fermented fruit beverages and mead beverages, including mixtures of fermented beverages derived from the fermentation of fruit or honey, unfortified, with an alcoholic strength of at least 2.5 per cent by volume but not exceeding 15 per cent by vol.	R3.65/li (R73.05/li aa)	R79.26/li aa
104.17.17	2206.00.83	Other fermented apple or pear beverages, fortified, with an alcoholic strength of at least 15 per cent by volume but not exceeding 23 per cent by vol.	R60.97/li aa	R65.97/li aa
104.17.21	2206.00.84	Other fermented fruit beverages and mead beverages including mixtures of fermented beverages derived from the fermentation of fruit or honey, fortified, with an alcoholic strength of at least 15 per cent by volume but not exceeding 23 per cent by vol.	R60.97/li aa	R65.97/li aa
104.17.22	2206.00.85	Other mixtures of fermented fruit or mead beverages and non-alcoholic beverages, unfortified, with an alcoholic strength of at least 2.5 per cent by volume but not exceeding 15 per cent by vol.	R3.65/li (R73.05/li aa)	R79.26/li aa

ANNEXURE C: ADDITIONAL TAX POLICY AND ADMINISTRATIVE ADJUSTMENTS

Table C.7 Specific excise duties, 2015/16 – 2016/17 (continued)

Tariff item	Tariff subheading	Article description	2015/16 Rate of excise duty	2016/17 Rate of excise duty
104.17.25	2206.00.87	Other mixtures of fermented fruit or mead beverages and non-alcoholic beverages, fortified, with an alcoholic strength of at least 15 per cent by volume but not exceeding 23 per cent by vol.	R60.97/li aa	R65.97/li aa
104.17.90	2206.00.90	Other	R73.05/li aa	R161.47/li aa
104.21	22.07	Undenatured ethyl alcohol of an alcoholic strength by volume of 80 per cent vol. or higher; ethyl alcohol and other spirits, denatured, of any strength:
104.21.01	2207.10	Undenatured ethyl alcohol of an alcoholic strength by volume of 80 per cent vol. or higher	R149.23/li aa	R161.47/li aa
104.21.03	2207.20	Ethyl alcohol and other spirits, denatured, of any strength	R149.23/li aa	R161.47/li aa
104.23	22.08	Undenatured ethyl alcohol of an alcoholic strength by volume of less than 80 per cent vol., spirits, liqueurs and other spirituous beverages:
104.23	2208.20	Spirits obtained by distilling grape wine or grape marc:
104.23	2208.20.1	In containers holding 2 li or less
104.23.01	2208.20.11	Brandy as defined in Additional Note 7 to Chapter 22	R149.23/li aa	R149.23/li aa
104.23.03	2208.20.90	Other	R149.23/li aa	R161.47/li aa
104.23	2208.20.9	Other:
104.23.03	2208.20.91	Brandy as defined in Additional Note 7 to Chapter 22	R149.23/li aa	R149.23/li aa
104.23.04	2208.20.99	Other	R149.23/li aa	R161.47/li aa
104.23	2208.30	Whiskies:
104.23.05	2208.30.10	In containers holding 2 li or less	R149.23/li aa	R161.47/li aa
104.23.07	2208.30.90	Other	R149.23/li aa	R161.47/li aa
104.23	2208.40	Rum and other spirits obtained by distilling fermented sugarcane products:
104.23.09	2208.40.10	In containers holding 2 li or less	R149.23/li aa	R161.47/li aa
104.23.11	2208.40.90	Other	R149.23/li aa	R161.47/li aa
104.23	2208.50	Gin and Geneva:
104.23.13	2208.50.10	In containers holding 2 li or less	R149.23/li aa	R161.47/li aa
104.23.15	2208.50.90	Other	R149.23/li aa	R161.47/li aa
104.23	2208.60	Vodka:
104.23.17	2208.60.10	In containers holding 2 li or less	R149.23/li aa	R161.47/li aa
104.23.19	2208.60.90	Other	R149.23/li aa	R161.47/li aa
104.23	2208.70	Liqueurs and cordials:
104.23	2208.70.2	In containers holding 2 li or less:
104.23.21	2208.70.21	With an alcoholic strength by volume exceeding 15 per cent by vol. but not exceeding 23 per cent by vol.	R60.97/li aa	R65.97/li aa
104.23.22	2208.70.22	Other	R149.23/li aa	R161.47/li aa
104.23	2208.70.9	Other:
104.23.23	2208.70.91	With an alcoholic strength by volume exceeding 15 per cent by vol. but not exceeding 23 per cent by vol.	R60.97/li aa	R65.97/li aa
104.23.24	2208.70.92	Other	R149.23/li aa	R161.47/li aa
104.23	2208.90	Other:
104.23	2208.90.2	In containers holding 2 li or less:
104.23.25	2208.90.21	With an alcoholic strength by volume exceeding 15 per cent by vol. but not exceeding 23 per cent by vol.	R60.97/li aa	R65.97/li aa
104.23.26	2208.90.22	Other	R149.23/li aa	R161.47/li aa
104.23	2208.90.9	Other:

2016 BUDGET REVIEW

Table C.7 Specific excise duties, 2015/16 – 2016/17 (continued)

Tariff item	Tariff subheading	Article description	2015/16 Rate of excise duty	2016/17 Rate of excise duty
104.23.27	2208.90.91	With an alcoholic strength by volume exceeding 15 per cent by vol. but not exceeding 23 per cent by vol.	R60.97/li aa	R65.97/li aa
104.23.28	2208.90.92	Other	R149.23/li aa	R161.47/li aa
104.30	24.02	Cigars, cheroots, cigarillos and cigarettes, of tobacco or of tobacco substitutes:
104.30	2402.10	Cigars, cheroots and cigarillos containing tobacco:
104.30.01	2402.10.10	Imported from Switzerland	R2 824.55/kg net	R3 012.17/kg net
104.30.03	2402.10.90	Other	R2 824.55/kg net	R3 012.17/kg net
104.30	2402.20	Cigarettes containing tobacco:
104.30.05	2402.20.10	Imported from Switzerland	R6.21/10 cigarettes	R6.62/10 cigarettes
104.30.07	2402.20.90	Other	R6.21/10 cigarettes	R6.62/10 cigarettes
104.30	2402.90.1	Cigars, cheroots and cigarillos of tobacco substitutes:
104.30.09	2402.90.12	Imported from Switzerland	R2 824.55/kg net	R3 012.17/kg net
104.30.11	2402.90.14	Other	R2 824.55/kg net	R3 012.17/kg net
104.30	2402.90.2	Cigarettes of tobacco substitutes:
104.30.13	2402.90.22	Imported from Switzerland	R6.21/10 cigarettes	R6.62/10 cigarettes
104.30.15	2402.90.24	Other	R6.21/10 cigarettes	R6.62/10 cigarettes
104.35	24.03	Other manufactured tobacco and manufactured tobacco substitutes; “homogenised” or “reconstituted” tobacco; tobacco extracts and essences:
104.35	2403.1	Smoking tobacco, whether or not containing tobacco substitutes in any proportion:
104.35.01	2403.11	Water pipe tobacco specified in subheading Note 1 to Chapter 24	R155.54/kg net	R166.40/kg net
104.35	2403.19	Other:
104.35.02	2403.19.10	Pipe tobacco in immediate packings of a content of less than 5 kg	R155.54/kg net	R166.40/kg net
104.35.03	2403.19.20	Other pipe tobacco	R155.54/kg net	R166.40/kg net
104.35.05	2403.19.30	Cigarette tobacco	R278.82/kg	R297.60/kg
104.35	2403.99	Other:
104.35.07	2403.99.30	Other cigarette tobacco substitutes	R278.82/kg	R297.60/kg
104.35.09	2403.99.40	Other pipe tobacco substitutes	R155.54/kg net	R166.40/kg net

1.	The chapter references in this table refer to chapters of the schedule to the Customs and Excise Act (1964)

Source:	National Treasury

ANNEXURE C: ADDITIONAL TAX POLICY AND ADMINISTRATIVE ADJUSTMENTS

Table C.8 Amendment of Schedule 1 Part 1

By the substitution of Additional Note 3 in Chapter 22 of Part 1 to Schedule No. 1 with the following:

3. The beverages of subheading 2206.00.05 are beverages which, when kept at a temperature of 20°C in closed containers, have an excess pressure of not less than 300 kPa.

By the substitution of Additional Note 6 in Chapter 22 of Part 1 to Schedule No. 1 with the following:

6 (a) Subheading 2206.00.19 is limited to beverages that are the end products of fermentation of a liquor (wort) of non-malted milled cereals listed in the table in Chapter Note 2 to Chapter 11, whether or not flavoured but not mixed with any other beverages, provided the fermentable sugars are derived solely from the liquor (wort) without the addition of any other sugars during or prior to fermentation.

(b) Subheading 2206.00.21 is limited to beverages obtained by mixing the products specified in (a) with any non-alcoholic beverage.

By the insertion of Additional Note 7 in Chapter 22 of Part 1 to Schedule No.1 with the following:

7. For the purposes of tariff subheadings 2208.20.11 and 2208.20.91, brandy means pot stilled brandy and vintage brandy as defined in the Liquor Products Act, Act 60 of 1989.

By the deletions of tariff subheadings 2208.20.10 and 2208.20.90 in Chapter 22 of Part 1 to Schedule No. 1 of the following:

Heading/ Subheading	Check digit	Article description	Statistical	Rate of duty
			unit	General	EU	EFTA	SADC
2208.20.10	6	In containers holding 2 li or less	li	154c/li	free	free	free
2208.20.90	4	Other	li	136c/li	free	free	free

By the substitution of the following tariff subheadings in Chapter 22 of Part 1 to Schedule No. 1 with the following:

Heading/ Subheading	Check digit	Article description	Statistical	Rate of duty
			unit	General	EU	EFTA	SADC
2206.00.05	3	Sparkling fermented fruit or mead beverages; mixtures of sparkling fermented beverages derived from the fermentation of fruit or honey; mixtures of sparkling fermented fruit or mead beverages and non-alcoholic beverages	li	25%	free	25%	free

2206.00.19	3	Other fermented beverages of non-malted cereal grains, unfortified, with an alcoholic strength of at least 2.5 per cent by volume but not exceeding 9 per cent by vol.	li	25%	free	25%	free

2016 BUDGET REVIEW

Table C.8 Amendment of Schedule 1 Part 1 (continued)

By the insertion of the following tariff subheadings in Chapter 22 of Part 1 to Schedule No. 1 with the following:

Heading/ Subheading	Check digit	Article description	Statistical	Rate of duty
			unit	General	EU	EFTA	SADC
2206.00.21	5	Other mixtures of fermented beverages of non-malted cereal grains and non-alcoholic beverages, unfortified, with an alcoholic strength of at least 2.5 per cent by volume but not exceeding 9 per cent by vol.	li	25%	free	25%	free

2208.20.1		In containers holding 2 li or less:

2208.20.11	4	Brandy as defined in Additional Note 7 to Chapter 22	li	154c/li	free	free	free
2208.20.19		Other	li
2208.20.9		Other
2208.20.91	6	Brandy as defined in Additional Note 7 to Chapter 22	li	136c/li	free	free	free
2208.20.99	4	Other	li	136c/li	free	free	free

Source: National Treasury

Environmental levy on tyres

Government proposes the introduction of an environmental levy on new and re-treaded pneumatic tyres with effect from 1 October 2016. Section E, as shown in Table C.9, is to be inserted into part 3 of schedule 1 of the Customs and Excise Act.

ANNEXURE C: ADDITIONAL TAX POLICY AND ADMINISTRATIVE ADJUSTMENTS

Table C.9 Environmental levy, 2016/17

By the insertion of the following note(s) in Section E to Part 3 of Schedule 1

ENVIRONMENTAL LEVY ON TYRES

Notes:

1.	Any rate of environmental levy on tyres specified in this Section shall apply to -

(a)	New, used or retreaded tyres, imported into the Republic;

(b)	Tyres fitted to or presented with imported vehicles or chassis specified in Chapter 87;

(c)	Tyres fitted to or presented with imported road wheels fitted with tyres; wheel rims fitted with tyres specified in tariff heading 87.08;

(d)	Tyres imported in terms of Chapter 98;

(e)	New or retreaded tyres manufactured in the Republic.

2.

Any environmental levy payable in terms of this Section in respect of tyres specified therein shall be additional to any Customs and Excise duty payable in terms of Part 1 or 2 of Schedule 1 or any Section in this Part.

3.

The rate of environmental levy specified in the “rate of environmental levy” column in this Section shall be calculated on the mass of the tyre/s only, whether or not imported with vehicles, chassis, or components(including road wheels fitted with tyres; wheel rims fitted with tyres), or other goods.

4.	Imported goods shall not be declared on separate bills of entry for the purposes of Parts 1, 2 and 3 of this Schedule.

By the insertion of the following tariff item(s) in Section E to Part 3 of Schedule No. 1:

Levy item	Tariff subheading	Article description	Rate of levy
152.00	40.11	New pneumatic tyres, of rubber:
152.01	4011.10	Of a kind used on motor cars (including station wagons and racing cars):
152.01.01	4011.10.01	Having a rim size not exceeding 33 cm (13 inches)	R2.30/kg net
152.01.03	4011.10.03	Having a rim size of 35 cm (14 inches)	R2.30/kg net
152.01.05	4011.10.05	Having a rim size of 38 cm (15 inches)	R2.30/kg net
152.01.07	4011.10.07	Having a rim size of 41 cm (16 inches)	R2.30/kg net
152.01.09	4011.10.09	Having a rim size of 43 cm (17 inches) or more	R2.30/kg net
152.02	4011.20	Of a kind used on buses or lorries:
152.02	4011.20.1	Having a load index not exceeding 121:
152.02.03	4011.20.16	Having a rim size not exceeding 35 cm (14 inches)	R2.30/kg net
152.02.05	4011.20.18	Having a rim size of 38 cm (15 inches) or more	R2.30/kg net
152.02	4011.20.2	With a load index exceeding 121:
152.02.07	4011.20.22	Having a rim size not exceeding 44 cm (17.5 inches)	R2.30/kg net
152.02.09	4011.20.24	Having a rim size exceeding 44 cm (17.5 inches) but not exceeding 51 cm (20 inches)	R2.30/kg net
152.02.11	4011.20.26	Having a rim size exceeding 51 cm (20 inches)	R2.30/kg net
152.02.15	4011.30	Of a kind used on aircraft	R2.30/kg net
152.02.17	4011.40	Of a kind used on motorcycles	R2.30/kg net
152.02.19	4011.50	Of a kind used on bicycles	R2.30/kg net
152.02	4011.6	Other, having a “herring-bone” or similar tread:
152.02	4011.61	Of a kind used on agricultural or forestry vehicles and machines:
152.02.25	4011.61.10	Having a rim size of less than 91 cm	R2.30/kg net
152.02.27	4011.61.20	Having a rim size of 91 cm or more	R2.30/kg net
152.02.29	4011.62	Of a kind used on construction or industrial handling vehicles and machines and having a rim size not exceeding 61 cm	R2.30/kg net

2016 BUDGET REVIEW

Table C.9 Environmental levy, 2016/17 (continued)

By the insertion of the following note(s) in Section E to Part 3 of Schedule 1

152.02	4011.63	Of a kind used on construction or industrial handling vehicles and machines and having a rim size exceeding 61 cm:
152.02.31	4011.63.10	Having a rim size of less than 91 cm	R2.30/kg net
152.02.33	4011.63.20	Having a rim size of 91 cm or more	R2.30/kg net
152.02	4011.69	Other:
152.02.37	4011.69.10	Having a rim size of less than 91 cm	R2.30/kg net
152.02.39	4011.69.20	Having a rim size of 91 cm or more	R2.30/kg net
152.02	4011.9	Other:
152.02	4011.92	Of a kind used on agricultural or forestry vehicles and machines:
152.02.43	4011.92.10	Having a rim size of less than 91 cm	R2.30/kg net
152.02.45	4011.92.20	Having a rim size of 91 cm or more	R2.30/kg net
152.02.47	4011.93	Of a kind used on construction or industrial handling vehicles and machines and having a rim size exceeding 61 cm	R2.30/kg net
152.02	4011.94	Of a kind used on construction or industrial handling vehicles and machines and having a rim size exceeding 61 cm:
152.02.49	4011.94.10	Having a rim size of less than 91 cm	R2.30/kg net
152.02.51	4011.94.20	Having a rim size of 91 cm or more	R2.30/kg net
152.02	4011.99	Other:	R2.30/kg net
152.02.53	4011.99.10	Having a rim size of less than 91 cm (excluding those for use on wheelchairs)	R2.30/kg net
152.02.55	4011.99.90	Other	R2.30/kg net
152.03	4012.1	Retreaded tyres:
152.03.11	4012.11	Of a kind used on motor cars (including station wagons and racing cars)	R2.30/kg net
152.03.12	4012.12	Of a kind used on buses or lorries	R2.30/kg net
152.03.13	4012.13	Of a kind used on aircraft	R2.30/kg net
152.03.19	4012.19	Other	R2.30/kg net
152.04	4012.20	Used pneumatic tyres:
152.04.11	4012.20.10	Of a kind used on motor cars (including station wagons and racing cars)	R2.30/kg net
152.04.13	4012.20.20	Of a kind used on busses or lorries	R2.30/kg net
152.04.15	4012.20.90	Other	R2.30/kg net
153.00	87.01	Tractors (excluding tractors of heading 87.09):
153.00.01	8701.10	Pedestrian controlled tractors	R2.30/kg net
153.01	8701.20	Road tractors for semi-trailers:
153.01.05	8701.20.10	Of a vehicle mass not exceeding 1 600 kg	R2.30/kg net
153.01.07	8701.20.20	Of a vehicle mass exceeding 1 600 kg	R2.30/kg net
153.01.09	8701.30	Track-laying tractors	R2.30/kg net
153.01	8701.90	Other:
153.01.17	8701.90.10	Two-wheeled tractors, of a cylinder capacity exceeding 2 000 cm³	R2.30/kg net
153.01.19	8701.90.90	Other	R2.30/kg net
153.02	87.02	Motor vehicles for the transport of ten or more persons, including the driver:
153.02	8702.10	With compression-ignition internal combustion piston engines (diesel or semi-diesel):

ANNEXURE C: ADDITIONAL TAX POLICY AND ADMINISTRATIVE ADJUSTMENTS

Table C.9 Environmental levy, 2016/17 (continued)

By the insertion of the following note(s) in Section E to Part 3 of Schedule 1

153.02.11	8702.10.10	New, right-hand drive, fitted with interior parcel racks, foot-rests, magazine nets, coat hooks, reclining seats, arm rests, microphone and radio or cassette equipment, air conditioning with individual controls, pneumatic plug doors, individual reading lights, chemical toilet, wash basin and refrigerator	R2.30/kg net
153.02.13	8702.10.81	Other, of a vehicle mass not exceeding 2 000 kg: with a value for ad valorem customs duty purposes not exceeding R130 000; or vehicles for the transport of 14 persons or more, including the driver	R2.30/kg net
153.02.14	8702.10.85	Other, of a vehicle mass not exceeding 2 000 kg	R2.30/kg net
153.02.17	8702.10.87	Other, of a vehicle mass exceeding 2 000 kg: with a value for ad valorem customs duty purposes or ad valorem excise duty purposes of less than R130 000; or vehicles for the transport of 14 persons or more, including the driver	R2.30/kg net
153.02.21	8702.10.90	Other	R2.30/kg net
153.02	8702.90	Other:
153.02.23	8702.90.81	Other, of a vehicle mass not exceeding 2 000 kg: with a value for ad valorem customs duty purposes or ad valorem excise duty purposes not exceeding R130 000; or vehicles for the transport of 14 persons or more, including the driver	R2.30/kg net
153.02.25	8702.90.85	Other, of a vehicle mass not exceeding 2 000 kg	R2.30/kg net
153.02.27	8702.90.87	Other, of a vehicle mass exceeding 2 000 kg: with a value for ad valorem customs duty purposes or ad valorem excise duty purposes of less than R130 000; or vehicles for the transport of 14 persons or more, including the driver	R2.30/kg net
153.02.29	8702.90.90	Other	R2.30/kg net
153.03	87.03	Motor cars and other motor vehicles principally designed for the transport of persons (excluding those of heading 87.02), including station wagons and racing cars:
153.03.01	8703.10	Vehicles specially designed for travelling on snow; golf cars and similar vehicles	R2.30/kg net
153.03	8703.2	Other vehicles, with spark-ignition internal combustion reciprocating piston engine:
153.03	8703.21	Of a cylinder capacity not exceeding 1 000 cm³:
153.03.11	8703.21.23	Vehicles of the open body tubular frame type, with an engine capacity not exceeding 250 cm³ and a vehicle mass not exceeding 250 kg	R2.30/kg net
153.03.13	8703.21.25	Hearses	R2.30/kg net
153.03.15	8703.21.27	Ambulances	R2.30/kg net
153.03.17	8703.21.60	Vehicles with motorcycle-type handlebars and hand-operated controls	R2.30/kg net
153.03.19	8703.21.70	Six or eight-wheeled vehicles, chain-driven and operated through an integral gearbox and differential unit	R2.30/kg net
153.03.21	8703.21.90	Other	R2.30/kg net
153.03	8703.22	Of a cylinder capacity exceeding 1 000 cm³ but not exceeding 1 500 cm³:
153.03.23	8703.22.25	Hearses	R2.30/kg net
153.03.25	8703.22.27	Ambulances	R2.30/kg net
153.03.27	8703.22.90	Other	R2.30/kg net
153.03	8703.23	Of a cylinder capacity exceeding 1 500 cm³ but not exceeding 3 000 cm³:

2016 BUDGET REVIEW

Table C.9 Environmental levy, 2016/17 (continued)

By the insertion of the following note(s) in Section E to Part 3 of Schedule 1

153.03.29	8703.23.25	Hearses	R2.30/kg net
153.03.31	8703.23.27	Ambulances	R2.30/kg net
153.03.33	8703.23.90	Other	R2.30/kg net
153.03	8703.24	Of a cylinder capacity exceeding 3 000 cm³:
153.03.35	8703.24.25	Hearses	R2.30/kg net
153.03.37	8703.24.27	Ambulances	R2.30/kg net
153.03.39	8703.24.90	Other	R2.30/kg net
153.03	8703.3	Other vehicles, with compression-ignition internal combustion piston engine (diesel or semi-diesel):
153.03	8703.31	Of a cylinder capacity not exceeding 1 500 cm³:
153.03.41	8703.31.25	Hearses	R2.30/kg net
153.03.43	8703.31.27	Ambulances	R2.30/kg net
153.03.45	8703.31.70	Of a vehicle mass not exceeding 600 kg (excluding hearses)	R2.30/kg net
153.03.47	8703.31.80	Six or eight-wheeled vehicles with skid steering systems, chain-driven and operated through an integral gearbox and differential unit, of a vehicle mass exceeding 600 kg and of a cylinder capacity not exceeding 1 000 cm³	R2.30/kg net
153.03.49	8703.31.90	Other	R2.30/kg net
153.03	8703.32	Of a cylinder capacity exceeding 1 500 cm³ but not exceeding 2 500 cm³:
153.03.51	8703.32.25	Hearses	R2.30/kg net
153.03.53	8703.32.27	Ambulances	R2.30/kg net
153.03.55	8703.32.90	Other	R2.30/kg net
153.03	8703.33	Of a cylinder capacity exceeding 2 500 cm³:
153.03.57	8703.33.25	Hearses	R2.30/kg net
153.03.59	8703.33.27	Ambulances	R2.30/kg net
153.03.61	8703.33.90	Other	R2.30/kg net
153.03	8703.90	Other:
153.03.63	8703.90.25	Hearses	R2.30/kg net
153.03.65	8703.90.27	Ambulances	R2.30/kg net
153.03.67	8703.90.29	Electric vehicles	R2.30/kg net
153.03.69	8703.90.90	Other	R2.30/kg net
153.04	87.04	Motor vehicles for the transport of goods:
153.04	8704.10	Dumpers designed for off-highway use:
153.04.05	8704.10.25	Growth Vehicle Mass (G.V.M.) not exceeding 50 t	R2.30/kg net
153.04.07	8704.10.90	Other	R2.30/kg net
153.04	8704.2	Other, with compression-ignition internal combustion piston engine (diesel or semi-diesel):
153.04	8704.21	G.V.M. not exceeding 5 t:
153.04.09	8704.21.10	Shuttle cars for use in underground mines; low construction flame-proof vehicles, equipped with control mechanisms both in the front and at the rear, for use in underground mines	R2.30/kg net
153.04 11	8704.21.40	Off-the-road logging trucks	R2.30/kg net
153.04.13	8704.21.70	Other, of a vehicle mass not exceeding 600 kg	R2.30/kg net
153.04.15	8704.21.85	Other, with an engine capacity not exceeding 1 000 cm³	R2.30/kg net
153.04.17	8704.21.81	Other, double-cab, of a vehicle mass not exceeding 2 000 kg or a G.V.M. not exceeding 3 500 kg, or of a mass not exceeding 1 600 kg or a G.V.M. not exceeding 3 500 kg per chassis fitted with a cab	R2.30/kg net

ANNEXURE C: ADDITIONAL TAX POLICY AND ADMINISTRATIVE ADJUSTMENTS

Table C.9 Environmental levy, 2016/17 (continued)

By the insertion of the following note(s) in Section E to Part 3 of Schedule 1

153.04.19	8704.21.83	Other (excluding double-cab), of a vehicle mass not exceeding 2 000 kg or a G.V.M. not exceeding 3 500 kg, or of a mass not exceeding 1 600 kg or a G.V.M. not exceeding 3 500 kg per chassis fitted with a cab	R2.30/kg net
153.04.21	8704.21.90	Other	R2.30/kg net
153.04	8704.22	G.V.M. exceeding 5 t but not exceeding 20 t:
153.04.23	8704.22.10	Shuttle cars for use in underground mines; low construction flame-proof vehicles, equipped with control mechanisms both in the front and at the rear, for use in underground mines	R2.30/kg net
153.04.25	8704.22.20	Off-the-road logging trucks	R2.30/kg net
153.04.27	8704.22.90	Other	R2.30/kg net
153.04	8704.23	G.V.M. exceeding 20 t:
153.04.29	8704.23.10	Shuttle cars for use in underground mines; low construction flame-proof vehicles, equipped with control mechanisms both in the front and at the rear, for use in underground mines	R2.30/kg net
153.04.31	8704.23.20	Off-the-road logging trucks	R2.30/kg net
153.04.33	8704.23.90	Other	R2.30/kg net
153.04	8704.3	Other, with spark-ignition internal combustion piston engine:
153.04	8704.31	G.V.M. not exceeding 5 t:
153.04.35	8704.31.30	Off-the-road logging trucks	R2.30/kg net
153.04.37	8704.31.50	Three-wheeled vehicles with motorcycle type steering systems and engines of a cylinder capacity not exceeding 550 cm³, and equipped with motor vehicle type differentials and reverse gears	R2.30/kg net
153.04.39	8704.31.70	Other (excluding off-the-road logging trucks and three-wheeled vehicles) of a vehicle mass not exceeding 600 kg	R2.30/kg net
153.04.39	8704.31.75	Other, with an engine capacity not exceeding 1 000 cm³	R2.30/kg net
153.04.41	8704.31.81	Other, double-cab, of a vehicle mass not exceeding 2 000 kg or a G.V.M. not exceeding 3 500 kg, or of a mass not exceeding 1 600 kg or a G.V.M. not exceeding 3 500 kg per chassis fitted with a cab	R2.30/kg net
153.04.43	8704.31.83	Other (excluding double-cab), of a vehicle mass not exceeding 2 000 kg or a G.V.M. not exceeding 3 500 kg, or of a mass not exceeding 1 600 kg or a G.V.M. not exceeding 3 500 kg per chassis fitted with a cab	R2.30/kg net
153.04.45	8704.31.90	Other	R2.30/kg net
153.04	8704.32	G.V.M. exceeding 5 t:
153.04.49	8704.32.10	Off-the-road logging trucks	R2.30/kg net
153.04.51	8704.32.90	Other	R2.30/kg net
153.04	8704.90	Other:
153.04.53	8704.90.05	Golf carts, pedestrian type	R2.30/kg net
153.04.55	8704.90.30	Off-the-road logging trucks	R2.30/kg net
153.04.59	8704.90.81	Other, double-cab, of a vehicle mass not exceeding 2 000 kg or a G.V.M. not exceeding 3 500 kg, or of a mass not exceeding 1 600 kg or a G.V.M. not exceeding 3 500 kg per chassis fitted with a cab	R2.30/kg net

2016 BUDGET REVIEW

Table C.9 Environmental levy, 2016/17 (continued)

By the insertion of the following note(s) in Section E to Part 3 of Schedule 1

153.04.61	8704.90.83	Other (excluding double-cab), of a vehicle mass not exceeding 2 000 kg or a G.V.M. not exceeding 3 500 kg, or of a mass not exceeding 1 600 kg or a G.V.M. not exceeding 3 500 kg per chassis fitted with a cab	R2.30/kg net
153.04.63	8704.90.90	Other	R2.30/kg net
153.05	87.05	Special purpose motor vehicles (excluding those principally designed for the transport of persons or goods) (for example, breakdown lorries, crane lorries, fire fighting vehicles, concrete-mixer lorries, road sweeper lorries, spraying lorries, mobile workshops, mobile radiological units):
153.05.01	8705.10	Crane lorries	R2.30/kg net
153.05.03	8705.20	Mobile drilling derricks	R2.30/kg net
153.05.05	8705.30	Fire fighting vehicles	R2.30/kg net
153.05.07	8705.40	Concrete-mixer lorries	R2.30/kg net
153.05.09	8705.90	Other	R2.30/kg net
153.06	8706.00	Chassis fitted with engines, for the motor vehicles of headings 87.01 to 87.05:
153.06.05	8706.00.05	Of a vehicle mass not exceeding 1 600 kg or of a G.V.M. not exceeding 3 500 kg, for the vehicles of heading 8704.10	R2.30/kg net
153.06.15	8706.00.15	Other, of a vehicle mass not exceeding 1 600 kg or of a G.V.M. not exceeding 3 500 kg	R2.30/kg net
153.06.20	8706.00.20	Other	R2.30/kg net
153.08	8708.70	Road wheels and parts and accessories thereof:
153.08.21	8708.70.10	Identifiable for use solely or principally with tractors (excluding road tractors)	R2.30/kg net
153.08.23	8708.70.21	Of a kind used on motor cars	R2.30/kg net
153.08.25	8708.70.23	Of a kind used on busses or lorries	R2.30/kg net
153.08.27	8708.70.29	Other	R2.30/kg net
153.08.29	8708.70.90	Other	R2.30/kg net
153.09	8709.1	Vehicles:
153.09.11	8709.11	Electrical	R2.30/kg net
153.09.19	8709.19	Other	R2.30/kg net
153.09.29	8709.90	Parts	R2.30/kg net
153.10	8710.00	Tanks and other armoured fighting vehicles, motorised, whether or not fitted with weapons, and parts of such vehicles	R2.30/kg net
153.11	87.11	Motorcycles (including mopeds) and cycles fitted with an auxiliary motor, with or without side-cars; side-cars:
153.11.01	8711.10	With reciprocating internal combustion piston engine of a cylinder capacity not exceeding 50 cm³	R2.30/kg net
153.11	8711.20	With reciprocating internal combustion piston engine of a cylinder capacity exceeding 50 cm³ but not exceeding 250 cm³:
153.11.05	8711.20.10	With an engine of a cylinder capacity of less than 200 cm³	R2.30/kg net
153.11.07	8711.20.90	Other	R2.30/kg net
153.11.09	8711.30	With reciprocating internal combustion piston engine of a cylinder capacity exceeding 250 cm³ but not exceeding 500 cm³	R2.30/kg net
153.11.11	8711.40	With reciprocating internal combustion piston engine of a cylinder capacity exceeding 500 cm³ but not exceeding 800 cm³	R2.30/kg net

ANNEXURE C: ADDITIONAL TAX POLICY AND ADMINISTRATIVE ADJUSTMENTS

Table C.9 Environmental levy, 2016/17 (continued)

By the insertion of the following note(s) in Section E to Part 3 of Schedule 1

153.11.13	8711.50	With reciprocating internal combustion piston engine of a cylinder capacity exceeding 800 cm³	R2.30/kg net
153.11	8711.90	Other:
153.11.15	8711.90.10	Side-cars	R2.30/kg net
153.11.17	8711.90.20	Other, of a cylinder capacity of 200 cm³ or more but not exceeding 800 cm³	R2.30/kg net
153.11.19	8711.90.30	Other, of a cylinder capacity exceeding 800 cm³	R2.30/kg net
153.11.21	8711.90.90	Other	R2.30/kg net
153.12	8712.00	Bicycles and other cycles (including delivery tri-cycles), not motorised:
153.12.10	8712.00.10	Bicycles	R2.30/kg net
153.12.90	8712.00.90	Other	R2.30/kg net
153.16	87.16	Trailers and semi-trailers; other vehicles, not mechanically propelled; parts thereof:
153.16.10	8716.10	Trailers and semi-trailers of the caravan type, for housing or camping	R2.30/kg net
153.16.20	8716.20	Self-loading or self-unloading trailers and semi-trailers for agricultural purposes	R2.30/kg net
153.16	8716.3	Other trailers and semi-trailers for the transport of goods:
153.16.31	8716.31	Tanker trailers and tanker semi-trailers	R2.30/kg net
153.16.39	8716.39	Other	R2.30/kg net
153.16.40	8716.40	Other trailers and semi-trailers	R2.30/kg net
153.16.50	8716.90.20	Road wheels fitted with tyres; wheel rims fitted with tyres	R2.30/kg net
154.00	8801.00	Balloons and dirigibles; gliders, hang gliders and other non-powered aircraft	R2.30/kg net
154.02	8802.1	Helicopters:
154.02.11	8802.11	Of an unladen mass not exceeding 2 000 kg	R2.30/kg net
154.02.13	8802.12	Of an unladen mass exceeding 2 000 kg	R2.30/kg net
154.02.15	8802.20	Aeroplanes and other aircraft, of an unladen mass not exceeding 2 000 kg	R2.30/kg net
154.02.17	8802.30	Aeroplanes and other aircraft, of an unladen mass exceeding 2 000 kg but not
		exceeding 15 000 kg	R2.30/kg net
154.02.19	8802.40	Aeroplanes and other aircraft, of an unladen mass exceeding 15 000 kg	R2.30/kg net
154.02.21	8802.60	Spacecraft (including satellites) and suborbital and spacecraft launch vehicles	R2.30/kg net
154.03	88.03	Parts of goods of heading 88.01 or 88.02:
154.03.11	8803.20	Under-carriages and parts thereof	R2.30/kg net
155.00	9801.00	Original equipment components:
155.00.10	9801.00.10	For road tractors for semi-trailers of subheading 8701.20 of a vehicle mass not exceeding 1 600 kg	R2.30/kg net
155.00.15	9801.00.15	For road tractors for semi-trailers of subheading 8701.20 of a vehicle mass exceeding 1 600 kg	R2.30/kg net
155.00.20	9801.00.20	For motor vehicles for the transport of ten or more persons including the driver, of heading 87.02 of a vehicle mass not exceeding 2 000 kg	R2.30/kg net
155.00.25	9801.00.25	For motor vehicles for the transport of ten or more persons, including the driver of heading 87.02 of a vehicle mass exceeding 2 000 kg (excluding vehicles of subheading 8702.10.10)	R2.30/kg net
155.00.30	9801.00.30	For motor cars (including station wagons) of heading 87.03	R2.30/kg net
155.00.40	9801.00.40	For motor vehicles for the transport of goods of heading 87.04, of a vehicle mass not exceeding 2 000 kg or of a G.V.M. not exceeding 3 500 kg, or of a mass not exceeding 1 600 kg or of a G.V.M. not exceeding 3 500 kg per chassis fitted with a cab (excluding dumpers designed for off-highway use, shuttle cars and low construction flame-proof vehicles, for use in underground mines and off-the-road logging trucks)	R2.30/kg net

155.00.45	9801.00.45	For motor vehicles for the transport of goods of heading 87.04, of a vehicle mass exceeding 2 000 kg or a G.V.M. exceeding 3 500 kg, or of a mass exceeding 1 600 kg and of a G.V.M. exceeding 3 500 kg per chassis fitted with a cab (excluding shuttle cars and low construction flame-proof vehicles for use in underground mines and off-the-road logging trucks)	R2.30/kg net

155.00.50	9801.00.50	For chassis fitted with engines of heading 87.06, of a mass not exceeding 1 600 kg, or of a G.V.M. not exceeding 3 500 kg (excluding those for dumpers designed for off-highway use, shuttle cars and low construction flame-proof vehicles, for use in underground mines and off-the-road logging trucks)	R2.30/kg net

155.00.55	9801.00.55	For chassis fitted with engines of heading 87.06, of a mass exceeding 1 600 kg and a G.V.M. exceeding 3 500 kg (excluding those for shuttle cars and low construction flame-proof vehicles for use in underground mines and off-the-road logging trucks)	R2.30/kg net

Source: National Treasury

2016 BUDGET REVIEW

¢	Additional tax amendments

Additional tax amendments proposed for the upcoming legislative cycle are set out below.

Individuals, employment and savings

Retirement reforms

Allowable deduction for fringe benefit of employer contributions to defined pension funds: Section 11(k)(iii) of the Income Tax Act inadvertently limited the allowable deduction for the fringe benefit of employer contributions to retirement funds to the actual value of the employer contribution. However, the fringe benefit value for defined benefit pension funds is determined by a formula provided in paragraph 12D of the act’s Seventh Schedule and may be larger than the actual value of the employer contribution (because the fringe benefit is dependent on the value of benefits and not the funding position of the defined benefit pension fund). In this case, the available deduction would not be aligned with the employer contribution’s fringe benefit value and any excess amount would become taxable. This was not the original intention and the legislation will be adjusted to allow a deduction up to the full value of the employer contribution fringe benefit, if valued according to paragraph 12D of the Seventh Schedule. The amendment will take effect from 1 March 2016.

Passive income deduction: Before 1 March 2016, taxpayers were able to deduct retirement annuity contributions against their passive or non-trading income up to a certain limit. The current wording of section 11(k) of the Income Tax Act, which introduces the harmonised tax regime for retirement contributions from 1 March 2016, does not allow for contributions to any retirement fund to be set off against passive income. It is proposed that section 11(k) of the act be amended to allow for retirement contributions to be deducted against passive income, subject to the available limits.

Rollover of excess contributions prior to 1 March 2016: It is proposed that section 11(k) of the Income Tax Act be amended to allow for the rollover of excess contributions to retirement annuity funds and pension funds accumulated up to 29 February 2016.

Order of allowable deductions: To correct the ordering rule for calculating allowable deductions in the determination of taxable income, it is proposed that the allowable deduction under section 11(k) of the Income Tax Act be determined before the allowable deduction under section 18A.

Removal of the requirement for a tax directive to effect tax-free transfers from pension funds to provident funds: The 2015 retirement reforms made provision for tax-free transfers from pension funds to provident funds. Before this amendment, tax-free transfers from pension funds to provident funds required a tax directive from SARS. It is proposed that this requirement for a tax directive be removed because it is no longer applicable to these transfers.

Valuation of contributions made to defined benefit pension funds: Paragraph 12D of the Seventh Schedule of the Income Tax Act only makes provision for contributions actually made by the employer or employee to certain retirement funds, and excludes contributions made on behalf of the employer or employee (for example, by the retirement fund). It is proposed that paragraph 12D of the Seventh Schedule be amended to include all contributions made for the member’s benefit. Other technical amendments to paragraph 12D include clarifying that retirement fund income is the full amount used to determine the employer’s contribution, not only remuneration as defined in paragraph 1 of the Fourth Schedule. A potential issue of double counting for retirement funds with a hybrid structure (having both defined benefit and defined contribution elements) will be removed. It will also be made clear when actuaries can provide an updated contribution certificate.

Vested rights for provident fund members – divorce order settlements: From 1 March 2016, provident fund members may be required to purchase an annuity using a portion of contributions made after that date. However, all contributions made before 1 March 2016 will not be subject to annuitisation (generally referred to as vested rights). To allocate this vested right fairly in the case of a divorce, it is

ANNEXURE C: ADDITIONAL TAX POLICY AND ADMINISTRATIVE ADJUSTMENTS

proposed that the withdrawal of retirement benefits arising from divorce order settlements be proportionally attributed as a reduction against both the vested right and non-vested right portions of the retirement fund savings.

Vested rights for provident fund members – mandatory transfer: From 1 March 2016, provident fund members above the age of 55 will be able to continue contributing to that provident fund without being required to purchase an annuity upon retirement. However, if they transfer to another retirement fund, then any future contributions to that fund would not be exempt from annuitisation. It is proposed that forced transfers (through the closure of a retirement fund) will not affect the member’s ability to make further contributions, which can be taken as a lump sum. Further technical corrections are required to ensure that all contributions to provident funds or pension funds with lump sum benefits made before 1 March 2016 are included in the vested rights provisions, in line with the policy intent. Specifically, the vested rights provision inadvertently excluded transfers made to retirement funds, as defined under paragraph (c) of the definition of pension funds in section 1 of the Income Tax Act, and to preservation provident funds.

Foreign pension contributions, annuities and payouts: When the residence-based taxation system was introduced in 2001, section 10(1)(gC) was added to the Income Tax Act to exempt foreign pensions derived from past employment in a foreign jurisdiction (i.e. from a source outside of South Africa). The question of how contributions to foreign pension funds and the taxation of payments from foreign funds should be dealt with raises a number of issues, which require a review. Sufficient time would be required to determine how to deal with contributions to foreign funds and the taxation of payments from foreign funds, taking into account the tax policy for South African retirement funds.

Fringe benefit

Clarification regarding raising an assessment for re-calculating fringe benefit: Paragraph 3(2) of the Seventh Schedule of the Income Tax Act allows the SARS Commissioner under certain circumstances to re-determine the cash equivalent of a fringe benefit and assess either the employer or the employee. Uncertainty exists regarding under what circumstances this determination will be made. To provide clarity, it is proposed that the wording of paragraph 3(2) of the act’s Seventh Schedule be aligned with the wording in paragraph 5(2) of the Fourth Schedule.

Alignment of the definition of private travel: The concept of private travel has been difficult for employers to apply in practice. The difference in the wording of the definition of private travel in section 8 and the Seventh Schedule of the Income Tax Act adds to the difficulties. To correct this, it is proposed that the wording of the two provisions be aligned.

Tax-free investments

Alignment of estate duty treatment: Tax-free investments were introduced from 1 March 2015 to encourage individuals to save and were not intended to serve as a vehicle to avoid estate duty. Government has become aware that the current law allows individuals who protect their investment portfolio through a long-term insurer to nominate a beneficiary on the endowment policy. As a result, the transfer of the proceeds from the tax-free investment asset to the named beneficiary would circumvent estate duty. It is proposed that the legislation be amended to prevent this.

Dividends tax returns in the context of tax-free investments: Investors receiving dividends from tax-free investments are required to submit an exempt dividends tax return to SARS following the receipt of every dividend payment. It is proposed that an amendment be made to remove this requirement.

Transfers between service providers: The implementation date to allow transfers of tax-free investments between service providers will be postponed from 1 March 2016 to 1 November 2016 to allow further time for service providers to finalise the administrative processes required for these transfers. Draft regulations outlining the transfer process will be published shortly.

2016 BUDGET REVIEW

Employee share-based incentive schemes

Removal of possible double taxation: If a taxpayer receives a restricted equity instrument having a value, section 1 of the Income Tax Act requires that it be included in gross income in year one, despite the restrictions. Upon vesting, the gain on the instrument needs to be included in gross income in the year of vesting, according to paragraph (n) of the definition of gross income in section 1 when read with section 8C. This could result in the same amount being taxed twice. To avoid this, it is proposed that the acquisition of shares subject to the provisions of section 8C of the act be specifically excluded from paragraph (c) of the definition of gross income in section 1.

Addressing circumvention of section 8C rules: The main purpose of section 8C is to prevent taxpayers from disguising high salaries through the use of restricted shares or share-based incentive schemes, which would trigger lower or no taxable income or capital gains. Specific anti-avoidance rules have been added to the tax legislation to counteract avoidance schemes where benefits derived from restricted shares or share-based incentive schemes consist of dividends. The rules exclude such dividends from the exemption in section 10(1)(k) and tax them as ordinary income. However, the current rules do not deal adequately with some schemes where restricted shares held by employees are liquidated in return for an amount qualifying as a dividend. It is proposed that the current rules be reviewed to deal with this.

Inclusion of certain dividends in the definition of remuneration: Certain dividends received from restricted equity instruments do not qualify for an income tax exemption and are taxable on assessment of the directors and employees. It is proposed that these taxable dividends be specifically included in the definition of remuneration for PAYE in paragraph 1 of the Fourth Schedule to the Income Tax Act.

Employees of foreign employers in South Africa designated as provisional taxpayers

If foreign employers in South Africa do not deduct PAYE, local employees should pay provisional tax in terms of the Fourth Schedule of the Income Tax Act. Rather than alert this class of taxpayers of their status through individual notices, as is currently required, it is proposed that the commissioner notify them of their status through a public notice.

Directives to be sought for all employment lump sums

There are exceptions to the rule that employers must ascertain from the commissioner the correct amount in employees’ tax to be withheld from lump-sum payments before payment is made. It is proposed that the provision for exceptions be removed.

Removal of exclusion from penalty calculation

The penalty for underpaying provisional tax is based on a percentage of normal tax payable after taking into account rebates and tax already paid. Certain once-off amounts, such as retirement lump-sum and severance-benefit payments, are excluded from the calculation of the penalty because they are taxed separately in terms of special tables and the tax owed is withheld before payment is made. Taxpayers are required to pay provisional tax on the other amounts listed in paragraph (d) of the definition of gross income in section 1 of the Income Tax Act, because these amounts are not taxed under the lump-sum tax tables. However, because these amounts are excluded from the penalty calculation, taxpayers are not penalised if they fail to pay the required provisional tax. To correct this, it is proposed that the penalty calculation’s exclusion of the amounts in paragraph (d) not taxed in terms of the special tables be removed.

Date on which estimate for second provisional tax payment must be submitted

A provisional taxpayer is not subject to the underpayment penalty if an estimate for the second provisional tax period is submitted before the due date of the subsequent provisional tax payment. It is proposed that this window period be closed on the date of assessment of the relevant year.

ANNEXURE C: ADDITIONAL TAX POLICY AND ADMINISTRATIVE ADJUSTMENTS

Business (general)

Hybrid debt instruments

Debt instrument subject to subordination agreement: An instrument may be regarded as a hybrid debt instrument in terms of section 8F of the Income Tax Act, subsequent to its issue, if that instrument becomes subject to a subordination agreement as a result of the issuer being in financial distress. This is because a subordination agreement suspends repayments until such a time as the borrower’s financial situation improves. It is proposed that a concession be made to exclude debt instruments subject to a subordination agreement from being regarded as section 8F hybrid debt instruments.

Asset-for-share transactions for natural persons employed by a company

Asset-for-share transactions do not trigger a capital-gains event when the transaction is between a person and a company, and the person either holds a qualifying interest in the company or is a natural person working full time for the company. In such transactions, the base cost of the asset rolls over from the person to the company. The qualifying conditions for such transfers were put in place to ensure that only substantial and long-term transfers of assets for shares benefit from the exemption, and to support the incorporation of professional service firms. However, because some taxpayers have indicated that the limits to the conditions are unclear, it is proposed that section 42 of the Income Tax Act be amended to set them out more clearly.

Avoidance schemes in respect of share disposals

One of the schemes used to avoid the tax consequences of share disposals involves the company buying back the shares from the seller and issuing new shares to the buyer. The seller receives payment in the form of dividends, which may be exempt from normal tax and dividends tax, and the amount paid by the buyer may qualify as contributed tax capital. Such a transaction is, in substance, a share sale that should be subject to tax. The wide-spread use of these arrangements merits a review to determine if additional countermeasures are required.

Tax implications of securities lending arrangements

In 2015, changes were made to the legislation to provide tax relief on the transfer of collateral in securities lending arrangements. As a result, there are no income tax and securities transfer tax implications if a listed share is transferred as collateral in a lending arrangement for a limited period of 12 months. Although the tax relief is welcomed, concerns have been raised that the 12-month limitation rule is too restrictive. It is proposed that a gradual approach to address these concerns be followed. In addition, the tax treatment of securities lending arrangements will be reviewed to take into account corporate actions during the term of the lending arrangement.

Refinement of third-party-backed share provisions

Pre-2012 legitimate transactions: In 2012, government introduced new rules to deal with avoidance concerns regarding transactions and arrangements that involve preference shares with dividend yields backed by third parties. These dividend yields, under the new rules, are treated as ordinary revenue. Because the rules may affect some legitimate transactions and arrangements, government will consider relaxing them in relation only to those entered into before 2012.

Addressing circumvention of anti-avoidance measures: Several schemes have been identified where investors structure their transactions to circumvent third-party anti-avoidance rules. These schemes include, for example, the formation of trust-holding mechanisms whereby investors acquire participation rights in trusts and the underlying investments of those trusts are preference shares. It is proposed that additional measures be considered to stop the circumvention of these anti-avoidance measures.

2016 BUDGET REVIEW

Mineral and petroleum resources royalties

The payment of mineral and petroleum resources royalties under the Mineral and Petroleum Resources Royalty (Administration) Act (2008) largely follows the provisional tax scheme in the Fourth Schedule of the Income Tax Act. However, to improve payment automation, greater alignment with the Fourth Schedule is required, particularly with regard to interest and penalties. Amendments to this effect, as well as other technical corrections to the act, will be proposed.

Business (financial sector)

Transitional tax issues resulting from regulation of hedge funds

There are certain scenarios where the tax relief provided in the Taxation Laws Amendment Act (2015) to assist the hedge fund industry’s transition to a new regulated tax regime is limited and inapplicable to certain hedge fund’s trust structures. This is the case with the tax relief for asset-for-share and amalgamation transactions. It is proposed that provision be made to address these scenarios.

Taxation of real estate investment trusts

Qualifying distribution rule: Because recoupments such as building allowances previously claimed are included in the definition of gross income in section 1 of the Income Tax Act, they could affect the 75 per cent rental-income analysis used to determine qualifying distribution applicable to real estate investment trusts (REITs). It is proposed that the provisions relating to the qualifying distribution rule in section 25BB of the act be reviewed to remove this anomaly.

Interaction between REITs and section 9C: The current provisions of section 9C of the Income Tax Act are inappropriate for REITs. Dividends received from REITs are taxable, but expenditure incurred to produce these taxable dividends is effectively not deductible. To resolve this anomaly, it is proposed that a provision be added to the act that section 9C(5) does not apply to shares in REITs.

Solvency assessment and management framework for long-term insurers

The Insurance Bill, which gives effect to the Financial Services Board’s solvency assessment and management (SAM) framework for long-term and short-term insurers, is likely to come into operation in 2017. As a result, Parliament has proposed that the changes to align the tax valuation method for long-term insurers with SAM that were part of the 2015 Tax Laws Amendment Bill be further considered in 2016.

Business (incentives)

Venture capital funding for small businesses

Funding remains one of the biggest challenges for small businesses. To encourage equity funders to invest in small businesses, the venture capital company regime was introduced in 2008. Currently, 31 venture capital companies are registered. Government is aware that the application of certain provisions on these companies may result in potential investors abandoning plans to take up this incentive. Measures to mitigate this unintended consequence will be explored.

Urban development zones

The urban development zone (UDZ) tax incentive stimulates investment in the construction and renovation of commercial and low-cost residential buildings in the inner city. In conjunction with other development tools, the incentive has helped municipalities promote urban renewal. To assist the many inner cities that remain derelict, it is proposed that the UDZ tax incentive be made available to more municipalities, subject to the application of a set of strict criteria and an adjudication process.

ANNEXURE C: ADDITIONAL TAX POLICY AND ADMINISTRATIVE ADJUSTMENTS

Small business corporations in special economic zones

When the special economic zones tax incentive was introduced in 2013, no clarity was provided regarding the tax treatment of small business corporations located in special economic zones. It is proposed that the legislation be amended to make it clear that small business corporations in special economic zones are subject to corporate income tax at either the applicable graduated rate or 15 per cent, whichever is lower. To be eligible for the 15 per cent rate, the small business corporation will still need to comply with the provisions of section 12R of the Income Tax Act.

Tax treatment of National Housing Finance Corporation

The Department of Human Settlements is consolidating all of its human settlement development finance institutions into the National Housing Finance Corporation. It is proposed that a special tax exemption similar to that provided to certain government entities be provided to the National Housing Finance Corporation. Further amendments will be considered to ensure the transfer of assets from the department’s current development finance institutions to the National Housing Finance Corporation are tax neutral.

Tax treatment of land donated under land-reform initiatives

Currently, tax legislation provides tax relief for land donated for land reform. This tax relief does not extend to all government land-reform initiatives. It is proposed that the legislation be amended to cover other land-reform initiatives, such as those set out in the National Development Plan.

Clarifying the tax treatment of government grants

Government grants that are not listed in the Eleventh Schedule to the Income Tax Act can still fall outside the definition of gross income if they are of a capital nature. It is proposed that all government grants be included in gross income and the Eleventh Schedule be the sole mechanism for determining whether they are taxable or not.

International tax

Withdrawal of withholding tax on service fees

The withholding tax on service fees has introduced unforeseen issues, including uncertainty on the application of domestic tax law and taxing rights under tax treaties. To resolve these issues, it is proposed that the withholding tax on service fees be withdrawn from the Income Tax Act and dealt with under the provisions of reportable arrangements in the Tax Administration Act (2011).

Foreign companies and collective investment schemes

Section 9D of the Income Tax Act taxes South African owners of foreign-owned entities on amounts equal to that entity’s earned income. This has adverse consequences for collective investment schemes that hold shares in foreign collective investment schemes. There is uncertainty as to whether it is the local fund or the investor in the local fund that should be considered to be the holder of the participation rights in the foreign collective investment scheme. For clarity, it is proposed that collective investment schemes be excluded from applying section 9D to investments made in foreign companies.

Bad debt deduction

Section 11(i) of the Income Tax Act provides for a deduction of any debt owing to the taxpayer that has gone bad during the year, provided that this amount is or was included in the taxpayer’s income. Where a taxpayer, not being a money-lender, lends an amount denominated in a foreign currency to another person, any exchange differences arising on such a loan are taken into account in the determination of taxable income as an inclusion in or deduction from income, as the case may be. However, where such a loan becomes bad, no deduction is available under section 11(a) of the act regarding any exchange gains included in income. The loss is of fixed, rather than floating, capital. The result is that a taxpayer would

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not be entitled to any tax relief in relation to irrecoverable amounts on which they have been taxed. Based on the above, it is proposed that section 11(i) of the act be amended to specifically apply to any exchange difference in respect of a debt that has been included in income.

Interest withholding tax where interest is written off

The Income Tax Act requires that tax be withheld from interest paid to a foreign person. Interest is deemed to be paid on the date on which the interest becomes due and payable. In situations where interest withholding tax is paid on interest that becomes due and payable, but the interest is subsequently written off as irrecoverable, there is no mechanism for a refund of interest withholding tax already paid. It is proposed that a mechanism be developed to allow for a refund of interest withholding tax paid.

Tax base protection and hypothetical foreign tax payable due to foreign group tax losses

In 2009, a high-tax exemption was introduced for controlled foreign companies (CFC). As a result, all CFC income is exempt from tax in South Africa in cases where the CFC pays an amount of foreign tax equal to at least 75 per cent of the tax that would have been due and payable in South Africa, had the CFC been a South African tax resident. The high-tax exemption is based on a calculation of hypothetical amount of foreign taxes, by disregarding foreign group company losses. Government is aware that in applying this calculation, an exemption is granted in situations where no foreign tax is actually payable. In addition, in the absence of the high-tax exemption, no foreign tax rebates would have been granted in this regard to avoid economic double taxation. In order to address the unintended anomaly, it is proposed that the adjustment for foreign group losses in the calculation for high-tax exemption be deleted.

VAT

Notional input tax on goods containing gold

In 2014, changes were made in the Value-Added Tax Act to exclude goods containing gold from the definition of second-hand goods. It has come to government’s attention that the exclusion of goods containing gold from this definition is too restrictive, especially in situations where the gold content of such goods is minimal or inconsequential. It is proposed that the 2014 amendment be revised to eliminate this anomaly.

Taxation of non-executive directors’ fees

Under the Income Tax Act and the Value-Added Tax Act, a non-executive director’s fees may be subject to both employees’ tax (PAYE) and VAT. Views differ on whether to deduct PAYE from these fees or if the director should register as a VAT vendor. It is proposed that these issues be investigated to provide clarity.

Grants from the National Skills Fund and sector education and training authorities

The Value-Added Tax Act (1991) zero-rates grants allocated through sector education and training authorities (SETAs), but does not specifically mention those allocated through the National Skills Fund. Aligning the VAT treatment of these two grant allocations will be considered.

Loyalty programmes

Section 10(18), (19) and (20) of the Value-Added Tax Act deals with how issuing and redeeming tokens, vouchers or stamps are to be treated for VAT. There are no similar provisions in the act to deal with loyalty programmes and the VAT implications of redeeming loyalty points. It is proposed that loyalty programmes be analysed and legislative amendments be considered to provide clarity on their VAT treatment. The provisions relating to vouchers will also be reviewed to determine if they require amendments.

ANNEXURE C: ADDITIONAL TAX POLICY AND ADMINISTRATIVE ADJUSTMENTS

Determined value of company cars

VAT Regulation 2835 specifies a method for establishing the determined value of a company car for output tax purposes. This method differs from the method prescribed in paragraph 7(1) of the Seventh Schedule of the Income Tax Act. These differences have resulted in employers and payroll managers calculating the determined value of company cars using two methods and maintaining two sets of records. In addition, both of these determined values can be depreciated. The use of two methods and maintenance of two sets of records creates an administrative burden. It is proposed that the provisions of the VAT Regulation 2835 be aligned with the provisions of the Seventh Schedule of the Income Tax Act.

Waivers and cancellations of debt

Waivers and cancellations are not included in the definition of financial services. Vendors who waive or cancel debts provide a service through the surrender of a right. Debts that are waived or cancelled between connected persons would trigger an output tax liability calculated on the open market value of the amount waived, even though no consideration will be received. Surrendering the right to receive money (surrendering of a debt security) could also be perceived to be a separate supply. It is proposed that the tax implications relating to these supplies be analysed to determine if a legislative amendment is required.

Alignment of prescription periods

A person may deduct an amount from output tax attributable to a later tax period, provided this later period falls within five years from the date of certain events, for example, the date a tax invoice should have been issued. It is proposed that an input tax deduction be limited in certain instances to the tax period in which the time of supply occurred. In addition, it is proposed that the time limit for the payment of refunds be clarified.

Indirect exports

In terms of the Value-Added Tax Act, a vendor that elected to supply goods at the zero rate for an indirect export may in certain instances be required to account for output tax if the documentary requirements of Regulation 2761 are not met. Provision is made in Regulation 2761 for the vendor to claim an input tax deduction where the relevant documents are subsequently obtained within certain time periods. This section of the act, however, does not refer to the input tax deduction allowed in Regulation 2761. It is therefore proposed that this right to a deduction be referred to in the act to align it with Regulation 2761.

Alignment of VAT and customs schedules

Schedule 1 of the Value-Added Tax Act contains items that are exempt from VAT on importation. According to the Customs and Excise Act, items that are exempt from VAT on importation are identified by heading numbers or rebate items and descriptions as contemplated in schedules 1 and 4 of the act. It is proposed that the notes to the item numbers in schedule 1 of the Value-Added Tax Act be aligned with the notes to the item numbers in schedules 1 and 4 of the Customs and Excise Act.

Goods lost, destroyed or damaged

The Value-Added Tax Act was amended to include item number 412.07 to exempt goods from VAT on importation if they are unconditionally abandoned to the commissioner or destroyed with the commissioner’s permission. No similar exemption exists for goods proved to have been lost, destroyed or damaged through, for example, natural disasters or such circumstances that the commissioner deems exceptional. It is therefore proposed that the legislation be amended to exempt the above-mentioned goods from VAT.

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Payments basis

The Value-Added Tax Act provides for public authorities and municipalities as defined in section 1 to be registered on the payments basis. In turn, section 15(2A) requires vendors who are registered on the payments basis to issue a tax invoice for any one supply that exceeds R100 000. However, public authorities and municipalities do not have to meet this requirement. This dispensation is not extended to municipal entities. It is proposed that a similar dispensation be granted to municipal entities.

Alternative documentary proof

Section 16(2)(g) of the Value-Added Tax Act determines that a deduction may be allowed where a vendor is in possession of alternative documentary proof that is acceptable to the commissioner. The commissioner’s discretion is limited to circumstances where the vendor is unable to obtain the documents prescribed in section 16(2)(a) to (f). It is proposed that scope be provided for the commissioner to take other considerations into account in accepting alternative documentary proof.

Removal of goods from a customs controlled area located in a special economic zone

Businesses that are located in a customs-controlled area (CCA) within a special economic zone enjoy certain VAT cash-flow benefits when importing goods into the CCA. To further support the benefits of investing in special economic zones, an amendment is proposed to allow for the VAT-free movement of goods that are imported into a special economic zone’s CCA to a manufacturing duty rebate user, provided there is a sale subject to VAT.

Customs and excise duty

General anti-avoidance rule

To enhance enforcement and compliance with customs duties and excise taxation, a general anti-avoidance provision will be added to the Customs and Excise Act. The design of the anti-avoidance clause will be in line with similar provisions in other indirect tax legislation and will consolidate anti-avoidance efforts in customs and excise administration.

Cigarette import or manufacturing

Provisions in the Customs and Excise Act on the maximum allowed weight of cigarettes that may be imported or manufactured will be updated to 0.8g per cigarette to more accurately reflect volumes of inputs.

Tax administration

Extension of objection and condonation periods

The current period for lodging an objection under the Tax Administration Act is 30 business days from the date of assessment. This has been shown to be too short in practice, particularly in complex matters, resulting in a large number of applications for condonation. It is therefore proposed that a longer period for lodging an objection and condonation be considered. Amendments to the dispute resolution rules will also be required to give effect to this proposal, which could result in a change to the rules for failing to comply within the prescribed time periods.

Commercial member to assist presiding officer in tax court

The Tax Administration Act provides that if a tax appeal relates to the business of mining, the commercial member must be a registered engineer with experience in that field, or a sworn appraiser if it involves the valuation of assets. Because other matters of a technical nature may also require a commercial member with expertise in the relevant field, it is proposed that an amendment be considered to include a more generic provision for this purpose.

ANNEXURE C: ADDITIONAL TAX POLICY AND ADMINISTRATIVE ADJUSTMENTS

Understatement penalty provisions

Amendments to the understatement penalty system of the Tax Administration Act to enhance clarity with regard to general anti-avoidance matters will be considered.

Voluntary disclosure programme

A person who is aware of a pending audit or investigation may not apply for voluntary disclosure relief. It is proposed that an amendment be considered to clarify what is meant by pending audit or investigation.

Legal costs recovered by state attorney

Legal costs recovered by the state attorney on behalf of SARS are paid directly to SARS, not to the National Revenue Fund. It is proposed that all legal costs recovered by the state attorney on behalf of SARS be paid to the National Revenue Fund.

Technical corrections

In addition to the amendments described above, the 2016 tax legislation will effect various technical corrections, mainly covering inconsequential items such as grammar, numbering, removing obsolete provisions, and incorporating regulations and commonly accepted interpretations into formal law. Technical corrections also include changes to effective dates and the proper coordination of transitional tax changes.

A final set of technical corrections fix minor oversights that reveal themselves in the implementation of recently introduced legislative changes.

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D

Financial sector regulation and reform

¢	Introduction

The National Development Plan and the 2016 State of the Nation Address call for a financial centre for Africa1 to develop regional links for the financial services sector and support economic growth on the continent. There is substantial potential – estimates suggest that South Africa has a 2 per cent market share of rest-of-Africa services imports.2 By comparison, Brazil has 26 per cent of the market share in South America.

A series of reforms has positioned South Africa as a regional financial hub, with a substantial expansion in Africa-related financial services business. Revenue from the rest of Africa made up 17 per cent of total revenues for South Africa’s four largest banks in 2014, bringing benefits in the form of foreign exchange, domestic jobs and tax revenue. The financial and related business services sector contributes 18.8 per cent of GDP and 31.9 per cent of corporate tax revenue.

¢	Financial services reforms

Financial inclusion

About 84 per cent of South African adults used some form of financial service in 2015, and 80 per cent of South Africans have a bank account. However, the inappropriate and unproductive use of credit has led to high levels of over-indebtedness.
Although the use of financial services is increasing, there remains a need to focus on the small business sector. Only 30 per cent of registered small businesses have access to finance. To improve this situation, government plans to introduce a shared business credit infrastructure for small businesses.

[1]	National Development Plan 2030, page 149.
[2]	McKinsey Global Institute (Sept 2015) South Africa’s Big Five: Priorities for Inclusive Growth.

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The National Treasury will also publish a financial inclusion policy document for public comment. The document assesses the state of financial inclusion in South Africa, and puts forward general principles to guide more comprehensive improvements.

Foreign exchange market conduct modernisation

Remittances

South Africa is home to four of the five most expensive remittance corridors in the world, with an average cost of just above 20 per cent of the value of the remittance, compared to the worldwide average of just below 9 per cent.

The National Treasury will expand market conduct reforms to apply to the retail foreign exchange market, which, together with more competition and exemptions in the Financial Intelligence Centre Act (2001), should reduce the compliance burden for low-risk remittances and lower charges.

Financial surveillance manual

The Reserve Bank will publish a simplified financial surveillance manual on its website in July 2016. Authorised dealers will also be encouraged to digitise and modernise the functioning of the foreign exchange market system.

Foreign investment limits

For a period of 12 months, institutions affected by the depreciation of the rand will not be required to rebalance their portfolios, but no further offshore investments will be allowed until the institution is within the prescribed offshore investment limit.

Enhancing financial integrity

The integrity and stability of the international financial system rests on its ability to effectively combat financial crime. Parliament is considering amendments to the Financial Intelligence Centre Act to align it with international standards, which will include a risk-rated approach. The National Treasury, the Financial Intelligence Centre, the Reserve Bank and the South African Revenue Service are working with relevant stakeholders to combat financial crime and minimise illicit financial flows.

Twin peaks update

A strong regulatory system is key to the success of any financial hub. Parliament is considering legislation to implement a “twin peaks” framework for financial regulation. In line with global trends, the framework will establish two complementary regulators. The Prudential Authority, situated in the Reserve Bank, will be responsible for the safety and soundness of financial institutions, and the Financial Sector Conduct Authority, which will replace the Financial Services Board, will be responsible for market conduct and securities regulation.

Improving financial stability

With the twin peaks model at an advanced stage in the legislative process, the National Treasury has begun developing additional reforms to improve financial stability. These reforms aim to reduce the probability of a systemic event occurring, and contain the effects if it does.

Resolution policy framework

An effective framework to deal with the resolution of banks, major insurers and other systemically important financial institutions ensures that the costs of private firms are borne by private creditors with no recourse to taxpayer funds. In 2015, the National Treasury, together with the Reserve Bank and the Financial Services Board, published a discussion document with proposals for an effective resolution regime and aims to present a draft bill by the end of 2016.

ANNEXURE D: FINANCIAL SECTOR REGULATION AND REFORM

Prudential reforms

South Africa’s strength as a financial hub for Africa relies on the safety and soundness of its banks and insurance companies. From 1 April 2016, new banking regulations will align the current framework with the Basel Committee’s latest guidance.

Basel III calibration

The Registrar of Banks has proposed a recalibration of the net stable funding ratio, which forms part of the Basel III framework. This recalibration will reflect the volatility of wholesale funding. A run-off rate of 35 per cent is proposed for wholesale deposits of less than six months. This will ensure compliance with international standards without causing undue harm to the economy. The ratio will become a minimum standard on 1 January 2018.

Insurance Bill

Parliament is considering an Insurance Bill to implement international standards for insurers. The bill provides a consolidated legal framework for the prudential supervision of the insurance sector that is consistent with international standards. It seeks to consolidate existing insurance legislation and facilitate financial inclusion through a micro-insurance framework.

Improving market conduct

A market conduct policy framework and a draft Conduct of Financial Institutions Bill will be released in 2016. The bill is intended to simplify and modernise market conduct regulation. If these proposals are adopted, all participants in the financial sector will be affected, from traditional providers like banks and insurers, to relatively new entrants to the industry like mobile network providers. This will ensure a level regulatory playing field that facilitates market innovation, strengthens competition and ultimately serves the customer better.

The ombud system

South Africa has a fragmented statutory and non-statutory ombud system, with different approaches for different industries. Government proposes to merge various ombuds into a single system. In the interim, Parliament is considering the National Treasury’s proposal to create an ombud council with a chief ombud.

Abuse of emolument attachment orders for credit granted against public servants

The Department of Public Service and Administration and the National Treasury have appointed a service provider to investigate the extent and abuse of emolument attachment orders (“garnishee orders”) in the public service. This will help ensure that no illegally issued or flawed orders are served on national and provincial government officials.

Demarcation of medical schemes

Government aims to publish final regulations early in 2016 to demarcate medical schemes and health insurance products. Parameters are proposed for health insurance products to preserve the principles of social solidarity and cross-subsidisation embedded in medical schemes.

Consumer credit insurance

The National Treasury continues to engage with the Department of Trade and Industry on credit insurance. A National Treasury study in 2014 showed that consumer credit insurance can increase the cost of credit by up to 15.6 percentage points for furniture loans, 4 percentage points for personal loans and 3 percentage points for vehicle finance. Some furniture loans with credit insurance can cost nearly 50 per cent a year. The Department of Trade and Industry has published proposals to cap the cost of credit life insurance.

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In addition to the high costs, there is misselling, including cases of companies selling retrenchment insurance to self-employed individuals and pensioners. The National Credit Regulator and the Financial Services Board are already taking stronger action against such firms. Proposed interventions to enhance consumer protection include standardised policy wording and improved disclosure. Measures to improve data collection and streamline regulatory reporting will also be considered.

A roadmap for implementing stronger reforms in the consumer credit insurance market will be released in early 2016. Proposed interventions include improving consumer choice (for example, many furniture retailers offer credit insurance from related companies), the degree of standardisation and disclosure.

Agricultural insurance

Many agricultural producers in South Africa are not insured against the negative impacts resulting from natural disasters, such as drought. Government is considering the feasibility of improving existing agricultural insurance programmes. The project comes against the backdrop of two insurance companies withdrawing cover from the agricultural market due to increased frequency and scale of drought and hail.

¢	A financial centre for Africa

HoldCo reforms

Companies in banking and insurance groups will be allowed to apply for “HoldCo” status, subject to the Governor of the Reserve Bank’s approval, after consulting the bank supervision and financial surveillance departments. The bank macroprudential limit formula will be adjusted to include exposures to HoldCos.

Financial market infrastructure

South Africa’s sophisticated financial market infrastructure enables financial transactions to be traded, cleared, settled and recorded. Further improvements to this infrastructure are set out below.

Multi-currency settlement

About 65 per cent of South African Development Community transactions are settled in currencies other than the rand, and these transactions are typically settled outside the region. The planned introduction of multi-currency settlement in the next two years will allow settlement to take place onshore. It will also facilitate the introduction of domestically settled, foreign-currency-denominated bonds in due course.

External financial market infrastructure

To support South Africa’s status as a financial hub, regulations will be finalised in 2016 for foreign market infrastructure to apply to provide services in South Africa. The regulations include:

•

Proposed central securities depository “link-ups”: Central securities depositories are the backbone of securities settlement. Cross-border settlement requires legal and regulatory link-ups between domestic and foreign depositories, and proposed regulations will provide for these links. The increased integration of central securities depositories will be measured against the risks involved and will require efficient oversight.

•

Offshore clearing houses: More than 60 per cent of domestic derivatives[3] trading involves offshore players. To reduce risks, these transactions are often cleared through offshore central counterparties. To facilitate the appropriate supervision of such counterparties, the Financial Sector Regulation Bill has proposed a licencing regime. This will have the additional benefit of requiring these central counterparties to operate from South Africa and offer services to the rest of Africa.

[3]	Including interest rate swaps, but excluding foreign exchange swaps.

ANNEXURE D: FINANCIAL SECTOR REGULATION AND REFORM

In 2013, the National Treasury entered into an agreement with the Johannesburg Stock Exchange to introduce a new trading platform for government bonds. In late 2015, the Johannesburg Stock Exchange finalised the technology provider. It is expected that the platform will be tested in 2016.

¢	Update on social security and retirement reforms

Over the last 20 years, government has made significant progress in bringing about a fairer and more effective retirement system. Government is committed to the release of the comprehensive social security reform paper later this year, led by the Ministers of Social Development and Finance.

Government has made significant progress in retirement reforms since 2012. It has taken the first legislative steps towards achieving tax harmonisation in the treatment of retirement contributions, transforming the industry so that it serves members of retirement funds better and more fairly, laying the basis for improving governance and transparency in funds, and lowering charges and improving default arrangements. Despite the postponement of annuitisation for provident funds, government remains committed to its retirement reform objectives as announced in the 2014 Budget update on retirement reforms paper, released on 14 March 2014. The National Treasury intends to publish the final default regulations later this year, after considering comments received from the public.

Key elements of the reforms include:

•	Mandation or auto-enrolment

•	Improving fund disclosures

•	Getting defaults right

•	Consolidating the number of funds

•	Simplifying retirement savings products and enabling portability between providers

•	Ensuring effective intermediation.

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E

Summary of Budget

2016 BUDGET REVIEW

Summary of the national budget

	2015/16		2016/17	2017/18	2018/19
R million	Budget estimate	Revised estimate	Budget estimate	Medium-term estimates

REVENUE

Estimate of revenue before tax proposals			1 169 798

Budget 2016/17 proposals:

Tax proposals after fiscal drag 2016/17:			4 990

Personal income tax			-5 650
Adjustment in personal income tax structure			-5 500
Adjustment to medical tax credits			-1 100
Capital gains tax			950

Business income tax			1 000
Capital gains tax			1 000

Taxes on property			100
Transfer duty rate increase			100

Indirect taxes			9 084
Increase in general fuel levy			6 800
Increase in excise duties on tobacco products			767
Increase in alcoholic beverages			1 517
Other			456

Estimate of revenue after tax proposals	1 049 291	1 074 519	1 161 996	1 264 305	1 388 698

Percentage change from previous year			8.1%	8.8%	9.8%

EXPENDITURE

Direct charges against the National Revenue Fund	537 847	545 725	590 923	638 900	686 015

Debt-service costs	126 440	129 111	147 720	161 927	178 556
Provincial equitable share	382 673	386 500	410 699	441 831	469 051
General fuel levy sharing with metropolitan municipalities	10 659	10 659	11 224	11 785	12 469
Skills levy and sector education and training authorities	14 690	15 800	17 640	19 687	22 057
Other 1)	3 384	3 655	3 641	3 669	3 882

Appropriated by vote	679 498	701 592	721 148	772 312	821 230

Current payments	194 727	195 307	208 440	218 079	229 893
Transfers and subsidies	464 572	461 086	493 398	536 200	572 519
Payments for capital assets	16 829	16 404	14 408	13 013	13 773
Payments for financial assets	3 371	28 795	4 902	5 019	5 045

Provisional allocation not assigned to votes	—	—	267	489	17 789

Plus:
Contingency reserve	5 000	—	6 000	10 000	15 000

Estimate of national expenditure	1 222 345	1 247 317	1 318 338	1 421 701	1 540 035
Percentage change from previous year			5.7%	7.8%	8.3%

2015 Budget estimate of expenditure		1 222 345	1 309 944	1 420 862
Increase / decrease (-)		24 973	8 394	838

Gross domestic product	4 191 752	4 073 218	4 388 417	4 750 724	5 161 330

1)

Includes direct appropriations in respect of the salaries of the President, Deputy President, judges, magistrates, members of  Parliament, and National Revenue Fund payments (previously classified as extraordinary payments)

Source: National Treasury

ANNEXURE E: SUMMARY OF THE BUDGET

Summary of the consolidated budget

	2015/16		2016/17	2017/18	2018/19
R million	Budget estimate	Revised estimate	Budget estimate	Medium-term estimates

National budget revenue 1)	1 049 291	1 074 519	1 161 996	1 264 305	1 388 698

Revenue of provinces, social security funds and public entities	139 564	148 545	162 343	172 438	182 899

Consolidated budget revenue 2)	1 188 855	1 223 064	1 324 339	1 436 743	1 571 597

National budget expenditure 1)	1 222 345	1 247 317	1 318 338	1 421 701	1 540 035

Expenditure of provinces, social security funds and public entities	128 662	133 609	144 953	150 361	155 192

Consolidated budget expenditure 2)	1 351 007	1 380 926	1 463 291	1 572 062	1 695 227

Consolidated budget balance	-162 152	-157 863	-138 952	-135 319	-123 630
Percentage of GDP	-3.9%	-3.9%	-3.2%	-2.8%	-2.4%

FINANCING

Domestic loans (net)	158 926	160 829	140 609	143 285	133 465

Foreign loans (net)	10 360	14 956	3 260	16 808	17 392

Change in cash and other balances	-7 134	-17 922	-4 917	-24 774	-27 227

Total financing (net)	162 152	157 863	138 952	135 319	123 630

1)	Transfers to provinces, social security funds and public entities presented as part of the national budget
2)	Flows between national, provincial, social security funds and public entities are netted out

Source: National Treasury

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Glossary

Accounting officer	The public servant in a department who is accountable to Parliament for financial management, usually the director-general or head of the department.

Accrual	An accounting convention by which payments and receipts are recorded as they occur, even if no cash flow takes place.

Acquisition debt	Debt used to purchase shares or assets.

Ad valorem duties	Duties levied on commodities as a certain percentage of their value.

Adjustments estimate	Presentation to Parliament of the amendments to be made to the appropriations voted in the main budget for the year.

Administered prices	Prices set outside ordinary market processes through administrative decisions by government, a public entity or a regulator.

Allocated expenditure	The part of the national budget that can be divided between the national, provincial and local spheres of government, after interest and the contingency reserve have been taken into account.

Agro-processing	Manufacturing activities that transform raw materials and intermediary goods derived from agriculture into intermediate or final goods.

Amortisation	The repayment of a loan by instalments over the duration of the loan.

Annuity	A fixed amount of money paid over a period of time as a return on an investment.

Appropriation	The approval by Parliament of spending from the National Revenue Fund, or by a provincial legislature from a provincial revenue fund.

Artificial debt	A “loan” that is presented as debt but is in effect equity. Often used in tax avoidance or evasion.

Asset price bubble	A condition occurring when prices for a category of assets rise above the level justified by economic fundamentals.

Asset swap	An arrangement in which financial institutions exchange a portfolio of South African shares and securities for a portfolio of foreign shares and securities.

Balance of payments	A summary statement of all the international transactions of the residents of a country with the rest of the world over a particular period of time.

Base erosion and profit shifting

Corporate tax-planning strategies that exploit the gaps and mismatches in the tax laws between countries to artificially shift taxable income to lower or no-tax jurisdictions. See also tax evasion and profit shifting.

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Basel III	Reforms developed by the Basel Committee on Banking Supervision to strengthen the regulation, supervision and risk management of the banking sector.

Baseline	The initial allocations used during the budget process, derived from the previous year’s forward estimates.

Basis point	One hundredth of one per cent.

Beneficiation	Manufacturing activities that transform raw minerals into higher value products.

Bond	A certificate of debt issued by a government or corporation guaranteeing payment of the original investment plus interest by a specified future date.

Bond premium	Amount by which the purchase price of a bond is greater than its par value.

Bond spread	The difference in yield between two bonds.

Bond-switch programme	An auction that aims to ease pressure on targeted areas of the redemption profile by exchanging shorter-dated debt for longer-term debt.

Budget balance	The difference between budgeted expenditure and budgeted revenue. If expenditure exceeds revenue, the budget is in deficit. If the reverse is true, it is in surplus.

Capital adequacy	A measure of a financial institution’s capital, expressed as a percentage of its credit exposure.

Capital asset

Property of any kind, including assets that are movable or immovable, tangible or intangible, fixed or circulating, but excluding trading stock held for the purpose of realising a financial or economic return.

Capital expenditure	Spending on assets such as buildings, land, infrastructure and equipment.

Capital flow	A flow of investments in or out of the country.

Capital formation	A measure of the net increase in the country’s total stock of capital goods, after allowing for depreciation.

Capital gains tax	Tax levied on the income realised from the disposal of a capital asset by a taxpayer. A capital gain is the excess of the selling price over the purchase price of the capital asset.

Capital goods	Durable goods used over a period of time for the production of other goods. See also intermediate goods.

Capital-output ratio	The amount of capital employed to produce a certain level of output.

Carbon tax	An environmental tax on emissions of carbon dioxide (CO2).

Category A, B and C municipalities	Municipal categories established by the Constitution: Category A, or metropolitan municipalities; Category B, or local municipalities; and Category C, or district municipalities.

GLOSSARY

Clean development mechanism

An initiative developed under the Kyoto Protocol that allows emission-reduction projects in developing countries to earn certified emission-reduction credits, each equivalent to one tonne of CO2. These credits can be traded and sold, and used to meet emission-reduction targets.

Collective bargaining	Negotiations between employees and employers on procedures and rules to cover conditions of work and rates of pay.

Conditional grants	Allocations of money from one sphere of government to another, conditional on certain services being delivered or on compliance with specified requirements.

Connected person debt/credit	Debt or credit granted by a person/entity to a connected person/entity. In the case of a holding company, for example, a subsidiary company would be a connected person.

Consolidated general government	National, provincial and local government, as well as extra-budgetary government institutions and social security funds.

Consolidated government expenditure	Total expenditure by national and provincial government, social security funds and selected public entities, including transfers and subsidies to municipalities, businesses and other entities.

Consumer price index (CPI)	The measure of inflation based on prices in a basket of goods and services.

Consumption expenditure	Expenditure on goods and services, including salaries, which are used up within a short period of time, usually a year.

Contingency reserve	An amount set aside, but not allocated in advance, to accommodate changes to the economic environment and to meet unforeseeable spending pressures.

Contingent liability	A government obligation, such as a guarantee, that will only result in expenditure upon the occurrence of a specific event.

Controlled foreign entity	A foreign business in which South Africans hold a greater than 50 per cent interest, usually of the share capital of a company.

Corporatisation	The transformation of state-owned enterprises into commercial entities, subject to commercial legal requirements and governance structures, while retaining state ownership.

Cost-push inflation	Inflation that is caused by an increase in production costs, such as wages or oil prices.

Countercyclical fiscal policy	Policy that has the opposite effect on economic activity to that caused by the business cycle, such as slowing spending growth in a boom period and accelerating spending in a recession.

Coupon (bond)	The periodic interest payment made to bondholders during the life of the bond. The interest is usually paid twice a year.

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Credit rating

An indicator of the risk of default by a borrower or the riskiness of a financial instrument. Credit ratings generally fit into three broad risk categories: minimal or low, moderate and high. These categories indicate the extent of a borrower’s capacity to meet their financial obligations or the probability that the value of a financial instrument will be realised. Investments rated as high risk are considered sub-investment grade (or “junk”).

Crowding-in	An increase in private investment through the income-raising effect of government spending financed by deficits.

Crowding-out

A fall in private investment or consumption as a result of increased government expenditure financed through borrowing, thereby competing for loanable funds and raising the interest rate, which curtails private investment and consumption spending.

Currency risk	The potential for a change in the price of a currency that would affect investors with assets, liabilities or operations denominated in other currencies.

Current account (of the balance of payments)

The difference between total imports and total exports, taking into account service payments and receipts, interest, dividends and transfers. The current account can be in deficit or surplus. See also trade balance.

Current balance	The difference between revenue and current expenditure, which consists of compensation of employees, goods and services, and interest and rent on land.

Current expenditure	Government expenditure on salaries and goods and services, such as rent, maintenance and interest payments. See also consumption expenditure.

Customs duties	Tax levied on imported goods.

Debenture	An unsecured loan backed by general credit rather than by specified assets.

Debt-service costs	The cost of interest on government debt and other costs directly associated with borrowing.

Debt switching	The exchange of bonds to manage refinancing risk or improve tradability.

Debt redemption profile	The set of fixed repayment dates and amounts to which an issuer of debt, such as a preferred stock or bond, has committed to meeting.

Deleveraging	The reduction of debt previously used to increase the potential return of an investment.

Depreciation (capital)	A reduction in the value of fixed capital as a result of wear and tear or redundancy.

Depreciation (exchange rate)	A reduction in the external value of a currency.

Derivative financial instrument	A financial asset that derives its value from an underlying asset, which may be a physical asset such as gold, or a financial asset such as a government bond.

GLOSSARY

Designated countries	Foreign countries from which income may be exempt from South African tax under certain circumstances. See also double tax agreement.

Development finance institutions	State agencies that aim to meet the credit needs of riskier but socially and economically desirable projects that are beyond the acceptance limits of commercial banks.

Direct taxes	Taxes charged on taxable income or capital of individuals and legal entities.

Discretionary trust

A trust where the executor has the choice of whether and how much of the trust’s income or capital is to be distributed to beneficiaries. The beneficiaries have only provisional rights to the income or capital of the trust.

Disposable income	Total income by households less all taxes and employee contributions.

Dissaving	An excess of current expenditure, including the depreciation of fixed capital, over current income.

Dividend	The distribution of a portion of a company’s earnings to a class of its shareholders.

Dividend withholding tax	A tax on dividends that is subtracted and withheld by a company or intermediary before the net dividend is paid to the shareholder.

Division of revenue	The allocation of funds between spheres of government, as required by the Constitution. See also equitable share.

Domestic demand	The total level of spending in an economy, including imports but excluding exports.

Double tax agreement	An agreement between two countries to prevent income that is taxed in one country from being taxed in the other as well. See also designated countries.

Economically active population	The part of the population that is of working age and is either employed or seeking work.

Economic cost	The cost of an alternative that must be forgone to pursue a certain action. In other words, the benefits that could have been received by taking an alternative action.

Economic growth	An increase in the total amount of output, income and spending in the economy.

Economic rent

The difference between the return made by a factor of production (capital or labour) and the return necessary to keep the factor in its current occupation. For example, a firm making excess profits is earning economic rent.

Effective tax rate

Actual tax liability (or a reasonable estimate thereof) expressed as a percentage of a pre-tax income base rather than as a percentage of taxable income. In other words, tax rates that take into account not only the statutory or nominal tax rate, but also other aspects of the tax system (for example, allowable deductions), which determine the tax liability.

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Embedded derivative

A provision in a contract modifying its cash flows by making them dependent on an underlying measure – such as interest or exchange rates, or commodity prices – the value of which changes independently.

Emerging economies	A name given by international investors to middle-income economies.

Employment coefficient	The ratio of employment growth to economic growth.

Equalisation fund levy

A dedicated fuel levy used to subsidise the local synthetic fuel industry. It is also used to smooth the impact of fluctuations in the international oil price (and exchange rate) on the domestic fuel price.

Equitable share	The allocation of revenue to the national, provincial and local spheres of government as required by the Constitution. See also division of revenue.

Equity finance	Raising money by selling shares of stock to investors, who receive an ownership interest in return.

Exchange control	Rules that regulate the flow of currency out of South Africa, or restrict the amount of foreign assets held by South African individuals and companies.

Exchange-traded funds	Funds that track indexes, commodities or baskets of assets, and trade like stocks.

Excise duties	Taxes on the manufacture or sale of certain domestic or imported products. Excise duties are usually charged on products such as alcoholic beverages, tobacco and petroleum.

Extra-budgetary institutions	Public entities not directly funded from the fiscus.

Expenditure ceiling	The maximum allowable level of expenditure to which government has committed itself.

Fair-value adjustment	A change in the value of an asset or liability resulting from the periodic reassessment of its expected future economic in- or outflows.

Financial account	A statement of all financial transactions between the nation and the rest of the world, including portfolio and fixed investment flows and movements in foreign reserves.

Financial and Fiscal Commission (FFC)	An independent body established by the Constitution to make recommendations to Parliament and provincial legislatures about financial issues affecting the three spheres of government.

Financial Services Board	An independent institution established by statute that regulates insurers, intermediaries, retirement funds, friendly societies, unit trust schemes, management companies and financial markets.

Financial Stability Board

An international body made up of representatives of financial authorities and institutions, and central banks. It proposes regulatory, supervisory and other policies in the interest of financial stability.

Financial year	The 12 months according to which companies and organisations budget and account. See also fiscal year.

GLOSSARY

Fiscal consolidation	Policy aimed at reducing government deficits and debt accumulation.

Fiscal incidence	The combined overall economic impact that fiscal policy has on the economy.

Fiscal policy	Policy on taxation, public spending and borrowing by the government.

Fiscal space	The ability of government’s budget to provide additional resources for a desired programme without jeopardising fiscal or debt sustainability.

Fiscal year	The 12 months on which government budgets are based, beginning 1 April and ending 31 March of the subsequent calendar year.

Fixed-income bond	A bond that pays a specific interest rate.

Fixed investment/capital formation	Spending on buildings, machinery and equipment contributing to production capacity in the economy. See also gross fixed-capital formation.

Floating rate notes	A bond on which the interest rate is reset periodically in line with a money market reference rate.

Flow-through vehicles	A vehicle, such as a trust, where income earned is treated as income of the vehicle’s beneficiaries.

Foreign currency swaps	The exchange of principal and/or interest payments in one currency for those in another.

Foreign direct investment (FDI)	The acquisition of a controlling interest by governments, institutions or individuals of a business in another country.

Forward book	The total amount of contracts for the future exchange of foreign currency entered into by the Reserve Bank at any given point in time.

Forward cover	Transactions involving an agreed exchange rate at which foreign currency will be purchased or sold at a future date.

Forward markets	Markets in which currencies, commodities or securities are bought and sold at agreed prices for delivery at specified future dates.

Fringe benefit	A benefit supplementing an employee’s wages or salary, such as medical insurance, company cars, housing allowances and pension schemes.

Fuel levy	An excise tax on liquid fuels.

Function shift	The movement of a function from one departmental vote or sphere of government to another.

Funded pension arrangements	A pension scheme in which expected future benefits are funded in advance and as entitlement accrues.

Gold and foreign exchange reserves	Reserves held by the Reserve Bank to meet foreign exchange obligations and to maintain liquidity in the presence of external shocks.

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Government debt	The total amount of money owed by the government as a consequence of its past borrowing.

Government guarantee	An assurance made by government to a lender that a financial obligation will be honoured, even if the borrowing government institution is unable to repay the debt.

Green paper	A policy document intended for public discussion.

Gross borrowing requirement

The sum of the main budget balance, extraordinary receipts and payments (referred to as National Revenue Fund receipts and payments), and maturing debt. The amount is funded through domestic short- and long-term loans, foreign loans and changes in cash balances.

Gross domestic product (GDP)

A measure of the total national output, income and expenditure in the economy. GDP per head is the simplest overall measure of welfare, although it does not take account of the distribution of income, nor of goods and services that are produced outside the market economy, such as work within the household.

Gross domestic product inflation

A measure of the total increase in prices in the whole economy. Unlike CPI inflation, GDP inflation includes price increases in goods that are exported and intermediate goods such as machines, but excludes imported goods.

Gross fixed-capital formation	The addition to a country’s fixed-capital stock during a specific period, before provision for depreciation.

Gross value added	The value of output less intermediate consumption. It is also a measure of the contribution to the economy made by an industry or sector.

Group of Twenty (G20)	An international forum made up of finance ministers and central bank governors from 20 of the world’s largest economies.

Hedging	An action taken by a buyer or seller to protect income against changes in prices, interest rates or exchange rates.

Horizontal equity

A principle in taxation that holds that similarly situated taxpayers should face a similar tax treatment or tax burden. In other words, taxpayers with the same amount of income or capital should be accorded equal treatment.

Impaired advances	Loans or advances that may not be collected in full.

Impairment	A reduction in the recorded value of a long-lived asset arising from circumstances that prevent the asset from generating the future economic benefits previously expected and recorded.

Import parity pricing	When a firm sells goods locally at the price customers would pay if they were to import the same goods from another country.

Inclusion rate	The portion of the net capital gain derived from the disposal of an asset that will be taxed at the applicable rate.

GLOSSARY

Independent Power Producers Initiative	A programme to establish and support electricity generation from the private sector.

Industrial development zone	Designated sites linked to an international air or sea port, supported by incentives to encourage investment in export-orientated manufacturing and job creation.

Inflation	An increase in the overall price level of goods and services in an economy over a specific period of time.

Inflation targeting	A monetary policy framework intended to achieve price stability over a certain period of time.

Intermediate goods	Goods produced to be used as inputs in the production of final goods.

Inter-state debt	Money that different organs of state owe to each other.

Intergenerational equity	A value based on ensuring that future generations do not have to repay debts taken on today, unless they also share in the benefits of assets.

Inventories	Stocks of goods held by firms. An increase in inventories reflects an excess of output relative to spending over a period of time.

Labour intensity	The relative amount of labour used to produce a unit of output.

Liquidity	The ease with which assets can be bought and sold.

Liquidity requirements	The amount of liquid or freely convertible assets that banks are required to hold relative to their liabilities for prudential and regulatory purposes.

Liquidity risk	The risk that an asset might not easily and quickly be converted into cash through sale, or the risk to a debtor that it cannot meet its current debt obligations.

Lump-sum benefit	A one-time payment for the total or partial value of an asset, usually received in place of recurring smaller payments.

M3	The broadest definition of money supply in South Africa, including notes and coins, demand and fixed deposits, and credit.

Macroeconomics	The branch of economics that deals with the whole economy – including issues such as growth, inflation, unemployment and the balance of payments.

Marginal income tax rate	The rate of tax on an incremental unit of income.

Marginal lending rate

A penalty rate of interest charged by the Reserve Bank for lending to financial institutions in the money market in excess of the daily liquidity provided to the money market at the repurchase rate. See also repurchase agreements.

Marketable securities	Tradable financial securities listed with a securities exchange.

Means test	A method for determining whether someone qualifies for state assistance.

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Medium Term Expenditure Committee (MTEC)

The technical committee responsible for evaluating the medium-term expenditure framework budget submissions of national departments and making recommendations to the Minister of Finance regarding allocations to national departments.

Medium-term expenditure framework (MTEF)	The three-year spending plans of national and provincial governments, published at the time of the Budget.

Microeconomics	The branch of economics that deals with the behaviour of individual firms, consumers and sectors.

Ministers’ Committee on the Budget	The political committee that considers key policy and budgetary issues that pertain to the budget process before they are tabled in Cabinet.

Monetary easing	See quantitative easing.

Monetary policy	Policy concerning total money supply, exchange rates and the general level of interest rates.

Money supply	The total stock of money in an economy.

Multinational corporation	A company that operates in at least one country other than its own.

National budget	The projected revenue and expenditures that flow through the National Revenue Fund. It does not include spending by provinces or local government from their own revenues.

National Development Plan	A planning framework prepared by the National Planning Commission that aims to eliminate poverty and reduce inequality by 2030.

National Revenue Fund	The consolidated account of the national government into which all taxes, fees and charges collected by SARS and departmental revenue must be paid.

Negotiable certificate of deposit	Short-term deposit instruments issued by banks, at a variable interest rate, for a fixed period.

Net borrowing requirement	The main budget balance.

Net exports	Exports less imports.

Net open foreign currency position	Gold and foreign exchange reserves minus the oversold forward book. The figure is expressed in dollars.

Net trade	The difference between the value of exports and the value of imports.

New Development Bank	A multilateral lending institution being established by Brazil, Russia, India, China and South Africa.

Nominal exchange rates	The current rate of exchange between the rand and foreign currencies. The “effective” exchange rate is a trade-weighted average of the rates of exchange with other currencies.

Nominal wage	The return, or wage, to employees at the current price level.

GLOSSARY

Non-competitive bid auction	An auction in which an investor agrees to purchase a certain number of securities such as bonds at the average price of all competitive bids over a given period of time.

Non-financial public enterprises	Government-owned or controlled organisations that deliver goods and non-financial services, trading as business enterprises, such as Eskom or Transnet.

Non-interest expenditure	Total expenditure by government less debt-service costs.

Non-tax revenue	Income received by government as a result of administrative charges, licences, fees, sales of goods and services, and so on.

Occupation-specific salary dispensation	Revised salary structures unique to identified occupations in the public service, including doctors, nurses and teachers.

Opportunity cost	The value of that which must be given up to achieve or acquire something. It is represented by the next highest valued alternative use of a resource.

Organisation for Economic Cooperation and Development (OECD)	An organisation of 34 mainly industrialised member countries. South Africa is not a member.

PAYE

The pay-as-you-earn (PAYE) system of income tax withholding requires employers to deduct income tax, and in some cases, the employees’ portion of social benefit taxes, from each paycheque delivered to employees.

Payroll tax	Tax an employer withholds and/or pays on behalf of employees based on employee wages or salaries.

Policy reserve	Additional money in the fiscus to fund new and crucial priorities.

Portfolio investment	Investment in financial assets such as stocks and bonds.

Potential growth	The fastest growth an economy can sustain without increasing inflation.

Presidential Infrastructure Coordinating Commission (PICC)	A commission established by Cabinet to develop, review and coordinate a 20-year infrastructure plan.

Price discovery	The process of determining the price level of a commodity or asset based on supply and demand factors.

Price sensitivity	The extent to which changes in price affect consumer purchasing behaviour.

Primary deficit/surplus	The difference between total revenue and non-interest expenditure. When revenue exceeds non-interest expenditure there is a surplus.

Primary sector	The agricultural and mining sectors of the economy.

Private-sector credit extension	Credit provided to the private sector. This includes all loans, credit cards and leases.

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Privatisation	The full or partial sale of state-owned enterprises to private individuals or companies.

Producer price index (PPI)	Price increases measured by the producer price index – a measure of the prices paid based mainly on producers’ published price lists.

Productivity	A measure of the amount of output generated from every unit of input. Typically used to measure changes in labour efficiency.

Profit shifting	The allocation of income and expenses between related corporations or branches of the same legal entity to reduce overall tax liability.

Public-benefit organisations (PBOs)	Organisations that are mainly funded by donations from the public and other institutions, which engage in social activities to meet the needs of the general public.

Public entities	Companies, agencies, funds and accounts that are fully or partly owned by government or public authorities and are regulated by law.

Public Finance Management Act (PFMA)

The act regulating financial management of national and provincial government, including the efficiency and effectiveness of public expenditure and the responsibilities of those engaging with government financial management.

Public goods	Goods and services that would not be fully provided in a pure free-market system and are largely provided by government.

Public Investment Corporation (PIC)	A government-owned investment management company that invests funds on behalf of public-sector entities. Its largest client is the Government Employees Pension Fund.

Public-private partnerships (PPPs)

A contractual arrangement whereby a private party performs part of a government function and assumes the associated risks. In return, the private party receives a fee according to predefined performance criteria.

Public sector	National government, provincial government, local government, extra-budgetary governmental institutions, social security funds and non-financial public enterprises.

Public-sector borrowing requirement	The consolidated cash borrowing requirement of general government and non-financial public enterprises.

Purchasing managers’ index (PMI)

A composite index measuring the change in manufacturing activity compared with the previous month. An index value of 50 indicates no change in activity, a value above 50 indicates increased activity and a value below 50 indicates decreased activity.

Quantitative easing	A measure used by central banks to stimulate economic growth when interest rates are near zero by increasing money supply. Also called monetary easing.

Quarterly Employment Survey	An establishment-based survey conducted by Statistics South Africa to obtain information about the number of employees and gross salaries paid.

GLOSSARY

Quarterly Labour Force Survey	A household-based survey conducted by Statistics South Africa to measure the dynamics of the labour market, producing indicators such as employment, unemployment and inactivity.

Rating agency

A company that evaluates the ability of countries or other borrowers to honour their debt obligations. Credit ratings are used by international investors as indications of sovereign risk. See also credit rating.

Real effective exchange rate	A measure of the rate of exchange of the rand relative to a trade-weighted average of South Africa’s trading partners’ currencies, adjusted for price trends in South Africa and the countries included.

Real exchange rate	The level of the exchange rate taking account of inflation differences.

Real expenditure	Expenditure measured in constant prices after taking account of inflation.

Real interest rate	The level of interest after taking account of inflation.

Real wage	The return, or wage, to employees, measured at a constant price level.

Recapitalisation	Injection of funds into a company or entity to aid liquidity, either as a loan or in return for equity.

Recession	A period in which national output and income decline. A recession is usually defined as two consecutive quarters of negative growth.

Redemption	The return of an investor’s principal in a fixed-income security, such as a preferred stock or bond.

Refinancing	The repayment of debt at a scheduled time with the proceeds of new loans.

Refinancing risk	The risk that government will not be able to raise money to repay debt at any scheduled point, or that it will have to do so at a high cost.

Regional integration	An economic policy intended to boost economic activity in a geographical area extending beyond one country.

Remuneration	The costs of personnel, including salaries, housing allowances, car allowances and other benefits received by personnel.

Repurchase agreements	Short-term contracts between the Reserve Bank and private banks in the money market to sell specified amounts of money at an interest rate determined by daily auction.

Repurchase (repo) rate	The rate at which the Reserve Bank lends to commercial banks.

Reserves (foreign exchange)	Holdings of foreign exchange, either by the Reserve Bank only or by the Reserve Bank and domestic banking institutions.

Residence-based income tax system	A tax system in which the worldwide income accruing to a resident of a country is subject to the taxes of that country.

Reticulation scheme	A piped water network that ensures that water is collected and treated before it reaches the consumer.

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Revaluation gain/loss	The difference between the value of a foreign currency deposit from the original (historical) rate to execution of a trade based on the spot rate.

Risk premium	A return that compensates for uncertainty.

Saving	The difference between income and spending.

Seasonally adjusted	Removal of seasonal volatility (monthly or quarterly) from a time series. This provides a measure of the underlying trend in the data.

Secondary rebate	A rebate from income tax, in addition to the primary rebate, that is available to taxpayers aged 65 years and older.

Secondary sector	The part of the economy concerned with the manufacture of goods.

Secondary tax on companies (STC)

Tax on dividends declared by a company, calculated at the rate of 10 per cent of the net amount of dividends declared. This was discontinued in 2012 and replaced with a 15 per cent dividend withholding tax.

Section 21 company	Non-profit entities registered in terms of Section 21 of the Companies Act.

Sector education and training authorities	Institutions funded through employer training levies, responsible for learnership programmes and implementing strategic sector skills plans.

Secured debt instruments	Debt backed or secured by collateral to reduce the risk of lending.

Service and transfer payments	Services involve transactions of non-tangible commodities, while transfers are unrequited transactions that do not generate a counter-economic value (for example, gifts and grants).

Skills development levy	A payroll tax designed to finance training initiatives in terms of the skills development strategy.

Social infrastructure	Infrastructure that supports social services.

Social wage	Social benefits available to all individuals, funded wholly or partly by the state.

Source-based income tax system	A system in which income is taxed in the country where the income originates.

Southern African Customs	An agreement between South Africa, Botswana, Namibia, Lesotho and

Union (SACU) agreement	Swaziland that allows for the unrestricted flow of goods and services, and the sharing of customs and excise revenue.

Southern African Development Community (SADC)	A regional intergovernmental organisation that promotes collaboration, economic integration and technical cooperation throughout southern Africa.

Sovereign debt	Debt issued by a government.

Sovereign debt rating	An assessment of the likelihood that a government will default on its debt obligations.

GLOSSARY

Spatial planning	Planning to influence the geographic distribution of people and economic activity.

Special economic zones	A designated zone where business and trade laws incentivise trade, investment and employment.

Specific excise duty	A tax on each unit of output or sale of a good, unrelated to the value of a good.

Standing appropriations	Government’s expenditure obligations that do not require a vote or statutory provision, including contractual guarantee commitments and international agreements.

Statutory appropriations	Amounts appropriated to be spent in terms of statutes and not requiring appropriation by vote.

Sterilisation	Action taken by the Reserve Bank to neutralise excess cash created in the money market when purchasing foreign currency.

Structural budget balance	A representation of what government revenue and expenditure would be if output were at its potential level, with cyclical variations stripped out.

Structural constraints	Imbalances in the structure of the economy that hinder growth and development.

Switch auction	An auction to exchange bonds to manage refinancing risk or improve tradability.

Syndicated loan	A large loan in which a group of banks work together to provide funds, which they solicit from their clients for the borrower.

Tax amnesty	A period allowed by tax authorities during which taxpayers who are outside the tax net, but should be registered for tax purposes, can register for tax without incurring penalties.

Tax avoidance	When individuals or businesses legitimately use provisions in the tax law to reduce their tax liability.

Tax base	The aggregate value of income, sales or transactions on which particular taxes are levied.

Tax evasion	When individuals or businesses illegally reduce their tax liability.

Tax gap	A measure of tax evasion that emerges from comparing the tax liability or tax base declared to the tax authorities with the tax liability or tax base calculated from other sources.

Tax incentives	Specific provisions in the tax code that provide favourable tax treatment to individuals and businesses to encourage specific behaviour or activities.

Tax incidence

The final distribution of the burden of tax. Statutory incidence defines where the law requires a tax to be levied. Economic incidence refers to those who experience a decrease in real income as a result of the imposition of a tax.

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Tax loopholes	Unintended weaknesses in the legal provisions of the tax system used by taxpayers to avoid paying tax liability.

Tax-to-GDP ratio

For public finance comparison purposes, a country’s tax burden, or tax-to- GDP ratio, is computed by taking the total tax payments for a particular fiscal year as a fraction or percentage of the GDP for that year.

Term-to-maturity	The time between issuance and expiry.

Terms of trade	An index measuring the ratio of a country’s export prices relative to its import prices.

Tertiary sector	The part of the economy concerned with the provision of services.

Total factor productivity	An index used to measure the efficiency of all inputs that contribute to the production process.

Trade balance	The monetary record of a country’s net imports and exports of physical merchandise. See also current account.

Trade regime	The system of tariffs, quotas and quantitative restrictions applied to protect domestic industries, together with subsidies and incentives used to promote international trade.

Trademark	A legal right pointing distinctly to the origin or ownership of merchandise to which it is applied and legally reserved for the exclusive use of the owner as maker or seller.

Trade-weighted rand	The value of the rand pegged to or expressed relative to a market basket of selected foreign currencies.

Treasury committee	The Cabinet committee that evaluates all requests for additional funds for unavoidable and unforeseen expenditure during a financial year.

Treasury bills	Short-term government debt instruments that yield no interest but are issued at a discount. Maturities vary from one day to 12 months.

Trend GDP growth

The theoretical level of GDP growth determined by the full utilisation of all factors of production (land, labour and capital). Growth above the trend rate results in macroeconomic imbalances such as rising inflation or a weakening of the current account. Increases in trend GDP growth are achieved through capital formation, growth in employment and/or technological development.

Unallocated reserves	Potential expenditure provision not allocated to a particular use. It mainly consists of the contingency reserve and amounts of money left unallocated by provinces.

Unemployment (broad definition)	All those of working age who are unemployed, including those actively seeking employment and discouraged work seekers.

Unemployment (official definition)	Those of working age, who are unemployed and actively seeking work (excludes discouraged work seekers).

GLOSSARY

Unit labour cost	The cost of labour per unit of output, calculated by dividing average wages by productivity (output per worker per hour).

Unsecured debt instruments	Debt not backed or secured by collateral to reduce the risk of lending.

Unsecured lending	A loan that is not backed or secured by any type of collateral to reduce the lender’s risk.

Unqualified audit	An assessment by a registered auditing firm or the Auditor-General of South Africa asserting that the financial statements of a department, entity or company are free of material misstatement.

User charge	Payments made in exchange for direct benefits accrued, for example, road toll fees.

Vertical equity

A doctrine in taxation that holds that differently situated taxpayers should be treated differently in terms of income tax provisions. In other words, taxpayers with more income and/or capital should pay more tax.

Virement	The transfer of resources from one programme to another within the same department during a financial year.

Vested right	The right to ownership of an asset that cannot be arbitrarily taken away by a third party.

Vote	An appropriation voted by Parliament.

Water trading account	A departmental account that ring-fences revenue from the sale of bulk water and related services to secure funding to manage the sustainability of water resources and infrastructure.

Weighted average cost of capital

The average rate of return an organisation expects to pay to investors in its securities, such as bonds, debt and shares. Each category of security is accorded a proportionate weight in the calculation.

Withholding tax	Tax on income deducted at source. Withholding taxes are widely used for dividends, interest and royalties.

White paper	A policy document used to present government policy preferences.

Yield

A financial return or interest paid to buyers of government bonds. The yield/rate of return on bonds takes into account the total annual interest payments, the purchase price, the redemption value and the amount of time remaining until maturity.

Yield curve	A graph showing the relationship between the yield on bonds of the same credit quality but different maturity at a given point in time.

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STATISTICAL TABLES

2016 BUDGET REVIEW

Statistical tables

1	Main budget: revenue, expenditure, budget balance and financing, 2009/10 to 2018/19

2	Main budget: estimates of national revenue – summary of revenue, 1998/99 to 2018/19

3	Main budget: estimates of national revenue – detailed classification of revenue, 2012/13 to 2016/17

4	Main budget: expenditure defrayed from the National Revenue Fund by vote, 2012/13 to 2018/19

5	Consolidated national, provincial and social security funds expenditure: economic classification, 2012/13 to 2018/19

6	Consolidated national, provincial and social security funds expenditure: functional classification, 2012/13 to 2018/19

7	Consolidated government revenue and expenditure: economic classification, 2012/13 to 2018/19

8	Consolidated government expenditure: functional classification, 2012/13 to 2018/19

9	Consolidated government revenue, expenditure and financing, 2012/13 to 2018/19

10	Total debt of government, 1991/92 to 2018/19

11	Net loan debt, provisions and contingent liabilities, 2005/06 to 2018/19

¢	Explanatory notes

The statistical tables present details of the main budget, consolidated national and provincial expenditure, consolidated government expenditure, the borrowing requirement and financing of government debt, total government debt, and provisions and contingent liabilities.

The tables are categorised according to government levels, from the main budget to the consolidated government account. The main budget consists of National Revenue Fund receipts, expenditure either voted by Parliament or allocated by statutory appropriation, and the financing of the deficit. It is the national budget, including transfers to other spheres of government.

Consolidated national, provincial and social security funds expenditure consists of the main (national) budget, and the provincial and the social security funds’ budgets or expenditure. These budgets are aggregated and transfers between the three spheres of government are netted out to arrive at a total consolidated expenditure figure. The consolidated government revenue, expenditure and financing budget includes national, provincial and social security funds, the Reconstruction and Development Programme (RDP) Fund and national public entities. This is referred to as the consolidated budget.

While government revenues are concentrated at national level, a large proportion of expenditure has shifted to the provinces since 1994. Equitable share transfers to the nine provinces are included as a government statutory commitment on the National Treasury vote, while the local government equitable share is appropriated on the vote of the Department of Cooperative Governance and Traditional Affairs. The consolidated government account consists of all the activities of national and provincial government, and includes most of the listed public entities. The consolidation also includes several national government business enterprises.

More than 70 per cent of total national expenditure on the 2016/17 main budget consists of transfer payments to other levels of general government, which means that economic and functional classifications of national budget expenditure are not comprehensive. For analysis purposes, it would be preferable to present economic and functional classifications of general government expenditure, but this would require information on expenditure at all levels of general government and on its financing through revenue, balances brought forward and transfer payments (mainly from the national budget). This information is not readily available for local government. Historical data on general government finances is, however, published by the Reserve Bank in its Quarterly Bulletin and by Statistics South Africa.

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Change in recording of extraordinary receipts and payments in the budget tables

Since 2014, the consolidated government accounts have been presented in a more transparent format in line with the International Monetary Fund’s Government Finance Statistics manual (2014). This format provides details of operating activities, capital and infrastructure investment, as well as transactions in financial assets and liabilities. It includes all government transactions in the calculation of the budget balance. Previously, extraordinary receipts and payments were added to the budget deficit to calculate government’s net borrowing requirement. In the new format, there is no longer a difference between the budget balance and the net borrowing requirement. These transactions are now referred to as National Revenue Fund receipts and payments.

Treatment of foreign grants to the RDP Fund

Before 1999/00, foreign grants were paid to the National Revenue Fund and expenditure was included in departmental appropriations. Since 1999/00, no foreign grants for RDP-related purposes have been included in national appropriations. All international technical assistance and other RDP-related grants are paid to the RDP Fund account, which is separated from government accounts. Departments incur expenditure on RDP-related projects through direct requisitions from this account. However, disbursements of foreign grants and technical assistance are included in the consolidated national and provincial expenditure estimates in Tables 5 and 6, and in the consolidated government expenditure in Table 7.

Adjustments due to transactions in government debt

As part of the state’s active management of its debt portfolio, government bonds are repurchased or switched into new bonds. In the process, government may make a capital profit, which is a book entry change in the bond discount. As such, capital profit does not represent actual cash flow and is regarded as a “book profit”, lowering the outstanding debt.

A premium may also be accrued, or payable, in managing the debt portfolio or when entering into new loans. Under the new format, premiums paid and/or received are included as National Revenue Fund receipts and payments, and no longer categorised as extraordinary receipts and payments.

Sources of information

The information in Tables 1 to 11 on national and provincial government and public entity finances is obtained from the following sources:

•	Reports of the Auditor-General on the Appropriation and Miscellaneous Accounts

•	Printed estimates of revenue and expenditure for the national and provincial budgets

•	The Reserve Bank

•	The South African Revenue Service (SARS)

•	Monthly press releases of the National Treasury, published in terms of section 32 of the Public Finance Management Act (1999).

Main budget: revenue, expenditure, budget balance and financing (Table 1)

Table 1 summarises the main budget balances since 2009/10 and medium-term estimates to 2018/19. In line with the economic reporting format introduced in 2004/05, the revenue classification has been amended to show departmental sales of capital assets separately.

Repayments of loans and advances, which were previously shown as negative expenditure, have been reclassified as revenue. Given that revenue increased and expenditure decreased by the same amount, the national budget deficit is unaffected.

STATISTICAL TABLES

Appropriations by vote are divided into current payments, transfers and subsidies, payments for capital assets and payments for financial assets. Both current and capital transfers are included in transfers and subsidies, in line with the economic reporting format’s requirements.

The deficit figures presented in this table differ from those presented in budgets before 1995/96 because a number of items that were previously regarded as “below-the-line” expenditure have been included in total expenditure. In addition, revaluations of foreign loan obligations are now excluded from expenditure, in keeping with international practice.

Under the “financing” item, domestic short-term loans include net transactions in Treasury bills and borrowing from the Corporation for Public Deposits. Long-term loans include all transactions in government bonds and foreign loans (new loan issues, repayments on maturity, buy-backs, switches and reverse purchase transactions).

Main budget: estimates of national revenue (Tables 2 and 3)

Table 2 presents a summary of revenue and the details are set out in Table 3. Main budget revenue collections are recorded on an adjusted cash basis as the revenue is recorded in the SARS ledgers. Tax revenue is classified according to standard international categories and departmental receipts according to the economic reporting format’s requirements.

In Table 3, a large amount of data cannot be reclassified to align with the economic reporting format because departments capture these transactions in their ledgers as miscellaneous receipts.

Main budget: expenditure defrayed from the National Revenue Fund by vote (Table 4)

Table 4 contains estimates of expenditure on national budget votes for the period 2012/13 to 2018/19. In 2014/15, amounts included in the budget estimate, the adjusted appropriation and the revised estimate on each vote are shown. Following the 2014 elections, new departments were created, some functions were shifted between departments and some existing departments were renamed. Historical data has been adjusted to account for function shifts between departments. As a result, the figures presented for some departments may differ from their financial statements. Total expenditure, however, is not influenced by these changes.

Consolidated national, provincial and social security funds expenditure (Tables 5 and 6)

Tables 5 and 6 show the economic and functional classification of payments for consolidated national and provincial government and social security funds, including the Unemployment Insurance Fund, the Road Accident Fund and the Compensation Funds. Provincial expenditure estimates are preliminary because their budgets are tabled after the national budget. These estimates are based on preliminary information provided by the provinces and are subject to change before being tabled in provincial legislatures.

The functional classification

The functional classification in this annexure is aligned with the classification of government functions set out in the Government Finance Statistics manual. Since 2009, the functions have been classified at a more detailed level, which means that departmental programmes that were allocated to one function can be disaggregated to more due to the availability of detailed information. The historical data published in these tables has been reclassified accordingly. Chapter 5 of the Budget Review, which sets out the medium-term expenditure framework, outlines the budget allocations across these function groups.

To support this approach, data at programme and entity level is aggregated into spending categories, which provides for a higher level of aggregation than in the functional classification. For example, functional classification tables include local development and social infrastructure as distinct functions. The fiscal statistics are an outcome of the budget process and can only be used as a guide to categorise expenditure for budgeting purposes. They are not used as a framework for presenting budget allocations.

2016 BUDGET REVIEW

Some of the most important differences between the key spending categories presented in Chapter 5 and the more detailed functional classification presented in the statistical tables are as follows:

•

Basic education and post-school education and training: These two categories are grouped together as part of the education function in the statistical tables. This includes expenditure related to maintaining and supporting the South African school system, and assisting the higher and vocational education sector.

•	Defence, public order and safety: This includes expenditure related to military health, which is classified as part of the health function in the statistical tables.

•	Economic affairs: This function group includes spending on environmental protection, which is a separate category in the statistical tables.

•	Human settlements and municipal infrastructure: In the statistical tables, expenditure related to this function group is mainly included as part of the housing and community amenities function.

•

Agriculture, rural development and land reform: Agriculture forms part of the economic affairs function in the statistical tables, while rural development is included under housing and community amenities.

•

General public services: In the key spending categories, transfers made to international organisations are classified within the category of the paying department. In the statistical tables, they are classified under general public services.

Consolidated government revenue and expenditure (Tables 7 and 8)

Tables 7 and 8 show the economic and functional classification of payments for the consolidated government budget. This consists of the consolidated national, provincial and social security figures presented in Tables 5 and 6, combined with general government entities, as well as some government business enterprises.

The government budget consolidation includes all entities controlled and mainly financed by government revenue, where such revenue is defined as either taxes, levies and administrative or service fees prescribed by government, or direct budgetary support in the form of transfer payments. This consolidation also includes several government business enterprises, based on the principle that they either sell most of their goods and services to government institutions or departments at regulated prices, and are therefore not businesses in the true sense of the word, or they are directly involved in infrastructure financing and development.

Accordingly, state-owned entities are broadly identified as one of the following:

•	Enterprises that sell mainly to government departments or institutions, have no clear competitors and whose prices are therefore not clearly market related.

•	Science councils that conduct research or fulfil a regulatory or advisory function, with government-determined regulatory or administration fees.

•

Government-regulated businesses that are primarily financed by a dedicated tax, administration fee or levy, (the level of which is dictated by government) or that are directly involved in the maintenance or extension of critical infrastructure.

To present consolidated accounts, all units must adopt the same accounting standards and policies. The format of the accounts, terminology used, classification, transaction coverage and accounting base (cash or accrual) must be the same. In this respect, the consolidated government budget is prepared on an adjusted cash basis of accounting. This is not strictly comparable to the financial information published in the consolidated financial statements, which has two components – a consolidation of departments using the modified cash basis of accounting and a separate consolidation of public entities that apply the accrual basis of accounting.

STATISTICAL TABLES

All transactions that occur between units being consolidated are eliminated. A transaction of one unit is matched with the same transaction as recorded for the second unit and both transactions are eliminated from the consolidation. For example, if a public entity sells a service to a government department and data for the two units is being consolidated, neither the sale nor the purchase of the service is reported. In this way, only transactions between government and non-government entities are recorded, without inflating total government revenue as a result of internal transactions.

Not all intra-entity transactions are eliminated, however, because in the accounting systems of government and many of its agencies, not all such transactions are identifiable. Only those that can be identified have been eliminated. These broadly include:

•

Transactions involving transfers from one government unit to another, including transfers made by national departments to public entities and transfers between public entities (such as Water Trading Entity transfers to water boards).

•	Purchases of goods and services from other government units included in the consolidation (such as transactions between the Trans-Caledon Tunnel Authority, water boards and the Water Trading Entity).

This process is not yet comprehensive. As data collection and recording procedures for transactions improve, additional intra-entity transactions will be identified and removed from the consolidated government budget.

A total of 163 national and provincial departments and 206 entities are included in the 2016 consolidated government budget. The National Treasury is committed to presenting a full consolidation of the whole of general government over time. This means that the consolidated account presented in this budget must still be extended to include local government accounts. A process has been initiated and initial data sets for local government have been published in the Local Government Budgets and Expenditure Review. However, considerable work remains to align this data with the consolidated account, after which it will be included in the consolidation.

A discussion on the consolidation procedures, as well as a detailed list of all entities included in the consolidation, is available in Annexure W2 of the Budget Review on the National Treasury website: www.treasury.gov.za.

Consolidated government revenue, expenditure and financing (Table 9)

Table 9 presents the new format of the government account, which distinguishes between government’s operating activities and its plans to invest in capital and infrastructure.

The balance on the operating account shows the outcome of government’s operating activities, which is a measure of the cost of ongoing operations. It is calculated as the difference between current revenue and current expenditure, and the resulting balance shows how much government must borrow to run its operations. The current balance demonstrates the sustainability of government operations.

Capital investment activities are presented in the capital account. Government’s capital financing requirement is the outcome of this account, which is calculated as the difference between capital revenue and capital expenditure. This account will mainly be in deficit due to continuous investment in infrastructure and substantial capital outlays.

Total debt of government (Table 10)

Table 10 shows the major components of government debt. Net total loan debt consists of total domestic and foreign debt less the cash balances of the National Revenue Fund. Realised and unrealised profits and losses on the Gold and Foreign Exchange Contingency Reserve account are also disclosed. The projections for 2015/16 to 2018/19 are based on national budget data.

2016 BUDGET REVIEW

Net loan debt, provisions and contingent liabilities (Table 11)

Provisions are liabilities with uncertain payment dates or amounts. The provisions for multilateral institutions are the unpaid portion of government’s subscriptions to these institutions, which are payable on request. Contingent liabilities are obligations, such as guarantees, that only result in expenditure when a specific event occurs. Amounts drawn in respect of guarantees and interest on these amounts, if guaranteed, are disclosed. The National Treasury published detailed information on provisions and contingent liabilities in the annual consolidated financial statements of national departments.

STATISTICAL TABLES

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2016 BUDGET REVIEW

Table 1 Main budget: Revenue, expenditure, budget balance and financing 1)

		2009/10	2010/11	2011/12	2012/13	2013/14	2014/15
R million		Actual outcome				Preliminary outcome

Main budget revenue
Current revenue		578 691.1	668 489.7	735 418.4	786 078.4	872 465.3	951 020.9
Tax revenue (gross)	2)	598 705.4	674 183.1	742 649.7	813 825.8	900 013.5	986 294.9
Less: SACU payments		-27 915.4	-14 991.3	-21 760.0	-42 151.3	-43 374.4	-51 737.7
Other adjustment	3)	—	-2 914.4	—	—	—	—
Non-tax revenue (departmental receipts)	4)	7 901.1	12 212.3	14 528.6	14 403.9	15 826.2	16 463.6
Financial transactions in assets and liabilities	5)	7 385.7	4 226.3	9 758.2	13 969.5	14 762.9	14 358.5
Sales of capital assets		36.3	35.4	114.7	94.3	37.0	77.4

Total revenue		586 113.1	672 751.5	745 291.3	800 142.2	887 265.1	965 456.8
Main budget expenditure
Direct charges against the National Revenue Fund		311 484.4	350 386.7	390 580.9	424 634.5	462 603.0	503 253.9
Debt-service costs	6)	57 129.2	66 226.8	76 460.0	88 121.1	101 184.7	114 798.4
Provincial equitable share		236 890.8	265 139.4	291 735.5	310 740.7	336 495.3	359 921.8
General fuel levy sharing with metropolitan municipalities		6 800.1	7 542.4	8 573.1	9 039.7	9 613.4	10 190.2
Skills levy and SETAs		7 815.6	8 379.3	10 025.3	11 694.5	12 090.2	13 838.8
Other	7)	2 848.7	3 098.8	3 787.0	5 038.5	3 219.4	4 504.8
Appropriated by vote		436 383.5	455 592.4	499 330.6	540 861.0	585 155.6	628 783.3
Current payments	8)	114 745.6	128 898.6	142 697.4	159 848.6	176 635.2	184 905.9
Transfers and subsidies	9)	279 020.7	294 049.0	343 175.4	364 947.0	390 973.7	424 040.8
Payments for capital assets	10)	9 453.9	11 406.9	12 043.4	13 876.1	14 077.3	16 080.5
Payments for financial assets	11)	33 163.3	21 237.9	1 414.4	2 189.3	3 469.3	3 756.0
Provisional allocation not assigned to votes		—	—	—	—	—	—

Total		747 868.0	805 979.1	889 911.5	965 495.6	1 047 758.6	1 132 037.2

Contingency reserve		—	—	—	—	—	—

Total expenditure		747 868.0	805 979.1	889 911.5	965 495.6	1 047 758.6	1 132 037.2

Main budget balance		-161 754.9	-133 227.7	-144 620.2	-165 353.3	-160 493.5	-166 580.4
Percentage of GDP		-6.3%	-4.7%	-4.7%	-5.0%	-4.4%	-4.3%

Financing
Change in loan liabilities

Domestic short-term loans (net)		49 770.3	34 893.0	18 724.6	22 555.0	23 048.0	9 569.0

Domestic long-term loans (net)		118 855.8	136 849.8	138 500.8	125 767.8	149 414.4	157 014.0
Market loans		132 794.3	150 292.0	154 860.9	161 557.7	172 112.5	192 414.0
Loans issued for switches		-399.4	93.4	-753.0	-3 851.8	-1 135.3	-1 160.0
Redemptions		-13 539.1	-13 535.6	-15 607.1	-31 938.1	-21 562.8	-34 240.0

Foreign loans (net)		23 257.5	2 839.6	9 135.3	-11 622.0	378.4	8 361.0
Market loans		30 872.4	5 151.1	12 025.2	—	19 619.1	22 952.0
Arms procurement loan agreements		800.0	470.4	569.4	60.6	—	—
Redemptions (including revaluation of loans)	12)	-8 414.9	-2 781.9	-3 459.3	-11 682.6	-19 240.7	-14 591.0

Change in cash and other balances (- increase)		-30 128.7	-41 354.7	-21 740.5	28 652.5	-12 347.3	-8 363.6

Total financing (net)		161 754.9	133 227.7	144 620.2	165 353.3	160 493.5	166 580.4

GDP		2 551 316	2 826 071	3 080 887	3 327 630	3 609 844	3 843 776

National Revenue Fund transactions	13)
National Revenue Fund receipts		6 428.6	3 013.9	5 209.2	12 302.8	11 709.3	12 647.0
National Revenue Fund payments		-671.2	-838.6	-1 388.3	-2 587.2	-516.3	-1 525.5

Net		5 757.4	2 175.3	3 820.9	9 715.6	11 193.0	11 121.5

1)

This table summarises revenue, expenditure and the main budget balance since 2009/10. As available data is incomplete, the estimates are not fully consistent with other sources, such as the government finance statistics series of the Reserve Bank.

2)	Mining leases and ownership has been reclassified as non-tax revenue (rent on land). Historical numbers have been adjusted for comparative purposes.
3)	Payment to Southern African Customs Union partners in respect of a previous error in calculation of the 1969 agreement.
4)	Excludes sales of capital assets, discount and revaluation of foreign loan repayments.
5)	Includes National Revenue Fund receipts (previously classified as extraordinary receipts).
6)	Includes interest, cost of raising loans and management cost but excludes discount on the issue of new government debt instruments and the revaluation of foreign loan repayments.
7)

Includes direct appropriations in respect of the salaries of the President, Deputy President, judges, magistrates, members of Parliament, and National Revenue Fund payments (previously classified as extraordinary payments).

Source: National Treasury

STATISTICAL TABLES

							Table 1 Main budget: Revenue, expenditure, budget balance and financing 1)

2015/16			2016/17	2017/18	2018/19
Budget estimate	Revised estimate	Deviation	Medium-term estimates				R million

							Main budget revenue
1 045 288.1	1 033 073.0	-12 215.1	1 148 022.0	1 264 241.3	1 388 626.8		Current revenue
1 081 275.0	1 069 700.0	-11 575.0	1 174 787.8	1 296 477.1	1 434 737.3	2)	Tax revenue (gross)
-51 021.9	-51 021.9	—	-39 448.3	-51 068.0	-62 981.3		Less: SACU payments
—	—	—	—	—	—	3)	Other adjustment
15 035.0	14 395.0	-640.1	12 682.6	18 832.3	16 870.7	4)	Non-tax revenue (departmental receipts)
3 922.0	41 354.1	37 432.0	13 916.2	—	—	5)	Financial transactions in assets and liabilities
80.5	91.7	11.3	58.0	63.4	71.4		Sales of capital assets

1 049 290.6	1 074 518.9	25 228.2	1 161 996.2	1 264 304.7	1 388 698.1		Total revenue
							Main budget expenditure
537 847.2	545 725.1	7 877.9	590 923.1	638 899.5	686 015.2		Direct charges against the National Revenue Fund
126 440.4	129 111.2	2 670.7	147 720.0	161 927.0	178 556.0	6)	Debt-service costs
382 673.5	386 500.0	3 826.5	410 698.6	441 831.1	469 051.1		Provincial equitable share
10 658.9	10 658.9	—	11 223.8	11 785.0	12 468.6		General fuel levy sharing with metropolitan municipalities
14 690.0	15 800.0	1 110.0	17 639.6	19 687.1	22 057.5		Skills levy and SETAs
3 384.4	3 655.0	270.7	3 641.1	3 669.2	3 882.1	7)	Other
679 497.5	701 592.3	22 094.8	721 148.2	772 311.7	821 230.4		Appropriated by vote
194 726.6	195 306.9	580.3	208 439.8	218 079.2	229 892.7	8)	Current payments
464 571.6	461 086.2	-3 485.4	493 397.8	536 200.3	572 519.2	9)	Transfers and subsidies
16 828.6	16 404.3	-424.2	14 408.5	13 013.0	13 773.5	10)	Payments for capital assets
3 370.7	28 794.8	25 424.2	4 902.2	5 019.1	5 045.0	11)	Payments for financial assets
—	—	—	266.8	489.4	17 789.4		Provisional allocation not assigned to votes

1 217 344.7	1 247 317.4	29 972.7	1 312 338.1	1 411 700.5	1 525 035.0

5 000.0	—	-5 000.0	6 000.0	10 000.0	15 000.0		Contingency reserve

1 222 344.7	1 247 317.4	24 972.7	1 318 338.1	1 421 700.5	1 540 035.0		Total expenditure

-173 054.1	-172 798.6	255.4	-156 341.9	-157 395.8	-151 336.9		Main budget balance
-4.1%	-4.2%	-0.1%	-3.6%	-3.3%	-2.9%		Percentage of GDP

							Financing
							Change in loan liabilities

13 000.0	13 000.0	—	25 000.0	33 000.0	23 000.0		Domestic short-term loans (net)

144 809.0	144 457.0	-352.0	116 200.0	106 681.0	107 850.0		Domestic long-term loans (net)
172 500.0	174 979.0	2 479.0	174 000.0	165 500.0	160 500.0		Market loans
—	-2 479.0	-2 479.0	—	—	—		Loans issued for switches
-27 691.0	-28 043.0	-352.0	-57 800.0	-58 819.0	-52 650.0		Redemptions

7 797.0	12 372.4	4 575.4	7 811.0	17 913.8	19 566.0		Foreign loans (net)
11 530.0	16 220.0	4 690.0	23 205.0	22 635.0	21 900.0		Market loans
—	—	—	—	—	—		Arms procurement loan agreements
-3 733.0	-3 847.6	-114.6	-15 394.0	-4 721.2	-2 334.0	12)	Redemptions (including revaluation of loans)

7 448.1	2 969.2	-4 478.9	7 330.9	-199.0	920.9		Change in cash and other balances (- increase)

173 054.1	172 798.6	-255.4	156 341.9	157 395.8	151 336.9		Total financing (net)

4 191 752	4 073 218	-118 534	4 388 417	4 750 724	5 161 330		GDP

						13)	National Revenue Fund transactions
2 000.0	14 159.9	12 159.9	12 165.0	3 842.0	2 506.0		National Revenue Fund receipts
-121.0	-681.7	-560.7	-145.0	—	—		National Revenue Fund payments

1 879.0	13 478.2	11 599.2	12 020.0	3 842.0	2 506.0		Net

8)	Includes compensation of employees, payments for goods and services, interest and rent on land. Payment for medical benefits to former employees has been moved to transfers.
9)	Includes current and capital transfers and subsidies to business, households, foreign countries and other levels and funds of general government.
10)	Includes acquisition and own account construction of new assets and the cost of upgrading, improving and extending to existing capital assets.
11)	Consists mainly of lending to public corporations or making equity investments in them for policy purposes. Previously included in transfers and subsidies.
12)	Revaluation estimates are based on National Treasury’s projection of exchange rates.
13)	National Revenue Fund payments include premiums paid on loan transactions and revaluation adjustments when utilising foreign exchange deposits.

National Revenue Fund receipts include proceeds from the sale of state assets, premiums received on loan transactions and revaluation adjustments when utilising foreign exchange deposits.

2016 BUDGET REVIEW

Table 2

Main budget: estimates of national revenue

Summary of revenue 1)

R million		1998/99	1999/00	2000/01	2001/02	2002/03	2003/04	2004/05

Taxes on income and profits		108 021.5	116 148.9	126 145.2	147 310.4	164 565.9	171 962.8	195 219.1
Persons and individuals		77 733.9	85 883.8	86 478.0	90 389.5	94 336.7	98 495.1	110 981.9
Gold mines		188.6	—	—	—	—	—	—
Other mines		1 946.1	—	—	—	—	—	—
Companies		20 388.0	20 971.6	29 491.8	42 354.5	55 745.1	60 880.8	70 781.9
Secondary tax on companies/Dividend and interest witholding tax		1 930.8	3 149.9	4 031.3	7 162.7	6 325.6	6 132.9	7 487.1
Tax on retirement funds		5 098.8	5 330.4	5 219.8	6 190.6	6 989.7	4 897.7	4 406.1
Other	1)	735.3	813.1	924.3	1 213.1	1 169.0	1 556.3	1 562.2

Taxes on payroll and workforce		—	0.1	1 257.4	2 717.3	3 352.1	3 896.4	4 443.3
Skills development levy	2)	—	0.1	1 257.4	2 717.3	3 352.1	3 896.4	4 443.3

Taxes on property		2 830.4	3 808.4	3 978.8	4 628.3	5 084.6	6 707.5	9 012.6
Donations tax		9.1	15.2	32.1	20.6	17.7	17.1	25.2
Estate duty		256.4	304.2	442.7	481.9	432.7	417.1	506.9
Securities transfer tax	3)	721.1	1 090.4	1 102.1	1 212.8	1 205.2	1 101.1	1 365.9
Transfer duties		1 565.4	1 821.6	2 401.9	2 913.0	3 429.0	5 172.1	7 114.6
Demutualisation charge		278.5	577.0	—	—	—	—	—

Domestic taxes on goods and services		66 213.2	72 184.7	78 877.5	86 885.1	97 311.5	110 108.6	131 980.6
Value-added tax	4)	43 985.4	48 376.8	54 455.2	61 056.6	70 149.9	80 681.8	98 157.9
Specific excise duties		8 052.8	8 886.1	9 126.6	9 797.2	10 422.6	11 364.6	13 066.7
Ad valorem excise duties		518.9	584.3	693.9	776.1	1 050.2	1 016.2	1 015.2
General fuel levy		13 640.0	14 289.8	14 495.3	14 923.2	15 333.8	16 652.4	19 190.4
Air departure tax		—	—	85.8	296.4	324.8	367.2	412.2
Other	5)	16.0	47.6	20.7	35.5	30.3	26.5	138.3

Taxes on international trade and transactions		6 052.5	6 778.1	8 226.6	8 680.1	9 619.8	8 414.3	13 286.5
Customs duties		5 985.7	6 517.8	7 853.6	8 632.2	9 330.7	8 479.4	12 888.4
Import surcharges		1.6	0.4	0.0	0.5	0.0	—	—
Other	6)	65.2	259.9	372.9	47.5	289.1	-65.1	398.1

Stamp duties and fees		1 489.0	1 618.9	1 561.6	1 767.2	1 572.4	1 360.1	1 167.7

State miscellaneous revenue	7)	179.3	727.0	72.0	306.7	433.0	-7.1	-130.9

TOTAL TAX REVENUE (gross)		184 785.9	201 265.9	220 119.1	252 295.0	281 939.3	302 442.6	354 978.8

Non-tax revenue	8)	7 553.8	11 332.1	6 852.4	8 331.4	12 995.7	8 309.5	8 695.4
Less: SACU payments	9)	-5 576.7	-7 197.3	-8 396.1	-8 204.8	-8 259.4	-9 722.7	-13 327.8

TOTAL MAIN BUDGET REVENUE		186 763.0	205 400.7	218 575.4	252 421.5	286 675.6	301 029.4	350 346.5

Current revenue		186 736.2	205 359.0	218 531.9	252 417.4	286 617.8	301 012.9	350 316.3
Direct taxes		108 565.5	117 045.3	127 877.4	150 530.1	168 368.4	176 293.5	200 194.5
Indirect taxes		76 041.1	83 493.7	92 169.7	101 458.2	113 137.9	126 156.1	154 915.3
State miscellaneous revenue		179.3	727.0	72.0	306.7	433.0	-7.1	-130.9
Non-tax revenue (excluding sales of capital assets)	11)	7 526.9	11 290.4	6 808.9	8 327.2	12 937.9	8 293.0	8 665.2
Less: SACU payments		-5 576.7	-7 197.3	-8 396.1	-8 204.8	-8 259.4	-9 722.7	-13 327.8
Sales of capital assets		26.9	41.7	43.5	4.2	57.8	16.5	30.2

National Revenue Fund receipts	12)	2 757.6	7 238.3	2 983.5	4 159.1	8 167.9	1 598.2	2 492.0

1)

Includes interest on overdue income tax, non-resident shareholders’ tax (prior to 1999/00), non-residents’ tax on interest (prior to 1999/00), undistributed profits tax (prior to 1999/00) and small business tax amnesty (in 2006/07, 2007/08 and 2008/09).

2)	Levy on payroll dedicated to skills development.
3)	The securities transfer tax replaced the uncertificated securities tax from 1 July 2008. The uncertificated securities tax replaced the marketable securities tax from 1 June 1999.
4)	The value-added tax (VAT) replaced the general sales tax in September 1991.
5)

Includes plastic bag levy (from 2004/05), Universal Service Fund (from 1998/99), Human Resources Fund and Universal Service Agency (in 1998/99 and 1999/00), levies on financial services (up to 2004/05) and carbon dioxidemotor vehicle emissions tax (from 2010/11). Mining leases and ownership has been reclassified as non-tax revenue.

The historical years from 1998/99 have been adjusted for comparative purposes.

Source: National Treasury

STATISTICAL TABLES

								Table 2 Main budget: estimates of national revenue Summary of revenue 1)

2005/06	2006/07	2007/08	2008/09	2009/10	2010/11	2011/12
Actual collections								R million

230 803.6	279 990.5	332 058.3	383 482.7	359 044.8	379 941.2	426 583.7		Taxes on income and profits
125 645.3	140 578.3	168 774.4	195 145.7	205 145.0	226 925.0	250 399.6		Persons and individuals
—	—	—	—	—	—	—		Gold mines
—	—	—	—	—	—	—		Other mines
86 160.8	118 998.6	140 119.8	165 539.0	134 883.4	132 901.7	151 626.7		Companies
12 277.6	15 291.4	20 585.4	20 017.6	15 467.8	17 178.2	21 965.4		Secondary tax on companies/Dividend and interest witholding tax
4 783.1	3 190.5	285.4	143.3	42.7	2.8	6.7		Tax on retirement funds
1 936.7	1 931.7	2 293.3	2 637.2	3 505.9	2 933.6	2 585.3	1)	Other

4 872.0	5 597.4	6 330.9	7 327.5	7 804.8	8 652.3	10 173.1		Taxes on payroll and workforce
4 872.0	5 597.4	6 330.9	7 327.5	7 804.8	8 652.3	10 173.1	2)	Skills development levy

11 137.5	10 332.3	11 883.9	9 477.1	8 826.4	9 102.3	7 817.5		Taxes on property
29.5	47.0	27.6	125.0	60.1	64.6	52.7		Donations tax
624.7	747.4	691.0	756.7	759.3	782.3	1 045.2		Estate duty
1 973.4	2 763.9	3 757.1	3 664.5	3 324.0	2 932.9	2 886.1	3)	Securities transfer tax
8 510.0	6 774.0	7 408.2	4 930.9	4 683.0	5 322.5	3 833.6		Transfer duties
—	—	—	—	—	—	—		Demutualisation charge

151 223.7	174 671.4	194 690.3	201 416.0	203 666.8	249 490.4	263 949.9		Domestic taxes on goods and services
114 351.6	134 462.6	150 442.8	154 343.1	147 941.3	183 571.4	191 020.2	4)	Value-added tax
14 546.5	16 369.5	18 218.4	20 184.5	21 289.3	22 967.6	25 411.1		Specific excise duties
1 157.3	1 282.7	1 480.5	1 169.5	1 275.9	1 596.2	1 828.3		Ad valorem excise duties
20 506.7	21 844.6	23 740.5	24 883.8	28 832.5	34 417.6	36 602.3		General fuel levy
458.2	484.8	540.6	549.4	580.3	647.8	762.4		Air departure tax
203.4	227.2	267.5	285.7	405.7	1 293.3	1 895.8	5)	Other

18 201.9	24 002.2	27 081.9	22 852.4	19 318.9	26 977.1	34 121.0		Taxes on international trade and transactions
18 303.5	23 697.0	26 469.9	22 751.0	19 577.1	26 637.4	34 197.9		Customs duties
—	—	—	—	—	—	—		Import surcharges
-101.6	305.2	612.0	101.4	-258.3	339.7	-76.9	6)	Other

792.8	615.7	557.1	571.8	49.5	3.1	-2.9		Stamp duties and fees

164.2	339.2	212.2	-27.4	-5.7	16.7	7.4	7)	State miscellaneous revenue

417 195.7	495 548.6	572 814.6	625 100.2	598 705.4	674 183.1	742 649.7		TOTAL TAX REVENUE (gross)

15 602.3	14 281.4	14 542.4	20 819.6	15 323.1	16 474.0	24 401.5	8)	Non-tax revenue
-14 144.9	-25 194.9	-24 712.6	-28 920.6	-27 915.4	-14 991.3	-21 760.0	9)	Less: SACU payments

418 653.1	484 635.1	562 644.4	616 999.2	586 113.1	672 751.5	745 291.3		TOTAL MAIN BUDGET REVENUE

418 573.8	484 596.3	562 414.2	616 868.0	586 076.8	672 716.0	745 176.5		Current revenue
236 329.7	286 382.4	339 107.8	391 691.9	367 669.0	389 440.5	437 854.7		Direct taxes
180 701.8	208 827.1	233 494.6	233 435.6	231 042.1	284 726.0	304 787.6		Indirect taxes
164.2	339.2	212.2	-27.4	-5.7	16.7	7.4		State miscellaneous revenue
15 523.0	14 242.6	14 312.2	20 688.4	15 286.8	16 438.5	24 286.8	11)	Non-tax revenue (excluding sales of capital assets)
-14 144.9	-25 194.9	-24 712.6	-28 920.6	-27 915.4	-17 905.7	-21 760.0		Less: SACU payments
79.3	38.8	230.2	131.2	36.3	35.4	114.7		Sales of capital assets

6 905.2	3 438.1	1 849.8	8 203.4	6 428.6	3 013.9	5 209.2	12)	National Revenue Fund receipts

6)	Includes miscellaneous customs and excise receipts, ordinary levy (up to 2004/05) and diamond export duties.
7)	Includes revenue received by SARS that could not be allocated to a specific revenue type.
8)

Includes sales of goods and services, fines, penalties and forfeits, interest, dividends and rent on land (including mineral and petroleum royalties), sales of capital assets as well as transactions in financial assets and liabilities.

9)	Payments in terms of SACU agreements.
10)	Payment to SACU partners in respect of a previous error in calculation of the 1969 agreement.
11)	Excludes sales of capital assets.
12)

Previosuly classified as extraordinary revenue, includes sales of strategic fuel stocks, proceeds from sales of state assets and certain other receipts are, by law, paid into the National Revenue Fund.

2016 BUDGET REVIEW

Table 2

Main budget: estimates of national revenue

Summary of revenue 1)

		2012/13	2013/14	2014/15	2015/16		2016/17
		Actual collections			Revised estimates	% change on actual 2014/15	Budget estimates
							Before	After
R million							tax proposals

Taxes on income and profits		457 313.8	507 759.2	561 789.8	608 653.6	8.3%	673 036.7	668 386.5
Persons and individuals		275 821.6	309 834.1	352 950.4	392 000.0	11.1%	446 690.6	441 040.4
Companies		159 259.2	177 324.3	184 925.4	189 000.0	2.2%	197 292.8	198 292.8
Secondary tax on companies/Dividend and interest witholding tax		19 738.7	17 308.8	21 247.3	23 866.2	12.3%	25 249.5	25 249.5
Tax on retirement funds		0.2	—	—	—	—	—	—
Other	1)	2 494.1	3 292.0	2 666.7	3 787.4	42.0%	3 803.8	3 803.8

Taxes on payroll and workforce		11 378.5	12 475.6	14 032.1	15 800.0	12.6%	17 639.6	17 639.6
Skills development levy	2)	11 378.5	12 475.6	14 032.1	15 800.0	12.6%	17 639.6	17 639.6

Taxes on property		8 645.2	10 487.1	12 471.5	14 761.8	18.4%	15 354.7	15 454.7
Donations tax		82.1	112.8	167.0	116.4	-30.3%	117.7	117.7
Estate duty		1 013.0	1 101.5	1 488.6	2 029.4	36.3%	2 032.5	2 032.5
Securities transfer tax	3)	3 271.9	3 784.3	4 150.1	5 216.0	25.7%	5 220.9	5 220.9
Transfer duties		4 278.3	5 488.5	6 665.8	7 400.0	11.0%	7 983.6	8 083.6

Domestic taxes on goods and services		296 921.5	324 548.2	356 554.4	383 994.6	7.7%	409 230.9	418 770.6
Value-added tax	4)	215 023.0	237 666.6	261 294.8	278 060.0	6.4%	301 260.1	301 259.7
Specific excise duties		28 377.7	29 039.5	32 333.6	35 100.0	8.6%	35 716.0	38 000.0
Ad valorem excise duties		2 231.9	2 363.3	2 962.3	3 037.0	2.5%	3 276.5	3 276.5
General fuel levy		40 410.4	43 684.7	48 466.5	56 700.0	17.0%	57 695.1	64 495.1
Air departure tax		873.1	878.7	906.6	930.1	2.6%	931.1	931.1
Electricity levy		7 983.9	8 818.9	8 648.2	8 420.0	-2.6%	8 567.8	8 567.8
Other	5)	2 021.4	2 096.5	1 942.5	1 747.5	-10.0%	1 784.4	2 240.4

Taxes on international trade and transactions		39 549.1	44 732.2	41 462.9	46 489.7	12.1%	54 536.0	54 536.0
Customs duties		38 997.9	44 178.7	40 678.8	46 000.0	13.1%	54 043.1	54 043.1
Other	6)	551.2	553.4	784.1	489.7	-37.5%	492.9	492.9

Stamp duties and fees		0.5	31.7	-1.2	0.3	-127.0%	0.3	0.3

State miscellaneous revenue	7)	17.2	-20.3	-14.7	—	—	—	—

Revenue measures in 2017 Budget		—	—	—	—	—	—	—
Revenue measures in 2018 Budget		—	—	—	—	—	—	—

TOTAL TAX REVENUE (gross)		813 825.8	900 013.5	986 294.9	1 069 700.0	8.5%	1 169 798.3	1 174 787.8

Non-tax revenue	8)	28 467.7	30 626.1	30 899.6	55 840.8	80.7%	26 656.8	26 656.8
Less: SACU payments	9)	-42 151.3	-43 374.4	-51 737.7	-51 021.9	-1.4%	-39 448.3	-39 448.3
Other adjustment	10)	—	—	—	—	—	—	—

TOTAL MAIN BUDGET REVENUE		800 142.2	887 265.1	965 456.8	1 074 518.9	11.3%	1 157 006.7	1 161 996.2

Current revenue		800 047.9	887 228.1	965 379.4	1 074 427.1	11.3%	1 156 948.8	1 161 938.2
Direct taxes		469 787.4	521 449.0	577 477.5	626 599.4	8.5%	692 826.5	688 176.4
Indirect taxes		344 021.2	378 584.8	408 832.1	443 100.6	8.4%	476 971.8	486 611.4
State miscellaneous revenue		17.2	-20.3	-14.7	—	-100.0%	—	—
Non-tax revenue (excluding sales of capital assets)	11)	28 373.4	30 589.1	30 822.2	55 749.0	80.9%	26 598.8	26 598.8
Less: SACU payments		-42 151.3	-43 374.4	-51 737.7	-51 021.9	-1.4%	-39 448.3	-39 448.3
Sales of capital assets		94.3	37.0	77.4	91.7	18.5%	58.0	58.0

National Revenue Fund receipts	12)	12 302.8	11 709.3	12 647.0	14 159.9	12.0%	12 165.0	12 165.0

1)

Includes interest on overdue income tax, non-resident shareholders’ tax (prior to 1999/00), non-residents’ tax on interest (prior to 1999/00), undistributed profits tax (prior to 1999/00) and small business tax amnesty (in 2006/07, 2007/08 and 2008/09).

2)	Levy on payroll dedicated to skills development.
3)	The securities transfer tax replaced the uncertificated securities tax from 1 July 2008. The uncertificated securities tax replaced the marketable securities tax from 1 June 1999.
4)	The value-added tax (VAT) replaced the general sales tax in September 1991.
5)

Includes plastic bag levy (from 2004/05), Universal Service Fund (from 1998/99), Human Resources Fund and Universal Service Agency (in 1998/99 and 1999/00), levies on financial services (up to 2004/05) and carbon dioxidemotor vehicle emissions tax (from 2010/11). Mining leases and ownership has been reclassified as non-tax revenue.

Source: National Treasury

STATISTICAL TABLES

							Table 2 Main budget: estimates of national revenue Summary of revenue 1)

2016/17		2017/18		2018/19
% change on revised 2015/16	% of total budget revenue	Estimates	% change after tax proposals 2016/17	Estimates	% change on 2017/18		R million

9.8%	57.5%	737 785.3	10.4%	817 592.7	10.8%		Taxes on income and profits
12.5%	38.0%	491 778.3	11.5%	550 764.8	12.0%		Persons and individuals
4.9%	17.1%	214 843.0	8.3%	233 215.4	8.6%		Companies
5.8%	2.2%	27 263.9	8.0%	29 565.3	8.4%		Secondary tax on companies/Dividend and interest witholding tax
–	–	–	–	–	–		Tax on retirement funds
0.4%	0.3%	3 900.1	2.5%	4 047.1	3.8%	1)	Other

11.6%	1.5%	19 687.1	11.6%	22 057.5	12.0%		Taxes on payroll and workforce
11.6%	1.5%	19 687.1	11.6%	22 057.5	12.0%	2)	Skills development levy

4.7%	1.3%	16 145.1	4.5%	16 904.2	4.7%		Taxes on property
1.1%	0.0%	117.9	0.2%	118.8	0.7%		Donations tax
0.2%	0.2%	2 035.5	0.1%	2 039.6	0.2%		Estate duty
0.1%	0.4%	5 238.0	0.3%	5 246.7	0.2%	3)	Securities transfer tax
9.2%	0.7%	8 753.7	8.3%	9 499.2	8.5%		Transfer duties

9.1%	36.0%	447 870.8	6.9%	481 163.5	7.4%		Domestic taxes on goods and services
8.3%	25.9%	327 645.1	8.8%	357 704.5	9.2%	4)	Value-added tax
8.3%	3.3%	38 832.3	2.2%	39 829.7	2.6%		Specific excise duties
7.9%	0.3%	3 548.1	8.3%	3 850.3	8.5%		Ad valorem excise duties
13.7%	5.6%	65 907.8	2.2%	67 600.5	2.6%		General fuel levy
0.1%	0.1%	938.7	0.8%	950.2	1.2%		Air departure tax
1.8%	0.7%	8 755.4	2.2%	8 980.3	2.6%		Electricity levy
28.2%	0.2%	2 243.4	0.1%	2 248.0	0.2%	5)	Other

17.3%	4.7%	59 988.4	10.0%	65 593.0	9.3%		Taxes on international trade and transactions
17.5%	4.7%	59 494.8	10.1%	65 099.1	9.4%		Customs duties
0.7%	0.0%	493.7	0.1%	493.9	0.0%	6)	Other

–	0.0%	0.3	-0.0%	0.3	0.0%		Stamp duties and fees

–	–	–	–	–	–	7)	State miscellaneous revenue

–	–	15 000.0	–	16 426.1	9.5%		Revenue measures in 2017 Budget
–	–	–	–	15 000.0	–		Revenue measures in 2018 Budget

9.8%	101.1%	1 296 477.1	10.4%	1 434 737.3	10.7%		TOTAL TAX REVENUE (gross)

-52.3%	2.3%	18 895.7	-29.1%	16 942.1	-10.3%	8)	Non-tax revenue
-22.7%	-3.4%	-51 068.0	29.5%	-62 981.3	23.3%	9)	Less: SACU payments
–	–	–	–	–	–	10)	Other adjustment

8.1%	100.0%	1 264 304.7	8.8%	1 388 698.1	9.8%		TOTAL MAIN BUDGET REVENUE

8.1%	100.0%	1 249 241.3	7.5%	1 357 200.7	8.6%		Current revenue
9.8%	59.2%	759 625.8	10.4%	841 808.6	10.8%		Direct taxes
9.8%	41.9%	521 851.3	7.2%	561 502.6	7.6%		Indirect taxes
–	–	–	–	–	–		State miscellaneous revenue
-52.3%	2.3%	18 832.3	-29.2%	16 870.7	-10.4%	11)	Non-tax revenue (excluding sales of capital assets)
-22.7%	-3.4%	-51 068.0	29.5%	-62 981.3	23.3%		Less: SACU payments
-36.8%	0.0%	63.4	9.4%	71.4	12.5%		Sales of capital assets

–	1.0%	3 842.0	-68.4%	2 506.0	-34.8%	12)	National Revenue Fund receipts

6)	Includes miscellaneous customs and excise receipts, ordinary levy (up to 2004/05) and diamond export duties.
7)	Includes revenue received by SARS that could not be allocated to a specific revenue type.
8)	Includes sales of goods and services, fines, penalties and forfeits, interest, dividends and rent on land (including mineral and petroleum royalties), sales of capital assets as well as transactions in financial assets and liabilities.
9)	Payments in terms of SACU agreements.
10)	Payment to SACU partners in respect of a previous error in calculation of the 1969 agreement.
11)	Excludes sales of capital assets.
12)	Previosuly classified as extraordinary revenue, includes sales of strategic fuel stocks, proceeds from sales of state assets and certain other receipts are, by law, paid into the National Revenue Fund.

2016 BUDGET REVIEW

Table 3

Main budget: estimates of national revenue

Detailed classification of revenue

		2012/13	2013/14	2014/15
R thousands		Actual collections		Before tax proposals	After tax proposals	Revised estimate	Actual collection

Taxes on income and profits		457 313 835	507 759 154	567 200 678	556 950 678	556 700 000	561 789 780
Income tax on persons and individuals		275 821 599	309 834 087	346 193 993	335 943 993	350 000 000	352 950 431
Tax on corporate income
Companies		159 259 228	177 324 273	198 935 012	198 935 012	183 000 000	184 925 392
Secondary tax on companies/dividend witholding tax		19 738 709	17 308 790	19 249 861	19 249 861	21 400 000	21 247 289
Interest witholding tax
Tax on retirement funds		159	—	—	—	—	—
Other
Interest on overdue income tax		2 493 543	3 290 755	2 821 812	2 821 812	2 300 000	2 663 840
Small business tax amnesty		597	1 250	—	—	—	2 827

Taxes on payroll and workforce		11 378 478	12 475 597	13 440 000	13 440 000	13 200 000	14 032 119
Payroll levy		1	—	—	—	—	—

Taxes on property		8 645 211	10 487 061	11 476 740	11 476 740	12 602 722	12 471 534
Estate, inheritance and gift taxes
Donations tax		82 101	112 752	122 559	122 559	172 381	166 962
Estate duty		1 012 978	1 101 505	1 236 927	1 236 927	1 430 341	1 488 629
Taxes on financial and capital transactions
Securities transfer tax	1)	3 271 855	3 784 262	4 065 723	4 065 723	4 300 000	4 150 123
Transfer duties		4 278 277	5 488 542	6 051 530	6 051 530	6 700 000	6 665 819

Domestic taxes on goods and services		296 921 469	324 548 175	356 644 595	361 319 595	355 717 884	356 554 423
Value-added tax
Domestic VAT		242 416 471	263 460 913	290 899 006	290 899 006	287 000 000	286 775 612
Import VAT		111 426 923	131 084 644	151 659 162	151 659 162	135 000 000	136 544 384
Refunds		-138 820 359	-156 878 978	-175 398 124	-175 398 124	-161 400 000	-162 025 207
Specific excise duties
Beer		8 444 749	9 177 266	9 260 423	10 032 556	10 169 000	10 177 141
Sorghum beer and sorghum flour		26 363	8 945	8 554	8 554	5 000	3 895
Wine and other fermented beverages		2 053 458	2 263 439	2 329 294	2 507 571	2 421 000	2 357 752
Spirits		4 257 562	4 007 480	3 269 473	3 734 063	4 882 000	4 676 599
Cigarettes and cigarette tobacco		10 978 223	10 910 866	11 573 227	12 223 953	12 187 000	12 601 925
Pipe tobacco and cigars		637 863	546 048	448 919	493 194	561 000	537 692
Petroleum products	2)	929 222	945 323	941 653	941 653	866 000	910 644
Revenue from neighbouring countries	3)	1 050 271	1 180 103	1 138 247	1 138 247	909 000	1 067 953
Ad valorem excise duties		2 231 941	2 363 310	2 622 603	2 622 603	3 231 651	2 962 255
General fuel levy		40 410 389	43 684 654	44 951 564	47 516 564	48 200 000	48 466 532
Taxes on use of goods or permission to use goodsor to perform activities
Air departure tax		873 060	878 697	973 491	973 491	966 311	906 575
Plastic bags levy		150 817	169 243	233 258	233 258	173 258	174 298
Electricity levy		7 983 940	8 818 930	9 789 314	9 789 314	8 600 000	8 648 170
Incandescent light bulb levy		136 792	71 802	112 087	112 087	112 087	90 877
CO2 tax - motor vehicle emissions		1 567 382	1 711 179	1 684 160	1 684 160	1 600 000	1 483 337
Tyre levy
Turnover tax for micro businesses		11 319	17 461	17 541	17 541	10 915	17 309
Other
Universal Service Fund		155 084	126 852	130 742	130 742	223 663	176 681

Taxes on international trade and transactions		39 549 121	44 732 170	50 463 020	50 463 020	40 779 394	41 462 935
Import duties
Customs duties		38 997 933	44 178 728	50 300 410	50 300 410	39 900 000	40 678 795
Other
Miscellaneous customs and excise receipts		495 813	460 036	81 845	81 845	791 946	667 064
Diamond export levy		55 375	93 406	80 765	80 765	87 448	117 077

Other taxes		494	31 659	—	—	—	-1 202
Stamp duties and fees		494	31 659	—	—	—	-1 202

State miscellaneous revenue	4)	17 206	-20 347	—	—	—	-14 712

Revenue measures in 2017 Budget		—	—	—	—	—	—
Revenue measures in 2018 Budget		—	—	—	—	—	—

TOTAL TAX REVENUE (gross)		813 825 815	900 013 471	999 225 032	993 650 032	979 000 000	986 294 877

Less: SACU payments	5)	-42 151 276	-43 374 384	-51 737 656	-51 737 656	-51 737 656	-51 737 656
Payments in terms of Customs Union agreements
(sec. 51(2) of Act 91 of 1964)		-42 151 276	-43 374 384	-51 737 656	-51 737 656	-51 737 656	-51 737 656
Other adjustment	6)	—	—	—	—	—	—

TOTAL TAX REVENUE (net of SACU payments)		771 674 539	856 639 087	947 487 375	941 912 375	927 262 344	934 557 221

1)	The securities transfer tax replaced the uncertificated securities tax from 1 July 2008.
2)	Specific excise duties on petrol, distillate fuel, residual fuel and base oil.

Source: National Treasury

STATISTICAL TABLES

							Table 3 Main budget: estimates of national revenue Detailed classification of revenue

2015/16				2016/17
Budget estimates			% change on
Before	After	Revised	2014/15	Before	After
tax proposals		estimate	actual	tax proposals			R thousands

621 040 257	620 890 257	608 653 573	8.3%	673 036 685	668 386 544		Taxes on income and profits
393 889 606	393 889 606	392 000 000	11.1%	446 690 553	441 040 413		Income tax on persons and individuals
							Tax on corporate income
202 182 091	202 032 091	189 000 000	2.2%	197 292 812	198 292 812		Companies
22 483 828	22 483 828	23 650 000	11.3%	25 031 351	25 031 351		Secondary tax on companies/dividend witholding tax
—	—	216 217		218 194	218 194		Witholding tax on interest
—	—	—	—	—	—		Tax on retirement funds
							Other
2 484 732	2 484 732	3 784 921	42.1%	3 801 339	3 801 339		Interest on overdue income tax
—	—	2 435	-13.9%	2 435	2 435		Small business tax amnesty

14 690 000	14 690 000	15 800 000	12.6%	17 639 595	17 639 595		Taxes on payroll and workforce
—	—	—	—	—	—		Payroll levy

13 591 679	13 691 679	14 761 795	18.4%	15 354 750	15 454 750		Taxes on property
							Estate, inheritance and gift taxes
186 226	186 226	116 435	-30.3%	117 737	117 737		Donations tax
1 545 223	1 545 223	2 029 399	36.3%	2 032 520	2 032 520		Estate duty
							Taxes on financial and capital transactions
4 645 368	4 645 368	5 215 961	25.7%	5 220 929	5 220 929	1)	Securities transfer tax
7 214 862	7 314 862	7 400 000	11.0%	7 983 564	8 083 564		Transfer duties

381 101 935	389 427 250	383 994 610	7.7%	409 230 940	418 770 556		Domestic taxes on goods and services
							Value-added tax
313 961 475	313 961 475	297 009 531	3.6%	322 445 862	322 445 451		Domestic VAT
139 995 862	139 995 862	152 118 286	11.4%	164 013 380	164 013 171		Import VAT
-170 163 710	-170 163 710	-171 067 817	5.6%	-185 199 119	-185 198 883		Refunds
							Specific excise duties
10 374 903	11 002 546	10 874 278	6.9%	11 041 769	11 998 730		Beer
3 800	3 800	3 733	-4.2%	4 000	4 000		Sorghum beer and sorghum flour
2 522 595	2 678 054	2 902 792	23.1%	2 904 396	3 120 361		Wine and other fermented beverages
4 980 000	5 430 493	5 344 183	14.3%	5 355 817	5 699 890		Spirits
12 365 701	12 931 042	13 147 774	4.3%	13 470 210	14 193 601		Cigarettes and cigarette tobacco
590 000	626 379	583 861	8.6%	593 940	637 548		Pipe tobacco and cigars
883 535	883 535	944 025	3.7%	1 006 210	1 006 210	2)	Petroleum products
927 405	927 405	1 299 355	21.7%	1 339 671	1 339 671	3)	Revenue from neighbouring countries
3 491 211	3 491 211	3 037 000	2.5%	3 276 498	3 276 498		Ad valorem excise duties
49 175 957	55 665 957	56 700 000	—	57 695 096	64 495 096		General fuel levy
							Taxes on use of goods or permission to use goods or to perform activities
1 043 923	1 043 923	930 129	2.6%	931 075	931 075		Air departure tax
188 409	188 409	189 477	8.7%	190 631	225 631		Plastic bags levy
8 774 133	8 774 133	8 420 000	-2.6%	8 567 773	8 567 773		Electricity levy
114 357	114 357	47 617	-47.6%	47 850	57 850		Incandescent light bulb levy
1 632 397	1 632 397	1 298 376	-12.5%	1 331 543	1 391 543		CO2 tax - motor vehicle emissions
				—	351 000		Tyre levy
11 791	11 791	20 000	15.5%	22 032	22 032		Turnover tax for micro businesses
							Other
228 191	228 191	192 011	8.7%	192 307	192 307		Universal Service Fund

42 575 814	42 575 814	46 489 698	12.1%	54 536 001	54 536 001		Taxes on international trade and transactions
							Import duties
41 660 017	41 660 017	46 000 000	13.1%	54 043 059	54 043 059		Customs duties
							Other
824 380	824 380	369 462	-44.6%	370 788	370 788		Miscellaneous customs and excise receipts
91 417	91 417	120 236	2.7%	122 154	122 154		Diamond export levy

—	—	324	-127.0%	324	324		Other taxes
—	—	324	-127.0%	324	324		Stamp duties and fees

—	—	—	-100.0%	—	—	4)	State miscellaneous revenue
—	—	—	—	—	—
—	—	—	—	—	—

1 072 999 685	1 081 275 000	1 069 700 000	8.5%	1 169 798 295	1 174 787 771		TOTAL TAX REVENUE (gross)

-51 021 909	-51 021 909	-51 021 909	-1.4%	-39 448 348	-39 448 348	5)	Less: SACU payments
							Payments in terms of Customs Union agreements
-51 021 909	-51 021 909	-51 021 909	-1.4%	-39 448 348	-39 448 348		(sec. 51(2) of Act 91 of 1964)
—	—	—	—	—	—	6)	Other adjustment

1 021 977 775	1 030 253 091	1 018 678 091	9.0%	1 130 349 947	1 135 339 423		TOTAL TAX REVENUE (net of SACU payments)

3)	Excise duties that are collected by Botswana, Lesotho, Namibia and Swaziland.
4)	Revenue received by SARS in respect of taxation that could not be allocated to specific revenue types.
5)	Payments in terms of SACU agreements.

2016 BUDGET REVIEW

Table 3

Main budget: estimates of national revenue

Detailed classification of revenue

		2012/13	2013/14	2014/15
R thousands		Actual collections		Before tax proposals	After tax proposals	Revised estimate	Actual collection

TOTAL TAX REVENUE (net of SACU payments)		771 674 539	856 639 087	947 487 375	941 912 375	927 262 344	934 557 221

Sales of goods and services other than capital assets		2 619 605	2 865 578	2 721 087	2 721 087	2 501 334	2 637 666
Sales of goods and services produced by departments
Sales by market establishments	7)	52 908	52 995	52 859	52 859	53 433	51 270
Administrative fees		1 877 076	2 097 021	1 981 629	1 981 629	1 792 453	1 921 526
Other sales		673 968	698 524	655 436	655 436	610 964	625 564
Sales of scrap, waste, arms and other used current goods		15 653	17 038	31 163	31 163	44 484	39 306

Transfers received		571 490	422 477	174 635	174 635	174 879	549 922

Fines, penalties and forfeits		992 519	1 466 193	1 257 552	1 257 552	1 145 296	1 173 935

Interest, dividends and rent on land		10 220 073	11 071 955	9 576 356	9 576 356	12 229 284	12 102 119
Interest
Cash and cash equivalents		3 223 600	2 584 653	93 121	93 121	2 022 678	4 466 457
Exchequer investments		—	—	—	—	513 000	—
Sterilisation deposits		—	—	—	—	1 147 000	—
Dividends
Airports Company South Africa				—	—	223 797
South African Special Risks Insurance Association		50 000	50 000	119 777	119 777	205 777	50 000
Industrial Development Corporation		1 666 721	1 708 130	—	—	50 000	1 666 721
Registration of Deeds Trading Account surplus		—	—	—	—	—	—
Telkom		—	73 933	347 541	347 541	—	223 797
Department of Mineral Resources		—	—	—	—	—	—
Public Investment Corporation		—	—	—	—	—	—
Other		156 900	107 287	52 046	52 046	4	—
Rent on land
Mineral and petroleum royalties	8)	5 026 144	6 439 251	7 166 790	7 166 790	5 635 959	5 455 046
Mining leases and ownership	9)	—	—	—	—	—	—
Royalties, prospecting fees and surface rental	10)	87 001	104 850	49 303	49 303	46 554	31 698
Land rent		9 707	3 851	11 057	11 057	6 757	2 622

Sales of capital assets		94 462	37 002	66 905	66 905	84 174	77 422

Financial transactions in assets and liabilities	11)	13 969 548	14 762 854	4 571 347	4 571 347	10 871 486	14 358 520

TOTAL NON-TAX REVENUE	12)	28 467 697	30 626 059	18 367 882	18 367 882	27 006 453	30 899 584

TOTAL MAIN BUDGET REVENUE		800 142 231	887 265 140	965 855 257	960 280 257	954 268 797	965 456 805

National Revenue Fund receipts		12 302 788	11 709 339	2 850 000	2 850 000	8 942 000	12 646 970
Premiums on loan transactions		10 541 967	5 510 307	—	—	4 650 000	5 467 553
Premiums on debt portfolio restructuring (switches)		—					2 730 037
Saambou Bank curatorship		—	—	—	—	—	—
Winding up of Diabo Share Trust		—	—	—	—	—	—
Profits on the gold and foreign exchange contingency reserve account		—	—	—	—	—	—
Other		2 638	8 346	—	—	2 000	2 646
List item		—	—	—	—	—	—
Proceeds from foreign exchange amnesty		—	399 268	—	—	—	—
Special dividends from Telkom		—	—	—	—	—	—
Surplus cash from Independent Communications Authority of South Africa		—	8 795	—	—	—	—
2010 FIFA close-up project		381 560	—	—	—	—	—
Electricity Distribution Industry Holding Company		387 618	37 000	—	—	—	—

6)	Payment to SACU partners in respect of a previous error in calculation of the 1969 agreement.
7)	New item introduced on the standard chart of accounts from 2008/09.
8)	Mineral royalties imposed on the transfer of mineral resources in terms of the Mineral and Petroleum Resources Royalty Act (2008), which came into operation on 1 May 2009.
9)	Mining leases and ownership has been reclassified as non-tax revenue. The historical years from 1998/99 have been adjusted for comparative purposes.
10)	Royalties, prospecting fees and surface rental collected by the Department of Minerals and Energy.

Source: National Treasury

STATISTICAL TABLES

							Table 3 Main budget: estimates of national revenue Detailed classification of revenue

2015/16				2016/17
Budget estimates			% change on
Before	After	Revised	2014/15	Before	After
tax proposals		estimate	actual	tax proposals			R thousands

1 021 977 775	1 030 253 091	1 018 678 091	9.0%	1 130 349 947	1 135 339 423		TOTAL TAX REVENUE (net of SACU payments)

2 558 962	2 558 962	2 880 075	9.2%	2 840 824	2 840 824		Sales of goods and services other than capital assets
							Sales of goods and services produced by departments
55 259	55 259	52 162	1.7%	66 582	66 582	7)	Sales by market establishments
1 932 092	1 932 092	2 129 751	10.8%	2 211 381	2 211 381		Administrative fees
538 091	538 091	659 134	5.4%	550 325	550 325		Other sales
33 520	33 520	39 028	-0.7%	12 536	12 536		Sales of scrap, waste, arms and other used current goods

185 288	185 288	187 717	-65.9%	511 262	511 262		Transfers received

1 199 002	1 199 002	890 615	-24.1%	1 123 044	1 123 044		Fines, penalties and forfeits

11 091 779	11 091 779	10 436 547	-13.8%	8 207 449	8 207 449		Interest, dividends and rent on land
							Interest
1 077 444	1 077 444	4 296 180	-3.8%	3 036 499	3 036 499		Cash and cash equivalents
500 000	500 000	—	—	—	—		Exchequer investments
700 000	700 000	—	—	—	—		Sterilisation deposits
							Dividends
—	—	—	—	—	—		Airports Company South Africa
134 350	134 350	50 000	—	50 000	50 000		South African Special Risks Insurance Association
50 000	50 000	1 656 368	-0.6%	—	—		Industrial Development Corporation
—	—	—	—	—	—		Registration of Deeds Trading Account surplus
—	—	205 562	-8.1%	—	—		Telkom
—	—	—	—	—	—		Department of Mineral Resources
—	—	—	—	—	—		Public Investment Corporation
—	—	79 800	—	—	—		Other
							Rent on land
6 220 717	6 220 717	3 460 493	-36.6%	4 430 000	4 430 000	8)	Mineral and petroleum royalties
—	—	—	—	—	—	9)	Mining leases and ownership
112 236	112 236	25 629	-19.1%	17 940	17 940	10)	Royalties, prospecting fees and surface rental
7 142	7 142	5 004	90.8%	7 499	7 499		Land rent

80 471	80 471	91 747	18.5%	57 970	57 970		Sales of capital assets

3 922 026	3 922 026	41 354 059	188.0%	13 916 226	13 916 226	11)	Financial transactions in assets and liabilities

19 037 528	19 037 528	55 840 760	80.7%	26 656 775	26 656 775		TOTAL NON-TAX REVENUE

1 041 015 303	1 049 290 619	1 074 518 851	11.3%	1 157 006 722	1 161 996 198		TOTAL MAIN BUDGET REVENUE

2 000 000	2 000 000	14 159 903		12 165 000	12 165 000		National Revenue Fund receipts
—	—	3 000 000		—	—		Premiums on loan transactions
		2 564 903		—	—
—	—	—		—	—		Saambou Bank curatorship
—	—	—		—	—		Winding up of Diabo Share Trust
—	—	—		—	—		Profits on the gold and foreign exchange contingency reserve account
—	—	3 000		—	—		Other
—	—	—		—	—		List item
—	—	—		—	—		Proceeds from foreign exchange amnesty
—	—	—		—	—		Special dividends from Telkom
—	—	—		—	—		Surplus cash from Independent Communications Authority of South Africa
—	—	—		—	—		2010 FIFA close-up project
—	—	—		—	—		Electricity Distribution Industry Holding Company

11)	Includes recoveries of loans and advances.
12)	Includes National Revenue Fund receipts previously accounted for separately.

2016 BUDGET REVIEW

Table 4

Main budget: expenditure defrayed from the

National Revenue Fund by vote

		2012/13			2013/14
		Expenditure	of which		Expenditure	of which
R million		on budget vote outcome	transfers to provinces 1)	transfers to local government 2)	on budget vote outcome	transfers to provinces 1)

1 The Presidency		342.7	—	—	391.5	—
2 Parliament		1 297.9	—	—	1 535.5	—
3 Communications		1 257.9	—	—	1 348.4	—
4 Cooperative Governance and Traditional Affairs		53 434.4	0.9	51 091.8	56 401.6	93.6
of which: local government equitable share		—	—	37 139.5	—	—
5 Home Affairs		5 395.0	—	—	6 861.6	—
6 International Relations and Cooperation		5 233.7	—	—	5 915.5	—
7 National Treasury		21 019.0	—	1 056.3	25 107.1	—
8 Planning, Monitoring and Evaluation		644.9	—	—	670.3	—
9 Public Enterprises		1 364.3	—	—	269.4	—
10 Public Service and Administration		678.4	—	—	785.8	—
11 Public Works		7 203.9	2 308.4	661.5	6 022.7	610.2
12 Statistics South Africa		1 761.7	—	—	1 728.4	—
13 Women		150.7	—	—	161.6	—
14 Basic Education		14 885.9	11 205.9	—	17 011.1	12 326.3
15 Higher Education and Training		33 520.2	—	—	36 397.3	—
16 Health		28 261.5	25 882.0	—	30 224.5	27 487.2
17 Social Development		111 144.8	—	—	117 110.8	—
18 Correctional Services		17 313.6	—	—	18 650.6	—
19 Defence and Military Veterans		37 702.2	—	—	40 447.5	—
20 Independent Police Investigative Directorate		171.4	—	—	193.1	—
21 Justice and Constitutional Development		12 311.2	—	—	13 048.6	—
22 Office of the Chief Justice and Judicial Administration		597.1	—	—	679.1	—
23 Police		63 156.6	—	—	68 791.4	—
24 Agriculture, Forestry and Fisheries		5 813.2	2 062.4	—	6 111.3	2 148.6
25 Economic Development		673.5	—	—	771.4	—
26 Energy		6 659.0	—	1 351.4	6 477.1	—
27 Environmental Affairs		4 942.7	—	—	5 200.3	—
28 Labour		2 034.6	—	—	2 371.4	—
29 Mineral Resources		1 173.6	—	—	1 387.2	—
30 Science and Technology		4 973.3	—	—	6 169.5	—
31 Small Business Development		851.6	—	—	1 052.4	—
32 Telecommunications and Postal Services		1 017.9	—	—	1 701.5	—
33 Tourism		1 372.0	—	—	1 512.7	—
34 Trade and Industry		7 434.8	—	—	8 327.9	—
35 Transport		39 328.2	12 299.1	4 921.7	43 036.8	13 290.3
36 Water and Sanitation		8 907.9	—	562.4	10 505.9	—
37 Arts and Culture		2 659.3	564.6	—	2 806.5	594.8
38 Human Settlements		24 196.9	15 395.0	7 392.2	27 443.3	17 028.3
39 Rural Development and Land Reform		8 919.6	—	—	9 454.1	—
40 Sport and Recreation South Africa		1 054.1	469.6	123.1	1 073.0	497.6

Total appropriation by vote		540 861.0	70 187.9	67 160.6	585 155.6	74 076.9
Plus:
Direct charges against the National Revenue Fund
President and Deputy President salaries (The Presidency)		2.6	—	—	2.6	—
Members’ remuneration (Parliament)		389.1	—	—	401.9	—
Debt-service costs (National Treasury)		88 121.1	—	—	101 184.7	—
Provincial equitable share (National Treasury)	4)	310 740.7	310 740.7	—	336 495.3	336 495.3
General fuel levy sharing with metropolitan municipalities (National Treasury)		9 039.7	—	9 039.7	9 613.4	—
National Revenue Fund payments (National Treasury)		2 587.2	—	—	516.3	—
of which:
Defrayal of the gold and foreign exchange contingency reserve account losses		152.5	—	—	28.1	—
Revaluation losses on foreign currency transactions		263.1	—	—	—	—
Premiums on loan transactions		2 171.6	—	—	457.2	—
Saambou Bank		—	—	—	31.0	—
Skills levy and sector education and training authorities (Higher Education and Training)		11 694.5	—	—	12 090.2	—
Magistrates’ salaries (Justice and Constitutional Development)		1 314.8	—	—	1 510.0	—
Judges’ salaries (Office of the Chief Justice and Judicial Administration)		744.8	—	—	788.7	—

Total direct charges against the National Revenue Fund		424 634.5	310 740.7	9 039.7	462 603.0	336 495.3
Provisional allocation not assigned to votes		—	—	—	—	—

Total		965 495.6	380 928.6	76 200.3	1 047 758.6	410 572.2

Contingency reserve		—	—	—	—	—
National government projected underspending		—	—	—	—	—
Local government repayment to the National Revenue Fund		—	—	—	—	—

Main budget expenditure		965 495.6	380 928.6	76 200.3	1 047 758.6	410 572.2

1)	Includes provincial equitable share and conditional grants allocated to provinces.
2)	Includes local government equitable share and conditional grants allocated to local government as well as general fuel levy sharing with metropolitan municipalities.

Source: National Treasury

STATISTICAL TABLES

Table 4 Main budget: expenditure defrayed from the National Revenue Fund by vote

2013/14	2014/15			2015/16
of which	Expenditure	of which
transfers to local government 2)	on budget vote outcome	transfers to provinces 1)	transfers to local government 2)	Budget estimate 3)	Adjusted appropriation		R million

—	421.3	—	—	510.3	475.9		1 The Presidency
—	1 667.8	—	—	1 566.9	1 594.2		Parliament
—	1 287.2	—	—	1 280.9	1 290.9		Communications
53 477.8	59 563.7	86.0	56 649.1	69 314.2	70 815.5		Cooperative Governance and Traditional Affairs
38 964.3	—	—	41 592.1	—	—		of which: local government equitable share
—	7 069.5	—	—	6 450.8	7 348.7		Home Affairs
—	6 066.5	—	—	5 698.6	6 510.9		International Relations and Cooperation
1 149.2	26 182.5	—	1 399.0	26 957.3	28 726.1		National Treasury
—	740.6	—	—	717.7	754.2		Planning, Monitoring and Evaluation
—	296.1	—	—	267.5	23 302.6		9 Public Enterprises
—	787.8	—	—	837.0	847.6		10 Public Service and Administration
611.3	6 022.0	605.7	594.6	6 411.1	6 312.2		11 Public Works
—	2 156.4	—	—	2 245.2	2 323.3		12 Statistics South Africa
—	177.5	—	—	187.0	189.1		13 Women
—	19 528.9	13 549.8	—	21 511.1	21 286.4		14 Basic Education
—	39 053.5	—	—	41 937.8	42 016.8		15 Higher Education and Training
—	33 539.0	30 171.1	—	36 468.0	36 211.1		16 Health
—	127 860.5	27.5	—	138 168.6	137 893.6		17 Social Development
—	19 529.3	—	—	20 617.6	20 588.6		18 Correctional Services
—	42 842.4	—	—	44 579.4	45 088.2		19 Defence and Military Veterans
—	232.4	—	—	234.8	234.8		20 Independent Police Investigative Directorate
—	14 218.0	—	—	14 984.0	15 010.8		21 Justice and Constitutional Development
—	680.2	—	—	742.4	783.4		22 Office of the Chief Justice and Judicial Administration
—	72 507.2	—	—	76 377.1	76 720.8		23 Police
—	6 628.9	2 362.2	—	6 383.0	6 408.8		24 Agriculture, Forestry and Fisheries
—	694.9	—	—	885.8	885.8		25 Economic Development
1 815.5	6 220.1	—	1 241.6	7 482.1	7 267.6		26 Energy
—	5 675.1	—	—	5 948.0	5 943.3		27 Environmental Affairs
—	2 419.9	—	—	2 686.9	2 704.2		28 Labour
—	1 475.2	—	—	1 618.5	1 638.5		29 Mineral Resources
—	6 389.0	—	—	7 482.1	7 466.1		30 Science and Technology
—	1 125.5	—	—	1 103.2	1 127.5		31 Small Business Development
—	1 568.1	—	—	1 413.3	1 405.3		32 Telecommunications and Postal Services
—	1 557.6	—	—	1 800.2	1 794.2		33 Tourism
—	8 659.8	—	—	9 593.7	9 497.8		34 Trade and Industry
5 602.2	49 147.1	14 194.2	5 946.1	53 357.3	53 615.1		35 Transport
1 129.2	11 616.7	—	1 050.8	16 446.5	15 746.5		36 Water and Sanitation
—	3 454.2	1 016.2	—	3 919.9	3 826.0		37 Arts and Culture
9 076.9	29 358.2	17 084.4	10 584.7	30 943.4	30 543.4		38 Human Settlements
—	9 395.8	—	—	9 379.7	9 197.4		39 Rural Development and Land Reform
120.0	966.8	525.6	—	988.5	980.9		40 Sport and Recreation South Africa

72 982.0	628 783.3	79 622.6	77 465.7	679 497.5	706 374.0		Total appropriation by vote
Plus:
Direct charges against the National Revenue Fund
—	4.8	—	—	5.7	5.7		President and Deputy President salaries (The Presidency)
—	479.8	—	—	503.1	503.1		Members’ remuneration (Parliament)
—	114 798.4	—	—	126 440.4	127 902.0		Debt-service costs (National Treasury)
—	359 921.8	359 921.8	—	382 673.5	386 500.0	4)	Provincial equitable share (National Treasury)
9 613.4	10 190.2	—	10 190.2	10 658.9	10 658.9		General fuel levy sharing with metropolitan municipalities (National Treasury)
—	1 525.5	—	—	121.0	681.7		National Revenue Fund payments (National Treasury)
of which:
—	67.8	—	—	121.0	152.8		Defrayal of the gold and foreign exchange contingency reserve account losses
—	—	—	—	—	—		Revaluation losses on foreign currency transactions
—	1 457.7	—	—	—	528.8		Premiums on loan transactions
—	—	—	—	—	—		Saambou Bank
—	13 838.8	—	—	14 690.0	15 800.0		Skills levy and sector education and training authorities (Higher Education and Training)
—	1 622.4	—	—	1 880.8	1 830.8		Magistrates’ salaries (Justice and Constitutional Development)
—	872.2	—	—	873.7	873.7		Judges’ salaries (Office of the Chief Justice and Judicial Administration)

9 613.4	503 253.9	359 921.8	10 190.2	537 847.2	544 756.0		Total direct charges against the National Revenue Fund
—	—	—	—	—	—		Provisional allocation not assigned to votes

82 595.4	1 132 037.2	439 544.4	87 655.9	1 217 344.7	1 251 130.0		Total

—	—	—	—	5 000.0	—		Contingency reserve
—	—	—	—	—	-3 000.0		National government projected underspending
—	—	—	—	—	-1 200.0		Local government repayment to the National Revenue Fund

82 595.4	1 132 037.2	439 544.4	87 655.9	1 222 344.7	1 246 930.0		Main budget expenditure

3)	Budget estimate adjusted for function shifts.
4)	Provincial equitable share excluding conditional grants to provinces.

2016 BUDGET REVIEW

Table 4

Main budget: expenditure defrayed from the

National Revenue Fund by vote

		2015/16			2016/17
			of which			of which
R million		Revised estimate	transfers to provinces 1)	transfers to local government 2)	Budget estimate	transfers to provinces 1)	transfers to local government 2)

1 The Presidency		448.3	—	—	499.7	—	—
2 Parliament		1 594.2	—	—	1 659.6	—	—
3 Communications		1 288.6	—	—	1 345.4	—	—
4 Cooperative Governance and Traditional Affairs		69 415.5	103.2	65 851.3	72 994.0	111.5	68 190.1
of which: local government equitable share		—	—	50 506.5	—	—	52 568.7
5 Home Affairs		7 348.7	—	—	7 167.1	—	—
6 International Relations and Cooperation		6 510.9	—	—	5 888.7	—	—
7 National Treasury		28 704.6	—	1 435.3	28 471.4	—	1 486.5
8 Planning, Monitoring and Evaluation		749.2	—	—	827.7	—	—
9 Public Enterprises		23 282.6	—	—	274.0	—	—
10 Public Service and Administration		830.3	—	—	770.4	—	—
11 Public Works		6 252.2	552.3	587.7	6 528.8	761.7	664.0
12 Statistics South Africa		2 260.1	—	—	2 489.1	—	—
13 Women		189.1	—	—	196.9	—	—
14 Basic Education		21 088.4	15 631.8	—	22 269.6	16 213.0	—
15 Higher Education and Training		41 929.3	—	—	49 188.3	—	—
16 Health		35 753.8	31 904.7	—	38 563.3	33 972.0	—
17 Social Development		136 943.6	47.5	—	148 937.7	85.5	—
18 Correctional Services		20 588.6	—	—	21 577.3	—	—
19 Defence and Military Veterans		45 088.2	—	—	47 169.7	—	—
20 Independent Police Investigative Directorate		234.8	—	—	246.1	—	—
21 Justice and Constitutional Development		14 850.8	—	—	16 049.7	—	—
22 Office of the Chief Justice and Judicial Administration		783.4	—	—	865.0	—	—
23 Police		76 220.8	—	—	80 984.9	—	—
24 Agriculture, Forestry and Fisheries		6 398.8	2 171.5	—	6 333.0	2 202.5	—
25 Economic Development		885.8	—	—	674.7	—	—
26 Energy		7 257.9	—	2 158.2	7 545.2	—	2 131.9
27 Environmental Affairs		5 943.3	—	—	6 430.1	—	—
28 Labour		2 682.8	—	—	2 847.9	—	—
29 Mineral Resources		1 638.5	—	—	1 669.1	—	—
30 Science and Technology		7 461.1	—	—	7 429.0	—	—
31 Small Business Development		1 115.2	—	—	1 325.4	—	—
32 Telecommunications and Postal Services		1 205.3	—	—	2 417.4	—	—
33 Tourism		1 769.2	—	—	2 009.5	—	—
34 Trade and Industry		9 497.8	—	—	10 327.5	—	—
35 Transport		53 615.1	14 746.9	6 049.9	56 015.2	15 602.8	5 694.2
36 Water and Sanitation		15 294.5	—	2 254.5	15 245.3	—	4 695.0
37 Arts and Culture		3 761.0	1 274.3	—	4 070.9	1 357.1	—
38 Human Settlements		30 543.4	18 302.7	10 654.3	30 690.9	18 284.0	10 839.5
39 Rural Development and Land Reform		9 187.4	—	—	10 124.3	—	—
40 Sport and Recreation South Africa		979.4	533.2	—	1 028.6	555.7	—

Total appropriation by vote		701 592.3	85 268.1	88 991.3	721 148.2	89 145.8	93 701.1
Plus:
Direct charges against the National Revenue Fund
President and Deputy President salaries (The Presidency)		5.7	—	—	6.0	—	—
Members’ remuneration (Parliament)		503.1	—	—	529.8	—	—
Debt-service costs (National Treasury)		129 111.2	—	—	147 720.0	—	—
Provincial equitable share (National Treasury)	4)	386 500.0	386 500.0	—	410 698.6	410 698.6	—
General fuel levy sharing with metropolitan municipalities (National Treasury)		10 658.9	—	10 658.9	11 223.8	—	11 223.8
National Revenue Fund payments (National Treasury)		681.7	—	—	145.0	—	—
of which:
Defrayal of the gold and foreign exchange contingency reserve account losses		152.8	—	—	145.0	—	—
Revaluation losses on foreign currency transactions		—	—	—	—	—	—
Premiums on loan transactions		528.8	—	—	—	—	—
Saambou Bank		—	—	—	—	—	—
Skills levy and sector education and training authorities (Higher Education and Training)		15 800.0	—	—	17 639.6	—	—
Magistrates’ salaries (Justice and Constitutional Development)		1 590.8	—	—	2 040.2	—	—
Judges’ salaries (Office of the Chief Justice and Judicial Administration)		873.7	—	—	920.1	—	—

Total direct charges against the National Revenue Fund		545 725.1	386 500.0	10 658.9	590 923.1	410 698.6	11 223.8
Provisional allocation not assigned to votes		—	—	—	266.8	—	—

Total		1 247 317.4	471 768.1	99 650.2	1 312 338.1	499 844.4	104 925.0

Contingency reserve		—	—	—	6 000.0	—	—
National government projected underspending		—	—	—	—	—	—
Local government repayment to the National Revenue Fund		—	—	—	—	—	—

Main budget expenditure		1 247 317.4	471 768.1	99 650.2	1 318 338.1	499 844.4	104 925.0

1)	Includes provincial equitable share and conditional grants allocated to provinces.
2)	Includes local government equitable share and conditional grants allocated to local government as well as general fuel levy sharing with metropolitan municipalities.

Source: National Treasury

STATISTICAL TABLES

Table 4 Main budget: expenditure defrayed from the National Revenue Fund by vote

2017/18			2018/19
	of which			of which
Budget estimate	transfers to provinces 1)	transfers to local government 2)	Budget estimate	transfers to provinces 1)	transfers to local government 2)		R million

500.3	—	—	520.0	—	—		1 The Presidency
1 731.2	—	—	1 802.3	—	—		2 Parliament
1 431.0	—	—	1 526.9	—	—		3 Communications
78 557.2	123.4	73 415.5	84 258.5	130.6	78 996.1		4 Cooperative Governance and Traditional Affairs
—	—	57 012.1	—	—	61 731.8		of which: local government equitable share
7 060.4	—	—	7 173.7	—	—		5 Home Affairs
5 913.0	—	—	6 182.6	—	—		6 International Relations and Cooperation
31 127.0	—	1 598.3	32 310.5	—	1 691.0		7 National Treasury
907.8	—	—	994.3	—	—		8 Planning, Monitoring and Evaluation
279.5	—	—	289.9	—	—		9 Public Enterprises
900.9	—	—	948.7	—	—		10 Public Service and Administration
7 221.2	809.4	716.4	7 661.8	856.3	758.0		11 Public Works
2 168.3	—	—	2 200.4	—	—		12 Statistics South Africa
207.4	—	—	216.9	—	—		13 Women
23 471.0	19 717.2	—	24 829.6	20 850.7	—		14 Basic Education
52 316.1	—	—	55 334.8	—	—		15 Higher Education and Training
42 778.1	37 588.2	—	46 734.2	41 247.4	—		16 Health
161 520.1	376.8	—	174 808.5	563.9	—		17 Social Development
23 048.9	—	—	24 700.7	—	—		18 Correctional Services
48 744.6	—	—	50 725.7	—	—		19 Defence and Military Veterans
255.5	—	—	267.0	—	—		20 Independent Police Investigative Directorate
16 983.2	—	—	17 845.2	—	—		21 Justice and Constitutional Development
1 009.0	—	—	1 060.9	—	—		22 Office of the Chief Justice and Judicial Administration
87 252.2	—	—	92 954.3	—	—		23 Police
6 706.3	2 334.5	—	6 999.0	2 463.9	—		24 Agriculture, Forestry and Fisheries
714.3	—	—	751.0	—	—		25 Economic Development
8 129.0	—	2 290.3	8 486.4	—	2 419.5		26 Energy
6 660.6	—	—	6 756.8	—	—		27 Environmental Affairs
3 032.0	—	—	3 224.2	—	—		28 Labour
1 847.2	—	—	1 824.6	—	—		29 Mineral Resources
7 562.5	—	—	7 756.4	—	—		30 Science and Technology
1 459.5	—	—	1 540.0	—	—		31 Small Business Development
1 636.3	—	—	1 751.1	—	—		32 Telecommunications and Postal Services
2 067.3	—	—	2 172.6	—	—		33 Tourism
9 290.5	—	—	8 631.4	—	—		34 Trade and Industry
61 100.7	16 476.5	6 467.2	65 453.3	17 526.0	6 906.8		35 Transport
16 038.3	—	5 594.9	17 159.7	—	6 019.1		36 Water and Sanitation
4 492.7	1 440.8	—	4 542.9	1 522.0	—		37 Arts and Culture
34 566.3	21 060.3	11 472.2	36 620.0	22 281.8	12 052.1		38 Human Settlements
10 549.5	—	—	11 078.8	—	—		39 Rural Development and Land Reform
1 075.0	585.8	—	1 135.0	618.4	—		40 Sport and Recreation South Africa

772 311.7	100 513.0	101 554.8	821 230.4	108 061.1	108 842.6		Total appropriation by vote
Plus:
Direct charges against the National Revenue Fund
6.4	—	—	6.7	—	—		President and Deputy President salaries (The Presidency)
556.3	—	—	588.6	—	—		Members’ remuneration (Parliament)
161 927.0	—	—	178 556.0	—	—		Debt-service costs (National Treasury)
441 831.1	441 831.1	—	469 051.1	469 051.1	—	4)	Provincial equitable share (National Treasury)
11 785.0	—	11 785.0	12 468.6	—	12 468.6		General fuel levy sharing with metropolitan municipalities (National Treasury)
—	—	—	—	—	—		National Revenue Fund payments (National Treasury)
of which:
—	—	—	—	—	—		Defrayal of the gold and foreign exchange contingency reserve account losses
—	—	—	—	—	—		Revaluation losses on foreign currency transactions
—	—	—	—	—	—		Premiums on loan transactions
—	—	—	—	—	—		Saambou Bank
19 687.1	—	—	22 057.5	—	—		Skills levy and sector education and training authorities (Higher Education and Training)
2 140.5	—	—	2 264.7	—	—		Magistrates’ salaries (Justice and Constitutional Development)
966.1	—	—	1 022.1	—	—		Judges’ salaries (Office of the Chief Justice and Judicial Administration)

638 899.5	441 831.1	11 785.0	686 015.2	469 051.1	12 468.6		Total direct charges against the National Revenue Fund
489.4	—	—	17 789.4	—	—		Provisional allocation not assigned to votes

1 411 700.5	542 344.1	113 339.9	1 525 035.0	577 112.2	121 311.1		Total

10 000.0	—	—	15 000.0	—	—		Contingency reserve
—	—	—	—	—	—		National government projected underspending
—	—	—	—	—	—		Local government repayment to the National Revenue Fund

1 421 700.5	542 344.1	113 339.9	1 540 035.0	577 112.2	121 311.1		Main budget expenditure

3)	Budget estimate adjusted for function shifts.
4)	Provincial equitable share excluding conditional grants to provinces.

2016 BUDGET REVIEW

Table 5

Consolidated national, provincial and social security

funds expenditure: economic classification 1)

		2012/13		2013/14		2014/15		2015/16
R million		Outcome	% of total	Outcome	% of total	Outcome	% of total	Revised estimate

Current payments		559 882.7	55.9%	614 107.4	56.0%	658 137.8	55.8%	717 521.8
Compensation of employees		342 651.5	34.2%	371 059.3	33.9%	396 888.1	33.7%	430 547.8
Goods and services		128 966.1	12.9%	141 748.1	12.9%	146 256.1	12.4%	157 718.7
Interest and rent on land		88 265.2	8.8%	101 299.9	9.2%	114 993.6	9.8%	129 255.3

Transfers and subsidies		392 596.3	39.2%	431 925.3	39.4%	466 450.6	39.6%	513 555.8
Provinces and municipalities		80 948.3	8.1%	87 314.9	8.0%	92 960.7	7.9%	105 356.2
of which: local government share	2)	67 160.6	6.7%	72 982.0	6.7%	77 465.7	6.6%	88 991.3
Departmental agencies and accounts		82 689.7	8.3%	88 292.8	8.1%	95 775.6	8.1%	103 087.7
Higher education institutions		21 268.0	2.1%	22 705.3	2.1%	24 918.4	2.1%	26 496.2
Foreign governments and international organisations		1 396.8	0.1%	1 932.6	0.2%	1 802.8	0.2%	1 776.3
Public corporations and private enterprises		31 238.5	3.1%	34 905.4	3.2%	40 338.7	3.4%	42 951.2
Public corporations		24 111.8	2.4%	25 786.8	2.4%	31 003.0	2.6%	33 411.4
Subsidies on products and production		10 859.4	1.1%	10 807.8	1.0%	11 470.1	1.0%	12 259.8
Other transfers		13 252.4	1.3%	14 979.0	1.4%	19 532.9	1.7%	21 151.6
Private enterprises		7 126.8	0.7%	9 118.6	0.8%	9 335.7	0.8%	9 539.7
Subsidies on products and production		4 467.6	0.4%	5 756.3	0.5%	5 866.5	0.5%	5 997.2
Other transfers		2 659.2	0.3%	3 362.3	0.3%	3 469.2	0.3%	3 542.6
Non-profit institutions		19 904.7	2.0%	23 826.9	2.2%	25 821.4	2.2%	26 535.5
Households		155 150.4	15.5%	172 947.4	15.8%	184 833.1	15.7%	207 352.8
Social benefits		131 727.0	13.1%	147 572.3	13.5%	157 363.8	13.3%	176 173.3
Other transfers to households		23 423.4	2.3%	25 375.0	2.3%	27 469.3	2.3%	31 179.5

Payments for capital assets		44 293.1	4.4%	45 498.3	4.2%	48 970.7	4.2%	53 462.0
Buildings and other fixed structures		34 902.2	3.5%	36 048.8	3.3%	38 659.2	3.3%	43 868.1
Buildings		18 689.5	1.9%	19 671.6	1.8%	20 415.9	1.7%	21 456.2
Other fixed structures		16 212.7	1.6%	16 377.2	1.5%	18 243.3	1.5%	22 411.9
Machinery and equipment		8 924.0	0.9%	8 997.0	0.8%	9 615.8	0.8%	8 990.8
Transport equipment		3 126.6	0.3%	3 106.5	0.3%	3 636.1	0.3%	3 491.6
Other machinery and equipment		5 797.4	0.6%	5 890.5	0.5%	5 979.8	0.5%	5 499.2
Land and sub-soil assets		173.1	0.0%	137.0	0.0%	357.7	0.0%	122.3
Software and other intangible assets		239.5	0.0%	296.6	0.0%	316.7	0.0%	428.2
Other assets	3)	54.3	0.0%	18.8	0.0%	21.2	0.0%	52.7

Payments for financial assets	4)	5 086.5	0.5%	4 195.7	0.4%	5 643.8	0.5%	29 672.7

Subtotal: votes and direct charges		1 001 858.7	100.0%	1 095 726.6	100.0%	1 179 203.0	100.0%	1 314 212.4

Plus:
Contingency reserve		—	—	—	—	—	—	—

Total consolidated expenditure		1 001 858.7	100.0%	1 095 726.6	100.0%	1 179 203.0	100.0%	1 314 212.4

1)

These figures were estimated by the National Treasury and may differ from data published by Statistics South Africa and the Reserve Bank. The numbers in this table are not strictly comparable to those published in previous years due to the reclassification of expenditure items for previous years. Data for the previous years has been adjusted accordingly.

2)	Includes equitable share and conditional grants to local government.

Source: National Treasury

STATISTICAL TABLES

								Table 5 Consolidated national, provincial and social security funds expenditure: economic classification 1)

	2016/17		2017/18		2018/19
% of total	Budget estimate	% of total	Budget estimate	% of total	Budget estimate	% of total		R million

54.6%	779 446.3	56.0%	836 873.7	56.0%	903 266.4	55.9%		Current payments
32.8%	467 335.5	33.6%	498 640.0	33.4%	534 618.1	33.1%		Compensation of employees
12.0%	164 261.3	11.8%	176 170.8	11.8%	189 949.0	11.8%		Goods and services
9.8%	147 849.4	10.6%	162 062.9	10.8%	178 699.2	11.1%		Interest and rent on land

39.1%	549 128.5	39.5%	589 278.5	39.4%	636 404.5	39.4%		Transfers and subsidies
8.0%	110 285.3	7.9%	118 862.1	8.0%	131 624.3	8.1%		Provinces and municipalities
6.8%	93 701.1	6.7%	101 554.8	6.8%	108 842.6	6.7%	2)	of which: local government share
7.8%	113 675.1	8.2%	121 543.9	8.1%	132 787.5	8.2%		Departmental agencies and accounts
2.0%	28 175.5	2.0%	31 850.4	2.1%	33 793.5	2.1%		Higher education institutions
0.1%	1 771.0	0.1%	1 850.9	0.1%	1 961.6	0.1%		Foreign governments and international organisations
3.3%	44 420.1	3.2%	47 717.4	3.2%	51 964.1	3.2%		Public corporations and private enterprises
2.5%	33 377.5	2.4%	37 384.7	2.5%	39 044.9	2.4%		Public corporations
0.9%	12 608.7	0.9%	13 630.2	0.9%	14 199.2	0.9%		Subsidies on products and production
1.6%	20 768.8	1.5%	23 754.5	1.6%	24 845.6	1.5%		Other transfers
0.7%	11 042.6	0.8%	10 332.6	0.7%	12 919.2	0.8%		Private enterprises
0.5%	7 197.4	0.5%	6 424.4	0.4%	8 781.5	0.5%		Subsidies on products and production
0.3%	3 845.3	0.3%	3 908.3	0.3%	4 137.7	0.3%		Other transfers
2.0%	27 557.0	2.0%	28 322.0	1.9%	29 343.6	1.8%		Non-profit institutions
15.8%	223 244.5	16.0%	239 131.6	16.0%	254 930.0	15.8%		Households
13.4%	191 851.6	13.8%	204 933.7	13.7%	218 734.4	13.5%		Social benefits
2.4%	31 392.8	2.3%	34 197.9	2.3%	36 195.6	2.2%		Other transfers to households

4.1%	51 677.4	3.7%	53 705.4	3.6%	56 594.2	3.5%		Payments for capital assets
3.3%	42 663.6	3.1%	43 346.9	2.9%	45 514.2	2.8%		Buildings and other fixed structures
1.6%	22 467.4	1.6%	25 425.3	1.7%	26 813.9	1.7%		Buildings
1.7%	20 196.3	1.5%	17 921.6	1.2%	18 700.2	1.2%		Other fixed structures
0.7%	8 647.2	0.6%	10 005.3	0.7%	10 737.9	0.7%		Machinery and equipment
0.3%	2 845.5	0.2%	3 945.6	0.3%	4 210.8	0.3%		Transport equipment
0.4%	5 801.6	0.4%	6 059.7	0.4%	6 527.1	0.4%		Other machinery and equipment
0.0%	114.1	0.0%	154.8	0.0%	129.7	0.0%		Land and sub-soil assets
0.0%	229.3	0.0%	177.8	0.0%	190.8	0.0%		Software and other intangible assets
0.0%	23.2	0.0%	20.6	0.0%	21.6	0.0%	3)	Other assets

2.3%	5 230.1	0.4%	5 165.1	0.3%	5 051.8	0.3%	4)	Payments for financial assets

100.0%	1 385 482.3	99.6%	1 485 022.6	99.3%	1 601 316.9	99.07%		Subtotal: votes and direct charges

								Plus:
—	6 000.0	0.4%	10 000.0	0.7%	15 000.0	0.9%		Contingency reserve

100.0%	1 391 482.3	100.0%	1 495 022.6	100.0%	1 616 316.9	100.0%		Total consolidated expenditure

3)	Includes biological, heritage and specialised military assets.
4)	Includes National Revenue Fund payments previously accounted for separately.

2016 BUDGET REVIEW

Table 6

Consolidated national, provincial and social security

funds expenditure: functional classification 1)

		2012/13		2013/14		2014/15		2015/16
R million		Estimated outcome	% of total	Estimated outcome	% of total	Estimated outcome	% of total	Revised estimate

General public services	2)	145 650.0	14.5%	163 341.87	14.9%	181 228.4	15.4%	200 962.9
of which: debt-service costs		88 121.1	8.8%	101 184.7	9.2%	114 798.4	9.7%	129 111.2
Defence		38 027.1	3.8%	40 647.5	3.7%	42 957.4	3.6%	45 341.5
Public order and safety		100 436.2	10.0%	109 234.1	10.0%	115 370.3	9.8%	121 139.9
Police services		67 934.3	6.8%	74 344.9	6.8%	78 218.8	6.6%	82 194.2
Law courts		15 187.5	1.5%	16 237.8	1.5%	17 621.5	1.5%	18 356.1
Prisons		17 314.5	1.7%	18 651.4	1.7%	19 530.0	1.7%	20 589.5
Economic affairs		111 588.7	11.1%	122 171.1	11.1%	131 147.4	11.1%	162 922.5
General economic, commercial, and labour affairs		21 035.2	2.1%	28 508.4	2.6%	28 395.6	2.4%	30 137.2
Agriculture, forestry, fishing and hunting		17 906.4	1.8%	18 302.9	1.7%	18 010.9	1.5%	17 965.0
Fuel and energy		6 658.2	0.7%	6 481.9	0.6%	6 222.0	0.5%	30 270.7
Mining, manufacturing and construction		2 298.2	0.2%	1 335.7	0.1%	1 479.6	0.1%	1 535.9
Transport		56 169.9	5.6%	60 058.7	5.5%	69 368.5	5.9%	75 625.4
Communication		2 051.3	0.2%	2 782.4	0.3%	2 614.5	0.2%	2 300.1
Other industries		2 293.1	0.2%	2 454.0	0.2%	2 651.7	0.2%	2 927.2
Economic affairs not elsewhere classified		3 176.4	0.3%	2 247.1	0.2%	2 404.4	0.2%	2 161.1
Environmental protection		3 924.3	0.4%	4 434.8	0.4%	5 098.9	0.4%	5 499.0
Housing and community amenities		104 365.0	10.4%	113 480.5	10.4%	121 921.9	10.3%	138 021.2
Housing development		26 069.7	2.6%	28 842.8	2.6%	31 667.8	2.7%	33 531.9
Community development		68 821.5	6.9%	73 659.3	6.7%	78 174.8	6.6%	88 609.7
Water supply		9 473.8	0.9%	10 978.4	1.0%	12 079.3	1.0%	15 879.5
Health		124 175.2	12.4%	132 661.6	12.1%	143 537.3	12.2%	157 716.6
Recreation and culture		7 873.1	0.8%	8 829.4	0.8%	9 355.4	0.8%	9 876.2
Education		213 707.1	21.3%	230 638.0	21.0%	246 673.8	20.9%	267 428.3
Social protection		152 111.9	15.2%	170 287.8	15.5%	181 912.1	15.4%	205 304.3

Subtotal: votes and direct charges		1 001 858.7	100.0%	1 095 726.6	100.0%	1 179 203.0	100.0%	1 314 212.4

Plus:
Contingency reserve		—		—		—		—

Total consolidated expenditure		1 001 858.7	100.0%	1 095 726.6	100.0%	1 179 203.0	100.0%	1 314 212.4

1)	These figures were estimated by the National Treasury and may differ from data published by Statistics South Africa. The numbers in this table are not strictly comparable to those published in previous years due to the allocation of some of the unallocable expenditure for previous years. Data for the previous years has been adjusted accordingly.

Source: National Treasury

STATISTICAL TABLES

								Table 6 Consolidated national, provincial and social security funds expenditure: functional classification 1)

	2016/17		2017/18		2018/19
% of total	Budget estimate	% of total	Budget estimate	% of total	Budget estimate	% of total		R million

15.3%	223 268.7	16.1%	241 780.5	16.3%	262 474.0	16.4%	2)	General public services
9.8%	147 720.0	10.7%	161 927.0	10.9%	178 556.0	11.2%		of which: debt-service costs
3.5%	47 309.0	3.4%	49 144.1	3.3%	51 225.5	3.2%		Defence
9.2%	129 040.5	9.3%	138 379.3	9.3%	147 227.1	9.2%		Public order and safety
6.3%	87 315.0	6.3%	93 946.3	6.3%	100 034.6	6.2%		Police services
1.4%	20 147.1	1.5%	21 383.0	1.4%	22 490.7	1.4%		Law courts
1.6%	21 578.4	1.6%	23 050.0	1.6%	24 701.8	1.5%		Prisons
12.4%	145 552.7	10.5%	152 741.2	10.3%	165 444.2	10.3%		Economic affairs
2.3%	28 940.6	2.1%	29 200.0	2.0%	31 489.6	2.0%		General economic, commercial, and labour affairs
1.4%	19 119.7	1.4%	20 130.2	1.4%	21 170.8	1.3%		Agriculture, forestry, fishing and hunting
2.3%	7 554.0	0.5%	8 284.1	0.6%	9 651.4	0.6%		Fuel and energy
0.1%	1 590.9	0.1%	1 643.4	0.1%	1 637.9	0.1%		Mining, manufacturing and construction
5.8%	79 550.2	5.7%	85 017.3	5.7%	90 551.1	5.7%		Transport
0.2%	3 563.7	0.3%	2 857.2	0.2%	5 048.3	0.3%		Communication
0.2%	3 103.6	0.2%	3 262.6	0.2%	3 444.2	0.2%		Other industries
0.2%	2 130.1	0.2%	2 346.4	0.2%	2 450.8	0.2%		Economic affairs not elsewhere classified
0.4%	5 917.2	0.4%	5 940.4	0.4%	7 267.6	0.5%		Environmental protection
10.5%	141 710.7	10.2%	153 111.9	10.3%	166 912.4	10.4%		Housing and community amenities
2.6%	33 238.3	2.4%	36 729.5	2.5%	38 930.0	2.4%		Housing development
6.7%	92 582.2	6.7%	99 729.5	6.7%	106 678.0	6.7%		Community development
1.2%	15 890.1	1.1%	16 653.0	1.1%	21 304.4	1.3%		Water supply
12.0%	166 828.9	12.0%	181 526.0	12.2%	196 198.4	12.3%		Health
0.8%	10 630.5	0.8%	11 379.2	0.8%	11 777.5	0.7%		Recreation and culture
20.3%	291 632.2	21.0%	313 093.6	21.1%	338 593.7	21.1%		Education
15.6%	223 591.8	16.1%	237 926.3	16.0%	254 196.5	15.9%		Social protection

100.0%	1 385 482.3	99.6%	1 485 022.6	99.3%	1 601 316.9	99.07%		Subtotal: votes and direct charges

								Plus:
	6 000.0		10 000.0		15 000.0			Contingency reserve

100.0%	1 391 482.3	100.0%	1 495 022.6	100.0%	1 616 316.9	100.0%		Total consolidated expenditure

2)	Mainly general administration, cost of raising loans and unallocable capital expenditure as well as National Revenue Fund payments previously accounted for separately.

2016 BUDGET REVIEW

Table 7

Consolidated government revenue and expenditure:

Economic classification 1)

		2012/13		2013/14		2014/15		2015/16
R million		Outcome	% of total	Outcome	% of total	Outcome	% of total	Revised estimate

Revenue

Current revenue		907 220.2	100.0%	1 007 842.8	100.0%	1 098 652.0	99.9%	1 222 852.9
Tax revenue (net of SACU)		818 142.7	90.1%	907 486.9	90.0%	988 805.5	89.9%	1 084 510.5
Non-tax revenue	2)	89 077.5	9.8%	100 355.9	10.0%	109 846.5	10.0%	138 342.4
Sales of capital assets		345.6	0.0%	244.7	0.0%	1 302.3	0.1%	210.6

Total revenue		907 565.8	100.0%	1 008 087.5	100.0%	1 099 954.3	100.0%	1 223 063.6

Expenditure

Economic classification

Current payments		632 535.4	60.6%	691 948.3	60.5%	745 794.7	60.3%	805 808.6
Compensation of employees		376 325.0	36.1%	408 181.6	35.7%	437 031.2	35.3%	476 771.6
Goods and services		162 923.9	15.6%	174 188.6	15.2%	187 543.5	15.2%	193 736.5
Interest and rent on land		93 286.4	8.9%	109 578.2	9.6%	121 220.0	9.8%	135 300.5

Transfers and subsidies		339 514.8	32.5%	372 141.0	32.5%	399 870.3	32.3%	447 565.6
Provinces and municipalities		83 027.8	8.0%	89 266.3	7.8%	95 618.5	7.7%	108 661.8
Departmental agencies and accounts		21 432.2	2.1%	20 856.1	1.8%	24 523.0	2.0%	26 521.7
Higher education institutions		22 044.4	2.1%	23 450.2	2.0%	26 019.8	2.1%	27 500.4
Foreign governments and international organisations		2 200.8	0.2%	2 157.6	0.2%	1 852.5	0.1%	2 053.8
Public corporations and private enterprises		24 437.6	2.3%	25 601.2	2.2%	27 079.4	2.2%	33 407.2
Non-profit institutions		21 622.4	2.1%	26 177.5	2.3%	27 631.5	2.2%	28 390.5
Households		164 749.6	15.8%	184 632.1	16.1%	197 145.7	15.9%	221 030.2

Payments for capital assets		66 296.8	6.4%	75 767.9	6.6%	86 437.3	7.0%	97 879.5
Buildings and other fixed structures		49 851.0	4.8%	54 914.3	4.8%	62 402.7	5.0%	72 539.5
Machinery and equipment		13 577.4	1.3%	18 230.7	1.6%	21 390.1	1.7%	21 820.3
Land and sub-soil assets		1 453.9	0.1%	1 083.0	0.1%	1 389.3	0.1%	834.6
Software and other intangible assets		1 356.0	0.1%	1 507.5	0.1%	1 214.3	0.1%	2 617.5
Other assets	3)	58.5	0.0%	32.5	0.0%	41.0	0.0%	67.6

Payments for financial assets	4)	5 086.5	0.5%	4 195.7	0.4%	5 643.8	0.5%	29 672.7

Subtotal: economic classification		1 043 433.5	100%	1 144 052.9	100.0%	1 237 746.1	100.0%	1 380 926.5

Contingency reserve		—		—		—		—

Total consolidated expenditure		1 043 433.5		1 144 052.9		1 237 746.1		1 380 926.5

Budget balance		-135 867.6		-135 965.5		-137 791.8		-157 862.9

Percentage of GDP		-4.1%		-3.8%		-3.6%		-3.9%

Financing

Change in loan liabilities

Domestic short- and long-term loans (net)		143 549.4		171 369.8		169 564.4		160 829.3

Foreign loans (net)		-10 558.5		1 155.7		9 931.3		14 956.1

Change in cash and other balances (- increase)		2 876.7		-36 560.1		-41 704.0		-17 922.5

Borrowing requirement (net)		135 867.6		135 965.5		137 791.8		157 862.9

GDP		3 327 630.0		3 609 844.0		3 843 776.0		4 073 217.9

1)

Consisting of national and provincial government, social security funds and public entities. Refer to Annexure W2 for a detailed list of entities included. In some cases figures were estimated by the National Treasury and may differ from data published by Statistics South Africa and the Reserve Bank.

2)	Includes National Revenue Fund receipts previously accounted for separately.

Source: National Treasury

STATISTICAL TABLES

								Table 7 Consolidated government revenue and expenditure: Economic classification 1)

2015/16	2016/17		2017/18		2018/19
% of total	Budget estimate	% of total	Budget estimate	% of total	Budget estimate	% of total		R million

								Revenue

100.0%	1 324 218.2	100.0%	1 436 610.2	100.0%	1 571 457.5	100.0%		Current revenue
88.7%	1 206 342.8	91.1%	1 319 020.3	91.8%	1 448 129.5	92.1%		Tax revenue (net of SACU)
11.3%	117 875.4	8.9%	117 590.0	8.2%	123 327.9	7.8%	2)	Non-tax revenue
0.0%	120.7	0.0%	132.9	0.0%	139.5	0.0%		Sales of capital assets

100.0%	1 324 338.9	100.0%	1 436 743.1	100.0%	1 571 597.0	100.0%		Total revenue

								Expenditure

								Economic classification

58.4%	875 839.3	60.1%	942 052.2	60.3%	1 013 124.9	60.3%		Current payments
34.5%	516 801.3	35.5%	551 463.3	35.3%	590 866.5	35.2%		Compensation of employees
14.0%	204 691.6	14.0%	221 901.1	14.2%	236 610.3	14.1%		Goods and services
9.8%	154 346.4	10.6%	168 687.8	10.8%	185 648.1	11.0%		Interest and rent on land

32.4%	475 849.0	32.7%	509 281.6	32.6%	551 571.2	32.8%		Transfers and subsidies
7.9%	113 131.1	7.8%	121 937.1	7.8%	134 635.3	8.0%		Provinces and municipalities
1.9%	25 545.8	1.8%	27 224.4	1.7%	32 137.2	1.9%		Departmental agencies and accounts
2.0%	29 350.3	2.0%	33 164.1	2.1%	35 177.2	2.1%		Higher education institutions
0.1%	2 129.3	0.1%	2 254.6	0.1%	2 426.0	0.1%		Foreign governments and international organisations
2.4%	33 881.8	2.3%	36 996.3	2.4%	41 539.0	2.5%		Public corporations and private enterprises
2.1%	29 534.0	2.0%	30 423.6	1.9%	31 561.9	1.9%		Non-profit institutions
16.0%	242 276.6	16.6%	257 281.5	16.5%	274 094.5	16.3%		Households

7.1%	100 372.3	6.9%	105 562.9	6.8%	110 478.8	6.6%		Payments for capital assets
5.3%	76 596.9	5.3%	80 092.9	5.1%	84 285.8	5.0%		Buildings and other fixed structures
1.6%	20 916.7	1.4%	23 156.7	1.5%	24 203.2	1.4%		Machinery and equipment
0.1%	1 264.4	0.1%	753.2	0.0%	739.8	0.0%		Land and sub-soil assets
0.2%	1 553.0	0.1%	1 523.6	0.1%	1 217.2	0.1%		Software and other intangible assets
0.0%	41.4	0.0%	36.4	0.0%	32.8	0.0%	3)	Other assets

2.1%	5 230.1	0.4%	5 165.1	0.3%	5 051.8	0.3%	4)	Payments for financial assets

100.0%	1 457 290.7	100.0%	1 562 061.8	100.0%	1 680 226.7	100.0%		Subtotal: economic classification

	6 000.0		10 000.0		15 000.0			Contingency reserve

	1 463 290.7		1 572 061.8		1 695 226.7			Total consolidated expenditure

	-138 951.8		-135 318.7		-123 629.7			Budget balance

	-3.2%		-2.8%		-2.4%			Percentage of GDP

								Financing

								Change in loan liabilities

	140 608.8		143 284.9		133 465.2			Domestic short- and long-term loans (net)

	3 260.1		16 807.9		17 391.8			Foreign loans (net)

	-4 917.1		-24 774.2		-27 227.3			Change in cash and other balances (- increase)

	138 951.8		135 318.7		123 629.7			Borrowing requirement (net)

	4 388 417.1		4 750 724.1		5 161 329.9			GDP

3)	Includes biological, heritage and specialised military assets.
4)	Includes extraordinary payments previously accounted for separately.

2016 BUDGET REVIEW

Table 8

Consolidated government expenditure: functional

classification 1)

		2012/13		2013/14		2014/15		2015/16
R million		Outcome	% of total	Outcome	% of total	Outcome	% of total	Revised estimate

General public services	2)	153 082.7	14.7%	168 763.1	14.8%	189 643.4	15.3%	213 025.5
of which: debt-service costs		88 121.1	8.4%	101 184.7	8.8%	114 798.4	9.3%	129 111.2

Defence		38 014.7	3.6%	40 857.4	3.6%	43 030.0	3.5%	45 561.7

Public order and safety		100 538.0	9.6%	109 396.1	9.6%	115 466.6	9.3%	121 640.3
Police services		67 963.4	6.5%	74 350.6	6.5%	78 225.8	6.3%	82 215.8
Law courts		15 143.0	1.5%	16 259.2	1.4%	17 564.0	1.4%	18 612.6
Prisons		17 314.5	1.7%	18 651.4	1.6%	19 530.0	1.6%	20 589.5
Public order and safety not elsewhere classified		117.1	0.0%	134.9	0.0%	146.7	0.0%	222.4

Economic affairs		130 301.8	12.5%	144 697.8	12.6%	154 216.4	12.5%	185 006.2
General economic, commercial, and labour affairs		24 851.4	2.4%	32 975.2	2.9%	32 866.4	2.7%	35 787.4
Agriculture, forestry, fishing and hunting		18 163.7	1.7%	19 054.2	1.7%	18 520.0	1.5%	18 602.6
Fuel and energy		7 718.2	0.7%	7 568.0	0.7%	7 264.5	0.6%	31 904.0
Mining, manufacturing and construction		2 849.6	0.3%	2 052.5	0.2%	2 243.6	0.2%	2 417.2
Transport		67 957.5	6.5%	74 530.7	6.5%	84 630.5	6.8%	86 566.0
Communication		2 888.6	0.3%	3 239.8	0.3%	3 202.2	0.3%	3 480.0
Other industries		2 266.5	0.2%	2 554.9	0.2%	2 720.1	0.2%	3 123.1
Economic affairs not elsewhere classified		3 606.4	0.3%	2 722.4	0.2%	2 769.1	0.2%	3 125.8

Environmental protection		5 226.9	0.5%	6 572.1	0.6%	7 980.6	0.6%	7 172.1

Housing and community amenities		116 674.9	11.2%	129 162.6	11.3%	142 287.6	11.5%	159 083.1
Housing development		27 733.8	2.7%	29 918.8	2.6%	32 955.5	2.7%	35 493.3
Community development		69 424.5	6.7%	74 338.1	6.5%	79 295.4	6.4%	89 749.7
Water supply		19 516.6	1.9%	24 905.7	2.2%	30 036.7	2.4%	33 840.1
Housing and community amenities not elsewhere classified		—	—	—	—	—	—	—

Health		124 489.8	11.9%	133 450.7	11.7%	143 978.8	11.6%	158 611.3

Recreation and culture		8 547.8	0.8%	9 593.0	0.8%	9 933.4	0.8%	10 728.7

Education		214 910.4	20.6%	231 225.7	20.2%	248 776.7	20.1%	273 963.4

Social protection		151 646.5	14.5%	170 334.7	14.9%	182 428.8	14.7%	206 134.3

Subtotal: functional classification		1 043 433.5	100%	1 144 052.9	100%	1 237 742.1	100%	1 380 926.5

Plus:
Contingency reserve		—		—		—		—
Unallocated

Total consolidated expenditure		1 043 433.5		1 144 052.9		1 237 742.1		1 380 926.5

1)

Consisting of national and provincial government, social security funds and public entities. Refer to Annexure W2 for a detailed list of entities included. In some cases figures were estimated by the National Treasury and may differ from data published by Statistics South Africa and the Reserve Bank.

Source: National Treasury

STATISTICAL TABLES

								Table 8 Consolidated government expenditure: functional classification 1)

2015/16	2016/17		2017/18		2018/19
% of total	Budget estimate	% of total	Budget estimate	% of total	Budget estimate	% of total		R million

15.4%	234 103.3	16.1%	252 685.0	16.2%	274 604.5	16.3%	2)	General public services
9.3%	147 720.0	10.1%	161 927.0	10.4%	178 556.0	10.6%		of which: debt-service costs

3.3%	47 661.5	3.3%	49 382.8	3.2%	51 497.8	3.1%		Defence

8.8%	129 492.1	8.9%	138 737.0	8.9%	147 621.1	8.8%		Public order and safety
6.0%	87 316.5	6.0%	93 947.8	6.0%	100 036.1	6.0%		Police services
1.3%	20 326.7	1.4%	21 489.4	1.4%	22 612.0	1.3%		Law courts
1.5%	21 578.4	1.5%	23 050.0	1.5%	24 701.8	1.5%		Prisons
0.0%	270.5	0.0%	249.8	0.0%	271.3	0.0%		Public order and safety not elsewhere classified

13.4%	172 218.6	11.8%	182 943.3	11.7%	194 739.1	11.6%		Economic affairs
2.6%	34 822.0	2.4%	35 250.1	2.3%	37 787.8	2.2%		General economic, commercial, and labour affairs
1.3%	19 826.3	1.4%	20 928.8	1.3%	21 916.9	1.3%		Agriculture, forestry, fishing and hunting
2.3%	9 423.1	0.6%	10 307.8	0.7%	11 916.7	0.7%		Fuel and energy
0.2%	2 510.9	0.2%	2 570.6	0.2%	2 609.3	0.2%		Mining, manufacturing and construction
6.3%	94 662.8	6.5%	103 616.6	6.6%	107 574.6	6.4%		Transport
0.3%	4 955.9	0.3%	4 095.6	0.3%	6 356.8	0.4%		Communication
0.2%	3 304.3	0.2%	3 468.2	0.2%	3 640.6	0.2%		Other industries
0.2%	2 713.3	0.2%	2 705.6	0.2%	2 936.4	0.2%		Economic affairs not elsewhere classified

0.5%	7 859.2	0.5%	7 833.6	0.5%	9 298.2	0.6%		Environmental protection

11.5%	169 260.3	11.6%	181 724.3	11.6%	197 113.5	11.7%		Housing and community amenities
2.6%	34 595.7	2.4%	38 152.3	2.4%	40 353.1	2.4%		Housing development
6.5%	93 915.8	6.4%	101 007.0	6.5%	108 118.4	6.4%		Community development
2.5%	40 748.9	2.8%	42 564.9	2.7%	48 642.0	2.9%		Water supply
—	—	—	—	—	—	—		Housing and community amenities not elsewhere classified

11.5%	167 545.0	11.5%	182 384.5	11.7%	197 165.3	11.7%		Health

0.8%	11 372.2	0.8%	12 148.5	0.8%	12 702.4	0.8%		Recreation and culture

19.8%	293 556.2	20.1%	315 876.5	20.2%	341 156.9	20.3%		Education

14.9%	224 222.2	15.4%	238 346.4	15.3%	254 327.7	15.1%		Social protection

100%	1 457 290.7	100%	1 562 061.8	100%	1 680 226.7	100%		Subtotal: functional classification

								Plus:
	6 000.0		10 000.0		15 000.0			Contingency reserve
								Unallocated

	1 463 290.7		1 572 061.8		1 695 226.7			Total consolidated expenditure

2)	Mainly general administration, cost of raising loans and unallocable capital expenditure as well as National Revenue Fund payments previously accounted for separately.

2016 BUDGET REVIEW

Table 9

Consolidated government revenue, expenditure and financing

	2012/13	2013/14	2014/15	2015/16
R million	Outcome	Outcome	Outcome	Revised estimate

Operating account
Current receipts	892 176.5	992 884.6	1 083 289.8	1 181 151.5
Tax receipts (net of SACU transfers)	818 142.7	907 486.9	988 805.5	1 084 510.5
Non-tax receipts (including departmental receipts)	68 484.0	78 344.1	87 188.1	89 222.6
Transfers received	5 549.8	7 053.7	7 296.2	7 418.4

Current payments	919 641.8	1 006 546.8	1 085 984.0	1 188 292.4
Compensation of employees	376 325.0	408 181.6	437 031.2	476 771.6
Goods and services	162 923.9	174 188.6	187 543.5	193 736.5
Interest and rent on land	93 286.4	109 578.2	121 220.0	135 300.5
Transfers and subsidies	287 106.5	314 598.5	340 189.3	382 483.8

Current balance	-27 465.3	-13 662.2	-2 694.2	-7 140.9
Percentage of GDP	-0.8%	-0.4%	-0.1%	-0.2%

Capital account
Capital receipts	345.6	244.7	1 302.3	210.6
Transfers and subsidies	52 408.3	57 542.5	59 681.0	65 081.8
Payments for capital assets	66 296.8	75 767.9	86 437.3	97 879.5

Capital financing requirement	-118 359.5	-133 065.8	-144 816.0	-162 750.7
Percentage of GDP	-3.6%	-3.7%	-3.8%	-4.0%

Transactions in financial assets and liabilities	9 957.2	10 762.5	9 718.5	12 028.7

Contingency reserve	—	—	—	—

Budget balance	-135 867.6	-135 965.5	-137 791.8	-157 862.9
Percentage of GDP	-4.1%	-3.8%	-3.6%	-3.9%

Primary balance	-42 581.2	-26 387.3	-16 571.8	-22 562.4
Percentage of GDP	-1.3%	-0.7%	-0.4%	-0.6%

Financing
Change in loan liabilities

Domestic short- and long-term loans (net)	143 549.4	171 369.8	169 564.4	160 829.3

Foreign loans (net)	-10 558.5	1 155.7	9 931.3	14 956.1

Change in cash and other balances (- increase)	2 876.7	-36 560.1	-41 704.0	-17 922.5

Borrowing requirement (net)	135 867.6	135 965.5	137 791.8	157 862.9

GDP	3 327 630.0	3 609 844.0	3 843 776.0	4 073 217.9

Source: National Treasury

STATISTICAL TABLES

Table 9 Consolidated government revenue, expenditure and financing

2016/17	2017/18	2018/19
Budget estimate	Budget estimate	Budget estimate	R million

Operating account
1 310 455.0	1 431 092.7	1 567 188.4	Current receipts
1 206 342.8	1 319 020.3	1 448 129.5	Tax receipts (net of SACU transfers)
96 279.8	104 870.2	112 221.4	Non-tax receipts (including departmental receipts)
7 832.5	7 202.2	6 837.5	Transfers received

1 283 032.9	1 377 450.3	1 481 505.3	Current payments
516 801.3	551 463.3	590 866.5	Compensation of employees
204 691.6	221 901.1	236 610.3	Goods and services
154 346.4	168 687.8	185 648.1	Interest and rent on land
407 193.6	435 398.1	468 380.4	Transfers and subsidies

27 422.2	53 642.4	85 683.1	Current balance
0.6%	1.1%	1.7%	Percentage of GDP

Capital account
120.7	132.9	139.5	Capital receipts
68 655.4	73 883.5	83 190.8	Transfers and subsidies
100 372.3	105 562.9	110 478.8	Payments for capital assets

-168 907.0	-179 313.5	-193 530.1	Capital financing requirement
-3.8%	-3.8%	-3.7%	Percentage of GDP

8 533.1	352.5	-782.8	Transactions in financial assets and liabilities

6 000.0	10 000.0	15 000.0	Contingency reserve

-138 951.8	-135 318.7	-123 629.7	Budget balance
-3.2%	-2.8%	-2.4%	Percentage of GDP

15 394.6	33 369.2	62 018.3	Primary balance
0.4%	0.7%	1.2%	Percentage of GDP

Financing
Change in loan liabilities

140 608.8	143 284.9	133 465.2	Domestic short- and long-term loans (net)

3 260.1	16 807.9	17 391.8	Foreign loans (net)

-4 917.1	-24 774.2	-27 227.3	Change in cash and other balances (- increase)

138 951.8	135 318.7	123 629.7	Borrowing requirement (net)

4 388 417.1	4 750 724.1	5 161 329.9	GDP

2016 BUDGET REVIEW

Table 10

Total debt of government 1)

		1991/92	1992/93	1993/94	1994/95	1995/96	1996/97	1997/98
R million

Domestic debt
Marketable		104 646	138 681	181 460	225 662	263 844	290 424	318 773
Government bonds		100 662	132 853	174 892	210 191	248 877	276 124	301 488
Treasury bills		3 984	5 828	6 568	7 018	10 700	14 300	17 285
Bridging bonds		—	—	—	8 453	4 267	—	—
Non-marketable	3)	6 520	4 703	3 310	5 705	4 700	6 421	2 778

Gross loan debt		111 166	143 384	184 770	231 367	268 544	296 845	321 551
Cash balances	4)	-9 762	-4 750	-4 591	-6 665	-8 630	-2 757	-4 798
Net loan debt		101 404	138 634	180 179	224 702	259 914	294 088	316 753

Foreign debt
Gross loan debt	5)	2 940	2 348	5 201	8 784	10 944	11 394	14 560
Cash balances	4)	—	—	—	—	—	—	—
Net loan debt		2 940	2 348	5 201	8 784	10 944	11 394	14 560

Gross loan debt		114 106	145 732	189 971	240 151	279 488	308 239	336 111
Net loan debt		104 344	140 982	185 380	233 486	270 858	305 482	331 313

Gold and foreign exchange contingency reserve account	6)	12 508	8 934	2 190	4 147	—	2 169	73

Composition of gross debt (excluding deduction of cash balances)
Marketable domestic debt		91.7%	95.2%	95.5%	94.0%	94.4%	94.2%	94.8%
Government bonds		88.2%	91.2%	92.1%	87.5%	89.0%	89.6%	89.7%
Treasury bills		3.5%	4.0%	3.5%	2.9%	3.8%	4.6%	5.1%
Bridging bonds		0.0%	0.0%	0.0%	3.5%	1.5%	0.0%	0.0%
Non-marketable domestic debt	3)	5.7%	3.2%	1.7%	2.4%	1.7%	2.1%	0.8%

Domestic debt		97.4%	98.4%	97.3%	96.3%	96.1%	96.3%	95.7%
Foreign debt	5)	2.6%	1.6%	2.7%	3.7%	3.9%	3.7%	4.3%

Total as percentage of GDP
Gross domestic debt		32.3%	37.5%	41.8%	46.5%	47.6%	45.5%	44.8%
Net domestic debt		29.5%	36.2%	40.8%	45.2%	46.1%	45.1%	44.1%
Gross foreign debt		0.9%	0.6%	1.2%	1.8%	1.9%	1.7%	2.0%
Net foreign debt		0.9%	0.6%	1.2%	1.8%	1.9%	1.7%	2.0%
Gross loan debt		33.2%	38.1%	43.0%	48.3%	49.5%	47.3%	46.8%
Net loan debt		30.3%	36.8%	41.9%	47.0%	48.0%	46.8%	46.2%

1)	Debt of the central government, excluding extra-budgetary institutions and social security funds
2)	As projected at the end of January 2016
3)	Includes non-marketable Treasury bills, retail bonds, loan levies, former regional authorities and Namibian loans
4)

Bank balances of the National Revenue Fund (balances of government’s accounts with the Reserve Bank and commercial banks) Bank balances in foreign currencies are revaluated using forward estimates of exchange rates

Source: National Treasury and South African Reserve Bank.

STATISTICAL TABLES

								Table 10 Total debt of government 1)
1998/99	1999/00	2000/01	2001/02	2002/03	2003/04	2004/05
								R million

								Domestic debt
344 938	354 706	365 231	349 415	350 870	388 300	428 593		Marketable
325 938	332 706	339 731	331 505	328 820	359 700	394 143		Government bonds
19 000	22 000	25 500	17 910	22 050	28 600	34 450		Treasury bills
—	—	—	—	—	—	—		Bridging bonds
2 013	998	2 382	2 030	1 910	1 999	3 498	3)	Non-marketable

346 951	355 704	367 613	351 445	352 780	390 299	432 091		Gross loan debt
-5 166	-7 285	-2 650	-6 549	-9 730	-12 669	-30 870	4)	Cash balances
341 785	348 419	364 963	344 896	343 050	377 630	401 221		Net loan debt

								Foreign debt
16 276	25 799	31 938	82 009	74 286	64 670	69 405	5)	Gross loan debt
—	—	—	—	—	—	—	4)	Cash balances
16 276	25 799	31 938	82 009	74 286	64 670	69 405		Net loan debt

363 227	381 503	399 551	433 454	427 066	454 969	501 496		Gross loan debt
358 061	374 218	396 901	426 905	417 336	442 300	470 626		Net loan debt

14 431	9 200	18 170	28 024	36 577	18 036	5 292	6)	Gold and foreign exchange contingency reserve account

								Composition of gross debt (excluding deduction of cash balances)
95.0%	93.0%	91.4%	80.6%	82.2%	85.3%	85.5%		Marketable domestic debt
89.7%	87.2%	85.0%	76.5%	77.0%	79.1%	78.6%		Government bonds
5.2%	5.8%	6.4%	4.1%	5.2%	6.3%	6.9%		Treasury bills
0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%		Bridging bonds
0.6%	0.3%	0.6%	0.5%	0.4%	0.4%	0.7%	3)	Non-marketable domestic debt

95.5%	93.2%	92.0%	81.1%	82.6%	85.8%	86.2%		Domestic debt
4.5%	6.8%	8.0%	18.9%	17.4%	14.2%	13.8%	5)	Foreign debt

								Total as percentage of GDP
44.7%	41.4%	37.6%	32.6%	28.2%	28.7%	28.6%		Gross domestic debt
44.0%	40.6%	37.4%	31.9%	27.4%	27.8%	26.6%		Net domestic debt
2.1%	3.0%	3.3%	7.6%	5.9%	4.8%	4.6%		Gross foreign debt
2.1%	3.0%	3.3%	7.6%	5.9%	4.8%	4.6%		Net foreign debt
46.8%	44.4%	40.9%	40.1%	34.1%	33.5%	33.2%		Gross loan debt
46.1%	43.6%	40.6%	39.5%	33.4%	32.6%	31.2%		Net loan debt

5)

Valued at appropriate foreign exchange rates up to 31 March 2015 as at the end of each period. Forward estimates are based on exchange rates prevailing at 31 January 2016, projected to depreciate in line with inflation differentials

6)

The balance on the gold and foreign exchange contingency reserve account on 31 March 2016 represents an estimated balance on the account No provision for any profits or losses on this account has been made for subsequent years. A negative balance indicates a profit and a positive balance a loss

2016 BUDGET REVIEW

Table 10

Total debt of government 1)

		2005/06	2006/07	2007/08	2008/09	2009/10	2010/11	2011/12
R million

Domestic debt
Marketable		457 780	467 864	478 265	527 751	700 532	869 588	1 045 415
Government bonds		417 380	422 064	426 415	462 751	585 992	733 438	890 256
Treasury bills		40 400	45 800	51 850	65 000	114 540	136 150	155 159
Bridging bonds		—	—	—	—	—	—	—
Non-marketable	3)	3 699	3 238	2 555	1 956	4 943	23 133	25 524

Gross loan debt		461 479	471 102	480 821	529 707	705 475	892 721	1 070 939
Cash balances	4)	-58 187	-75 315	-93 809	-101 349	-106 550	-111 413	-130 450
Net loan debt		403 292	395 787	387 012	428 358	598 925	781 308	940 489

Foreign debt
Gross loan debt	5)	66 846	82 581	96 218	97 268	99 454	97 851	116 851
Cash balances	4)	—	—	—	—	-25 339	-58 750	-67 609
Net loan debt		66 846	82 581	96 218	97 268	74 115	39 101	49 242

Gross loan debt		528 325	553 683	577 039	626 975	804 929	990 572	1 187 790
Net loan debt		470 138	478 368	483 230	525 626	673 040	820 409	989 731

Gold and foreign exchange contingency reserve account	6)	-1 751	-28 514	-72 189	-101 585	-35 618	-28 283	-67 655

Composition of gross debt (excluding deduction of cash balances)
Marketable domestic debt		86.6%	84.5%	82.9%	84.2%	87.0%	87.8%	88.0%
Government bonds		79.0%	76.2%	73.9%	73.8%	72.8%	74.0%	75.0%
Treasury bills		7.6%	8.3%	9.0%	10.4%	14.2%	13.7%	13.1%
Bridging bonds		0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Non-marketable domestic debt	3)	0.7%	0.6%	0.4%	0.3%	0.6%	2.3%	2.1%

Domestic debt		87.3%	85.1%	83.3%	84.5%	87.6%	90.1%	90.2%
Foreign debt	5)	12.7%	14.9%	16.7%	15.5%	12.4%	9.9%	9.8%

Total as percentage of GDP
Gross domestic debt		27.4%	24.7%	22.1%	22.0%	27.7%	31.6%	34.8%
Net domestic debt		24.0%	20.7%	17.8%	17.8%	23.5%	27.6%	30.5%
Gross foreign debt		4.0%	4.3%	4.4%	4.0%	3.9%	3.5%	3.8%
Net foreign debt		4.0%	4.3%	4.4%	4.0%	2.9%	1.4%	1.6%
Gross loan debt		31.4%	29.0%	26.6%	26.0%	31.5%	35.1%	38.6%
Net loan debt		27.9%	25.0%	22.3%	21.8%	26.4%	29.0%	32.1%

1)	Debt of the central government, excluding extra-budgetary institutions and social security funds
2)	As projected at the end of January 2016
3)	Includes non-marketable Treasury bills, retail bonds, loan levies, former regional authorities and Namibian loans
4)

Bank balances of the National Revenue Fund (balances of government’s accounts with the Reserve Bank and commercial banks) Bank balances in foreign currencies are revaluated using forward estimates of exchange rates

Source: National Treasury and South African Reserve Bank.

STATISTICAL TABLES

								Table 10 Total debt of government 1)
2012/13	2013/14	2014/15	2015/16 2)	2016/17	2017/18	2018/19
								R million

								Domestic debt
1 210 834	1 409 718	1 601 499	1 786 884	1 967 233	2 142 442	2 313 481		Marketable
1 038 849	1 217 512	1 399 282	1 577 110	1 732 459	1 874 668	2 022 707		Government bonds
171 985	192 206	202 217	209 774	234 774	267 774	290 774		Treasury bills
—	—	—	—	—	—	—		Bridging bonds
30 300	31 381	30 586	36 049	36 435	37 473	38 562	3)	Non-marketable

1 241 134	1 441 099	1 632 085	1 822 933	2 003 668	2 179 915	2 352 043		Gross loan debt
-103 774	-120 807	-120 304	-115 657	-112 157	-112 157	-112 157	4)	Cash balances
1 137 360	1 320 292	1 511 781	1 707 276	1 891 511	2 067 758	2 239 886		Net loan debt

								Foreign debt
124 555	143 659	166 830	232 783	229 960	242 722	254 947	5)	Gross loan debt
-80 308	-84 497	-94 404	-135 616	-118 082	-115 680	-112 434	4)	Cash balances
44 247	59 162	72 426	97 167	111 878	127 042	142 513		Net loan debt

1 365 689	1 584 758	1 798 915	2 055 716	2 233 628	2 422 637	2 606 990		Gross loan debt
1 181 607	1 379 454	1 584 207	1 804 443	2 003 389	2 194 800	2 382 399		Net loan debt

-125 552	-177 913	-203 396	-341 297	-341 297	-341 297	-341 297	6)	Gold and foreign exchange contingency reserve account

								Composition of gross debt (excluding deduction of cash balances)
88.7%	89.0%	89.0%	86.9%	88.1%	88.4%	88.7%		Marketable domestic debt
76.1%	76.8%	77.8%	76.7%	77.6%	77.4%	77.6%		Government bonds
12.6%	12.1%	11.2%	10.2%	10.5%	11.1%	11.2%		Treasury bills
0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%		Bridging bonds
2.2%	2.0%	1.7%	1.8%	1.6%	1.5%	1.5%	3)	Non-marketable domestic debt

90.9%	90.9%	90.7%	88.7%	89.7%	90.0%	90.2%		Domestic debt
9.1%	9.1%	9.3%	11.3%	10.3%	10.0%	9.8%	5)	Foreign debt

								Total as percentage of GDP
37.3%	39.9%	42.5%	44.8%	45.7%	45.9%	45.6%		Gross domestic debt
34.2%	36.6%	39.3%	41.9%	43.1%	43.5%	43.4%		Net domestic debt
3.7%	4.0%	4.3%	5.7%	5.2%	5.1%	4.9%		Gross foreign debt
1.3%	1.6%	1.9%	2.4%	2.5%	2.7%	2.8%		Net foreign debt
41.0%	43.9%	46.8%	50.5%	50.9%	51.0%	50.5%		Gross loan debt
35.5%	38.2%	41.2%	44.3%	45.7%	46.2%	46.2%		Net loan debt

5)

Valued at appropriate foreign exchange rates up to 31 March 2015 as at the end of each period. Forward estimates are based on exchange rates prevailing at 31 January 2016, projected to depreciate in line with inflation differentials

6)

The balance on the gold and foreign exchange contingency reserve account on 31 March 2016 represents an estimated balance on the account No provision for any profits or losses on this account has been made for subsequent years. A negative balance indicates a profit and a positive balance a loss

2016 BUDGET REVIEW

Table 11

Net loan debt, provisions and contingent liabilities 1)

		2005/06	2006/07	2007/08	2008/09	2009/10	2010/11	2011/12
R million

Net loan debt	2)	470 138	478 368	483 230	525 626	673 040	820 409	989 731

Provisions	3)	46 303	49 071	55 263	61 869	81 051	73 693	98 593
African Development Bank		6 541	7 670	8 641	10 186	8 091	7 492	27 300
Development Bank of Southern Africa Limited		4 800	4 800	4 800	4 800	4 800	4 800	4 800
Government employee leave credits		7 480	7 861	8 503	8 503	9 762	10 815	11 266
International Bank for Reconstruction and Development		9 464	11 096	12 354	14 482	11 187	10 360	11 703
International Monetary Fund		18 018	17 538	20 847	23 760	47 104	40 127	43 412
Multilateral Investment Guarantee Agency		—	106	118	138	107	99	112
New Development Bank		—	—	—	—	—	—	—

Contingent liabilities		159 997	185 493	177 160	195 386	279 137	305 104	345 865

Guarantees	4)	67 880	67 783	64 485	63 038	139 395	160 043	164 338
Agricultural cooperatives		100	95	95	94	94	94	94
Central Energy Fund		445	360	243	130	19	—	—
Denel		—	—	—	880	1 850	1 850	1 850
Development Bank of Southern Africa		11 568	12 178	12 414	12 348	26 370	25 713	25 554
Eskom		143	133	—	—	46 678	67 057	77 230
Foreign Central Banks and Governments		155	145	91	58	25	—	—
Former regional authorities		262	248	212	206	190	154	138
Guarantee scheme for housing loans to employees		586	446	374	255	154	104	64
Guarantee scheme for motor vehicles - senior officials		14	14	10	8	3	3	2
Industrial Development Corporation of South Africa		1 172	1 220	1 194	1 446	952	740	646
Independent Power Producers		—	—	—	—	—	—	—
Irrigation boards		67	44	43	43	46	44	48
Kalahari East Water Board		17	16	16	16	16	16	15
Komati Basin Water Authority		1 746	1 548	1 514	1 453	1 406	1 340	1 247
Land Bank		—	1 500	1 500	1 500	2 500	1 750	1 000
Lesotho Highlands Development Authority		614	618	613	524	401	227	171
Nuclear Energy Corporation of South Africa		20	20	20	20	20	20	20
Passenger Rail Agency of South Africa		—	—	—	—	1 217	468	264
Public Private Partnership		—	—	—	—	10 296	10 443	10 414
Servcon Housing Solutions		20	—	—	—	—	—	—
South African Airways		—	1 300	4 460	4 460	1 351	1 916	1 300
South African Broadcasting Corporation		—	—	—	—	1 000	1 000	889
South African Express		—	—	—	—	—	—	—
South African National Roads Agency Limited		6 199	5 885	6 441	6 708	12 287	18 605	19 426
South African Post Office		—	—	—	—	—	—	—
South African Reserve Bank		4 356	763	842	142	—	—	—
Telkom South Africa		4 769	4 785	140	138	108	90	85
Trans-Caledon Tunnel Authority		16 940	17 690	19 271	19 588	20 721	18 489	19 886
Transnet		18 256	18 420	14 716	12 895	11 620	9 887	3 975
Universities and technikons		431	355	276	126	71	33	20

Other contingent liabilities	5)	92 117	117 710	112 675	132 348	139 742	145 061	181 527
Claims against government departments		9 148	11 807	10 933	17 737	24 064	31 310	42 969
Export Credit Insurance Corporation of SA Limited		7 243	10 858	12 662	13 351	9 191	9 614	10 025
Government Employees Pension Fund		12 775	12 775	—	—	—	—	—
Post-retirement medical assistance		37 000	56 000	56 000	56 000	56 000	65 348	65 348
Road Accident Fund		21 351	23 935	30 339	42 500	45 366	33 547	53 919
Unemployment Insurance Fund		2 300	2 035	2 341	2 401	3 728	3 315	3 381
SASRIA reinsurance cover		1 000	—	—	—	—	—	—
Other		1 300	300	400	359	1 393	1 927	5 885

1)	Medium-term forecasts of some figures are not available and are kept constant
2)	Debt of the central government, excluding extra-budgetary institutions and social security funds
3)

Provisions are liabilities for which the payment date or amount is uncertain. The provisions for multilateral institutions are the unpaid portion of government’s subscription to these institutions, payable on request

Source: National Treasury

STATISTICAL TABLES

								Table 11 Net loan debt, provisions and contingent liabilities 1)
2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19
								R million

1 181 607	1 379 454	1 584 207	1 804 443	2 003 389	2 194 800	2 382 399	2)	Net loan debt

116 231	134 045	160 383	232 900	239 841	253 622	264 800	3)	Provisions
32 725	38 063	43 811	58 358	55 659	54 292	52 529		African Development Bank
4 800	4 800	20 000	20 000	20 000	20 000	20 000		Development Bank of Southern Africa Limited
12 316	12 924	13 030	13 681	14 365	15 084	15 838		Government employee leave credits
15 935	19 407	23 579	31 408	29 955	29 220	28 271		International Bank for Reconstruction and Development
50 321	58 697	59 786	99 485	94 885	92 554	89 549		International Monetary Fund
134	154	177	236	225	220	213		Multilateral Investment Guarantee Agency
—	—	—	9 732	24 752	42 252	58 400		New Development Bank

401 932	425 769	488 526	753 218	790 460	817 809	840 050		Contingent liabilities

190 412	219 696	236 001	467 153	492 902	507 147	516 901	4)	Guarantees
93	93	93	93	93	93	93		Agricultural cooperatives
—	—	—	—	—	—	—		Central Energy Fund
1 850	1 850	1 850	1 850	1 850	1 850	1 850		Denel
25 497	25 635	4 030	4 428	4 389	4 473	4 579		Development Bank of Southern Africa
103 523	125 125	149 944	168 539	190 064	204 932	215 373		Eskom
—	—	—	—	—	—	—		Foreign Central Banks and Governments
124	112	105	100	100	100	100		Former regional authorities
46	26	13	13	13	13	13		Guarantee scheme for housing loans to employees
1	1	1	1	1	1	1		Guarantee scheme for motor vehicles - senior officials
575	504	344	336	244	172	174		Industrial Development Corporation of South Africa
—	—	—	200 172	200 172	200 172	200 172		Independent Power Producers
46	44	44	40	40	40	40		Irrigation boards
6	—	—	—	—	—	—		Kalahari East Water Board
1 190	1 148	986	927	927	927	927		Komati Basin Water Authority
800	1 004	2 005	5 235	6 507	6 507	6 507		Land Bank
132	113	82	79	77	78	79		Lesotho Highlands Development Authority
20	20	20	20	20	20	20		Nuclear Energy Corporation of South Africa
133	92	48	15	—	—	—		Passenger Rail Agency of South Africa
10 172	10 127	10 107	8 908	8 358	7 918	7 438		Public Private Partnership
—	—	—	—	—	—	—		Servcon Housing Solutions
2 238	5 010	8 419	14 394	14 394	14 394	14 394		South African Airways
167	—	—	—	—	—	—		South African Broadcasting Corporation
—	539	539	1 106	856	656	338		South African Express
19 482	23 866	32 436	35 042	38 947	38 947	38 947		South African National Roads Agency Limited
—	—	270	1 300	1 300	1 300	1 300		South African Post Office
—	—	—	—	—	—	—		South African Reserve Bank
90	111	100	128	123	127	129		Telkom South Africa
20 460	20 516	20 807	20 623	20 623	20 623	20 623		Trans-Caledon Tunnel Authority
3 757	3 757	3 757	3 802	3 802	3 802	3 802		Transnet
10	3	1	2	2	2	2		Universities and technikons

211 520	206 073	252 525	286 065	297 558	310 662	323 149	5)	Other contingent liabilities
43 628	45 131	49 401	49 401	49 401	49 401	49 401		Claims against government departments
12 482	13 780	15 308	25 841	21 555	17 309	10 713		Export Credit Insurance Corporation of SA Limited
—	—	—	—	—	—	—		Government Employees Pension Fund
65 348	69 938	69 938	69 938	69 938	69 938	69 938		Post-retirement medical assistance
82 838	69 435	109 298	131 961	147 445	164 509	183 270		Road Accident Fund
3 241	3 611	3 836	4 180	4 475	4 761	5 083		Unemployment Insurance Fund
—	—	—	—	—	—	—		SASRIA reinsurance cover
3 983	4 178	4 744	4 744	4 744	4 744	4 744		Other

4)	Amounts drawn against financial guarantees, inclusive of accrued interest
5)	Other contingent liabilities as disclosed in the consolidated financial statements of departments published annually by the National Treasury

W1

Explanatory memorandum to the division of revenue

¢	Background

Section 214(1) of the Constitution requires that every year a Division of Revenue Act determine the equitable division of nationally raised revenue between national government, the nine provinces and 257 municipalities (278 municipalities prior to the 2016 local government elections). The tabled allocations are published with the new municipal demarcations even though the elections will be held later in the year.

The division of revenue takes into account the powers and functions assigned to each sphere of government. The process fosters transparency and is at the heart of constitutional cooperative governance.

The Intergovernmental Fiscal Relations Act (1997) prescribes the process for determining the equitable sharing and allocation of nationally raised revenue. Sections 9 and 10(4) of the act set out the consultation process to be followed with the Financial and Fiscal Commission (FFC), including considering the commission’s recommendations regarding the division of revenue.

This explanatory memorandum to the 2016 Division of Revenue Bill fulfils the requirement set out in section 10(5) of the Intergovernmental Fiscal Relations Act that the bill be accompanied by an explanation of how it takes account of the matters listed in sections 214(2)(a) to (j) of the Constitution, government’s response to the FFC’s recommendations, and any assumptions and formulas used in arriving at the respective divisions among provinces and municipalities. This explanatory memorandum has six sections:

•	Part 1 lists the factors that inform the division of resources between national, provincial and local government.

•	Part 2 describes the 2016 division of revenue.

•	Part 3 sets out how the FFC’s recommendations on the 2016 division of revenue have been taken into account.

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•	Part 4 explains the formula and criteria for the division of the provincial equitable share and conditional grants among provinces.

•	Part 5 sets out the formula and criteria for the division of the local government equitable share and conditional grants among municipalities.

•	Part 6 summarises issues that will form part of subsequent reviews of provincial and local government fiscal frameworks.

The Division of Revenue Bill and its underlying allocations are the result of extensive consultation between national, provincial and local government. The Budget Council deliberated on the matters discussed in this memorandum at several meetings during the year. The approach to local government allocations was discussed with organised local government at technical meetings with the South African Local Government Association (SALGA), culminating in meetings of the Budget Forum (the Budget Council and SALGA). An extended Cabinet meeting involving ministers, provincial premiers and the SALGA chairperson was held in October 2015. The division of revenue, and the government priorities that underpin it, was agreed for the next three years.

¢	Part 1: Constitutional considerations

The annual Division of Revenue Act is enacted after factors in sections 214(2)(a) to (j) of the Constitution are taken into account. These include national interest, debt provision, the needs of national government, flexibility in responding to emergencies, resource allocation for basic services and developmental needs, the fiscal capacity and efficiency of provincial and local government, the reduction of economic disparities, and the promotion of stability and predictability. The constitutional principles taken into account in deciding on the division of revenue are briefly noted below.

National interest and the division of resources

The national interest is encapsulated by governance goals that benefit the nation as a whole. The National Development Plan, endorsed by Cabinet in November 2012, sets out a long-term vision for the country’s development. This is complemented by the strategic integrated projects overseen by the Presidential Infrastructure Coordinating Council and the 14 priority outcomes adopted by Cabinet in 2014 for the 2014–2019 medium-term strategic framework. In the 2015 Medium Term Budget Policy Statement, the Minister of Finance outlined how the resources available to government over the 2016 medium-term expenditure framework (MTEF) would be allocated to help achieve these goals. Chapter 4 of the 2015 Medium Term Budget Policy Statement and Chapters 5 and 6 of the 2016 Budget Review discuss how funds have been allocated across government based on these priorities. The frameworks for each conditional grant allocated as part of the division of revenue also note how the grant is linked to the 14 priority outcomes.

Provision for debt costs

The resources shared between national, provincial and local government include proceeds from national government borrowing used to fund public spending. National government provides for the resulting debt costs to protect the country’s integrity and credit reputation. A more detailed discussion can be found in Chapter 7 of the 2016 Budget Review.

National government’s needs and interests

The Constitution assigns exclusive and concurrent powers and functions to each sphere of government. National government is exclusively responsible for functions that serve the national interest and are best centralised. National and provincial government have concurrent responsibility for a range of functions. Provincial and local government receive equitable shares and conditional grants to enable them to provide basic services and perform their functions. Functions may shift between spheres of government to better meet its needs. The division of revenue responds to this by modifying the funding arrangements.

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ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE

Changes continue to be made to various national transfers to provincial and local government to improve their efficiency, effectiveness and alignment with national strategic objectives.

Provincial and local government basic services

Provinces and municipalities are assigned service delivery functions such as education, health, social development, housing, roads, provision of electricity and water, and municipal infrastructure. They have significant autonomy to allocate resources to meet basic needs and respond to provincial and local priorities, while giving effect to national objectives. The division of revenue provides equitable shares to provinces and local government, together with conditional grants for basic service delivery.

Strong growth in allocations to provincial and local government reflects government’s emphasis on priority services such as health, education and basic services, as well as the rising costs of these services due to higher wages, and bulk electricity and water costs. Transfers to local government have grown significantly in recent years, providing municipalities with greater resources to deliver basic services. This is in addition to local government’s substantial revenue-raising powers.

The 2016 division of revenue has prioritised the rollout of water and sanitation infrastructure. In addition, a grant to municipalities affected by the 2016 boundary changes will help minimise any negative effects that the transition may have on service delivery. The division of revenue also gives expression to the National Development Plan’s prioritisation of early childhood development.

Fiscal capacity and efficiency

National government has primary revenue-raising powers. Provinces have limited revenue-raising capacity and the resources required to deliver provincial functions do not lend themselves to self-funding or cost recovery. Due to their limited revenue-raising potential and their responsibility to implement government priorities, provinces receive a larger share of nationally raised revenue than local government. Municipalities finance most of their expenditure through property rates, user charges and fees. However, compared to large urban and metropolitan municipalities, rural municipalities raise significantly less revenue.

Local government’s share of nationally raised revenue has increased from 3 per cent in 2000/01 to 9.1 per cent over the 2016 MTEF period. A review of the local government equitable share was completed in 2012 and a new formula is being phased in from 2013/14 to 2017/18. The new formula incorporates a revenue adjustment factor that considers the fiscal capacity of the recipient municipality (full details of the formula are provided in part 5 of this annexure). The mechanisms for allocating funds to provinces and municipalities are continuously reviewed to improve their efficiency. A new approach to the funding of provincial infrastructure is being introduced to promote better planning and implementation, and to improve efficiency in the delivery of health and education infrastructure. To maximise the effect of allocations, many provincial and local government conditional grants use criteria that consider the recipient’s efficient use of previous allocations.

Developmental needs

Developmental needs are accounted for at two levels. First, in the determination of the division of revenue, which explains the continued commitment to grow the provincial and local government shares of nationally raised revenue; and second, in the determination of the division within each sphere through the formulas used to divide national transfers among municipalities and provinces. Developmental needs are encapsulated in the equitable share formulas for provincial and local government and in specific conditional grants, such as the municipal infrastructure grant, which allocates funds according to the number of households in a municipality without access to basic services. Various infrastructure grants and growing capital budgets aim to boost the economic and social development of provinces and municipalities.

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Economic disparities

The equitable share and infrastructure grant formulas are redistributive towards poorer provinces and municipalities. Through the division of revenue, government continues to invest in economic infrastructure (such as roads) and social infrastructure (such as schools, hospitals and clinics) to stimulate economic development, create jobs, and address economic and social disparities.

Obligations in terms of national legislation

The Constitution confers autonomy on provincial governments and municipalities to determine priorities and allocate budgets. National government is responsible for policy development, national mandates, setting national norms and standards for provincial and municipal functions, and monitoring implementation for concurrent functions. The 2016 MTEF and division of revenue provide additional funding for municipalities affected by significant boundary changes due to take effect after the 2016 local government elections. To support the newly amalgamated municipalities and ensure a smooth transition, the municipal demarcation transition grant was established in 2015/16 for a period of three years (to 2017/18). National government will also ensure that baseline reductions do not affect important obligations that are already funded through existing provincial and local government allocations.

Predictability and stability

Provincial and local government equitable share allocations are based on estimates of nationally raised revenue. If this revenue falls short of the estimates within a given year, the equitable shares of provinces and local government will not be adjusted downwards. Allocations are assured (voted, legislated and guaranteed) for the first year and are transferred according to a payment schedule. To contribute to longer-term predictability and stability, estimates for a further two years are published with the annual proposal for appropriations. Adjusted estimates as a result of changes to data underpinning the equitable share formulas and revisions to the formulas are phased in to ensure minimal disruption.

Flexibility in responding to emergencies

Government has a contingency reserve that provides a cushion for emergencies and unforeseeable events. In addition, two conditional grants for disasters allow for the swift allocation and transfer of funds to affected provinces and municipalities in the immediate aftermath of a declared disaster. Sections 16 and 25 of the Public Finance Management Act (1999) make specific provision for the allocation of funds to deal with emergency situations. Section 30(2) deals with adjustment allocations for unforeseeable and unavoidable expenditure. Section 29 of the Municipal Finance Management Act (2003) allows a municipal mayor to authorise unforeseeable and unavoidable expenditure in an emergency. Section 20(6) of the 2016 Division of Revenue Bill also allows conditional grant funds to be reprioritised to respond to a disaster.

¢	Part 2: The 2016 division of revenue

Government’s central fiscal objective over the MTEF period is to stabilise the growth of debt as a share of GDP and strictly adhere to the planned expenditure ceiling (see Chapters 1, 3 and 5 of the Budget Review). The most important public spending programmes that help poor South Africans, contribute to growth and generate employment have been protected from major reductions. The 2016 division of revenue reprioritises existing funds to ensure these objectives are met despite the lower expenditure ceiling. Parts 4 and 5 of this annexure set out in more detail how the baseline reductions have been applied to provincial and local government transfers.

Excluding debt-service costs and the contingency reserve, allocated expenditure shared between the three spheres amounts to R1.165 trillion, R1.250 trillion and R1.347 trillion over each of the MTEF years. These allocations take into account government’s spending priorities, each sphere’s revenue-raising capacity and responsibilities, and input from various intergovernmental forums and the FFC. The provincial and local equitable share formulas are designed to ensure fair, stable and predictable revenue shares, and to address economic and fiscal disparities.

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ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE

Government’s policy priorities for the 2016 MTEF period

Following the reductions to the baseline, existing budgets need to be reprioritised to meet government’s policy priorities outlined in the medium-term strategic framework. Priorities over the 2016 MTEF period that are funded through reprioritisations in the division of revenue include:

•	Introducing appropriate incentives to upgrade and maintain provincial and municipal infrastructure.

•	Extending HIV/AIDS intervention spending to include tuberculosis.

•	Completing the eradication of bucket sanitation systems in formal residential areas.

•	Extending access to early childhood development centres through a new grant.

The fiscal framework

Table W1.1 presents the medium-term macroeconomic forecasts for the 2016 Budget. It sets out the growth assumptions and fiscal policy targets on which the fiscal framework is based.

Table W1.1 Medium-term macroeconomic assumptions, 2015/16 – 2018/19

	2015/16		2016/17		2017/18		2018/19
	2015	2016	2015	2016	2015	2016	2016
R billion/percentage of GDP	Budget	Budget	Budget	Budget	Budget	Budget	Budget
Gross domestic product	4 191.8	4 073.2	4 538.8	4 388.4	4 926.1	4 750.7	5 161.3
Real GDP growth	2.0%	0.9%	2.6%	1.2%	2.9%	1.9%	2.5%
GDP inflation	5.9%	5.1%	5.5%	6.4%	5.4%	6.3%	6.0%

National budget framework
Revenue	1 049.3	1 074.5	1 166.0	1 162.0	1 265.4	1 264.3	1 388.7
Percentage of GDP	25.0%	26.4%	25.7%	26.5%	25.7%	26.6%	26.9%
Expenditure	1 222.3	1 247.3	1 309.9	1 318.3	1 420.9	1 421.7	1 540.0
Percentage of GDP	29.2%	30.6%	28.9%	30.0%	28.8%	29.9%	29.8%
Main budget balance[1]	-173.1	-172.8	-144.0	-156.3	-155.5	-157.4	-151.3
Percentage of GDP	-4.1%	-4.2%	-3.2%	-3.6%	-3.2%	-3.3%	-2.9%

1.	A positive number reflects a surplus and a negative number a deficit

Source: National Treasury

Table W1.2 sets out the division of revenue for the 2016 MTEF period after accounting for new policy priorities. The division of revenue includes an amount of R17.8 billion provisionally allocated in 2018/19, which will only be assigned to specific programmes during the 2017 budget process, subject to the approval of spending proposals. Of this amount, R5.8 billion has indicatively been allocated to the provincial equitable share and R4.5 billion to local government conditional grants. These amounts are not discussed in the rest of this explanatory memorandum because they will only be allocated to specific grants and programmes during the 2017 budget process.

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Table W1.2 Division of nationally raised revenue, 2012/13 – 2018/19

	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19
Revised
R million	Outcome			estimate	Medium-term estimates
Division of available funds
National departments	420 246	453 406	490 039	546 788	559 849	594 090	637 755
of which:
Indirect transfers to provinces	2 315	2 693	5 808	3 150	3 636	1 663	1 765
Indirect transfers to local government	5 050	5 945	8 895	10 525	7 773	7 401	7 679
Provinces	380 929	410 572	439 544	471 768	499 844	542 344	582 913
Equitable share[1]	310 741	336 495	359 922	386 500	410 699	441 831	474 852
Conditional grants	70 188	74 077	79 623	85 268	89 146	100 513	108 061
Local government	76 200	82 595	87 656	99 650	104 925	113 340	125 811
Equitable share	37 139	38 964	41 592	50 507	52 569	57 012	61 732
Conditional grants[2]	30 021	34 018	35 874	38 485	41 132	44 543	51 611
General fuel levy sharing with metros	9 040	9 613	10 190	10 659	11 224	11 785	12 469

Non-interest allocations	877 374	946 574	1 017 239	1 118 206	1 164 618	1 249 774	1 346 479
Percentage increase	7.9%	7.9%	7.5%	9.9%	4.2%	7.3%	7.7%

Debt-service costs	88 121	101 185	114 798	129 111	147 720	161 927	178 556
Contingency reserves	—	—	—	—	6 000	10 000	15 000

Main budget expenditure	965 496	1 047 759	1 132 037	1 247 317	1 318 338	1 421 701	1 540 035
Percentage increase	8.5%	8.5%	8.0%	10.2%	5.7%	7.8%	8.3%

Percentage shares
National departments	47.9%	47.9%	48.2%	48.9%	48.1%	47.5%	47.4%
Provinces	43.4%	43.4%	43.2%	42.2%	42.9%	43.4%	43.3%
Local government	8.7%	8.7%	8.6%	8.9%	9.0%	9.1%	9.3%

1.	Includes unallocated amounts
2.	Includes unallocated amounts

Source: National Treasury

Table W1.3 shows how changes to the baseline are spread across all spheres of government. The new focus areas and baseline reductions are accommodated by shifting savings towards priorities.

Table W1.3 Changes over baseline,1 2016/17 – 2017/18

R million	2016/17	2017/18
National departments	6 071	8 003
Provinces	3 585	15 962
Local government	989	3 323

Allocated expenditure	10 645	27 287

Source: National Treasury

Table W1.4 sets out schedule 1 of the Division of Revenue Bill, which reflects the legal division of revenue between national, provincial and local government. In this division, the national share includes all conditional grants to provinces and local government in line with section 214(1) of the Constitution, and the allocations for each sphere reflect equitable shares only.

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ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE

Table W1.4 Schedule 1 of the Division of Revenue Bill, 2016/17 – 2018/19

	2016/17	2017/18	2018/19
R million	Allocation	Forward estimates
National[1,2]	855 071	922 857	1 003 451
Provincial[3]	410 699	441 831	474 852
Local	52 569	57 012	61 732

Total	1 318 338	1 421 701	1 540 035

1.	National share includes conditional grants to provinces and local government, general fuel levy sharing with metropolitan municipalities, debt-service costs and the contingency reserve
2.	Direct charges for the provincial equitable share are netted out
3.	Provincial share includes an unallocated amount of R5.8 billion in 2018/19 that is not included in the forward estimates of provincial allocations in tables W1.6 and W1

Source: National Treasury

The 2016 Budget Review sets out in detail how constitutional issues and government’s priorities are taken into account in the 2016 division of revenue. It describes economic and fiscal policy considerations, revenue issues, debt and financing considerations, and expenditure plans. Chapter 6 focuses on provincial and local government financing.

¢	Part 3: Response to the FFC’s recommendations

Section 9 of the Intergovernmental Fiscal Relations Act requires the FFC to make recommendations regarding:

a)	“An equitable division of revenue raised nationally, among the national, provincial and local spheres of government;

b)	the determination of each province’s equitable share in the provincial share of that revenue; and

c)	any other allocations to provinces, local government or municipalities from the national government’s share of that revenue, and any conditions on which those allocations should be made.”

The act requires that the FFC table these recommendations at least 10 months before the start of each financial year. The FFC tabled its Submission for the Division of Revenue 2016/17 to Parliament in May 2015. These recommendations cover the following areas: macro-micro and fiscal aspects of public investment management; the proliferation of indirect grants, as well as design and accountability in public infrastructure management; and state capacity improvements through education and productivity interventions.

Section 214 of the Constitution requires that the FFC’s recommendations be considered before tabling the division of revenue. Section 10 of the Intergovernmental Fiscal Relations Act requires that the Minister of Finance table a Division of Revenue Bill with the annual budget in the National Assembly. The bill must be accompanied by an explanatory memorandum setting out how government has taken into account the FFC’s recommendations when determining the division of revenue. This part of the explanatory memorandum complies with this requirement.

The FFC’s recommendations can be divided into three categories:

•	Recommendations that apply directly to the division of revenue

•	Recommendations that indirectly apply to issues related to the division of revenue

•	Recommendations that do not relate to the division of revenue.

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Government’s responses to the first and second categories are provided below. The relevant national departments are considering the recommendations that do not relate to the division of revenue, and they will respond directly to the FFC.

Recommendations that apply directly and indirectly to the division of revenue

Chapter 1: Responding to South Africa’s infrastructure challenges

Infrastructure-led growth that provides the conditions for the future prosperity of all South Africans

The FFC recommends that government “redesigns capital conditional grants by:

(a)	Allowing for payment of infrastructure upstream costs of provinces and municipalities;

(b)	Making capital grants pledgeable where a long-term capital strategy is in place; and

(c)	Extending the existing incentive/support for long-term capital planning.”

Government response

Government continuously evaluates conditional grants to both provincial and local government. Its responses to the three points raised are detailed below.

Several grants allow for upstream costs (for example, transport planning or project management capacity). However, government is cautious of diverting excessive funds away from capital investment, which is why the need for upstream costs is evaluated on a grant-by-grant and differentiated basis.

The Division of Revenue Act does allow for pledging of municipal grants when a long-term capital strategy is in place. However, because borrowing should largely fund infrastructure that contributes to future revenues, municipal own revenues should be used to borrow against more than grants.

Given that provinces invest in capital projects that serve as public goods, and they have limited revenue-raising potential, borrowing is not encouraged, but is approved under special circumstances.

Several provincial infrastructure grants (including grants for health, education and roads) are allocated based on the submission of plans two years in advance to encourage longer-term planning.

The built environment performance plans required by the integrated city development grant already incentivise cities to engage in long-term planning. The review of local government infrastructure grants will introduce a number of reforms to enhance longer-term planning. Government will work with the FFC to implement the proposed solutions.

Efficiency and alignment of infrastructure procurement and management

The FFC recommends that government “enhance efficiency by ensuring alignment between infrastructure procurement planning, contract awards and management and other elements of infrastructure management.”

Government response

Government agrees that conditional grants can and should incentivise improved practices beyond the transfer of funds.

Each province has to develop an approved framework to implement the infrastructure delivery management system, and several provincial grants make funding provisions to capacitate infrastructure units.

In local government, an incentive grant to metropolitan municipalities encourages integration across infrastructure management. In addition, the review of local government infrastructure grants has introduced reforms to improve asset management practices under the municipal infrastructure grant.

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But building capacity and improving infrastructure management practices takes time, and grants are just one way to achieve these goals. There are many other interventions that aim to strengthen institutions and enhance capacity across government, including the Office of the Chief Procurement Officer and the Municipal Infrastructure Support Agent.

Chapter 2: Economic growth effects of municipal capital spending

Improving economic growth effects of municipal capital expenditure

The FFC recommends that, “Grant allocations for infrastructure investment reflect the prioritisation (or weighting) of growth-enhancing infrastructure programmes, to enable municipalities to play their (envisaged critical) role in promoting economic development and growth.”

Government response

Conditional grants are primarily allocated to subsidise capital costs on behalf of the poor, who cannot afford to pay rates and tariffs. Economic infrastructure should largely be funded from own revenues through the use of cost-reflective tariffs and debt-financing.

Government does acknowledge the substantial growth-enhancing effects of infrastructure investments and has emphasised the importance of economic growth in recent reforms to urban grants and the municipal infrastructure grant. Government is also working with municipalities to increase their ability to access long-term financing so they can increase their own funding of infrastructure investments.

Long-term sustainability of infrastructure for local economic growth

The FFC recommends that “Government establishes either an incentive grant or a reserve fund for asset management, to ensure the long-term sustainability of critical socioeconomic infrastructure and enhance local economic growth.”

Government response

Government agrees that improved municipal asset management is necessary to continue the gains made in service delivery in recent years. The local government equitable share includes a 10 per cent maintenance allocation on behalf of indigent households, while all other consumers are expected to pay fully cost-reflective tariffs to cover the capital, operations, maintenance and depreciation costs of infrastructure. This means that additional maintenance funding would be double-funding. Government is therefore proposing to incentivise better prioritisation of existing maintenance funds.

Grants, however, are increasingly shifting towards investment in both new and existing infrastructure. A more appropriate mix of capital funding will help address the difficulties experienced in asset management and ensure the long-term sustainability of infrastructure.

Transitional capacity-building grant

The FFC recommends that government “establish a transitional capacity-building grant to fund technical assistance to enable municipalities to prepare and implement credible infrastructure asset management plans.”

Government response

Government agrees that technical assistance is often required to develop these plans and while there are municipalities that may need this support, many have already developed appropriate asset management strategies and should not be disincentivised. The Municipal Infrastructure Support Agent, the Department of Cooperative Governance and the local government infrastructure grant review are developing changes to the 2016 municipal infrastructure grant framework that will promote better use of the technical assistance and project management funding available in the grant.

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Assistance need not be financial. Government has many initiatives to improve municipal asset management practices. For example, the Municipal Infrastructure Support Agent not only assigns engineers to municipalities to improve these systems, but it has also developed a municipal infrastructure performance management information system, rolled out the infrastructure delivery management system and will introduce a municipal standard chart of accounts from 1 July 2017.

Chapter 3: A review of direct and indirect conditional grants – the case of selected conditional grants

Management of direct and indirect grants

The FFC recommends that, “National Treasury and line departments consider the use of indirect grants as a measure of last resort while continuing to build capacity in provinces and municipalities.”

Government response

Government agrees that indirect grants are not always a sustainable or effective way of improving service delivery. They must be seen as a last resort and transitional in nature. In recent years, direct grant spending has proven to be higher than indirect grant spending in several cases, leading to a number of provincial and local government grants shifting from indirect to direct grants.

Criteria to guide scheduling of grants

The FFC recommends that, “Clear criteria that will guide scheduling of conditional grants should be developed and must take into account (a) the historical financial performance, (b) non-financial performance and (c) the time period before converting a direct grant to an indirect grant.”

Government response

Government agrees that criteria to guide the appropriate scheduling of conditional grants would be a useful tool. Historical performance and non-financial data would be needed to determine scheduling, while a time period for the conversion of a grant from direct to indirect would ensure stability. Government supports a differentiated approach, which has led to increasing splits in grants and shifts between direct and indirect grants in recent years. In collaboration with the FFC, government aims to develop clear guidelines on the appropriate scheduling of grants from inception.

Chapter 4: Accountability in infrastructure delivery – the case of the local government sphere

Accountability in local government infrastructure delivery

The FFC recommends that, “National Treasury and the Department of Cooperative Governance develop an accountability framework for indirect infrastructure grants to identify accountability lines, accountability mechanisms, accountability enforcement mechanisms, and spell out the consequences for undermining the accountability arrangements.”

Government response

Government welcomes this recommendation and is seeking to establish such a framework. Although clear guidance on budget preparation, allocation and evaluation for both direct and indirect grants exists, accountability lines are not as explicit for indirect grants as they are for direct grants. Ensuring that appropriate monitoring and evaluation systems and a legal framework to manage indirect grants are in place is a priority.

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ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE

Chapter 5: Fiscal arrangements for financing early childhood development infrastructure

Capital subsidy for constructing and upgrading early childhood development facilities

The FFC recommends that, “Government provides a full or partial capital subsidy for constructing and/or upgrading community- and non-profit-organisation-based early childhood development facilities, through the municipal infrastructure grant. The funding will facilitate compliance with the required infrastructure norms and standards, ensure that capital expenditure for early childhood development is carried out through municipalities and minimise inequities in quality standards and service levels.”

Government response

The research and recommendations on this vital, complex sector are well received. However, the absence of clarity around the functional arrangements and the law regarding spending on non-state assets limits government’s options in providing an effective capital subsidy for early childhood development facilities.

Government has indicatively allocated funds from 2017/18 for a new provincial conditional grant to support improved early childhood development services, including improved infrastructure. Government also supports the potential use of the community services component of the municipal infrastructure grant to fund the provision of facilities for early childhood development. Further work is needed to guide municipalities on how best to invest in early childhood development facilities.

Chapter 6: Public-sector productivity – the case of secondary education

Improving public-sector productivity

The FFC recommends that, “The Division of Revenue Act implements the finalised framework on measuring productivity. This may require the implementing agent of a conditional grant to report on the attainment of both quantitative and qualitative indicators of an output, including productivity indicators that track improvements of the service over time.”

Government response

Government agrees that improvements in productivity are necessary to deliver value for money and enhanced service delivery. Reporting requirements for conditional grants can be useful sources of information on productivity. Once a productivity framework, as proposed in another FFC recommendation, is finalised, government will review how it can best be applied to the Division of Revenue Act’s clauses and grant frameworks.

¢	Part 4: Provincial allocations

Sections 214 and 227 of the Constitution require that an equitable share of nationally raised revenue be allocated to provincial government to enable it to provide basic services and perform its allocated functions.

National transfers to provinces increase from R471.8 billion in 2015/16 to R499.8 billion in 2016/17. Over the MTEF period, provincial transfers will grow at an average annual rate of 6.9 per cent to R577.1 billion in 2018/19. Table W1.5 sets out the total transfers to provinces for 2016/17. A total of R410.7 billion is allocated to the provincial equitable share and R89.1 billion to conditional grants, which includes an unallocated R111.5 million for the provincial disaster grant.

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Table W1.5 Total transfers to provinces, 2016/17

	Equitable	Conditional	Total
R million	share	grants	transfers
Eastern Cape	58 060	10 243	68 304
Free State	22 995	6 816	29 811
Gauteng	79 600	18 839	98 439
Kw aZulu-Natal	87 898	17 489	105 387
Limpopo	48 709	7 120	55 829
Mpumalanga	33 450	6 987	40 437
Northern Cape	10 863	3 751	14 614
North West	28 062	7 041	35 103
Western Cape	41 062	10 749	51 811
Unallocated	—	112	112

Total	410 699	89 146	499 844

Source: National Treasury

Changes to provincial allocations

The baseline reductions discussed in Chapter 5 of the Budget Review were shared across the three spheres of government in proportion to the division of revenue. A weaker-than-expected economic and fiscal environment has meant that the budget needs to be reprioritised to fund new and changing government priorities. In 2016/17, provincial baselines are reduced by R3.6 billion compared to indicative figures published in the 2015 Medium Term Budget Policy Statement. To protect basic services funded by the provincial equitable share, such as health and education, only 40 per cent (R1.5 billion) of this reduction was taken from the equitable share, despite its accounting for more than 80 per cent of transfers to provinces. The remaining 60 per cent (R2.1 billion) of this reduction comes from provincial conditional grants. Several grants funding essential services, such as the national school nutrition programme grant, the land care grant, and the provincial roads maintenance grant, were not reduced. In spite of these reductions to the baseline, the provincial equitable share grows at an average annual rate of 6.7 per cent over the MTEF period, while conditional grant allocations grow by 8.2 per cent per year. Where possible, baseline reductions have been weighted towards grants that have a history of underspending or grants involving infrastructure implementation that can be deferred, or that is still only in feasibility phase. The amount reduced on each grant is detailed in Table W1.6.

During the 2015 budget process, funds and functions under the National Health Laboratory Service (NHLS) were shifted to the national Department of Health. The Budget Council agreed to the shift provided that an audit is conducted after the first year to ensure that the change is revenue-neutral for provinces. The audit has revealed that this shift has not affected provincial revenue.

In addition to these baseline reductions, there were also several other reprioritisations and technical changes to conditional grants during the budget process that will be implemented over the 2016 MTEF period. These are shown in Table W1.6.

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Table W1.6 Net changes to baseline provincial allocations, 2016/17 – 2018/19

R million	2016/17	2017/18	2018/19	2016 MTEF
Provincial equitable share	5 434	12 939	15 283	33 655
Provincial equitable share	5 434	12 939	15 283	33 655
Direct transfers	-1 849	3 023	4 917	6 091
Comprehensive agricultural support programme	-60	-70	-80	-210
Community library services	-10	-12	-15	-37
Education infrastructure	-160	2 450	2 582	4 872
Comprehensive HIV, Aids and TB	-176	220	1 580	1 624
Health facility revitalisation	-200	-47	-118	-365
Human papillomavirus vaccine	—	—	200	200
National health insurance	10	-80	-85	-155
Human settlements development	-1 600	—	—	-1 600
Substance abuse treatment	38	57	71	166
Early childhood development	—	320	493	813
Mass participation and sport development	-5	-10	-12	-27
Provincial roads maintenance	65	-54	101	111
Public transport operations	250	250	200	700
Indirect transfers	40	-2 304	-2 432	-4 696
National health insurance indirect	40	316	340	696
School infrastructure	—	-2 620	-2 772	-5 392

Total changes to provincial allocations
Changes to provincial equitable share	5 434	12 939	15 283	33 655
Changes to direct conditional grants	-1 849	3 023	4 917	6 091
Changes to indirect conditional grants	40	-2 304	-2 432	-4 696

Net change to provincial allocations	3 626	13 658	17 767	35 051

Source: National Treasury

During the MTEF period, two education grants will merge into one grant to improve performance. The school infrastructure backlogs grant is absorbed into the education infrastructure grant from 2017/18, but the school infrastructure backlogs grant remains unallocated in these two years to allow for a proper conclusion of backlog projects. These projects will be reviewed in 2016 to ensure that all Accelerated Schools Infrastructure Development Initiative backlog projects have been added to the merged grant. As a result, the full value of the school infrastructure backlogs grant (R2.6 billion in 2017/18 and R2.8 billion in 2018/19) is added to the education infrastructure grant in the outer years of the MTEF period. The coverage of the comprehensive HIV and Aids grant, one of the largest in the system, will be extended to include tuberculosis intervention. Although the grant’s baseline is reduced by 1.1 per cent in 2016/17, this will not adversely affect service delivery. The grant does, however, benefit from an injection of R1.6 billion in 2018/19.

Over the 2016 MTEF period, the provincial equitable share increases by R33.7 billion. After accounting for additions and reductions, the net revisions to the provincial direct and indirect allocations amount to an addition of R3.6 billion in 2016/17 and R13.7 billion in 2017/18.

The provincial equitable share

The equitable share is the main source of revenue for meeting provincial expenditure responsibilities. To ensure that allocations are fair, the equitable share is allocated through a formula using objective data on the context and demand for services in each of the nine provinces.

This brings the equitable share allocations to R411 billion, R442 billion and R469 billion respectively for each year of the 2016 MTEF period. These revisions result in the provincial equitable share increasing by 14.3 per cent between 2015/16 and 2017/18, and growing at an average annual rate of 6.7 per cent over the MTEF period.

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2016 BUDGET REVIEW

Allocations calculated outside the equitable share formula

The equitable share includes an amount of R2.3 billion in 2016/17 that was previously part of the devolution of property rate funds grant. This grant, which funded provinces’ municipal charges on provincial properties that were previously administered by national government, has been transferred as part of the provincial equitable share since 2013/14. These funds will be fully phased-in during 2016/17 and will be allocated using the provincial equitable share formula.

Over the 2016 MTEF period, funds from the provincial equitable share will be used to extend the human papillomavirus component of the national health insurance indirect grant and ensure the programme continues.

The equitable share formula

The provincial equitable share formula is reviewed and updated with new data annually. For the 2016 MTEF, the formula has been updated with data from the 2015 mid-year population estimates published by Statistics South Africa; the Department of Basic Education’s preliminary 2015 data on school enrolment; data from the 2014 General Household Survey for medical aid coverage; and data from the health sector and the Risk Equalisation Fund for the risk-adjusted capitation index. Because the formula is largely population-driven, the allocations capture shifts in population across provinces, which results in changes in the relative demand for public services across these areas. The effect of these updates on the provincial equitable share is phased in over three years (2016/17 to 2018/19).

Full impact of data updates on the provincial equitable share

Table W1.7 shows the full impact of the data updates on the provincial equitable share per province. It compares the target shares for the 2015 and 2016 MTEF periods. The details of how the data updates affect each component of the formula are described in detail in the subsections below.

Table W1.7 Full impact of data updates on the equitable share

	2015 MTEF	2016 MTEF
	weighted	weighted
	average	average	Difference
Eastern Cape	14.0%	14.0%	0.00%
Free State	5.6%	5.6%	-0.05%
Gauteng	19.5%	19.7%	0.14%
KwaZulu-Natal	21.3%	21.2%	-0.06%
Limpopo	11.8%	11.8%	0.00%
Mpumalanga	8.2%	8.2%	0.02%
Northern Cape	2.7%	2.6%	-0.00%
North West	6.9%	6.9%	-0.00%
Western Cape	10.1%	10.0%	-0.04%

Total	100.0%	100.0%	0.00%

Source: National Treasury

Phasing in the formula

Official data used annually to update the provincial equitable share formula invariably affects each provinces’ share of available funds. However, it is important that provinces have some stability in their revenue stream to allow for sound planning. As such, calculated new shares, informed by most recent data, are phased in over the three-year MTEF period.

The equitable share formula data is updated every year and a new target share for each province is calculated, as shown in Table W1.8. The phase-in mechanism provides a smooth path to achieving these new weighted shares by the third year of the MTEF period. It takes the difference between the target weighted share for each province at the end of the MTEF period and the indicative allocation for 2016/17

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ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE

that was published in the 2015 MTEF, and closes the gap between these shares by a third in each year of the 2016 MTEF period. As a result, one-third of the data updates are implemented in 2016/17, two-thirds in the indicative allocations for 2016/17, and the updates are fully implemented in the indicative allocations for 2018/19.

Table W1.8 Implementation of the equitable share weights, 2016/17 – 2018/19

	2016/17	2016/17	2017/18	2018/19
Percentage	Indicative weighted shares from 2015 MTEF	2016 MTEF weighted shares 3-year phasing
Eastern Cape	14.1%	14.1%	14.1%	14.0%
Free State	5.6%	5.6%	5.6%	5.6%
Gauteng	19.4%	19.5%	19.6%	19.7%
KwaZulu-Natal	21.3%	21.3%	21.2%	21.2%
Limpopo	11.8%	11.8%	11.8%	11.8%
Mpumalanga	8.2%	8.2%	8.2%	8.2%
Northern Cape	2.7%	2.7%	2.7%	2.6%
North West	6.9%	6.9%	6.9%	6.9%
Western Cape	10.0%	10.0%	10.0%	10.0%

Total	100.0%	100.0%	100.0%	100.0%

Source: National Treasury

Provision for cushioning the impact of 2011 Census data updates and baseline reductions

The provincial equitable share formula was updated with 2011 Census data in 2013/14. The incorporation of new Census data for the first time in a decade resulted in significant changes to certain components of the formula. To give provinces time to adjust to their new allocations, the Census updates were phased in over three years and R4.2 billion was added as a “top-up” for provinces with declining shares over the 2013 MTEF period. This cushioning, which was due to come to an end in 2015/16, was extended for an additional year to 2016/17.

The same provinces that required support for the Census reductions will experience the slowest growth in their allocations due to the baseline reductions. As a result, provinces agreed that R2.1 billion should be taken out of the equitable share as a whole (from all nine provinces) and allocated to the four affected provinces as cushioning for 2016/17. Table W1.9 shows how these funds are allocated to the Eastern Cape, the Free State, KwaZulu-Natal and Limpopo in 2016/17.

Table W1.9 Cushioning for 2011 Census impact on provinces with declining shares in the 2016 MTEF

	2016/17	2017/18	2018/19
R thousand	Medium-term estimates
Eastern Cape	685 628	—	—
Free State	171 261	—	—
Gauteng	—	—	—
KwaZulu-Natal	773 075	—	—
Limpopo	487 036	—	—
Mpumalanga	—	—	—
Northern Cape	—	—	—
North West	—	—	—
Western Cape	—	—	—

Total	2 117 000	—	—

Source: National Treasury

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2016 BUDGET REVIEW

Provincial equitable share allocations

The final equitable share allocations per province for the 2016 MTEF are detailed in Table W1.10. These allocations include the full impact of the data updates, phased in over three years, as well as the cushioning amounts for 2016/17 described above.

Table W1.10 Provincial equitable share, 2016/17 – 2018/19

	2016/17	2017/18	2018/19
R million
Eastern Cape	58 060	61 969	65 845
Free State	22 995	24 591	26 135
Gauteng	79 600	86 412	92 200
KwaZulu-Natal	87 898	94 051	99 450
Limpopo	48 709	52 087	55 176
Mpumalanga	33 450	36 208	38 506
Northern Cape	10 863	11 733	12 422
North West	28 062	30 361	32 311
Western Cape	41 062	44 418	47 008

Total	410 699	441 831	469 051

Source: National Treasury

Summary of the formula’s structure

The formula, shown in Table W1.11 below, consists of six components that capture the relative demand for services between provinces and take into account specific provincial circumstances. The formula’s components are neither indicative budgets nor guidelines as to how much should be spent on functions in each province or by provinces collectively. Rather, the education and health components are weighted broadly in line with historical expenditure patterns to indicate relative need. Provincial executive councils have discretion regarding the determination of departmental allocations for each function, taking into account the priorities that underpin the division of revenue.

For the 2016 Budget, the formula components are set out as follows:

•	An education component (48 per cent), based on the size of the school-age population (ages 5 to 17) and the number of learners (Grades R to 12) enrolled in public ordinary schools.

•	A health component (27 per cent), based on each province’s risk profile and health system case load.

•	A basic component (16 per cent), derived from each province’s share of the national population.

•	An institutional component (5 per cent), divided equally between the provinces.

•	A poverty component (3 per cent), based on income data. This component reinforces the redistributive bias of the formula.

•	An economic output component (1 per cent), based on regional gross domestic product (GDP-R, measured by Statistics South Africa).

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Table W1.11 Distributing the equitable shares by province, 2016 MTEF

	Education 48.0%	Health 27%	Basic share 16%	Poverty 3%	Economic activity 1%	Institutional 5%	Weighted average 100%
Eastern Cape	15.1%	13.5%	12.6%	16.2%	7.7%	11.1%	14.0%
Free State	5.3%	5.3%	5.1%	5.3%	5.1%	11.1%	5.6%
Gauteng	17.8%	21.7%	24.0%	17.2%	33.8%	11.1%	19.7%
KwaZulu-Natal	22.4%	21.8%	19.9%	22.3%	16.0%	11.1%	21.2%
Limpopo	13.1%	10.3%	10.4%	13.6%	7.3%	11.1%	11.8%
Mpumalanga	8.5%	7.4%	7.8%	9.1%	7.6%	11.1%	8.2%
Northern Cape	2.3%	2.1%	2.2%	2.2%	2.0%	11.1%	2.6%
North West	6.5%	6.7%	6.7%	8.0%	6.8%	11.1%	6.9%
Western Cape	9.0%	11.1%	11.3%	6.1%	13.7%	11.1%	10.0%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Source: National Treasury

Education component (48 per cent)

The education component uses the school-age population (5 to 17 years), based on the 2011 Census, and enrolment data drawn from the Department of Basic Education’s 2015 School Realities Survey. Each of these elements is assigned a weight of 50 per cent.

Table W1.12 shows the effect of updating the education component with new enrolment data on the education component share.

Table W1.12 Impact of changes in school enrolment on the education component share

		School enrolment			Weighted average		Difference in
	Age cohort 5 – 17	2014	2015	Changes in enrolment	2015 MTEF	2016 MTEF	weighted average
Eastern Cape	1 856 317	1 916 285	1 948 855	32 570	15.1%	15.1%	-0.00%
Free State	657 489	671 139	681 310	10 171	5.3%	5.3%	-0.00%
Gauteng	2 231 793	2 178 282	2 247 389	69 107	17.7%	17.8%	0.13%
KwaZulu-Natal	2 758 594	2 865 984	2 875 074	9 090	22.5%	22.4%	-0.16%
Limpopo	1 536 294	1 719 134	1 752 451	33 317	13.0%	13.1%	0.01%
Mpumalanga	1 053 846	1 055 243	1 077 372	22 129	8.5%	8.5%	0.02%
Northern Cape	288 839	287 904	289 233	1 329	2.3%	2.3%	-0.01%
North West	824 724	798 894	813 161	14 267	6.5%	6.5%	0.00%
Western Cape	1 174 625	1 074 161	1 094 752	20 591	9.0%	9.0%	0.01%

Total	12 382 521	12 567 026	12 779 597	212 571	100.0%	100.0%	—

Source: National Treasury

Health component (27 per cent)

The health component uses a risk-adjusted capitation index and output data from public hospitals to estimate each province’s share of the health component. These methods work together to balance needs (risk-adjusted capitation) and demands (output component).

The health component is presented in three parts below. Table W1.13 shows the shares of the risk-adjusted component, which accounts for 75 per cent of the health component.

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2016 BUDGET REVIEW

Table W1.13 Risk-adjusted sub-component shares

	Mid-year population estimates	Insured population	Risk- adjusted	Weighted	Risk-adjusted shares
Thousand	2015	2014	index	population	2015	2016	Change
Eastern Cape	6 916	10.5%	96.9%	5 993	13.4%	13.3%	-0.05%
Free State	2 818	17.9%	103.3%	2 388	5.4%	5.3%	-0.11%
Gauteng	13 200	28.2%	105.4%	9 994	21.9%	22.2%	0.34%
KwaZulu-Natal	10 919	12.9%	98.9%	9 410	20.8%	20.9%	0.07%
Limpopo	5 727	8.6%	91.6%	4 795	10.7%	10.7%	-0.01%
Mpumalanga	4 284	14.9%	95.7%	3 487	7.8%	7.7%	-0.01%
Northern Cape	1 186	19.8%	100.7%	957	2.1%	2.1%	-0.00%
North West	3 707	14.8%	102.2%	3 228	7.2%	7.2%	-0.03%
Western Cape	6 200	26.3%	104.0%	4 752	10.7%	10.6%	-0.18%

Total	54 957			45 004	100.0%	100.0%	—

Source: National Treasury

The risk-adjusted sub-component estimates a weighted population in each province using the risk-adjusted capitation index, which is calculated using data from the Council for Medical Schemes’ Risk Equalisation Fund. The percentage of the population with medical aid insurance, based on the 2014 General Household Survey, is deducted from the 2015 mid-year population estimates to estimate the uninsured population per province. The risk-adjusted index, which is an index of each province’s health risk profile, is applied to the uninsured population to estimate the weighted population. Each province’s share of this weighted population is used to estimate their share of the risk-adjusted sub-component. Table W1.13 shows the change in this sub-component between 2015 and 2016.

The output sub-component is shown in Table W1.14 below.

Table W1.14 Output sub-component shares1

		Primary healthcare visits				Hospital workload patient-day equivalents
Thousand	2013/14	2014/15	Average	Share	2013/14	2014/15	Average	Share
Eastern Cape	17 379	17 907	17 643	13.7%	4 572	4 637	4 605	14.2%
Free State	6 894	6 792	6 843	5.3%	1 750	1 706	1 728	5.3%
Gauteng	23 647	23 743	23 695	18.3%	6 722	6 701	6 711	20.7%
KwaZulu-Natal	31 885	31 233	31 559	24.4%	8 043	7 911	7 977	24.6%
Limpopo	14 256	14 343	14 300	11.1%	2 922	2 883	2 902	8.9%
Mpumalanga	9 144	9 483	9 313	7.2%	1 931	1 963	1 947	6.0%
Northern Cape	3 421	3 308	3 365	2.6%	526	595	561	1.7%
North West	8 047	8 364	8 206	6.4%	1 674	1 721	1 697	5.2%
Western Cape	14 308	14 257	14 282	11.1%	4 283	4 341	4 312	13.3%

Total	128 981	129 430	129 206	100.0%	32 424	32 457	32 440	100.0%

1.	Some provincial numbers for patient-days and healthcare visits for 2013/14 have been restated, resulting in small variances from numbers published in 2015

Source: National Treasury

The output sub-component uses patient load data from the District Health Information Services. The average number of visits at primary healthcare clinics in 2013/14 and 2014/15 is calculated to estimate each province’s share of this part of the output component, which makes up 5 per cent of the health component. For hospitals, each province’s share of the total patient-day equivalents from public hospitals in 2013/14 and 2014/15 is used to estimate their share of this part of the output sub-component, making up 20 per cent of the health component. In total, the output component is 25 per cent of the health component.

Table W1.15 shows the updated health component shares for the 2016 MTEF period.

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Table W1.15 Health component weighted shares

	Risk - adjusted	Primary healthcare	Hospital component	Weighted shares
Weight	75.0%	5.0%	20.0%	2015	2016	Change
Eastern Cape	13.3%	13.7%	14.2%	13.5%	13.5%	-0.02%
Free State	5.3%	5.3%	5.3%	5.4%	5.3%	-0.14%
Gauteng	22.2%	18.3%	20.7%	21.4%	21.7%	0.26%
Kw aZulu-Natal	20.9%	24.4%	24.6%	21.8%	21.8%	-0.03%
Limpopo	10.7%	11.1%	8.9%	10.4%	10.3%	-0.03%
Mpumalanga	7.7%	7.2%	6.0%	7.3%	7.4%	0.03%
Northern Cape	2.1%	2.6%	1.7%	2.1%	2.1%	0.02%
North West	7.2%	6.4%	5.2%	6.7%	6.7%	0.02%
Western Cape	10.6%	11.1%	13.3%	11.3%	11.1%	-0.12%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	—

Source: National Treasury

Basic component (16 per cent)

The basic component is derived from the proportion of each province’s share of the national population. This component constitutes 16 per cent of the total equitable share. For the 2016 MTEF, population data is drawn from the 2015 mid-year population estimates produced by Statistics South Africa. Table W1.16 shows the impact on the basic component’s revised weighted shares.

Table W1.16 Impact of the changes in population on the basic component shares

	Mid-year population estimates	Mid-year population estimates	Population	% population	Basic component shares
Thousand	2014	2015	change	change	2015 MTEF	2016 MTEF	Change
Eastern Cape	6 787	6 916	129	1.9%	12.6%	12.6%	0.02%
Free State	2 787	2 818	31	1.1%	5.2%	5.1%	-0.03%
Gauteng	12 915	13 200	286	2.2%	23.9%	24.0%	0.10%
KwaZulu-Natal	10 694	10 919	225	2.1%	19.8%	19.9%	0.06%
Limpopo	5 631	5 727	96	1.7%	10.4%	10.4%	-0.01%
Mpumalanga	4 229	4 284	55	1.3%	7.8%	7.8%	-0.04%
Northern Cape	1 167	1 186	19	1.6%	2.2%	2.2%	-0.00%
North West	3 676	3 707	31	0.8%	6.8%	6.7%	-0.06%
Western Cape	6 116	6 200	84	1.4%	11.3%	11.3%	-0.04%

Total	54 002	54 957	955	1.8%	100.0%	100.0%	—

Source: National Treasury

Institutional component (5 per cent)

The institutional component recognises that some costs associated with running a provincial government and providing services are not directly related to the size of a province’s population or the other factors included in other components. It is therefore distributed equally between provinces, constituting 5 per cent of the total equitable share, of which each province receives 11.1 per cent. This benefits provinces with smaller populations, especially the Northern Cape, the Free State and the North West, because the allocation per person for these provinces is much higher in this component.

Poverty component (3 per cent)

The poverty component introduces a redistributive element to the formula and is assigned a weight of 3 per cent. The poor population includes people who fall in the lowest 40 per cent of household incomes in the 2010/11 Income and Expenditure Survey. The estimated size of the poor population in each province is calculated by multiplying the proportion in that province that fall into the poorest 40 per cent of South

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2016 BUDGET REVIEW

African households by the province’s population figure from the 2015 mid-year population estimates. Table W1.17 shows the proportion of the poor in each province from the Income and Expenditure Survey, the 2015 mid-year population estimates and the weighted share of the poverty component per province.

Table W1.17 Comparison of current and new poverty component weighted shares

		Current (2015 MTEF)			New (2016 MTEF)
Thousand	Income and Expenditure Survey 2010/11	Mid-year population estimates 2014	Poor population	Weighted Shares	Mid-year population estimates 2015	Poor population	Weighted shares	Difference In weighted shares
Eastern Cape	52.0%	6 787	3 531	16.2%	6 916	3 599	16.2%	0.0%
Free State	41.4%	2 787	1 154	5.3%	2 818	1 167	5.3%	-0.0%
Gauteng	28.9%	12 915	3 728	17.1%	13 200	3 811	17.2%	0.1%
Kw aZulu-Natal	45.3%	10 694	4 845	22.2%	10 919	4 947	22.3%	0.1%
Limpopo	52.9%	5 631	2 976	13.6%	5 727	3 027	13.6%	-0.0%
Mpumalanga	47.3%	4 229	1 998	9.2%	4 284	2 024	9.1%	-0.0%
Northern Cape	40.8%	1 167	476	2.2%	1 186	483	2.2%	-0.0%
North West	47.9%	3 676	1 761	8.1%	3 707	1 775	8.0%	-0.1%
Western Cape	21.9%	6 116	1 337	6.1%	6 200	1 356	6.1%	-0.0%

Total		54 002	21 807	100%	54 957	22 189	100.0%	—

Source: National Treasury

Economic activity component (1 per cent)

The economic activity component is a proxy for provincial tax capacity and expenditure assignments. Given that these assignments are a relatively small proportion of provincial budgets, the component is assigned a weight of 1 per cent. For the 2016 MTEF, 2014 GDP-R data is used. Table W1.18 shows the weighted shares of the economic activity component.

Table W1.18 Current and new economic activity component weighted shares

	Current (2015 MTEF)		New (2016 MTEF)		Difference in
	GDP-R, 2012	Weighted	GDP-R, 2013	Weighted	weighted
	(R million)	shares	(R million)	shares	shares
Eastern Cape	234 536	7.5%	272 714	7.7%	0.24%
Free State	162 601	5.2%	179 776	5.1%	-0.09%
Gauteng	1 089 535	34.7%	1 194 144	33.8%	-0.92%
KwaZulu-Natal	496 431	15.8%	565 226	16.0%	0.18%
Limpopo	223 090	7.1%	256 896	7.3%	0.16%
Mpumalanga	222 149	7.1%	269 863	7.6%	0.56%
Northern Cape	70 203	2.2%	71 142	2.0%	-0.22%
North West	201 736	6.4%	239 020	6.8%	0.34%
Western Cape	438 700	14.0%	485 545	13.7%	-0.24%

Total	3 138 981	100.0%	3 534 326	100.0%	—

Source: National Treasury

Conditional grants to provinces

There are four types of provincial conditional grants:

•	Schedule 4A sets out general grants that supplement various programmes partly funded by provinces.

•	Schedule 5A grants fund specific responsibilities and programmes implemented by provinces.

•	Schedule 6A grants provide in-kind allocations through which a national department implements projects in provinces.

•	Schedule 7A grants provide for the swift allocation and transfer of funds to a province to help it deal with a disaster.

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Changes to conditional grants

Despite the baseline reductions, overall growth in direct conditional transfers to provinces is strong, averaging 8.2 per cent over the MTEF period. Direct conditional grant baselines total R89.1 billion in 2016/17, R100.5 billion in 2017/18 and R108.1 billion in 2018/19. Indirect conditional grants amount to R3.6 billion, R1.7 billion and R1.8 billion respectively for each year of the same period.

Table W1.19 provides a summary of conditional grants by sector for the 2016 MTEF period. More detailed information, including the framework and allocation criteria for each grant, is provided in Annexure W2 of the 2016 Division of Revenue Bill. The frameworks provide the conditions for each grant, the outputs expected, the allocation criteria used for dividing each grant between provinces, and a summary of the grant’s audited outcomes for 2014/15.

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2016 BUDGET REVIEW

Table W1.19 Conditional grants to provinces, 2015/16 – 2018/19

R million	2015/16	2016/17	2017/18	2018/19	MTEF total
Agriculture, Forestry and Fisheries	2 171	2 202	2 334	2 464	7 001
Comprehensive agricultural support programme	1 640	1 642	1 739	1 834	5 214
Ilima/Letsema projects	467	491	522	552	1 566
Land care programme: poverty relief and infrastructure development	65	69	74	78	221
Arts and Culture	1 274	1 357	1 441	1 522	4 320
Community library services	1 274	1 357	1 441	1 522	4 320
Basic Education	15 632	16 213	19 717	20 851	56 781
Education infrastructure	9 354	9 614	12 780	13 512	35 906
HIV and Aids (life skills education)	209	231	245	260	736
Maths, science and technology	317	362	385	407	1 155
National school nutrition programme	5 685	6 006	6 306	6 672	18 984
Occupational-specific dispensation for education sector therapists	66	—	—	—	—
Cooperative Governance and Traditional Affairs	103	112	123	131	366
Provincial disaster	103	112	123	131	366
Health	31 905	33 972	37 588	41 247	112 808
Comprehensive HIV and Aids	13 671	15 291	17 660	20 032	52 983
Health facility revitalisation	5 417	5 273	5 770	6 036	17 079
Health professions training and development	2 375	2 477	2 632	2 784	7 893
Human papillomavirus vaccine	—	—	—	200	200
National tertiary services	10 381	10 847	11 526	12 195	34 568
National health insurance	61	85	—	—	85
Human Settlements	18 303	18 284	21 060	22 282	61 626
Human settlements development	18 303	18 284	21 060	22 282	61 626
Public Works	552	762	809	856	2 427
Expanded public works programme integrated grant for provinces	326	402	424	448	1 274
Social sector expanded public works programme incentive for provinces	226	360	386	408	1 153
Social Development	48	86	377	564	1 026
Substance abuse treatment	48	86	57	71	213
Early childhood development		—	320	493	813
Sport and Recreation South Africa	533	556	586	618	1 760
Mass participation and sport development	533	556	586	618	1 760
Transport	14 747	15 603	16 477	17 526	49 605
Provincial roads maintenance	9 807	10 203	10 754	11 536	32 492
Public transport operations	4 939	5 400	5 723	5 990	17 113

Total direct conditional allocations	85 268	89 146	100 513	108 061	297 720

Indirect transfers	3 150	3 636	1 663	1 765	7 064
Basic Education	2 047	2 375	—	—	2 375
School infrastructure backlogs	2 047	2 375	—	—	2 375
Health	1 103	1 261	1 663	1 765	4 689
National health insurance indirect	1 103	1 261	1 663	1 765	4 689

Source: National Treasury

Agriculture grants

The comprehensive agricultural support programme is a grant for newly established and emerging farmers, particularly subsistence, smallholder and previously disadvantaged farmers. The grant supports production of both livestock and crops. It also aims to expand farm infrastructure and provide support for dipping, fencing and rehabilitating viable irrigation schemes. The grant’s 2016/17 allocations include R76.7 million to repair flood-damaged agricultural infrastructure. The baseline reduction in 2016/17 is R60 million. The grant is allocated R5.2 billion over the medium term.

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The land care programme grant: poverty relief and infrastructure development aims to improve productivity and the sustainable use of natural resources. Provinces are also encouraged to use this grant to create jobs through the Expanded Public Works Programme. Over the medium term, R220.7 million is allocated to this grant.

The Ilima/Letsema projects grant aims to boost food production by helping previously disadvantaged farming communities. The Department of Agriculture, Forestry and Fisheries is still testing the new approach, following which it will subject the grant to the standard operating procedure for farmer support. The grant’s baseline is protected, with a R491.4 million allocation for 2016/17. It is allocated R1.6 billion over the MTEF period.

Arts and culture grant

The community library services grant, administered by the Department of Arts and Culture, aims to help South Africans access knowledge and information to improve their socioeconomic situation. The grant is allocated to the relevant provincial department and administered by that department or through a service-level agreement with municipalities. In collaboration with provincial departments of basic education, the grant also funds libraries that serve both schools and the general public. Funds from this grant may also be used to shift the libraries function between provinces and municipalities. The baseline reduction on this grant in 2016/17 is R10 million. The grant is allocated R4.3 billion over the next three years.

Basic education grants

Provinces use the education infrastructure grant to construct, maintain and refurbish education infrastructure and schools. The baseline reduction on this grant in 2016/17 is R160 million. The reduction to the baseline over the MTEF amounts to R520 million. The grant totals R35.9 billion over the MTEF period, which includes a ring-fenced amount of R112.9 million in 2016/17 to repair school infrastructure damaged by natural disasters.

The school infrastructure backlogs grant is an indirect grant to provinces that was introduced in 2011 as a temporary, high-impact grant. The Department of Basic Education uses this grant to build and upgrade schools on behalf of provinces to address inappropriate structures and access to basic services. To address the grant’s disappointing performance, it will be merged with the education infrastructure grant from 2017/18. However, the baseline allocation under this grant will remain unallocated in 2017/18 and 2018/19, subject to a review of pipeline projects in 2016. In 2016/17, the last year of its current form, the grant is allocated R2.4 billion. The baseline of the education infrastructure grant is R9.6 billion in 2016/17, R12.8 billion in 2017/18 and R13.5 billion in 2018/19. Over the MTEF period, R3.6 billion in 2017/18 and R3.8 billion in 2018/19 will remain unallocated.

Infrastructure grant reforms to improve planning were introduced in 2013 after a decade of provincial capacity building through the Infrastructure Delivery Improvement Programme. Under the requirements introduced in the 2013 Division of Revenue Act, provincial education departments had to go through a two-year planning process to be eligible to receive incentive allocations in 2016/17. The departments had to meet certain prerequisites in 2014/15 and have their infrastructure plans approved in 2015/16. The Department of Basic Education and the National Treasury assessed the provinces’ infrastructure plans. A moderation process was undertaken between the national department, provincial treasuries and provincial departments of basic education to agree on the final scores. From 2015/16, provinces needed to obtain a minimum score of 60 per cent to qualify for the incentive. Table W1.20 shows the final score and incentive allocation for each province.

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Table W1.20 Education infrastructure grant allocations

	Planning	2016/17
R thousand	assessment results from 2015	Basic component	Incentive component	Disaster Recovery funds	Final allocation for 2016/17
Eastern Cape	62%	1 443 538	—	61 550	1 505 088
Free State	54%	695 122	—	—	695 122
Gauteng	64%	1 252 428	133 309	—	1 385 737
KwaZulu-Natal	64%	1 825 012	133 309	—	1 958 321
Limpopo	46%	830 532	—	—	830 532
Mpumalanga	27%	788 153	—	—	788 153
Northern Cape	69%	353 229	133 309	—	486 538
North West	60%	787 249	133 309	51 431	971 989
Western Cape	78%	858 903	133 309	—	992 212

Total		8 834 165	666 546	112 981	9 613 692

Source: National Treasury

The national school nutrition programme grant seeks to improve the nutrition of poor school children, enhance active learning capacity and increase school attendance. It provides a free daily meal to pupils in the poorest 60 per cent of schools (quintile 1 to 3). In a handful of provinces, the shift from provincial quintile classification to the national quintile system meant a number of schools that were previously benefiting from the programme could no longer benefit, although the need remained. This gap has now been rectified, without diluting the benefits of the programme. The grant is allocated R19 billion over the MTEF period. The baseline has not been reduced.

The maths, science and technology grant, a grant that resulted from the merging of the Dinaledi schools grant and the technical secondary schools recapitalisation grant, is providing targeted interventions to improve outcomes in maths and science learning, and grant administration has been streamlined. The baseline is maintained at R1.2 billion over the MTEF period.

The HIV and Aids (life skills education) programme grant provides for life skills training and sexuality and HIV/AIDS education in primary and secondary schools. It is fully integrated into the school system, with learner and teacher support materials provided for Grades 1 to 9. The grant’s baseline is preserved and allocated R735.7 million over the MTEF period.

The occupational-specific dispensation for education sector therapists grant provided funds for provinces to implement the occupation-specific dispensation agreement for therapists, counsellors and psychologists in the education sector. The grant was allocated for two years (2014/15 and 2015/16) while back-pay was funded and new remuneration levels were normalised. The grant no longer exists.

Cooperative governance grant

The provincial disaster grant is administered by the National Disaster Management Centre in the Department of Cooperative Governance and is unallocated at the start of the financial year. The grant allows for an immediate (in-year) release of funds to be disbursed by the National Disaster Management Centre after a disaster is declared, without the need for the transfers to be gazetted first. The reconstruction of infrastructure damaged by disasters is funded separately through ring-fenced allocations in sector grants.

The grant has partly funded mitigation strategies to address the ongoing drought. Since the effects of the drought are likely to persist into 2016/17, the grant’s baseline is preserved, with an allocation of R365.6 million over the MTEF period. To ensure that sufficient funds are available in the event of a disaster, section 26 of the 2016 Division of Revenue Bill allows for funds allocated to the municipal disaster grant to be transferred to provinces if funds in the provincial disaster grant have already been exhausted, and vice versa. The bill also allows for more than one transfer to be made to areas affected by disasters so that an initial payment for emergency aid can be made before a full assessment of damages and costs has been completed.

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Health grants

The national tertiary services grant provides strategic funding to enable provinces to plan, modernise and transform tertiary hospital service delivery in line with national policy objectives. The grant operates in 33 hospitals across the nine provinces. The urban areas of Gauteng and the Western Cape receive the largest shares of the grant because they provide the largest proportion of high-level, sophisticated services for the benefit of the country’s health sector. In light of previous baselines reductions, coupled with the pressures that tertiary services face, this grant’s baseline is preserved over the 2016 MTEF period. The grant is allocated R35 billion over the medium term.

The health facility revitalisation grant funds the construction and maintenance of health infrastructure. It was created in 2013/14 through the merger of three previous grants. The grant funds a wide range of health infrastructure projects, including large projects to modernise hospital infrastructure and equipment, general maintenance and infrastructure projects at smaller hospitals, and the refurbishment and upgrading of nursing colleges and schools. This grant’s baseline is reduced by R200 million in 2016/17, and R365 million over the 2016 MTEF period. A total of R17 million has been ring-fenced to repair clinics damaged by natural disasters.

Similar to the reforms to the education infrastructure grant discussed above, a two-year planning process is now required for provinces to access this grant. The national Department of Health and the National Treasury conducted an assessment of the provinces’ infrastructure plans, followed by a moderation process between the national department, provincial treasuries and provincial departments of health to agree on the final scores. Provinces had to obtain a minimum score of 60 per cent to qualify for the incentive. Table W1.21 sets out the final score and the incentive allocation per province.

Table W1.21 Health facility revitalisation grant allocations

	Planning	2016/17
R thousand	assessment results from 2015	Basic component	Incentive component	Disaster Recovery funds	Final allocation for 2016/17
Eastern Cape	64%	509 587	109 454	—	619 041
Free State	52%	474 692	—	—	474 692
Gauteng	63%	668 364	109 454	—	777 818
KwaZulu-Natal	67%	1 005 239	109 454	—	1 114 693
Limpopo	43%	379 089	—	—	379 089
Mpumalanga	31%	281 174	—	—	281 174
Northern Cape	61%	362 813	109 454	—	472 267
North West	56%	480 434	—	—	480 434
Western Cape	84%	564 018	109 454	—	673 472

Total		4 725 412	547 268	—	5 272 680

Source: National Treasury

The health professions training and development grant funds the training of health professionals, and the development and recruitment of medical specialists. It enables the shifting of teaching activities from central to regional and district hospitals. The grant’s baseline is protected over the 2016 MTEF period. It is allocated R7.9 billion over the medium term.

The comprehensive HIV, Aids and TB grant supports HIV/AIDS prevention programmes and specific interventions, including voluntary counselling and testing, prevention of mother-to-child transmission, post-exposure prophylaxis, antiretroviral treatment and home-based care. Over the 2016 MTEF period, the scope of the grant will be extended to include tuberculosis (the grant was previously called the comprehensive HIV and Aids grant). In 2016/17, this grant is reduced by R176 million, partly due to effective programme delivery and fewer-than-budgeted patients added to the antiretroviral therapy treatment programme. However, to cater for the grant’s extended scope and additional priorities, R1.6 billion is added in 2018/19.

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The national health insurance grant funds the national health insurance pilots introduced in 2012/13, which aim to strengthen primary healthcare for the implementation of national health insurance. Ten districts were selected as pilot sites to test interventions that aim to strengthen health systems and improve performance. However, this grant has performed poorly, with little evidence of impact. As such, 2016/17 is the final year for this grant, after which a close-out report will review the reasons for its conclusion. In 2016/17, the baseline allocation for this grant is R85 million. However, the vision that underpinned this grant will continue through the the national health insurance indirect grant. This grant will use targeted programmes to prepare the health sector for the rollout of national health insurance.

The national health insurance indirect grant, introduced in 2013/14, is spent by the Department of Health on behalf of provinces. The grant has five components, which target national health insurance scheme pilot sites in preparation for the eventual rollout of national health insurance in the country. The components of the grant are: health facility revitalisation, health professionals contracting, human papillomavirus vaccine, ideal clinics, and information systems (this component will come into effect in 2017/18).

Under this grant, the health facility revitalisation component will be used to accelerate construction, maintenance, upgrades and rehabilitation for new and existing health infrastructure, while the health professionals contracting component will pilot the contracting of general practitioners from the private sector for national health insurance sites. It will also support hospitals to strengthen their patient information systems and develop and pilot alternative hospital reimbursement tools. The human papillomavirus vaccine component is allocated for three additional years, and will be used to support provincial health departments with the vaccine’s rollout. In the last year of the 2016 MTEF period, this component will become a direct grant to provinces. The national health insurance indirect grant is allocated R4.7 billion over the MTEF period.

Human settlements grant

The human settlements development grant seeks to establish habitable, stable and sustainable human settlements in which all citizens have access to social and economic amenities. This grant is allocated using a formula with three components:

•

The first component shares 70 per cent of the total allocation between provinces in proportion to their share of the total number of households living in inadequate housing. Data from the 2011 Census is used for the number of households in each province living in informal settlements, shacks in backyards and traditional dwellings. Not all traditional dwellings are inadequate, which is why information on the proportion of traditional dwellings per province with damaged roofs and walls from the 2010 General Household Survey is used to adjust these totals so that only traditional dwellings that provide inadequate shelter are counted in the formula.

•

The second component determines 20 per cent of the total allocation based on the share of poor households in each province. The number of households with an income of less than R1 500 per month is used to determine 80 per cent of the component and the share of households with an income of between R1 500 and R3 500 per month is used to determine the remaining 20 per cent. Data used in this component comes from the 2011 Census.

•	The third component, which determines 10 per cent of the total allocation, is shared in proportion to the number of people in each province, as measured in the 2011 Census.

In addition to the allocations determined through the formula, a total of R3.6 billion is ring-fenced over the 2016 MTEF period to upgrade human settlements in mining towns in six provinces. These allocations respond to areas with significant informal settlement challenges, with a high proportion of economic activity based on the natural resources sector. A total of R329.3 million is also ring-fenced over the medium term to repair infrastructure damaged by natural disasters.

The grant’s baseline is reduced by R1.6 billion in 2016/17, but it is protected for the remainder of the MTEF period. The grant’s allocation totals R61.6 billion over the medium term.

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Public works grants

The expanded public works programme integrated grant for provinces incentivises provincial departments to use labour-intensive methods in infrastructure, environmental and other projects. Grant allocations are determined upfront based on the performance of provincial departments in meeting job targets in the preceding financial year. It is allocated R1.3 billion over the MTEF period.

The social sector expanded public works programme incentive grant for provinces rewards provinces for creating jobs in the preceding financial year in the areas of home-based care, early childhood development, adult literacy and numeracy, community safety and security, and sports programmes. The grant’s allocation model incentivises provincial departments to participate in the Expanded Public Works Programme and measures the performance of each province relative to its peers, providing additional incentives to those that perform well. The grant is allocated R1.2 billion over the MTEF period.

Social development grant

The substance abuse treatment grant aims to build public substance abuse treatment facilities in the four provinces that do not already have such facilities: the Eastern Cape, the Free State, the Northern Cape and the North West. The grant, which is administered by the Department of Social Development, funds the construction of treatment centres. After 2016/17, however, it will no longer operate in its current form. For the remainder of the 2016 MTEF period, allocations to this grant will supplement the operationalisation of these treatment centres. The grant’s baseline has not been reduced. It has been allocated R213.3 million over the MTEF period.

From 2017/18, the new early childhood development grant will be introduced to the provincial fiscal framework. The grant will play a part in government’s prioritisation of early childhood development, as envisioned in the National Development Plan. Over the MTEF period, the grant baseline totals R812.9 million.

Sport and recreation South Africa grant

The mass participation and sport development grant aims to increase and sustain mass participation in sport and recreational activities in the provinces, with greater emphasis on provincial and district academies. The baseline reduction on this grant in 2016/17 is R10 million. It is allocated R1.8 billion over the MTEF period.

Transport grants

The public transport operations grant subsidises commuter bus services. It supports provinces to ensure that contractual obligations are met and services are efficiently provided. The public transport contracting and regulatory functions may be assigned to certain metropolitan municipalities during 2016/17. If this takes place, grant funds will be transferred directly to the assigned municipality. Given the pressures this sector faces, R700 million is added to the grant’s baseline over the medium term. The grant is allocated R5.4 billion in 2016/17, R5.7 billion in 2017/18 and R6 billion in 2018/19.

The provincial roads maintenance grant consists of three components. The largest component enables provinces to expand their maintenance activities. The other components allow provinces to repair roads damaged by floods and rehabilitate roads that are heavily used in support of electricity production. Grant allocations are determined using a formula based on provincial road networks, road traffic and weather conditions. These factors reflect the different costs of maintaining road networks in each province. The grant requires provinces to follow best practices for planning and to use and regularly update roads asset management systems.

In preparation for the grant’s performance-based allocation, the model’s indicators – vehicle operating costs and remaining asset lifespan – have been finalised and the performance component will inform future grant allocations. An amount of R10 million has been reprioritised within this grant for 2016/17 to fund preparations for the incentive measure. The total allocation for the MTEF period is R32.5 billion, including a ring-fenced allocation of R298 million in 2016/17 for the repair of infrastructure damaged by floods.

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2016 BUDGET REVIEW

¢	Part 5: Local government fiscal framework and allocations

The local government fiscal framework responds to the constitutional assignment of powers and functions to this sphere of government. The framework – including all transfers and own revenues – is structured to support the achievement of the National Development Plan’s goals.

The framework refers to all resources available to municipalities to meet their expenditure responsibilities. National transfers account for a relatively small proportion of the local government fiscal framework, with the majority of local government revenues being raised by municipalities themselves through their substantial revenue-raising powers, including property rates and service charges. However, the proportion of revenue from transfers and own revenues varies dramatically across municipalities, with poor rural municipalities receiving most of their revenue from transfers, while urban municipalities raise the majority of their own revenues. This differentiation in the way municipalities are funded will continue in the period ahead.

The 2016 division of revenue includes several important changes that will affect municipalities, including changes to accommodate the effect of a series of major boundary changes that will come into effect following the 2016 local government elections, and changes as a result of the review of local government infrastructure grants.

Boundary changes will see the total number of municipalities in the country reduced from 278 to 257. Allocations published in the 2016 Division of Revenue Bill are based on the new municipal boundaries because these new demarcations will be in effect for the majority of the 2016/17 municipal financial year. In addition, the infrastructure grant review will reduce the number of grants to municipalities, helping to decrease the burden of reporting on municipalities and make the grant system more efficient.

This section outlines the transfers made to local government and how these funds are distributed between municipalities. Funds raised by national government are transferred to municipalities through conditional and unconditional grants. National transfers to municipalities are published to enable them to plan fully for their 2016/17 budgets, and to promote better accountability and transparency by ensuring that all national allocations are included in municipal budgets.

Transfers to local government

Over the 2016 MTEF period, R339.6 billion will be transferred directly to local government and a further R22.9 billion has been allocated to indirect grants. Direct transfers to local government over the 2016 MTEF period account for 9.1 per cent of national government’s non-interest expenditure. When indirect transfers are added to this, total spending on local government increases to 9.8 per cent of national non-interest expenditure.

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Table W1.22 Transfers to local government, 2012/13 – 2018/19

	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19
R million	Outcome			Revised estimate	Medium-term estimates
Direct transfers	76 200	82 595	87 656	99 650	104 925	113 340	121 311
Equitable share and related	37 139	38 964	41 592	50 507	52 569	57 012	61 732
Equitable share formula[1]	32 747	34 268	36 512	45 351	47 141	51 313	55 710
RSC levy replacement	3 733	3 930	4 146	4 337	4 567	4 795	5 073
Support for councillor remuneration and ward committees	659	766	935	819	862	904	949
General fuel levy sharing with metros	9 040	9 613	10 190	10 659	11 224	11 785	12 469
Conditional grants	30 021	34 018	35 874	38 485	41 132	44 543	47 111
Infrastructure	28 485	32 412	34 167	36 842	39 120	42 568	45 087
Capacity building and other	1 536	1 606	1 707	1 643	2 013	1 975	2 024
Indirect transfers	5 050	5 945	8 895	10 525	7 773	7 401	7 679
Infrastructure	4 819	5 705	8 643	10 274	7 689	7 297	7 564
Capacity building and other	230	240	252	251	84	103	115

Total	81 250	88 541	96 551	110 175	112 698	120 740	128 990

[1].

Outcome and revised estimate figures for the equitable share reflect amounts transferred after funds have been withheld to offset underspending by municipalities on conditional grants. Roll-over funds are reflected in the year in which they were transferred

Source: National Treasury

Changes to local government allocations

Direct transfers to local government grow at an annual average rate of 6.8 per cent over the 2016 MTEF period. Transfers to local government tabled in the 2016 MTEF have been reduced to make funding available for other government priorities. As outlined in the 2015 Medium Term Budget Policy Statement, additions of R2 billion in 2017/18 and R4 billion in 2018/19 were proposed for the local government equitable share to compensate for the effect of the rising costs of bulk water and electricity. These additions are now being reduced to R1.5 billion in 2017/18 and R3 billion in 2018/19. The local government equitable share allocation will also be reduced by R300 million in 2016/17. Since the 2015 Medium Term Budget Policy Statement, the allocations for direct and indirect conditional grants have also been reduced by a further R4.9 billion over the MTEF period.

In order to support the continued delivery of basic services, some conditional grants have been reprioritised, while others have been realigned and merged. Grant administrators and municipalities should maximise efficient spending to minimise the effect of these reductions on service delivery. These changes are summarised in Table W1.23.

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Table W1.23 Revisions to direct and indirect transfers to local government, 2016/17 – 2018/19

R million	2016/17	2017/18	2018/19	2016 MTEF Total revisions
Technical adjustments	0	0	0	0
Direct transfers	3 116	3 397	3 685	10 198
Municipal infrastructure grant	-14	-14	-15	-43
Urban settlements development	14	14	15	43
Water services infrastructure	2 965	3 900	4 139	11 004
Municipal water infrastructure	-1 186	-1 773	-1 876	-4 835
Rural household infrastructure	-113	-124	-131	-369
Water services operating subsidy	-466	-502	-532	-1 500
Regional bulk infrastructure	2 000	2 000	2 200	6 200
Municipal systems improvement	-84	-103	-115	-302
Indirect transfers	-3 116	-3 397	-3 685	-10 198
Regional bulk infrastructure	-2 000	-2 000	-2 200	-6 200
Water services infrastructure	312	587	608	1 507
Municipal water infrastructure	-1 512	-2 087	-2 208	-5 807
Municipal systems improvement	84	103	115	303

Additions to baselines	752	1 562	3 000	5 314
Direct transfers	247	1 562	3 000	4 809
Local government equitable share	—	1 500	3 000	4 500
Municipal demarcation transition	247	62	—	309
Indirect transfers	505	—	—	505
Regional bulk infrastructure	155	—	—	155
Bucket eradication programme	350	—	—	350

Reductions to baseline	-2 524	-1 806	-1 952	-6 282
Direct transfers	-2 374	-1 636	-1 772	-5 782
Local government equitable share	-300	—	—	-300
Municipal infrastructure grant	-620	-430	-480	-1 530
Municipal human settlements	-100	-115	-122	-337
Water services infrastructure	-120	-170	-180	-470
Urban settlements development	-250	-250	-350	-850
Integrated national electrification programme	-90	-110	-120	-320
Public transport network	-570	-250	-200	-1 020
Regional bulk infrastructure	-150	-135	-140	-425
Municipal systems improvement	-174	-176	-180	-530
Indirect transfers	-150	-170	-180	-500
Integrated national electrification programme	-150	-170	-180	-500

Total change to local government allocations
Change to direct transfers	989	3 323	4 913	9 226
Change to indirect transfers	-2 761	-3 567	-3 865	-10 192

Net change to local government allocations	-1 772	-244	1 048	-967

Source: National Treasury

Technical adjustments in Table W1.23 reflect the merging of the previous municipal water infrastructure grant, the water services operating subsidy grant and the rural household infrastructure grant to create a new water services infrastructure grant. There is also a significant shift of resources in water infrastructure grants from indirect to direct grant allocations. Over the MTEF period, R4.3 billion is shifted from the water services infrastructure grant’s indirect component to its direct component, and R6.2 billion is shifted from the regional bulk infrastructure grant’s indirect component to its newly created direct component. This will enable the Department of Water and Sanitation to transfer funds to municipalities to

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ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE

build and refurbish their own infrastructure. The remaining allocation for the municipal systems improvement grant will become an indirect grant, which will enable the Department of Cooperative Governance to implement capacity-building initiatives in a targeted group of municipalities. There is also a small shift of funds from the municipal infrastructure grant to the urban settlements development grant to account for the absorption of Naledi Local Municipality (which receives the municipal infrastructure grant) into Mangaung Metropolitan Municipality (which receives the urban settlements development grant).

A total of R5.3 billion is added to local government allocations over the MTEF period. Of this, R4.5 billion is added to the local government equitable share to assist municipalities with the rising costs of providing free basic services to their residents. To support the implementation of the Municipal Demarcation Board’s major boundary changes, the municipal demarcation transition grant will be increased by R247.4 million in 2016/17 and R61.9 million in 2017/18 to subsidise the additional institutional and administrative costs arising from municipal mergers. A total of R350 million is added to the bucket eradication programme grant in 2016/17 to complete the eradication of bucket sanitation systems in formal residential areas. The urban settlements development grant, the human settlements development grant and the municipal infrastructure grant will continue to fund the upgrade of sanitation in informal settlements through various projects focused on improving these areas. An amount of R155 million is also reprioritised into the regional bulk infrastructure grant.

Reductions to transfers total R6.2 billion over the MTEF period, including reductions of 3.1 per cent of the municipal infrastructure grant, 2.4 per cent of the urban settlements development grant, 5.2 per cent of the public transport network grant, 4.3 per cent of the direct water services infrastructure grant, 6.9 per cent of the direct regional bulk infrastructure grant, 4.9 per cent of the direct integrated national electrification programme grant and 4.2 per cent of the indirect integrated national electrification programme grant. There is also a reduction of R485 million over the MTEF period from the municipal systems improvement grant and R530 million from the municipal human settlements capacity grant. The remainder of the municipal systems improvement grant will become an indirect grant to support the objectives of the Back to Basics strategy, while the municipal human settlements capacity grant will be discontinued. In future, the urban settlements development grant will fund built environment capacity building.

After accounting for all reductions and additions, direct transfers to local government increase by R9.2 billion over the MTEF period. This is primarily due to the shifting of indirect transfers to direct transfers in the water sector and the additions to the local government equitable share over the MTEF period. Indirect transfers to local government (allocations spent by national departments on behalf of municipalities) decrease by R10.1 billion over the medium term. Total allocations to local government (including direct and indirect transfers) decrease by R1.8 billion in 2016/17 and R244 million in 2017/18, followed by an increase of R1 billion in 2018/19. Over the MTEF period, local government allocations decrease by R967 million. Despite these reductions, total allocations to local government still grow at an annual average rate of 6.7 per cent over the MTEF period.

Demarcation effects

The Municipal Demarcation Board has announced several major boundary changes that will come into effect on the date of the 2016 local government elections, reducing the total number of municipalities in the country from 278 to 257. This is the most wide-ranging re-demarcation since the current system of wall-to-wall municipalities was introduced in 2000. It will have significant implications on allocations to municipalities in the Division of Revenue Act.

All formula-based allocations, including for the local government equitable share and the municipal infrastructure grant, have been updated with data that reflects the new municipal boundaries. Grant administrators for all project-based grants have assessed the location and needs of re-demarcated municipalities and taken this into account in determining their allocations for the 2016 MTEF period, so that funds are allocated to municipalities where projects will be implemented. Support to re-demarcated municipalities is provided through the municipal demarcation transition grant.

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The date of the 2016 local government elections has not yet been declared, which means that it is also not yet known when the new demarcations will come into effect. The re-demarcation could take place before or after the start of the 2016/17 municipal financial year, which begins on 1 July 2016.

Allocations published in the 2016 Division of Revenue Bill are based on the new municipal boundaries because these new demarcations will be in effect for the majority of the 2016/17 municipal financial year. In terms of the guidance provided in the Municipal Financial Management Act (2003) Circular 78, if the elections are held before 1 July 2016, municipalities will be expected to complete the remaining weeks of the financial year on their existing budget structures (and existing demarcations). The allocations published in the 2016 Division of Revenue Bill will then be transferred to the re-demarcated municipalities from 1 July 2016.

However, additional clauses have been added to section 36 of the 2016 Division of Revenue Bill to enable the National Treasury to gazette revised allocations if the elections take place after 1 July 2016. These revised allocations will allow funds to be transferred to the current 278 municipalities for the period between 1 July 2016 and the date of the elections (when the re-demarcated municipal boundaries will come into effect). The remaining allocations will be transferred to the re-demarcated municipalities after the elections.

The local government equitable share

In terms of section 227 of the Constitution, local government is entitled to an equitable share of nationally raised revenue to enable it to provide basic services and perform its allocated functions. The local government equitable share is an unconditional transfer that supplements the revenue that municipalities can raise themselves (including property rates and service charges). The equitable share provides funding for municipalities to deliver free basic services to poor households and subsidises the cost of administration and other core services for those municipalities that have the least potential to cover these costs from their own revenues.

Over the 2016 MTEF period, the local government equitable share, including the RSC/JSB levies replacement grant and special support for councillor remuneration and ward committees, amounts to R171.3 billion – R52.6 billion in 2016/17, R57 billion in 2017/18 and R61.7 billion in 2018/19.

To help compensate for the rising costs of free basic service provision in municipalities, amounts of R1.5 billion in 2017/18 and R3 billion in 2018/19 will be added to the local government equitable share. However, in 2016/17 the local government equitable share is reduced by R300 million due to the need to reprioritise funds to urgent government priorities while reducing the expenditure ceiling. This reduction amounts to only 0.6 per cent of the value of the local government equitable share in 2016/17.

Formula for allocating the local government equitable share

The share of national revenue allocated to local government through the equitable share is determined in the national budget process and endorsed by Cabinet (the vertical division). Local government’s equitable share is divided among the country’s 257 municipalities, using a formula (the horizontal division) to ensure objectivity.

A new formula for the local government equitable share was introduced in 2013/14, following a review of the previous formula by the National Treasury, the Department of Cooperative Governance and SALGA, in partnership with the FFC and Statistics South Africa. The new formula is based on data from the 2011 Census. Statistics South Africa has updated the data from the 2011 Census to align with the geography of the new municipal boundaries, which resulted in small changes to some allocations. The local government equitable share formula’s principles and objectives were set out in detail in the Explanatory Memorandum to the 2013 Division of Revenue.

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Structure of the local government equitable share formula

The formula uses demographic and other data to determine each municipality’s share of the local government equitable share. It has three parts, made up of five components:

•	The first part of the formula consists of the basic services component, which provides for the cost of free basic services for poor households.

•	The second part enables municipalities with limited resources to afford basic administrative and governance capacity, and perform core municipal functions. It does this through three components:

•	The institutional component provides a subsidy for basic municipal administrative costs.

•	The community services component provides funds for other core municipal services not included under basic services.

•

The revenue adjustment factor ensures that funds from this part of the formula are only provided to municipalities with limited potential to raise their own revenue. Municipalities that are least able to fund these costs from their own revenues should receive the most funding.

•	The third part of the formula provides predictability and stability through the correction and stabilisation factor, which ensures that all of the formula’s guarantees can be met.

Each of these components is described in detail in the subsections that follow. The formula’s structure is summarised in the box.

Structure of the local government equitable share formula

LGES = BS + (I + CS)xRA ± C

where

LGES is the local government equitable share

BS is the basic services component

I is the institutional component

CS is the community services component

RA is the revenue adjustment factor

C is the correction and stabilisation factor

The basic services component

This component helps municipalities provide free basic water, sanitation, electricity and refuse removal services to households that fall below an affordability threshold. Following municipal consultation, the formula’s affordability measure (used to determine how many households need free basic services) is based on the level of two state old age pensions. When the 2011 Census was conducted, the state old age pension was worth R1 140 per month, which means that two old age pensions were worth R2 280 per month. A monthly household income of R2 300 per month (in 2011) has therefore been used to define the formula’s affordability threshold. Statistics South Africa has calculated that 59 per cent of all households in South Africa fall below this income threshold. The threshold is not an official poverty line or a required level to be used by municipalities in their own indigence policies – if municipalities choose to provide fewer households with free basic services than they are funded for through the local government equitable share, then their budget documentation should clearly set out why they have made this choice and how they have consulted with their community during the budget process.

The number of households per municipality, and the number below the poverty threshold, is updated annually based on the growth experienced in the period between the 2001 and 2011 Censuses. Provincial growth rates are then rebalanced to match the average annual provincial growth reported between 2002 and 2014 in the annual General Household Survey. Statistics South Africa has advised the National Treasury that, in the absence of official municipal household estimates, this is a credible method of estimating the household numbers per municipality needed for the formula. Statistics South Africa is researching methods for producing municipal-level data estimates, which may be used to inform equitable share allocations in future.

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The basic services component provides a subsidy of R334.97 per month in 2016/17 for the cost of providing basic services to each of these households. The subsidy includes funding for the provision of free basic water (six kilolitres per poor household per month), energy (50 kilowatt-hours per month) and sanitation and refuse (based on service levels defined by national policy). The monthly amount provided for each service is detailed in Table W1.24 and includes an allocation of 10 per cent for service maintenance costs.

Table W1.24 Amounts per basic service allocated through the local government equitable share

	Allocation per household below affordability threshold (R per month)			Total allocation per service
	Operations	Maintenance	Total	(R million)
Energy	63.87	7.10	70.97	7 830
Water	96.58	10.73	107.31	11 839
Sanitation	76.72	8.52	85.24	9 403
Refuse	64.30	7.15	71.45	7 882

Total basic services	301.47	33.50	334.97	36 953

Source: National Treasury

The formula uses the fairest estimates of the average costs of providing each service that could be derived from available information. More details of how the costs were estimated can be found in the discussion paper on the proposed structure of the new local government equitable share formula. The per household allocation for each of the basic services in Table W1.24 is updated annually based on the following:

•

The electricity cost estimate is made up of bulk and other costs. Bulk costs are updated based on the multi-year price determination approved by the National Energy Regulator of South Africa (NERSA). The NERSA-approved bulk electricity tariff for the multi-year price determination period from 2014/15 to 2018/19 allows for increases of 8 per cent per year. If any variations to this increase are approved for 2016/17, funding will be considered during the adjustments budget process. Other electricity costs are updated based on the National Treasury’s inflation projections in the 2015 Medium Term Budget Policy Statement.

•

The water cost estimate is also made up of bulk and other costs. Bulk costs are updated based on the average increase in bulk tariffs charged by water boards (although not all municipalities purchase bulk water from water boards, their price increases serve as a proxy for the cost increases for all municipalities). The approved average tariff increase for bulk water from water boards in 2015/16 was 8.9 per cent. Other costs are updated based on the National Treasury’s inflation projections in the 2015 Medium Term Budget Policy Statement.

•	The costs for sanitation and refuse are updated based on the National Treasury’s inflation projections in the 2015 Medium Term Budget Policy Statement.

The basic services component allocation to each municipality is calculated by multiplying the monthly subsidy per household by the updated number of households below the affordability threshold in each municipal area. In 2016/17, a total of 9.2 million households are funded through the basic services subsidy. The subsidy is allocated to 99.3 per cent of households below the affordability threshold of two old age pensions, instead of the 100 per cent funded in previous years. This change ensures that the effect of reductions to the equitable share in 2016/17 is spread across all components of the formula. Although the proportion of poor households funded has been reduced in 2016/17, the number of households provided with free basic services should not be affected because municipalities have not yet extended the provision of free basic services to reach all poor households.

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The basic services component

BS = basic services subsidy x number of poor households

Funding for each basic service is allocated to the municipality (metro, district or local) that is authorised to provide that service. If another municipality provides a service on behalf of the authorised municipality, it must transfer funds to the provider in terms of section 29 of the Division of Revenue Act. The basic services component is worth R37 billion in 2016/17 and accounts for 78.4 per cent of the value of the local government equitable share.

The institutional component

To provide basic services to households, municipalities need to be able to run a basic administration. Most municipalities should be able to fund the majority of their administration costs with their own revenue. But, because poor households are not able to contribute in full, the equitable share includes an institutional support component to help meet some of these costs. To ensure that this component supports municipalities with limited revenue-raising abilities, a revenue adjustment factor is applied so that a larger proportion of the allocation is received by municipalities with less potential to raise their own revenue. The revenue adjustment factor is described in more detail later in this annexure.

This component consists of a base allocation of R5.9 million, which goes to every municipality, and an additional amount that is based on the number of council seats in each municipality. This reflects the relative size of a municipality’s administration and is not intended to fund the costs of councillors only (the number of seats recognised for the formula is determined by the Minister of Cooperative Governance and Traditional Affairs). The base component acknowledges that there are some fixed costs that all municipalities face.

The institutional component

I = base allocation + [allocation per councillor * number of council seats]

The institutional component accounts for 8.6 per cent of the equitable share formula and is worth R4.1 billion in 2016/17. This component is also complemented by special support for councillor remuneration in poor municipalities, which is not part of the equitable share formula (described in more detail later).

The community services component

This component funds services that benefit communities rather than individual households (which are provided for in the basic services component). It includes funding for municipal health services, fire services, municipal roads, cemeteries, planning, storm water management, street lighting and parks. To ensure this component assists municipalities with limited revenue-raising abilities, a revenue adjustment factor is applied so that these municipalities receive a larger proportion of the allocation.

The allocation for this component is split between district and local municipalities, because both provide community services. In 2016/17, the allocation to district and metropolitan municipalities for municipal health and related services is R8.28 per household per month. The component’s remaining funds are allocated to local and metropolitan municipalities based on the number of households in each municipality.

The community services component

CS = [municipal health and related services allocation x number of households] + [other services allocation x number of households]

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The community services component accounts for 13 per cent of the equitable share formula and is worth R6.1 billion in 2016/17.

The revenue adjustment factor

The Constitution gives local government substantial revenue-raising powers (particularly through property rates and surcharges on services). Municipalities are expected to fund most of their own administrative costs and cross-subsidise some services for indigent residents. Given the varied levels of poverty across South Africa, the formula does not expect all municipalities to be able to generate similar amounts of own revenue. A revenue adjustment factor is applied to the institutional and community services components of the formula to ensure that these funds assist municipalities that are least likely to be able to fund these functions from their own revenues.

To account for the varying fiscal capacities of municipalities, this component is based on a per capita index using the following factors from the 2011 Census (all data has been updated to reflect new municipal boundaries):

•	Total income of all individuals/households in a municipality (as a measure of economic activity and earning)

•	Reported property values

•	Number of households on traditional land

•	Unemployment rate

•	Proportion of poor households as a percentage of the total number of households in the municipality.

Based on this index, municipalities were ranked according to their per capita revenue-raising potential. The top 10 per cent of municipalities have a revenue adjustment factor of zero, which means that they do not receive an allocation from the institutional and community services components. The 25 per cent of municipalities with the lowest scores have a revenue adjustment factor of 100 per cent, which means that they receive their full allocation from the institutional and community services components. Municipalities between the bottom 25 per cent and top 10 per cent have a revenue adjustment factor applied on a sliding scale, so that those with higher per capita revenue-raising potential receive a lower revenue adjustment factor and those with less potential receive a larger revenue adjustment factor.

The revenue adjustment factor is not based on the actual revenues municipalities collect. This component therefore does not create any perverse incentive for municipalities to under-collect potential own revenues to receive a higher equitable share.

Because district municipalities do not collect own revenues from property rates, the revenue adjustment factor applied to these municipalities is based on the RSC/JSB levies replacement grant allocations. This grant replaces a source of own revenue previously collected by district municipalities and it is still treated as an own-revenue source in many respects. Similar to the revenue adjustment factor for local and metropolitan municipalities, the factor applied to district municipalities is based on their per capita RSC/JSB levies replacement grant allocations. District municipalities are given revenue adjustment factors on a sliding scale – those with a higher per capita RSC/JSB levies replacement grant allocation receive a lower revenue adjustment factor, while those with lower allocations receive a larger revenue adjustment factor.

Correction and stabilisation factor

Providing municipalities with predictable and stable equitable share allocations is one of the principles of the equitable share formula. Indicative allocations are published for the second and third years of the MTEF period to ensure predictability. To provide stability for municipal planning, while giving national government flexibility to account for overall budget constraints and amend the formula, municipalities are guaranteed to receive at least 90 per cent of the indicative allocation for the middle year of the MTEF period.

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The changes to municipal boundaries result in some significant changes to municipal allocations in 2016/17. To cushion the impact of these changes, all municipalities will receive at least 95 per cent of the equitable share formula allocation indicatively allocated to them in 2016/17 in the 2015 Division of Revenue Act. For merged municipalities, this guarantee will be based on the sum of the equitable share allocations to the previously separate municipalities. In cases where a municipality has been split, the guarantee is applied to an area’s share of the former municipality’s equitable share, based on its portion of the population in the former municipality.

A new equitable share formula was introduced in 2013/14 using updated 2011 Census data. As a result, some municipalities will experience large changes in their equitable share allocations. To smooth the impact of these changes and give municipalities time to adjust (both for municipalities with increasing and decreasing allocations), the new allocations are being phased in over five years, from 2013/14 to 2017/18. For municipalities with smaller allocations under the new formula, the phase-in mechanism measures the difference between the municipality’s old and new allocations and closes this gap by 20 per cent each year. This means that in the first year, a municipality only experienced a change equivalent to 20 per cent of the gap between their allocations under the old and new formulas; in the second year, it completed 40 per cent of the change; in the third year (2015/16), it completed 60 per cent; and in 2016/17 it will complete 80 per cent. In 2017/18, the allocation will be determined entirely through the new formula.

To provide for this phase-in approach, while staying within the limits of the equitable share, municipalities with larger allocations will also have their increases phased in over five years. The total top-up amount needed to fund the phasing in for municipalities with declining allocations is calculated and deducted from those that do not require a top-up in proportion to their “surplus”. This means that municipalities with larger allocations will have some of those gains delayed over the phase-in period.

Ensuring the formula balances

The formula is structured so that all of the available funds are allocated. The basic services component is determined by the number of poor households per municipality and the estimated cost of free basic services, so it cannot be manipulated. This means that the balancing of the formula to the available resources must take place in the second part of the formula, which includes the institutional and community services components. The formula automatically determines the value of the allocation per council seat in the institutional component and the allocation per household for other services in the community services component to ensure that it balances. Increases in the cost of providing basic services can result in lower institutional and community services allocations. To ensure that the amounts allocated through the institutional and basic services components do not decline by more than 10 per cent, the proportion of households funded for free basic services has been reduced from 100 per cent of households below the affordability threshold (equivalent to two old age pensions) to 99.3 per cent in 2016/17.

Potential future refinements to the formula

Although the local government equitable share formula has been through extensive consultations and technical work, national government continues to work with stakeholders to improve the formula. Areas of work include:

•

Developing differentiated cost variables to take account of the costs of services in various circumstances, including costs related to the size of the land area served and settlement types in municipalities. SALGA and the FFC have undertaken a research project that could provide the basis for calculating such variables in future.

•	Refining the methodology used to update household growth estimates, taking account of updated data from Statistics South Africa, and possibly including the 2016 Community Survey.

Government is committed to considering all proposed refinements to the formula, but another full review is not envisaged until the current formula has been fully phased in and municipalities have had time to adjust to the new allocations.

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Details of new allocations

In addition to the three-year formula allocations published in the Division of Revenue Bill, a copy of the formula, including the data used for each municipality and each component, is published online (http://mfma.treasury.gov.za/Media_Releases/LGESDiscussions/Pages/default.aspx).

Other unconditional allocations

RSC/JSB levies replacement grant

Before 2006, district municipalities raised levies on local businesses through an RSC or JSB levy. This source of revenue was replaced in 2006/07 with the RSC/JSB levies replacement grant, which was allocated to all district and metropolitan municipalities based on the amounts they had previously collected through the levies (the RSC/JSB levies replacement grant for metropolitan municipalities has since been replaced by the sharing of the general fuel levy). The grant’s value increases every year. In 2016/17, the grant increases by 8.5 per cent a year for district municipalities authorised for water and sanitation and 2.8 per cent for unauthorised district municipalities. The different rates recognise the various service delivery responsibilities of these district municipalities.

Special support for councillor remuneration and ward committees

Councillors’ salaries are subsidised in poor municipalities. The total value of the support provided in 2016/17 is R861.7 million, calculated separately to the local government equitable share and in addition to the funding for governance costs provided in the institutional component. The level of support for each municipality is allocated based on a system gazetted by the Minister of Cooperative Governance and Traditional Affairs, which classifies municipal councils into six grades based on their total income and population size. Special support is provided to the lowest three grades of municipal councils (the smallest and poorest municipalities).

A subsidy of 90 per cent of the gazetted maximum remuneration for a part-time councillor is provided for every councillor in grade 1 municipalities, 80 per cent for grade 2 municipalities and 70 per cent for grade 3 municipalities. In addition to this support for councillor remuneration, each local municipality in grades 1 to 3 receives an allocation to provide stipends of R500 per month to 10 members of each ward committee in their municipality. Each municipality’s allocation for this special support is published in the Division of Revenue Bill appendices.

All data used in these calculations was updated to take account of new demarcations and councillor numbers. The new grades for municipalities affected by boundary re-determinations will only be confirmed once the new municipalities have been formally established. For 2016/17 allocations, it was assumed that the grade of a new municipality would be equal to the highest grade of the existing municipalities being merged to form the new municipality. Because grades are based on municipal income and population, merging municipalities can only increase the grade. The new municipality created in Limpopo, formed by merging part of Thulamela Local Municipality and part of Makhado Local Municipality, is assumed to be a grade 3 municipality based on its population size.

Conditional grants to local government

National government allocates funds to local government through a variety of conditional grants. These grants fall into two main groups: infrastructure and capacity building. The total value of conditional grants directly transferred to local government increases from R41.1 billion in 2016/17 to R44.5 billion in 2017/18 and R47.1 billion in 2018/19.

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There are four types of local government conditional grants:

•	Schedule 4B sets out general grants that supplement various programmes partly funded by municipalities.

•	Schedule 5B grants fund specific responsibilities and programmes implemented by municipalities.

•	Schedule 6B grants provide in-kind allocations through which a national department implements projects in municipalities.

•	Schedule 7B grants provide for the swift allocation and transfer of funds to a municipality to help it deal with a disaster.

Local government infrastructure grant review

The National Treasury, in collaboration with the Department of Cooperative Governance, the Department of Planning, Monitoring and Evaluation, SALGA and the FFC, has reviewed the system of local government infrastructure grants. The process has involved wide consultation, including many engagements with municipalities and national officials responsible for managing grants. The review proposes several changes that will be implemented in the 2016 Budget. The structure of grants allocated to different types of municipalities will be changed to increase their differentiation and reduce grant proliferation; improve asset management over the lifespan of municipal infrastructure; and enhance national grant support and oversight.

Following the implementation of the initial changes emerging from the review in 2015/16, further reforms will be phased in over the 2016 MTEF period in the following areas:

Asset management

The grant review has proposed several changes to incentivise asset management practices that improve functionality and reliability over the full lifecycle of municipal infrastructure. This includes allowing grant funds to be used to refurbish infrastructure (in the past, the focus was largely on constructing new infrastructure) and establish asset maintenance plans. Over time, stronger conditions will be put in place to require municipalities to use these asset management systems to prioritise the maintenance and investment needed on their infrastructure.

The quality of rural roads continues to be a major obstacle to mobility in rural communities. Over several years, data has been collected on the extent and condition of roads using the rural roads asset management systems grant. This data can be used to guide municipalities on which roads to maintain and upgrade to achieve the best return for their investment. Unlike other basic municipal functions, there is no funding for road maintenance in the local government equitable share. As such, the grant review proposes that municipalities should be allowed to use funds from the municipal infrastructure grant to maintain and refurbish roads if they use data from their roads asset management systems to prioritise their investments.

Differentiation and grant proliferation

The review acknowledged that the infrastructure needs of cities and rural areas are very different, which is why the grant system for these areas must be structured differently. While metropolitan municipalities already receive specialist urban grants such as the urban settlements development grant, secondary cities largely receive the same grants and are subject to the same rules as rural municipalities. In 2016/17, new planning requirements will be introduced for secondary cities as the first step towards introducing differentiation in the grant system to better respond to urban development challenges. Cities that meet the criteria will be eligible for a separate grant in the outer years of the MTEF period. The consolidation of infrastructure grants for metropolitan municipalities is also intended to be phased in over the medium term and eventually extended to secondary cities.

Major investments in urban public transport continue to be made through the grant system. Following the merging of two public transport grants in the 2015 Budget, the grant review engaged in further analysis

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and consultation to continue the reform. The Department of Transport will introduce a new formula-based allocation methodology for the public transport network grant over the 2016 MTEF period. This should increase municipalities’ certainty about the national funding they can expect when planning for their public transport networks, and encourage cities to plan and develop systems that they can afford to operate in the long term.

In rural areas, the multiple grants in the water and sanitation sector will be merged to form two grants, the regional bulk infrastructure grant, which funds large bulk projects, and the water services infrastructure grant, which funds the building and refurbishment of water and sanitation schemes in municipalities with weaker capacity.

Grant management

The review concluded that there is substantial scope to improve the outcomes of the infrastructure conditional grants by enhancing the oversight and support provided to municipalities by the sector departments transferring conditional grants. Departments have been asked to identify and prioritise the resources they allocate to manage grants in their departments. The Municipal Infrastructure Support Agent will also play a greater role in helping municipalities improve their delivery of infrastructure, including through new regional management support contracts, which will be piloted in 2016/17. The Department of Cooperative Governance will work to strengthen the municipalities and their project management units that are funded using the municipal infrastructure grant. Each municipality will have to submit a plan for how they plan to use their project management unit funds and demonstrate how this will lead to improved performance. Performance can then be monitored against these plans and municipalities held accountable for their implementation.

Municipalities have raised many complaints about the extensive reporting required of them, including through the grant system. The Cities Support Programme is leading a project to reduce overlaps and simplify reporting requirements that may feed into grant requirements in future. In 2016/17, the reporting burden should be reduced because several grants have been consolidated, thereby reducing the number of grants on which municipalities have to report.

Infrastructure conditional grants to local government

National transfers for infrastructure, including indirect or in-kind allocations to entities executing specific projects in municipalities, amount to R149.3 billion over the 2016 MTEF period.

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Table W1.25 Infrastructure grants to local government, 2012/13 – 2018/19

	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19
R million	Outcome			Revised estimate	Medium-term estimates
Direct transfers	28 485	32 412	34 167	36 842	39 120	42 568	45 087
Municipal infrastructure	13 879	14 224	14 745	14 956	14 914	15 991	16 894
Water services infrastructure	562	1 129	1 051	2 255	2 845	3 730	3 959
Urban settlements development	7 392	9 077	10 285	10 554	10 839	11 472	12 052

Integrated national electrification programme	1 151	1 635	1 105	1 980	1 946	2 087	2 204
Public transport network	4 884	5 550	5 871	5 953	5 593	6 360	6 793
Neighbourhood development partnership	578	586	590	607	624	663	702
Integrated city development	—	40	255	251	267	292	309
Regional bulk infrastructure	—	—	—	—	1 850	1 865	2 060
Rural roads asset management systems	37	52	75	97	102	107	114
Municipal disaster recovery	—	118	190	189	140	—	—

Indirect transfers	4 819	5 705	8 643	10 274	7 689	7 297	7 564

Integrated national electrification programme	1 879	2 141	2 948	3 613	3 526	3 876	3 995
Neighbourhood development partnership	80	55	58	26	22	28	29
Regional bulk infrastructure	2 523	3 261	4 005	4 858	3 479	2 806	2 931
Water services infrastructure	337	247	732	802	312	587	608
Bucket eradication programme	—	—	899	975	350	—	—

Total	33 305	38 117	42 810	47 116	46 809	49 865	52 651

Source: National Treasury

Municipal infrastructure grant

The largest infrastructure transfer is made through the municipal infrastructure grant, which supports government’s aim to expand service delivery and alleviate poverty. The grant funds the provision of infrastructure for basic services, roads and social infrastructure for poor households in all non-metropolitan municipalities. Although the grant’s baseline is reduced by R620.2 million in 2016/17, R430 million in 2017/18 and R480 million in 2018/19, total allocations amount to R47.8 billion over the MTEF period.

The Department of Cooperative Governance, which administers the municipal infrastructure grant, conducted a policy review of the grant during 2014. This review collaborated with the review of local government infrastructure grants to make proposals on the grant’s future direction. In the 2016 MTEF period, the Department of Cooperative Governance will strengthen the grant’s coordination structures and ensure that all departments responsible for sectors funded through the grant participate actively in the review of project proposals. Sector departments need to ensure that they dedicate sufficient capacity to fulfil their grant management role. The conditions for the use of municipal infrastructure grant funds for project management units will be expanded to include providing support to all grant-funded infrastructure projects in the municipality and will be subject to a plan against which expenditure can be monitored. The provisions introduced in 2015/16 that allow funds to be used for road refurbishment if certain conditions are met will be strengthened, and linked to the use of road condition and usage data collected through the rural roads asset management grant. The condition introduced in the 2014 Budget that municipalities with households served by bucket systems must prioritise sanitation upgrades is retained.

The municipal infrastructure grant is allocated through a formula with a vertical and horizontal division. The vertical division allocates resources between sectors and the horizontal division takes account of poverty, backlogs and municipal powers and functions in allocating funds to municipalities. The five main components of the formula are described in the box below.

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Municipal infrastructure grant = C + B + P + E + N

C	Constant to ensure increased minimum allocation for small municipalities (this allocation is made to all municipalities)

B	Basic residential infrastructure (proportional allocations for water supply and sanitation, roads and other services such as street lighting and solid waste removal)

P	Public municipal service infrastructure (ring-fenced for municipal sport infrastructure)

E	Allocation for social institutions and micro-enterprises infrastructure

N	Allocation to the 27 priority districts identified by government

For the 2016 MTEF, the municipal infrastructure grant allocation formula uses data from the 2011 Census (updated to reflect municipal boundary changes). Allocations for basic services sub-components are based on the proportion of the national backlog for that service in each municipality. Other components are based on the proportion of the country’s poor households located in each municipality. Table W1.26 sets out the proportion of the grant accounted for by each component of the formula. The C-component provides a R5 million base to all municipalities receiving municipal infrastructure grant allocations.

Table W1.26 Municipal infrastructure grant allocations per sector

Municipal infrastructure grant (formula)	Component weights	Value of component 2016/17 (R millions)	Proportion of municipal infrastructure grant per sector

B-component	75.0%	10 113	67.8%
Water and sanitation	72.0%	7 281	48.8%
Roads	23.0%	2 326	15.6%
Other	5.0%	506	3.4%
P-component	15.0%	2 023	13.6%
Sports	33.3%	674	4.5%
E-component	5.0%	674	4.5%
N-component	5.0%	674	4.5%

Constant		1 130	7.6%

Ringfenced funding for sport infrastructure		300	2.0%

Total		14 914	100.0%

Source: National Treasury

A total of R300 million of municipal infrastructure grant funds is allocated outside of the grant formula and earmarked for specific sport infrastructure projects identified by Sport and Recreation South Africa. In addition, municipalities are required to spend a third of the P-component (equivalent to 4.5 per cent of the grant) on sport and recreation infrastructure identified in their own integrated development plans. Municipalities are also encouraged to increase their investment in other community infrastructure, including cemeteries, community centres, taxi ranks and marketplaces.

Urban settlements development grant

The urban settlements development grant is an integrated source of funding to provide infrastructure for municipal services and upgrade urban informal settlements in the eight metropolitan municipalities. The grant is allocated as a supplementary grant to cities (schedule 4 of the Division of Revenue Act), which means that municipalities are expected to use a combination of grant funds and their own revenue to develop urban infrastructure and integrated human settlements. Cities report their progress on these projects against the targets set in their service delivery and budget implementation plans.

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The municipal human settlements capacity grant was introduced in 2014/15 to build capacity in anticipation of the devolution of the housing function to metropolitan municipalities, which has not taken place. As a result, the 2016 Budget is concluding this grant. Instead, up to three per cent of the urban settlements development grant may be used to fund municipal capacity in the built environment.

As part of the demarcation process, municipal infrastructure grant funds previously allocated to Naledi Municipality have been shifted to the urban settlements development grant allocation for Mangaung Metropolitan Municipality, because the two municipalities are merging. The grant is allocated a total of R34.4 billion over the 2016 MTEF period.

Integrated city development grant

The grant provides a financial incentive for metropolitan municipalities to focus their use of infrastructure investment and regulatory instruments to achieve more compact and efficient urban spaces. Cities are required to submit built environment performance plans for this grant, including a brief strategic overview of the city’s plans for the built environment, with a focus on the infrastructure grants that form part of the capital budget. The plan should show how the municipality will ensure alignment between its different grant-funded programmes and how it will address related policy and regulatory matters. All projects funded by sector-specific infrastructure grants, including the urban settlements development grant, the public transport network grant, the neighbourhood development partnership grant and the integrated national electrification programme grant, must form part of a metropolitan municipality’s built environment performance plan. The grant is allocated R868 million over the 2016 MTEF period.

Public transport network grant

The public transport network grant, administered by the Department of Transport, helps cities create or improve public transport systems in line with the National Land Transport Act (2009) and the Public Transport Strategy. This includes all integrated public transport network infrastructure, such as bus rapid transit systems, conventional bus services and upgrades for pedestrian and cycling infrastructure. It also subsidises the operation of these services.

A new formula-based allocation methodology will be phased in over the medium term. This formula aims to increase certainty about the extent of national funding that municipalities expect when planning their public transport networks, and encourage cities to shift towards more sustainable transport investments. Cities need to plan within a realistic envelope of support from national government, without additional subsidies. By 2017/18, strict eligibility conditions will be enforced, including requirements that cities demonstrate that their planned public transport systems will be financially sustainable. The formula is made up of three components, which account for the number of people in a city; the number of public transport users in a city (the weighting of train commuters is reduced as trains are subsidised separately through the Passenger Rail Authority of South Africa); and the size of a city’s economy.

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Table W1.27 Formula for the public transport network grant

	Population component shares	Regional gross value added component shares	Public transport users component shares	Grant formula shares
Non-formula-based allocations account for 20% of the grant Formula-based allocations account for 80% of the grant
Formula shares for each city:
Buffalo City	3.3%	2.8%	3.0%	3.0%
Nelson Mandela Bay	5.0%	4.7%	3.5%	4.4%
Mangaung	3.3%	2.4%	3.1%	2.9%
Ekurhuleni	13.8%	9.5%	15.2%	12.8%
City of Johannesburg	19.3%	25.2%	20.3%	21.6%
Tshwane	12.7%	15.0%	13.9%	13.9%
eThekwini	15.0%	15.8%	17.6%	16.1%
Msunduzi	2.7%	1.5%	2.3%	2.2%
MP326	2.6%	1.9%	2.2%	2.2%
Polokwane	2.7%	1.5%	1.2%	1.8%
Rustenburg	2.4%	3.5%	2.2%	2.7%
George	0.8%	0.5%	0.2%	0.5%
Cape Town	16.3%	15.8%	15.2%	15.8%

Total	100.0%	100.0%	100.0%	100.0%

Source: National Treasury

The grant has separate operational and capital windows based on cities’ implementation plans. The grant is allocated R18.7 billion over the 2016 MTEF period.

Neighbourhood development partnership grant

The neighbourhood development partnership grant supports cities in developing and implementing urban network plans. The aim is to create a platform for third-party public and private investment, which will improve the quality of life in township urban hubs. Projects in towns and rural areas are implemented in conjunction with the Department of Rural Development and Land Reform to support catalytic projects in these areas. The grant is allocated R2.1 billion over the MTEF period, which consists of R2 billion for the direct capital grant and R79.3 million for the indirect technical assistance grant.

Water services infrastructure grant

The Department of Water and Sanitation administers several grants, including the regional bulk infrastructure grant, the municipal water infrastructure grant, the water services operating subsidy grant, the rural household infrastructure grant and the bucket eradication programme grant. Following extensive consultation with the Department of Water and Sanitation in 2015 as part of the review of local government infrastructure grants, it was agreed that there is a need to rationalise overlapping grants, ensure greater alignment between water and sanitation projects, and strengthen the alignment between different projects in the sector.

The water services infrastructure grant has been created through the merger of the municipal water infrastructure grant, the water services operating subsidy grant, and the rural household infrastructure grant. This grant aims to accelerate the delivery of clean water and sanitation facilities to communities that do not have access to basic water services. The grant, administered by the Department of Water and Sanitation, provides funding for various projects, including the construction of new infrastructure and the refurbishment and extension of existing water schemes. It has both direct and indirect components. In areas where municipalities have the capacity to implement projects themselves, funds will be transferred through a direct grant. In other areas, the Department of Water and Sanitation will implement projects on behalf of municipalities through an indirect grant. As with other indirect grants, the national department is required to transfer skills to the municipalities benefiting from the indirect grant so that they will be able to

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implement projects themselves in future. Over the 2016 MTEF period, the total allocation for the direct portion of the grant is R10.5 billion and an additional R1.5 billion will be made available for the indirect component.

Regional bulk infrastructure grant

This grant supplements the financing of the social component of regional bulk water and sanitation infrastructure. It targets projects that cut across several municipalities or large bulk projects within one municipality. The grant funds the bulk infrastructure needed to provide reticulated water and sanitation services to individual households. It may also be used to appoint service providers to carry out feasibility studies, related planning or management studies for infrastructure projects. It has both direct and indirect components. In areas where municipalities have the capacity to implement projects themselves, funds will be transferred through a direct grant. In other areas, the Department of Water and Sanitation will implement projects on behalf of municipalities through an indirect grant. A parallel programme, funded by the Department of Water and Sanitation, also funds water boards for the construction of bulk infrastructure. Though not part of the division of revenue, these projects still form part of the Department of Water and Sanitation’s larger programme of subsidising the construction of regional bulk infrastructure for water and sanitation. The grant has a total allocation of R15 billion over the 2016 MTEF period, consisting of R5.8 billion and R9.2 billion for the direct and indirect components respectively.

Bucket eradication programme grant

The bucket eradication programme grant is an indirect grant to municipalities administered by the Department of Water and Sanitation. It funds the eradication of bucket sanitation systems in formal residential areas. This indirect grant was due to end in 2015/16, but it has been extended by one year to allow the grant to complete its eradication work (implementation was delayed in 2014/15 due to a sanitation function shift between departments). The human settlement development grant, urban settlements development grant and municipal infrastructure grant will prioritise the upgrade of sanitation in informal areas as part of their funding for informal settlement upgrades. The programme will be reviewed in 2016/17 to inform the close-out (or extension) of this grant. It is allocated R350 million in 2016/17.

Integrated national electrification programme grants

The national electrification programme has been instrumental in providing 85 per cent of all households with access to electricity, as reported in the 2011 Census. To sustain progress in connecting poor households to electricity, government will spend R17.6 billion on the programme over the next three years. Of this, municipalities are allocated R6.2 billion and Eskom is allocated R11.4 billion to spend on behalf of municipalities through an indirect grant.

Rural roads asset management systems grant

The Department of Transport administers the rural roads asset management systems grant to improve rural road infrastructure. The grant funds the collection of data on the condition and usage of rural roads in line with the Road Infrastructure Strategic Framework for South Africa. This data will guide investments to maintain and improve these roads. District municipalities collect this data on all the municipal roads in their area so that the spending of infrastructure funds (from the municipal infrastructure grant and elsewhere) can be properly planned to maximise impact. As data becomes available, incentives will be introduced to ensure that municipalities use this information to plan road maintenance appropriately. The municipal infrastructure grant stipulates that municipalities must use data from roads asset management systems to prioritise investment in roads projects.

The Department of Transport has committed to working with the municipal infrastructure grant administrators to ensure that municipal roads projects are chosen, prioritised and approved using roads asset management systems data wherever possible. The data already collected suggests that as much as 30 per cent of investment required is for maintenance. A total of R322.4 million is allocated to this grant over the 2016 MTEF period.

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Municipal disaster recovery grant

This grant, administered by the National Disaster Management Centre in the Department of Cooperative Governance, is used to rehabilitate and reconstruct municipal infrastructure damaged by disasters. R140 million is allocated in 2016/17 to repair infrastructure damaged by natural disasters.

Capacity-building grants and other current transfers

Capacity-building grants help to develop municipalities’ management, planning, technical, budgeting and financial management skills. Other current transfers include the expanded public works programme integrated grant for municipalities, which promotes increased labour intensity in municipalities, and the municipal demarcation transition grant, which assists municipalities with the additional costs associated with significant boundary changes. A total of R6.3 billion is allocated to capacity-building grants and other current transfers to local government over the 2016 MTEF period.

Table W1.28 Capacity building and other current grants to local government, 2012/13 – 2018/19

	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19
R million	Outcome			Revised estimate	Medium-term estimates
Direct transfers	1 536	1 606	1 707	1 643	2 013	1 975	2 024
Local government financial management	403	425	449	452	465	502	531
Municipal human settlements capacity	—	—	300	100	—	—	—
2013 African Cup of Nations host city operating	123	—	—	—	—	—	—
2014 African Nations Championship host city operating	—	120	—	—	—	—	—
Expanded public works programme	662	611	595	588	664	716	758
Infrastructure skills development	75	99	104	124	130	141	149
Energy efficiency and demand-side	200	181	137	178	186	203	215
Municipal demarcation transition	—	—	—	39	297	112	53
Municipal disaster	73	171	121	161	270	300	318

Indirect transfers	230	240	252	251	84	103	115

Municipal systems improvement	230	240	252	251	84	103	115

Total	1 766	1 846	1 959	1 894	2 097	2 078	2 139

Source: National Treasury

Municipal demarcation transition grant

The municipal demarcation transition grant, administered by the Department of Cooperative Governance, assists municipalities with additional costs that may arise during the transition to the new municipal boundaries. This grant was introduced in 2015/16 to subsidise the costs involved in implementing major boundary re-determinations announced by the Municipal Demarcation Board in 2013. A further 12 major boundary re-determinations were subsequently approved by the board in 2015. Each major re-demarcation is eligible for an allocation, and the grant has been expanded to include these new cases from 2016/17.

For municipal re-demarcations announced in 2013, some funds have already been transferred in 2015/16 to enable municipalities to do preparatory work ahead of the mergers. As a result, they will receive smaller allocations in the 2016 MTEF period. A total of R309.3 million has been added to the municipal demarcation transition grant in 2016/17 and 2017/18. In line with the FFC’s recommendations, the grant will conclude at the end of 2017/18 because it is only intended to fund transitional costs and it will not form a permanent part of the intergovernmental transfer system.

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Local government financial management grant

The local government financial management grant, managed by the National Treasury, funds the placement of financial management interns and the modernisation of financial management systems. This includes building in-house municipal capacity to implement multi-year budgeting, linking integrated development plans to budgets, and producing quality and timely in-year and annual reports. The grant supports municipalities in the implementation of the Municipal Finance Management Act and also provides funds for the implementation of the municipal standard chart of accounts. Total allocations amount to R1.5 billion over the 2016 MTEF period.

Infrastructure skills development grant

The infrastructure skills development grant develops capacity within municipalities by creating a sustainable pool of young professionals with technical skills related to municipal services, such as water, electricity and town planning. The grant places interns in municipalities, so they can complete the requirements of the relevant statutory council within their respective built environment fields. The interns can be hired by any municipality at the end of their internship. The grant is allocated R420.2 million over the 2016 MTEF period.

Municipal systems improvement grant

The municipal systems improvement grant will be implemented as an indirect grant in the 2016 MTEF period. It will fund a range of projects in municipalities in support of the Back to Basics strategy, including helping municipalities set up adequate records management systems, drawing up organograms for municipalities and reviewing their appropriateness relative to their assigned functions, and assisting municipalities with revenue collection plans. The indirect grant will be complemented by the Department of Cooperative Governance’s work to develop an integrated consumer database that municipalities can draw data from, as well as a performance management system to track municipal performance. Over the MTEF period, R302.7 million is allocated to this grant.

Expanded public works programme integrated grant for municipalities

This grant promotes the use of labour-intensive methods in delivering municipal infrastructure and services. It is allocated through a formula based on past performance, which creates an incentive for municipalities. The formula has an extra weighting to give bigger allocations to poor, rural municipalities. The grant is allocated R664 million in 2016/17, and R2.1 billion over the 2016 MTEF period.

The energy efficiency and demand-side management grant

The energy efficiency and demand-side management grant funds selected municipalities to implement energy-efficiency projects, with a focus on public lighting and energy-efficient municipal infrastructure. In the 2016 MTEF period, the Department of Energy will monitor and verify grant-funded projects to ensure greater consistency in the procurement of accredited verification services. The grant is allocated R603.9 million over the 2016 MTEF period.

Municipal disaster grant

The municipal disaster grant is administered by the National Disaster Management Centre in the Department of Cooperative Governance as an unallocated grant to local government. The centre is able to disburse disaster-response funds immediately, without the need for the transfers to be gazetted first. To ensure that sufficient funds are available in the event of disasters, section 21 of the Division of Revenue Bill allows for funds allocated to the provincial disaster grant to be transferred to municipalities if funds in the municipal disaster grant have already been exhausted, and vice versa. The bill also allows for more

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than one transfer to be made to areas affected by disasters, so that initial emergency aid can be provided before a full assessment of damages and costs is complete. Over the MTEF period, R887.9 million is available for disbursement through this grant. To ensure that sufficient funds will be available for disaster relief, section 20 of the Division of Revenue Bill has been revised to allow funds from other conditional grants to be reallocated to fund disaster relief, subject to the National Treasury’s approval.

¢	Part 6: Future work on provincial and municipal fiscal frameworks

The fiscal frameworks for provincial and local government encompass all their revenue sources and expenditure responsibilities. As underlying social and economic trends evolve and the assignment of intergovernmental functions change, so must the fiscal frameworks. The National Treasury, together with relevant stakeholders, conducts continuous reviews to ensure that provinces and municipalities have an appropriate balance of available revenues and expenditure responsibilities, while taking account of the resources available and the principles of predictability and stability. This part of the annexure describes the main areas of work to be undertaken during 2016/17 as part of the ongoing review and refinement of the intergovernmental fiscal framework. Provinces and municipalities will be consulted on all proposed changes to the fiscal frameworks.

Review of the provincial equitable share formula

The Constitution stipulates that provinces are entitled to a share of nationally raised revenue to deliver on their mandates. The current process of dividing up provincial funds uses a formula that considers the spread of the burden of service delivery across provinces. The provincial equitable share formula contains weighted elements that reflect government priorities and incorporates elements to redress inequality and poverty across provinces. Over time, the formula, like any budgetary allocation tool, may no longer mirror the realities provinces face. As such, there is a need for periodic review of the formula to assess its continued appropriateness and equity. In 2016, the National Treasury will start a detailed review of the equitable share formula. The Technical Committee on Finance and the Budget Council will be consulted as part of this work.

The role of provinces in promoting economic development

Provinces and municipalities play a crucial role in advancing the economic development of their respective precincts. Fully functional, well-equipped schools will produce a vibrant and employable workforce. Smarter health systems develop and maintain the health of the workforce. Provincial agriculture departments’ support to farmers can stimulate rural development. The provision of provincial and municipal roads and public transport services ensures mobility for goods and workers, while basic municipal services such as water, electricity and refuse removal, as well as business licencing and environmental health functions, enable businesses to operate and grow. Well-managed procurement can maximise developmental impact without compromising efficiencies.

Government in all three spheres must work with businesses and other relevant stakeholders to provide an enabling environment for the faster and more inclusive economic growth called for in the National Development Plan. Since 2015, national and provincial treasuries have been working together through a task team of the Technical Committee on Finance to better define the role provinces should play in promoting economic development. This will enable provinces to maximise their impact on provincial economies in future.

National health insurance policy work

The National Health Insurance White Paper was released on 11 December 2015 for public comment. The Technical Committee on Finance will review the white paper, with a focus on the impact it will have on provinces. The aim is to assess the restructuring of the health system, particularly primary healthcare, necessary to ensure the success of national health insurance in South Africa.

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Local government grants

The system of transfers to local government is continuously being reviewed and refined to improve the effectiveness and value for money achieved from the funds transferred to municipalities. The local government equitable share was reviewed in 2012 and local government infrastructure grants were reviewed between 2013 and 2015. In 2016, the National Treasury will lead the continued implementation of the previous reviews’ recommendations, and make further improvements to the effectiveness of local government capacity-building allocations.

Reforms to infrastructure grants in the period ahead will focus on:

•	Improving asset management incentives and enhancing the new provisions in infrastructure grants that allow funds to be spent on refurbishment.

•	Strengthening grant management practices in national departments.

•	Continuing to consolidate urban infrastructure grants.

Supporting cities to promote urban spatial transformation and economic growth

Cities, through delivery of infrastructure and services, play an important role in creating a conducive environment for inclusive growth, job creation and poverty eradication. To achieve this will require well-managed spatial transformation of cities. Government is exploring changes to the fiscal and regulatory structures for urban municipalities to ensure that they have sufficient and effective instruments to mobilise revenue for financing municipal strategic infrastructure capable of promoting growth.

Potential changes to the structure of the fiscal framework include:

•

Consolidating urban grants and enhancing the use of performance incentives with transfers, such as with the integrated cities development grant (this work will form part of the review of local government infrastructure grants).

•	Enabling greater flexibility in the use of grants to accelerate the implementation of catalytic investments.

•	Enabling cities to leverage grant and own-revenue funds over a longer period for strategic projects.

These measures will be complemented by reviews of, and potential changes to, the regulatory structures for development charges, municipal borrowing and metropolitan municipalities’ own-revenue powers.

Any potential changes to the fiscal and regulatory systems will also be accompanied by additional technical support to further strengthen the capacity of cities to take advantage of these changes. The Cities Support Programme is coordinating initiatives in this area. Cities are already receiving expanded project preparation support to help them build a pipeline of strategic investment projects that can attract private finance. In addition, the Development Bank of Southern Africa is increasing its assistance to give cities better access to funding for strategic projects by enhancing their appraisal and supervision arrangements or extending the average debt maturity.

Regulating development charges

Municipalities charge developers a once-off fee before approving land development applications. The National Treasury has consulted with stakeholders on the draft policy framework for municipal development charges. The draft policy will be published for public comment following Cabinet’s approval. The Municipal Fiscal Powers and Functions Amendment Bill has been drafted to make provision for the regulation of development charges. Due to a new requirement to conduct a socio-impact analysis on new legislation or amendments to existing legislation, the amendment bill will be published at the beginning of 2016/17.

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Reforming municipal borrowing

Long-term borrowing can be an effective way for municipalities to finance infrastructure development. However, responsible borrowing requires an appropriate institutional framework and financial controls. The Policy Framework for Municipal Borrowing and Financial Emergencies (1999) and the Municipal Finance Management Act set out a range of measures to facilitate responsible municipal borrowing. These measures deal with issues such as sovereign risk, credit enhancements, maturities, avoidance of direct government assistance, and liquidity through the development of secondary markets.

However, there are still some bottlenecks that impede municipalities’ full participation in the debt market to mobilise resources for infrastructure development. In August 2015, the National Treasury and the Department of Cooperative Governance organised the Urban Investment Partnership Conference, which aimed to renew and strengthen collaboration between government and the private sector on urban investment needs and opportunities. A working group has since been established as a platform for regular engagements between metropolitan municipalities, commercial banks, institutional investors, the National Treasury, the Development Bank of Southern Africa, development finance institutions and SALGA. The platform aims to jointly develop practical solutions for funding infrastructure in metropolitan municipalities that will support inclusive growth.

The working group will focus on:

•	Finding innovative infrastructure financing instruments and mechanisms

•	Updating the municipal borrowing policy framework.

Reviewing own-revenue sources for metropolitan municipalities

The review of metropolitan municipalities’ own-revenue sources, led by the National Treasury in collaboration with the Department of Cooperative Governance, SALGA, the FFC and metropolitan municipalities, is ongoing. The review’s first phase was completed in October 2015. The final report on the socioeconomic profile of metropolitan municipalities can be accessed on the National Treasury’s website (www.treasury.gov.za).

The second phase of the review has started, with a focus on assessing whether the own-revenue sources of metropolitan municipalities are adequate to meet their service delivery and development mandates. The review aims to understand the underlying challenges faced by cities, which will inform the appropriate support to improve municipal revenue and/or the necessity for an additional local tax instrument to complement property rates. The review’s outcomes and recommendations will be presented to the Budget Forum in October 2016 for adoption and approval.

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W2

Website annexure to the 2016 Budget Review

Structure of the government accounts

¢	Background

South Africa’s national government accounts are presented in the statistical tables that appear at the back of the 2016 Budget Review. The table structure is based on recommendations in the Government Finance Statistics1 (GFS), published in 2014, and the System of National Accounts2 (SNA), published in 2008. The structure of the accounts and the labelling of the receipt and payment items have been modified to account for specific features of the South African environment.

The GFS presentation also differs in some respects from the presentation in Chapter 2 of the 2016 Budget Review, which is based on the SNA. This annexure describes the presentation format and structure of the government accounts, and explains deviations between the GFS recommendations and the way government statistics in the national accounts are compiled and presented. It also describes the salient characteristics of the SNA’s section on government statistics.

¢	Recording basis

Both the SNA and the GFS recommend that items should be recorded on an accrual basis, which means that all government transactions are recorded in the accounts. This includes transactions that do not give rise to cash flows, such as changes in inventories, depreciation and accrued interest.

[1]	International Monetary Fund, 2014, Government Finance Statistics. Washington, D.C. IMF.
[2]	United Nations, 2008, System of National Accounts. Brussels, Luxembourg, New York, Paris, Washington, D.C. Inter-Secretariat Working Group on National Accounts.

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In accrual accounting, the time of recording should coincide with the underlying economic event. The entry does not necessarily coincide with the timing of the resultant cash flow, but rather with the change of ownership or when economic value is created, transformed or extinguished. For example, debt repayment should be recorded when the debt expires, whether or not this coincides with an actual cash repayment.

The recommendation to use accrual accounting for government financial statements was first made in the 2001 GFS. Government intends to adopt this recommendation over time, but budget data continues to be presented on an adjusted cash basis at the moment. This means that the transaction is recorded when the cash flow occurs, therefore it does not match the timing of the underlying economic event. In some cases, modified cash principles are applied. This includes recording expenditure at the time of recording the transaction in the cash book (when the transaction is processed in the financial system and the payment is issued) and accruing interest on some types of government debt (zero-coupon bonds).

In strict cash accounting, the time of recording should coincide with the actual cash flow. In South Africa, entries for the national budget data are made during the time period in which transactions are captured in financial systems. After the financial year-end, books remain open so that all year-end procedures can be finalised, such as reconciling actual bank account balances with revenue and expenditure reported, and correcting item classification. The year-end procedures, which do not influence revenue and expenditure levels, consist primarily of:

•	Late funding requests by government departments to settle obligations relating to the specific financial year.

•	Surrenders of unspent funds by government departments (funds requested but not used).

•	Corrections to revenue, expenditure or financing transactions that were, for example, erroneously classified.

•	Adjustments to expenditure data, for auditing and parliamentary purposes, to show only authorised expenditure for the particular financial year (excluding all unauthorised spending).

¢	Economic reporting format

The economic reporting format (ERF) was introduced in the 2004 Budget. The ERF is based on the GFS, as adapted for South Africa’s reporting requirements. The budget format is supported by a standard chart of accounts (SCOA), which is fully aligned with the ERF and provides for posting-level details of the budget within the financial system.

Each descriptive label in the ERF and the chart reflects each item’s actual content. Vague labels such as “other” or “miscellaneous” are avoided to improve transparency. This practice ensures that classifications are consistent across all national and provincial departments, improving the quality of information provided to legislatures, assisting in the policy-making process and enhancing accountability.

The evolution of accounting and reporting requirements, as well as the pending introduction of an integrated financial management system (IFMS), led to a review of the SCOA in 2008 and 2013. The reviews have improved government’s ability to report on infrastructure spending, provided for better control over departmental programme budgets, enabled the identification of more appropriate spending items in the chart, enhanced asset management through better recording of asset transactions and enabled government to monitor regional spending.

To protect the chart’s integrity, the National Treasury developed a detailed training programme and established a classification committee and call centre to help departments meet the requirements. Support initiatives aim to improve consistency in the application of the new classification rules and recommend appropriate amendments to the SCOA and the financial system. The committee issues circulars that provide feedback to practitioners on changes made to the chart of accounts, ensuring a consistent approach to classification.

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ANNEXURE W2: STRUCTURE OF THE GOVERNMENT ACCOUNTS

¢	Structure of accounts

The reporting format organises all government transactions into three broad categories: receipts, payments and financing. The budget balance (deficit or surplus) is calculated as receipts less payments, which is equal to total financing, but with the opposite sign.

Receipts

Government receipts are divided into taxes; sales; transfers; fines, penalties and forfeits; and interest, dividends and rent on land, as well as transactions in financial assets and liabilities. Taxes are classified according to the type of activity on which they are levied, including income, profits, consumption of domestic goods and services, and international trade. Sales are disaggregated into sales of capital assets and other sales. Transfers are unrequited receipts – the party making the transfer does not receive anything of similar value directly in return. These are classified according to unit, such as other government units, private enterprises and public corporations, households and so on. Fines, penalties and forfeits consists of all compulsory receipts imposed by a court or quasi-judicial body. Interest, dividends and rent on land includes all receipts associated with ownership of financial assets and land.

Transactions in financial assets and liabilities includes repayments of loans and advances previously extended to employees and public corporations for policy purposes, and the reduction of government’s equity investments in public corporations. These transactions are recorded as receipts because they are fundamentally different from other financial transactions, which are market oriented and appear as financing items. Another transaction in this category relates to stale cheques from previous accounting periods. The temporary increase in receipts before a new cheque is issued is recorded as a receipt because the financial system does not allow for a payment for the current accounting period to be reduced due to a cancelled payment from a previous period. National Revenue Fund revenues (including cash forfeits from exchange transactions) previously recorded as extraordinary receipts are now included in this item. Remaining financial transactions, such as borrowing and loan repayment in the capital markets, are included under the financing category.

Payments

Payments are divided into four broad categories: current payments, transfers and subsidies, payments for capital assets and payments for financial assets.

Current payments

Current payments provides for funds that a department spends directly. Detail is provided on:

•

Compensation of employees: This category includes all current personnel-related payments to government employees – both salaries and wages and social contributions. Social contributions are service benefits that government pays for its employees, such as pension or medical scheme contributions. This category excludes capitalised compensation.

•

Goods and services: All government payments in exchange for goods and services used by the department to achieve its mandate, excluding capital assets and goods that government uses to construct and improve capital assets. Generally, this item is the second largest spending item for departments after transfers and subsidies. The details of each department’s purchases are provided, giving an indication of the largest spending items. For example, in an education department, school books could be listed, while a health department may list medicines. This level of detail supports improved oversight and analysis of departmental payments.

•

Interest and rent on land: This item is defined as payment for the use of borrowed money (interest on loans and bonds) and land (rent). It is distinguished from the repayment of borrowed money, which is classified under financing.

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Transfers and subsidies

The second part of the payments table provides for funds transferred to other government institutions, businesses and individuals that do not constitute a department’s final expenditure. This item includes all of government’s unrequited, non-repayable payments – payments for which no goods or services are received in return.

The transfers and subsidies category is subdivided into the various targeted recipients or beneficiaries receiving funding from government, such as other levels of general government, households, non-profit institutions and public corporations. This allows for the separation of all transfers from payments controlled directly by departments.

Transfers and subsidies includes current and capital transfers. In the past, capital payments included capital transfers, which led to ambiguity because these numbers could overstate government’s actual contribution to capital formation. Including capital transfers with other transfers provides a clearer picture of government’s capital spending.

Payments for capital assets

Capital payments are identified as a separate item, capturing government’s contribution to capital formation and spending on new infrastructure, as well as upgrades, additions, rehabilitation and refurbishment of existing infrastructure. Capital assets are divided into seven categories:

•	Buildings and other fixed structures

•	Machinery and equipment

•	Heritage assets

•	Specialised military assets

•	Biological assets

•	Software and other intangible assets

•	Land and sub-soil assets.

Payments for capital assets also includes own-account construction – when government units engage in capital projects on their own account, such as provincial works and roads departments constructing buildings and roads. In this case, certain payment categories are capitalised (compensation of employees and goods and services).

These two payment categories are not capitalised unless payments are directly associated with a capital project. A government unit executes a capital project to construct a new asset, or upgrade, add to, rehabilitate or refurbish an existing capital asset. However, payments on current projects, namely maintenance and repair of existing capital assets, are not capitalised.

Payments for financial assets

This item consists mainly of lending to public corporations or making equity investments in them for policy purposes. This payment is expensed rather than treated as financing because, unlike other financial transactions, the purpose of the transaction is not market oriented. This item now includes National Revenue Fund payments previously recorded as extraordinary payments.

Financing

As a broad classification category, financing encompasses all financial transactions other than transactions in financial assets and liabilities and payments for financial assets, which are included as part of receipts and payments. Items recorded under financing reflect funding to cover a government deficit or the use of funds available from a government surplus. Government’s gross borrowing requirement, which represents the shortfall between revenue and expenditure plus the repayment of maturing loans, is included in the

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ANNEXURE W2: STRUCTURE OF THE GOVERNMENT ACCOUNTS

financing category. The gross borrowing requirement is financed in the domestic and international market through Treasury bills, fixed-income, inflation-linked and retail bonds, foreign loans and government’s cash deposits.

¢	Functional classification

The budget reporting format complies with the GFS recommendation that each government payment should be classified according to its functional and economic characteristics. The items in the economic classification are described above, under payments. The main function of the economic classification is to categorise transactions according to type of object or input, such as compensation of employees or interest payments. Data must be classified this way to calculate the surplus or deficit, as well as government’s contribution to the economy in the form of output, value added and final consumption.

The functional classification complements the economic classification. It serves to distinguish transactions by policy purpose or type of outlay. This is also referred to as expense by output. Its main purpose is to facilitate understanding of how funds available to government have been spent in health, education, general public services, public order and safety, and so on.

The broad categories in the functional classification are listed below:

•

General public services refers to the administration, operation or support of executive and legislative organs, financial and fiscal affairs, and external affairs. It includes foreign economic aid to developing countries and economic aid through international organisations. The category also covers general services, such as personnel services, overall planning and statistical services, and basic research in the general public service. State debt cost is included in this category.

•

Defence includes administration, operation and support of military and civil defence, and the operation of military aid missions accredited to foreign governments or attached to international military organisations. This category also covers defence-related applied research and development (R&D).

•	Public order and safety covers police services, fire protection services, justice and law courts, prisons and related R&D.

•

Economic affairs covers government spending associated with the regulation and efficient operation of the business sector. This category incorporates general economic affairs; commercial and labour affairs; agriculture, forestry, fishing and hunting; fuel and energy; mining, manufacturing and construction; transport; communication and related R&D.

•

Environmental protection relates to the conservation of biodiversity and landscape – the protection of habitats, including the management of natural parks and reserves, waste management, wastewater management, pollution abatement and related R&D.

•	Housing and community amenities includes the administration of housing and community development affairs and services, water supply, street lighting and related R&D.

•

Health includes spending on services provided to individuals and on a collective basis, including medical products, appliances and equipment, outpatient services, hospital services, public health services and related R&D.

•	Recreation and culture includes recreational and sporting services, cultural services, broadcasting and publishing services, and other community services. The function also covers related R&D.

•

Education includes spending on services provided to individual learners and students, as well as those provided on a collective basis. It includes pre-primary, primary, secondary and tertiary education, as well as subsidiary education services and related R&D.

•

Social protection covers services supplied directly to communities, households or individuals, including transfers for sickness and disability, old age, survivors, family and children, unemployment, support to households to meet the cost of housing and related R&D.

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Expenditure in a particular budget vote may cover more than one function. For example, health expenditure may include spending on education for medical training.

¢	The consolidated government account

The consolidated government account presents the accounts of national and provincial government, and social security funds. In the 2016 Budget Review, the government accounts include a total of 163 national and provincial departments and 206 central government entities, classified as extra-budgetary agencies. Some government business enterprises are also included in this number. Such enterprises either sell most of their goods and services to government institutions or departments at regulated prices, and are therefore not businesses in the true sense of the word, or they are directly involved in infrastructure financing and development. State-owned entities that provide goods at market prices, such as Transnet or Eskom, form part of the public-sector accounts and are excluded from the consolidation.

This presentation is broadly in line with the GFS requirement that the general government accounts be presented on a consolidated basis. In the consolidation process, all relevant spheres of government are included and all intergovernmental transactions are eliminated. This ensures that only the interaction between general government units and nongovernmental units is recorded. As a result, the accounts reflect more accurately government’s financial position and the effect of its activity on the economy.

To present a true set of consolidated general government accounts, the accounts of both national and provincial departments must be consolidated with their associated public entities. The accounts of the social security funds and local authorities are then added to give the consolidated general government accounts. As a final step, all government business enterprises should be included and consolidated with the general government units to create the consolidated public account. The following factors are considered during the consolidation process:

•

Coverage: This refers to the choice of entities to be included in the consolidation. Entities in the general government sector should be consolidated, followed by all business enterprises. The consolidation of the general government sector includes all entities that are mainly controlled and financed by government, and provide goods and services at non-market prices. State-owned entities and local authority trading entities providing goods and services at market-related prices, which form part of the broader public sector, are excluded, as are privately owned entities.

•

Elimination of inter-entity transactions: All inter-entity transactions are eliminated in the consolidation process. For this to be accurate, these transactions must be easily identifiable. In the accounting systems of government and many of its agencies, not all inter-entity transactions are identified. Elimination is impossible in many cases where goods and services are procured from other government units, because such transactions cannot be separated from other transactions in this category. However, all transactions involving transfers from one government unit to another can be identified and have been eliminated from the consolidation.

•

Basis of accounting: Entity accounts can only be consolidated if they are compiled using the same basis of accounting. National and provincial governments are on a modified cash basis of accounting, while local authorities and public entities use accrual accounting. To provide data for consolidation, the public entities’ cash flow numbers have been used.

During consolidation, transfers and other identifiable goods and services are taken out, and the rest of the transactions are aggregated. In future budgets, the National Treasury will endeavour to include more entities to provide a complete picture of public-sector spending. The consolidation in this budget includes all the entities listed in Table W2.1.

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ANNEXURE W2: STRUCTURE OF THE GOVERNMENT ACCOUNTS

Table W2.1 List of public entities included in consolidation

3	Communications	Brand South Africa
Film and Publication Board
Media Development and Diversity Agency
Independent Communications Authority of South Africa

4	Cooperative Governance and Traditional Affairs	Municipal Infrastructure Support Agency
South African Local Government Association
Commission for the Promotion and Protection of the Rights of Cultural, Religious and Linguistic Communities

Municipal Demarcation Board

5	Home Affairs	Government Printing Works
Independent Electoral Commission

6	International Relations and Cooperation	African Renaissance and International Cooperation Fund

7	National Treasury	Accounting Standards Board
Financial Intelligence Centre
Financial Services Board
Government Pension Administration Agency
Government Technical Advisory Centre
Independent Regulatory Board for Auditors
Office of the Ombud for Financial Services Providers
Office of the Pension Funds Adjudicator
Public Investment Corporation Limited
South African Revenue Service
Cooperative Banks Development Agency
Financial and Fiscal Commission

8	Planning, Monitoring and Evaluation	National Youth Development Agency

10	Public Service and Administration	Centre of Public Service Innovation
National School of Government

11	Public Works	Construction Industry Development Board
Council for the Built Environment
Independent Development Trust
Property Management Trading Entity

13	Women	Commission on Gender Equality

14	Basic Education	Education Labour Relations Council
South African Council for Educators
uMalusi Council for Quality Assurance in General and Further Education and Training

15	Higher Education and Training	Council on Higher Education
National Skills Fund
National Student Financial Aid Scheme
Quality Council for Trades and Occupations
South African Qualifications Authority
Consolidated sector training and education authorities

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2016 BUDGET REVIEW

Table W2.1 List of public entities included in consolidation (continued)

16	Health	Council for Medical Schemes
Medical Research Council of South Africa
National Health Laboratory Service
Office of Health Standards Compliance

17	Social Development	National Development Agency
South African Social Security Agency

19	Defence and Military Veterans	Armaments Corporation of South Africa Limited
Castle Control Board

21	Justice and Constitutional Development	Legal Aid South Africa
Special Investigating Unit
Public Protector of South Africa
South African Human Rights Commission

23	Police	Private Security Industry Regulatory Authority

24	Agriculture, Forestry and Fisheries	Agricultural Research Council
Marine Living Resources Fund
National Agricultural Marketing Council
Ncera Farms (Pty) Limited
Onderstepoort Biological Products Limited
Perishable Products Export Control Board

25	Economic Development	Competition Commission
Competition Tribunal
International Trade Administration Commission

26	Energy	National Energy Regulator of South Africa
National Nuclear Regulator
South African National Energy Development Institute
South African Nuclear Energy Corporation Limited

27	Environmental Affairs	iSimangaliso Wetland Park
South African National Biodiversity Institute
South African National Parks
South African Weather Service

28	Labour	Commission for Conciliation, Mediation and Arbitration
National Economic Development and Labour Council
Productivity SA

29	Mineral Resources	Council for Geoscience
Council for Mineral Technology
Mine Health and Safety Council
South African Diamond and Precious Metals Regulator
State Diamond Trader

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ANNEXURE W2: STRUCTURE OF THE GOVERNMENT ACCOUNTS

Table W2.1 List of public entities included in consolidation (continued)

30	Science and Technology	Academy of Science of South Africa
Council for Scientific and Industrial Research
Human Sciences Research Council
National Research Foundation
South African National Space Agency
Technology Innovation Agency

31	Small Business Development	Small Enterprise Development Agency

32	Telecommunications and Postal Services	National Electronic Media Institute of South Africa
Sentech Limited
State Information Technology Agency
Universal Service and Access Agency of South Africa
Universal Service and Access Fund

33	Tourism	South African Tourism

34	Trade and Industry	Companies and Intellectual Property Commission
Companies Tribunal
National Consumer Commission
National Consumer Tribunal
National Credit Regulator
National Empow erment Fund
National Gambling Board of South Africa
National Lotteries Board
National Lotteries Board Distribution Trust Fund
National Metrology Institute of South Africa
National Regulator for Compulsory Specifications
South African Bureau of Standards
South African National Accreditation System

35	Transport	Cross-Border Road Transport Agency
Driving License Card Account
Passenger Rail Agency of South Africa
Ports Regulator of South Africa
Railway Safety Regulator
Road Traffic Infringement Agency
Road Traffic Management Corporation
South African Civil Aviation Authority
South African Maritime Safety Authority
South African National Roads Agency Limited

36	Water and Sanitation	Breede-Gouritz Catchment Management Agency
Inkomati-Usuthu Catchment Management Agency
Water Services Trading Entity
Trans-Caledon Tunnel Authority
Water Research Commission
Water Boards Consolidation

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2016 BUDGET REVIEW

Table W2.1 List of public entities included in consolidation (continued)

Vote	Department	Public entity
37	Arts and Culture	National Arts Council of South Africa
National Film and Video Foundation of South Africa
National Heritage Council of South Africa
South African Heritage Resources Agency
The Pan South African Language Board
Consolidated arts institutions
Consolidated heritage institutions
Consolidated libraries

38	Human Settlements	Community Schemes Ombud Service
Estate Agency Affairs Board
Estate Agents Fidelity Fund
Housing Development Agency
National Home Builders Registration Council
National Housing Finance Corporation Limited
National Urban Reconstruction and Housing Agency
Rural Housing Loan Fund
Social Housing Regulatory Authority

39	Rural Development and Land Reform	Agricultural Land Holding Account
Ingonyama Trust Board
Registration of Deeds Trading Entity

40	Sport and Recreation South Africa	Boxing South Africa
South African Institute for Drug-Free Sport

Source: National Treasury

¢	Main adjustments to the consolidated government account

The National Treasury regularly reviews the data presented in the consolidated government account to improve its scope and classification. To this end, a more detailed database of departmental financial information has been compiled for the 2016 Budget. This is part of a broader, long-term initiative to improve the quality of government’s financial and budget data.

Information is now classified at a more detailed level within the accounts of national and provincial departments and public entities. In reclassifying the data, activity-level information was collected and used to inform the functional classification. As a result, some functional breakdowns have been disaggregated into more detail, with some of this detail reclassified into other functions. In addition, detailed analyses of provincial spending and public-entity revenue revealed further inter-entity transactions that can be eliminated in the consolidation process. This is a result of the improvement in information collected and clarity on the flow of transactions between the different spheres of government.

The historical data presented in the statistical tables has been updated with these classification adjustments, but care should be taken when comparing these numbers with previous budget publications because the data is not strictly comparable.

The functional classification published in the statistical tables is now more closely aligned with the classification prescribed in the GFS. However, the stricter application of this classification requires a level of disaggregation of the departmental spending data, which complicates the use of the GFS functional data for budget preparation. As a result, the Budget Review spending data is presented by key spending categories, which group departments and programmes engaging in similar activities. This provides a classification that is similar to the functional classification presented as part of the statistical tables published at the back of the Budget Review.

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ANNEXURE W2: STRUCTURE OF THE GOVERNMENT ACCOUNTS

¢	Format of the consolidated government account

Since 2014, the consolidated government account has been presented in the new format shown in Table W2.2. This more transparent and user-friendly presentation clearly distinguishes between government’s operating activities and its plans to invest in capital infrastructure.

The operating account balance shows the outcome of government’s operating activities, which is a measure of the cost of continuing operations. It is calculated as the difference between current revenue and current expenditure, and the resulting balance shows how much government needs to borrow to run its operations. The current balance demonstrates the sustainability of government operations – a long-term operating deficit is unsustainable, while a positive operating balance allows for investment in future productive capacity.

Capital investment activities are presented in the capital account. Government’s capital financing requirement is the outcome of this account, which is calculated as the difference between capital revenue and capital expenditure. The account will mainly be in deficit due to continuous investment in infrastructure and substantial capital outlays.

This format separates all transactions in financial assets and liabilities, largely made up of loans extended to public corporations.

If cash generated from operations is insufficient to finance investment requirements, government has to borrow. The borrowing requirement is calculated by adding the operating balance, the capital financing requirement, financial transactions and any unallocated expenditure, such as the contingency reserve. This results in the budget balance, or net financing requirement, which is the main outcome of the budget.

The chief difference between the new balance and the previous version is the inclusion of extraordinary receipts and payments in the main budget presentation. The introduction of the operating account and the capital account makes extraordinary items obsolete; these are now included in the main transaction categories. The classification principles and categories used in this new format are the same as those used for classifying government transactions.

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2016 BUDGET REVIEW

Table W2.2 Consolidated revenue, expenditure and financing

	2016/17	2017/18	2018/19
R billion	Medium-term estimates
Operating account
Current receipts	1 309.7	1 430.5	1 566.9
Tax receipts (net of SACU[1] transfers)	1 206.3	1 319.0	1 448.1
Non-tax receipts (including departmental receipts)	96.2	104.6	111.9
Transfers received	7.1	6.9	6.8
Current payments	1 278.5	1 374.3	1 479.8
Compensation of employees	517.1	551.8	591.1
Goods and services	204.9	222.0	238.1
Interest and rent on land	154.4	168.6	185.7
Transfers and subsidies	402.2	431.8	464.9

Current balance	-31.2	-56.3	-87.0
Percentage of GDP	0.7%	1.2%	1.7%

Capital account
Capital receipts	0.1	0.1	0.1
Transfers and subsidies	68.5	73.9	83.2
Payments for capital assets	100.3	105.4	113.8

Capital financing requirement	168.9	179.3	197.2
Percentage of GDP	-3.8%	-3.8%	-3.8%

Transactions in financial assets and liabilities	8.5	3.3	0.3

Contingency reserve	3.0	3.0	3.0

Budget balance	-163.4	-179.0	-199.9
Percentage of GDP	-3.1%	-2.8%	-2.4%

Primary balance[2]	19.4	36.2	59.4
Percentage of GDP	0.4%	0.8%	1.2%

Financing
Change in loan liabilities
Domestic short- and long-term loans (net)	136.2	134.1	135.1
Foreign loans (net)	8.8	14.5	15.5
Change in cash and other balances (- increase)	-11.1	-4.9	-17.3

Borrowing requirement (net)	133.9	143.6	133.3

GDP	4 388.4	4 750.7	5 161.3

1.	Southern African Customs Union
2.	Includes National Revenue Fund receipts and payments (previously extraordinary receipts and payments)

¢	Budget data by key spending categories

The spending framework outlined in Chapter 5 of the Budget Review is based on the allocation of financial resources of departmental programmes and entities to key spending areas. This improves the targeting of budget allocations, because it groups programmes and entities that have a similar purpose together into a single budget decision-making process. To support this approach, data at programme and entity level is aggregated into spending categories, which provides for a higher level of aggregation than in the functional classification.

These spending categories are different from the functional classification published in the statistical tables, which is more closely aligned to that prescribed in the GFS. The level of disaggregation of the departmental spending data required by the GFS functional data complicates budget preparation. As a result, the Budget Review spending data is presented by key spending categories, which group departments and programmes engaged in similar activities. For example, in the functional classification in the statistical tables, local development and social infrastructure activities are presented as distinct individual functions, while in Chapter 5 these are grouped together as a separate category. The fiscal statistics are an outcome of the budget process and can only be used as a guide to categorise expenditure for budgeting purposes. They are not used as a framework for presenting budget allocations.

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ANNEXURE W2: STRUCTURE OF THE GOVERNMENT ACCOUNTS

Some of the most important differences between the key spending categories presented in Chapter 5 and the more detailed functional classification presented in the statistical tables are as follows:

•

Basic education and post-school education and training: These two categories are grouped together as part of the education function in the statistical tables. This includes expenditure related to maintaining and supporting the South African school system, and assisting the higher and vocational education sector.

•	Defence, public order and safety: This includes expenditure related to military health, which is classified as part of the health function in the statistical tables.

•	Economic affairs: This function group includes spending on environmental protection, which is a separate category in the statistical tables.

•	Human settlements and municipal infrastructure: In the statistical tables, expenditure related to this function group is mainly included as part of the housing and community amenities function.

•

Agriculture, rural development and land reform: Agriculture forms part of the economic affairs function in the statistical tables, while rural development is included under housing and community amenities.

•

General public services: In the key spending categories, transfers made to international organisations are classified within the category of the paying department. In the statistical tables, they are classified under general public services.

¢	Consolidated budget data versus GFS recommendations

GFS principles are used for the detailed classification of all transactions. However, there are important differences in the final presentation of the consolidated budget data and the GFS. This is why the presentation of the government accounts in this publication differs from that published in the Reserve Bank’s Quarterly Bulletin, which adheres strictly to GFS recommendations.

The differences between the formats used by the National Treasury and the Reserve Bank are mainly in the structure of the accounts presented, as well as the use of different labels for some items. It is possible, however, to accurately convert the South African government tables into a GFS table for international comparison, given that the same classification basis is used at a detailed level.

The most important structural difference is that the receipts and payments tables include both current and capital transactions in the South African reporting format. In the GFS presentation of government accounts, current and capital transactions are presented in separate sub-accounts.

Differences in item labelling include the following:

•	The South African presentation does not include unclear terms such as “other” and “miscellaneous”.

•

The term “grant” is not used in the South African budget presentation format. In the GFS, grants include all funds flowing from one level of government to another. However, in the local context, the majority of funds flowing to other levels of government are not appropriated as grants. They are identified as direct charges against the National Revenue Fund and are therefore included under transfers.

•	More detail is provided on various transfer categories in the South African presentation to improve transparency and facilitate the monitoring process, especially for payments.

•

In the South African presentation, certain items are labelled more clearly than in the GFS version. For example, instead of using the term “sales of goods and services” for sales of goods and services produced by government, the label used is “sales of goods and services produced by a department”.

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2016 BUDGET REVIEW

¢	Differences in presentation of national budget and national accounts

The SNA is a coherent, consistent and integrated set of macroeconomic accounts, balance sheets and tables based on a set of internationally agreed concepts, definitions, classifications and accounting rules. It provides a comprehensive accounting framework that enables economic data to be compiled and presented in a format designed for economic analysis, making decisions and formulating policy. The national accounts are compiled for a succession of periods, providing a continuous flow of information for monitoring, analysis and evaluation of economic performance.

The SNA provides a framework for calculating gross domestic product, gross national income, savings, capital formation and other economic variables. National accounts data covers all resident units in a given economy, which is divided into five sectors (including government).

In the national accounts, entries reflect all resident economic units, whereas government accounts reflect government only. This inevitably leads to some differences between the two accounting frameworks. For example, own-account construction is recorded as payments for capital assets in government accounts, with a counter-entry to reflect the use of financial assets or incurrence of a financial liability to finance the transaction. In the national accounts, the transaction recording is not complete until entries also reflect the production of a capital asset and the input in the asset production process. The productive activity is shown as an output in the national accounts and compensation of employees and goods and services is the input. The values for output and compensation of employees/goods and services can be derived from the government accounts for national accounts purposes, but these are not directly shown in government’s financial statements. This implies that there is a difference between the values of compensation of employees and goods and services in the government accounts, and services payable by government in the national accounts.

The GFS government accounts differ in many ways from the national accounts, which form the basis for the statistics presented in Chapter 2 of the Budget Review. The most important differences are highlighted in Table W2.3.

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ANNEXURE W2: STRUCTURE OF THE GOVERNMENT ACCOUNTS

Table W2.3 Differences between South African reporting format and government statistics in the 2014 GFS and 2008 SNA

Difference	Budget data	GFS	SNA
Basis of reporting	Mainly cash basis; ie mainly cash transactions are included in the account. Estimates for consumption of fixed capital and remuneration-in-kind are not included in the account. In addition, the time of recording reflects the cash flow.	Accrual basis; ie including all non-cash transactions, for example, remuneration-in-kind and consumption of fixed capital. In addition, the time of recording reflects the underlying economic event, not the cash flow.	Accrual basis

	For example, goods and services are recorded when they are purchased.	For example, goods and services are recorded when they are used in the production process, not when they are purchased.

Compensation of employees	Does not include compensation of employees paid out to government employees who are engaged in government own-account construction in association with a capital project, but included as part of the capitalised project cost.	Does not include compensation of employees payable to government employees who are engaged in government own-account construction in association with a capital project.	Includes compensation of employees payable to government employees, who are engaged in government own-account construction in association with a capital project.

Goods and services	Does not include purchases of goods and services used in connection with a capital project within the context of government own-account construction, but included as part of the capitalised project cost.	Does not include the value of goods and services used in connection with a capital project within the context of government own-account construction.	Includes the value of goods and services used in connection with a capital project within the context of government own-account construction.

Sales by government	This item is explicitly shown in the government accounts.	This item is explicitly shown in the government accounts.	This item is not shown anywhere in the national accounts. Instead it is used to estimate final consumption by government.

Output, final consumption, savings, disposable income	These variables are not explicitly shown in the government accounts, but the account can be used as a framework to derive values for them.	These variables are not explicitly shown in the government accounts, but the accounts can be used as a framework to derive values for them.	These variables are explicitly shown in the accounts. Estimates for these variables have been made from data in the government accounts.

Source: National Treasury

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